As filed with the Securities and Exchange Commission on July 24, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sussex Bancorp

(Exact name of registrant as specified in its charter)

New Jersey	6022	22-3475473
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Enterprise Drive, Suite 700

Rockaway, New Jersey 07866

(844) 256-7328

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony Labozzetta

President and Chief Executive Officer

100 Enterprise Drive, Suite 700

Rockaway, New Jersey 07866

(844) 256-7328

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard A. Schaberg, Esq. Hogan Lovells US LLP 555 Thirteenth Street, NW Columbia Square Washington, D.C. 20004 (202) 637-5910	Edward C. Hogan, Esq. Stevens & Lee Princeton Pike Corporate Center 100 Lenox Drive, Suite 200 Lawrenceville, NJ 08648 (609) 243-6434

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, no par value per share	1,900,000	$44,933,401.25	$5,207.78

(1)	Represents the estimated maximum number of shares of Sussex Bancorp common stock that may be issued upon the completion of the merger described herein. This registration statement also relates to an indeterminate number of shares of Sussex Bancorp common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(c) and 457(f) of the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was computed by multiplying (a) $23.125, the average of the high and low prices per share of Community Bank of Bergen County, NJ common stock on the OTC Market on July 19, 2017, by (b) 1,943,066, the maximum possible number of shares of Community Bank of Bergen County, NJ common stock that may be cancelled and exchanged in the merger.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 24, 2017

Joint Proxy Statement/Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On April 10, 2017, the boards of directors of Sussex Bancorp, or Sussex, and Community Bank of Bergen County, NJ, or Community, each unanimously approved a merger agreement between Sussex and Community, pursuant to which Community will merge with and into Sussex Bank, a New Jersey-chartered commercial bank and wholly owned subsidiary of Sussex, with Sussex Bank surviving the merger.

Sussex and Community are each holding a separate special meeting for their respective shareholders to vote on the proposals necessary to complete the merger. The merger cannot be completed unless the holders of at least a majority of the votes cast at a meeting of shareholders by holders of shares of Sussex common stock and the holders of at least two-thirds of the shares of Community common stock outstanding and entitled to vote at each company’s shareholder meeting vote to adopt and approve the merger agreement. The boards of directors of Sussex and Community each unanimously recommends that all of their respective shareholders vote “FOR” adoption and approval of the merger agreement.

The special meeting of Sussex shareholders will be held at the              on             , at             , local time. The special meeting of Community shareholders will be held at the              on             , at             , local time.

If the merger is completed, Community shareholders will receive 0.97 shares of Sussex common stock for each share of Community common stock they own on the effective date of the merger. Community shareholders will also receive cash in lieu of any fractional shares they would have otherwise received in the merger. Sussex has registered 1,860,600 shares of its common stock for issuance to the Community shareholders, which represents the estimated maximum number of shares of Sussex common stock that may be issued upon the completion of the merger described herein. Although the number of shares of Sussex common stock that holders of Community common stock will be entitled to receive is fixed, the market value of the stock consideration will fluctuate with the market price of Sussex common stock and will not be known at the time Community shareholders vote on the merger. However, as described in more detail elsewhere in this joint proxy statement/prospectus, under the terms of the merger agreement, if the average price of Sussex common stock over a specified period of time decreases below certain specified thresholds, Community would have a right to terminate the merger agreement, unless Sussex elects to increase the exchange ratio, which would result in additional shares of Sussex common stock being issued.

Sussex common stock is listed on the NASDAQ Global Market under the symbol “SBBX” and Community common stock is quoted on the OTC under the symbol “CMTB”. On April 10, 2017, which was the last trading day preceding the public announcement of the proposed merger, the closing price of Sussex common stock was $25.05 per share, which after giving effect to the exchange ratio has an implied value of $ 24.30 per share. On             , 2017, which was the most recent practicable trading day before the printing of this joint proxy statement/prospectus, the closing price of Sussex common stock was $            , which after giving effect to the exchange ratio, has an implied value of approximately $             per share. The market prices of Sussex and Community will fluctuate between now and the closing of the merger. We urge you to obtain current market quotations for both Sussex and Community common stock.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend your company’s shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card or by submitting a proxy through the Internet or by telephone as described in the instructions on the enclosed proxy card as soon as possible to make sure your shares are represented at the shareholder meeting. If you hold shares through a bank or broker, please use the voting instructions you have received from your bank or broker. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals being voted on at your company’s shareholder meeting. The failure to vote by submitting your proxy or attending your company’s shareholder meeting and voting in person will have the same effect as a vote against adoption and approval of the merger agreement.

The accompanying document serves as the joint proxy statement for the special meeting of Sussex and the special meeting of Community, and as the prospectus for the shares of Sussex common stock to be issued in connection with the merger. This joint proxy statement/prospectus describes the shareholder meetings, the merger, the documents related to the merger and other related matters. Sussex and Community have sent you this joint proxy statement/prospectus and the proxy card because their respective board of directors is soliciting your proxy to vote at the respective shareholder meeting. Please carefully review and consider this joint proxy statement/prospectus. Please give particular attention to the discussion under the heading “Risk Factors” beginning on page 30 for risk factors relating to the merger which you should consider.

We look forward to the successful completion of the merger.

Sincerely,

Anthony Labozzetta Sussex Bancorp President and Chief Executive Officer	Peter A. Michelotti Community Bank of Bergen County, NJ President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the securities to be issued in the merger or determined if the attached joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The shares of Sussex common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This joint proxy statement/prospectus is dated             , 2017, and is first being mailed to Sussex shareholders and Community shareholders on or about             , 2017.

125 W. Pleasant Ave.

Maywood, NJ 07607

(201) 587-1221

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON

A special meeting of shareholders of Community Bank of Bergen County, NJ, or Community, will be held at the              on             , at             , local time, for the following purposes:

1.	to consider and vote on a proposal to approve the Agreement and Plan of Merger, or the merger agreement, by and between Sussex Bancorp, or Sussex, Sussex Bank, a New Jersey-chartered commercial bank and wholly owned subsidiary of Sussex, and Community, dated as of April 10, 2017, pursuant to which Community will merge with and into Sussex Bank with Sussex Bank surviving the merger; and

2.	to consider and vote on a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

The merger agreement and proposed merger of Community with and into Sussex Bank is more fully described in the attached joint proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached joint proxy statement/prospectus.

The board of directors of Community has established the close of business on             , 2017 as the record date for the special meeting. Only record holders of Community common stock as of the close of business on that date will be entitled to notice of and vote at the special meeting or any adjournment or postponement of that meeting. A list of shareholders entitled to vote at the special meeting will be available for inspection at the special meeting and before the special meeting, during the period beginning two business days after notice of the meeting is given and upon written request by any Community shareholder. The affirmative vote of holders of at least two-thirds of the shares of Community common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.

Your vote is important, regardless of the number of shares that you own. Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described in the instructions contained on the enclosed proxy card. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend. You may revoke your proxy at any time before the meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions furnished to you by such record holder with these materials. If you do not vote in person or by proxy, the effect will be a vote “AGAINST” approval of the merger agreement.

The Community board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the adjournment proposal as described above.

By Order of the Board of Directors,

Cecelia McMullen James

Corporate Secretary

Maywood, New Jersey

              , 2017

100 Enterprise Drive, Suite 700

Rockaway, New Jersey 07866

(844) 256-7328

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON

A special meeting of shareholders of Sussex Bancorp, or Sussex, will be held at the             on             , at             , local time, for the following purposes:

1.	to consider and vote on a proposal to approve the Agreement and Plan of Merger, or the merger agreement, by and between Sussex Bancorp, or Sussex, Sussex Bank, a New Jersey-chartered commercial bank and wholly owned subsidiary of Sussex, and Community Bank of Bergen County, NJ, or Community, dated as of April 10, 2017, pursuant to which Community will merge with and into Sussex Bank with Sussex Bank surviving the merger; and

2.	to consider and vote on a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

The merger agreement and proposed merger of Community with and into Sussex Bank is more fully described in the attached joint proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached joint proxy statement/prospectus.

The board of directors of Sussex has established the close of business on             , 2017 as the record date for the special meeting. Only record holders of Sussex common stock as of the close of business on that date will be entitled to notice of and vote at the special meeting or any adjournment or postponement of that meeting. A list of shareholders entitled to vote at the special meeting will be available for inspection at the special meeting and before the special meeting, during the period beginning two business days after notice of the meeting is given and upon written request by any Sussex shareholder. The affirmative vote of holders of at least a majority of the shares of Sussex common stock outstanding and entitled to vote at the special meeting is required to adopt and approve the merger agreement.

Your vote is important, regardless of the number of shares that you own. Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as described in the instructions contained on the enclosed proxy card. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend. You may revoke your proxy at any time before the meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions furnished to you by such record holder with these materials. If you do not vote in person or by proxy, the effect will be a vote “AGAINST” adoption and approval of the merger agreement.

The Sussex board of directors unanimously recommends that you vote “FOR” adoption and approval of the merger agreement and “FOR” the adjournment proposal as described above.

By Order of the Board of Directors,

Linda Kuipers

Corporate Secretary

Rockaway, New Jersey

              , 2017

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Sussex and Community from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Sussex Bancorp 100 Enterprise Drive, Suite 700 Rockaway, New Jersey 07866 Attention: Linda Kuipers (844) 256-7328 www.sussexbank.com (“Investors” tab)	Community Bank of Bergen County, NJ 125 W. Pleasant Ave. Maywood, New Jersey 07607 Attention: Cecelia McMullen James (201) 587-1221 www.cbbcnj.com (“Investor Relations” link on About Us webpage)

To obtain timely delivery, you must request the information no later than five business days before the applicable shareholder meeting. In the case of Community shareholders, this means that you must make your request no later than                     , 2017, and in the case of Sussex shareholders, this means that you must make your request no later than                     , 2017.

For a more detailed description of the information incorporated by reference into the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 150.

The accompanying joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference into the joint proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the other meeting matters or the joint proxy statement/prospectus, or need assistance voting your shares, please contact Alliance Advisors, the proxy solicitor for Sussex, if you are a Sussex shareholder, and Laurel Hill Advisory Group, LLC, the proxy solicitor for Community, at the address or telephone number listed below:

Alliance Advisors LLC

200 Broadacres Drive, 3rd floor

Bloomfield, NJ 07003

(833) 501-4841

Laurel Hill Advisory Group, LLC

2 Robbins Lane Suite 201

Jericho, NY 11753

(516) 933-3100

Please do not send your stock certificates at this time. Community shareholders will be sent separate instructions regarding the surrender of their stock certificates.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the shareholder meetings. These questions and answers may not address all questions that may be important to you as a shareholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Sussex and Community have agreed to the acquisition of Community by Sussex under the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. In order to complete the merger, Sussex and Community shareholders must adopt and approve the merger agreement. Sussex will hold a special meeting of shareholders and Community will hold a special meeting of shareholders to obtain this approval. This joint proxy statement/prospectus contains important information about the merger, the merger agreement, the shareholder meetings of Sussex and Community and other related matters, and you should read it carefully. The enclosed voting materials for each shareholder meeting allow you to vote your shares of common stock without attending your company’s shareholder meeting in person.

We are delivering this joint proxy statement/prospectus to you as both a joint proxy statement of Sussex and Community and a prospectus of Sussex. It is a joint proxy statement because the boards of directors of both Sussex and Community are soliciting proxies from their respective shareholders. Your proxy will be used at your respective shareholder meeting or at any adjournment or postponement of that shareholder meeting. It is also a prospectus because Sussex will issue Sussex common stock to Community shareholders as consideration in the merger, and this prospectus contains information about that common stock.

Q:	What will happen in the merger?

A:	In the proposed merger, Community will merge with and into Sussex Bank, a New Jersey-chartered commercial bank and wholly owned subsidiary of Sussex, with Sussex Bank surviving the merger. Following the date of the merger agreement, Sussex, Sussex Bank and Community will collaborate to designate a new name for the surviving bank, or if after effective time, then the Sussex board shall determine a new name. Until such time, the name of the surviving bank shall remain Sussex Bank. Shares of Sussex will continue to trade on NASDAQ with the NASDAQ trading symbol “SBBX”.

Q:	What will I receive in the merger?

A:	Community Shareholders. If the merger is completed, Community shareholders will be entitled to receive 0.97 shares of Sussex common stock for each outstanding share of Community common stock held at the time of the merger.

The value of the stock consideration is dependent upon the value of Sussex common stock and therefore will fluctuate with the market price of Sussex common stock. Accordingly, any change in the price of Sussex common stock prior to the merger will affect the market value of the stock consideration that Community shareholders will receive as a result of the merger.

Sussex Shareholders. Sussex shareholders will continue to hold their existing shares. Following the merger, Sussex common stock will continue to trade on the NASDAQ Global Market under the symbol “SBBX”.

Q:	Will I receive any fractional shares of Sussex common stock as part of the merger consideration?

A:	No. Sussex will not issue any fractional shares of Sussex common stock in the merger. Instead, Sussex will pay you the cash value of a fractional share (without interest) in an amount determined by multiplying the fractional share interest to which you would otherwise be entitled by the average of the closing sales prices of one share of Sussex common stock on The NASDAQ Stock Market, or NASDAQ, for the 5 trading days immediately preceding the closing date.

Q:	What will happen to shares of Sussex common stock in the merger?

A:	Sussex shareholders will not receive any merger consideration for their Sussex common stock. Each share of Sussex common stock outstanding will remain outstanding as a share of Sussex common stock. Following the merger, Sussex common stock will continue to trade on the NASDAQ Global Market under the symbol “SBBX”.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Community common stock?

A:	The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Accordingly, Community shareholders generally will not recognize any gain or loss on the conversion of shares of Community common stock solely into shares of Sussex common stock. However, a Community shareholder generally will be subject to tax on cash received in lieu of any fractional share of Sussex common stock that a Community shareholder would otherwise be entitled to receive. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 112.

Q:	Will I be able to trade the shares of Sussex common stock that I receive in the merger?

A:	You may freely trade the shares of Sussex common stock issued in the merger, unless you are an “affiliate” of Sussex as defined by Rule 144 under the Securities Act of 1933, as amended. Affiliates consist of individuals or entities that control, are controlled by or are under the common control with Sussex, and include the executive officers and directors of Sussex after the merger and may include significant shareholders of Sussex.

Q:	What are the conditions to completion of the merger?

A:	The obligations of Sussex and Community to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and tax opinions, and the adoption and approval of the merger agreement by the shareholders of both Sussex and Community.

Q:	When do you expect the merger to be completed?

A:	We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining required regulatory approvals and the adoption and approval of the merger agreement by Sussex and Community shareholders at their respective shareholder meetings. While we expect the merger to be completed in the third quarter of 2017, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	What shareholder approvals are required to complete the merger?

A:

The merger cannot be completed unless the holders of at a majority of the shares of Sussex common stock outstanding and entitled to vote and the holders of at two-thirds of the shares of Community common stock outstanding and entitled to vote at each company’s shareholder meeting vote to adopt and approve the merger agreement.

Q:	Are there any shareholders already committed to voting in favor of the merger agreement?

A:	Yes. Each of the directors and executive officers of Community have entered into a voting agreement with Sussex requiring each of them to vote all shares of Community common stock owned by such person in favor of approval of the merger agreement. As of the record date, these directors and executive officers held shares of Community common stock, which represented approximately % of the outstanding shares of Community common stock.

Q:	When and where are the shareholder meetings?

A:	The special meeting of shareholders of Community will be held at the on , at , local time. The special meeting of shareholders of Sussex will be held at the on , at , local time.

Q:	What will happen at the shareholder meetings?

A:	At the shareholder meetings, Sussex and Community shareholders will consider and vote on the proposal to adopt and approve the merger agreement. If, at the time of the Sussex and Community shareholder meeting, there are insufficient votes for the shareholders to adopt and approve the merger agreement, you may be asked to consider and vote on a proposal to adjourn such shareholder meeting, so that additional proxies may be collected.

Q:	Who is entitled to vote at the Community shareholder meeting?

A:	All holders of Community common stock who held shares at the close of business on , 2017, which is the record date for the special meeting of Community shareholders, are entitled to receive notice of and to vote at the Community special meeting. Each holder of Community common stock is entitled to one vote for each share of Community common stock owned as of the record date.

Q:	Who is entitled to vote at the Sussex shareholder meeting?

A:	All holders of Sussex common stock who held shares at the close of business on , 2017, which is the record date for the special meeting of Sussex shareholders, are entitled to receive notice of and to vote at the Sussex special meeting. Each holder of Sussex common stock is entitled to one vote for each share of Sussex common stock owned as of the record date.

Q:	What constitutes a quorum for a shareholder meeting?

A:	The quorum requirement for each company’s shareholder meeting is the presence in person or by proxy of a majority of the total number of outstanding shares of common stock entitled to vote.

Q:	How do the boards of directors of Sussex and Community recommend I vote?

A:	After careful consideration, each of the Sussex and Community boards of directors unanimously recommends that all of their respective shareholders vote “FOR” adoption and approval of the merger agreement, and “FOR” the adjournment proposal, if necessary.

Q:	Are there any risks that I should consider in deciding whether to vote for adoption and approval of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section in this joint proxy statement/prospectus entitled “Risk Factors,” beginning on page 30, as well as the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section of this joint proxy statement/prospectus entitled “Information Regarding Forward-Looking Statements” on page 35.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in or incorporated by reference into this joint proxy statement/prospectus, including its annexes. It contains important information about the merger, the merger agreement, Sussex and Community. After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid envelope or submit a proxy through the Internet or by telephone as soon as possible so that your shares will be represented and voted at your company’s shareholder meeting.

Q:	How may I vote my shares for the shareholder meeting proposals presented in this joint proxy statement/prospectus?

A:	You may vote by accessing the Internet website or calling the telephone number specified on the proxy card or by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope as soon as possible. This will enable your shares to be represented and voted at your company’s shareholder meeting. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot that will be available at the meeting. If your shares are registered in “street name” in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this joint proxy statement/prospectus.

Q:	How will my shares be represented at the shareholder meeting?

A:	At the shareholder meetings for each of Sussex and Community, the individuals named in your proxy card will vote your shares in the manner you requested if you properly signed and submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted: (1) “FOR” the adoption and approval of the merger agreement; and (2) “FOR” the approval of the adjournment of the shareholder meeting, if necessary, to solicit additional proxies if there are insufficient votes to adopt and approve the merger agreement at the time of the shareholder meeting.

Q:	What if I fail to submit my proxy card or to instruct my broker, bank or other nominee?

A:	If you fail to properly submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of Sussex and Community common stock, and you do not attend your company’s shareholder meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote “AGAINST” adoption and approval of the merger agreement, but will have no impact on the outcome of the other proposal.

Q:	Can I attend the shareholder meeting and vote my shares in person?

A:	Yes. Although the Sussex and Community boards of directors request that you return the proxy card accompanying this joint proxy statement/prospectus, all shareholders are invited to attend their company’s shareholder meeting. Shareholders of record on , 2017 can vote in person at the Community special meeting, and shareholders of record on , 2017 can vote in person at the Sussex special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record and you must bring to the shareholder meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the shareholder meeting.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. If you do not hold your shares in “street name,” there are three ways you can change your vote at any time after you have submitted your proxy and before your proxy is voted at the shareholder meeting:

•	you may deliver a written notice bearing a date later than the date of your proxy card to the company’s Secretary at the address listed below, stating that you revoke your proxy;

•	you may submit a new signed proxy card bearing a later date or vote again by telephone or Internet (any earlier proxies will be revoked automatically); or

•	you may attend the shareholder meeting and vote in person, although attendance at the shareholder meeting will not, by itself, revoke a proxy.

You should send any notice of revocation to the appropriate company at:

Sussex Bancorp 100 Enterprise Drive, Suite 700 Rockaway, New Jersey 07866 Attention: Linda Kuipers, Corporate Secretary	Community Bank of Bergen County, NJ 125 W. Pleasant Ave. Maywood, New Jersey 07607 Attention: Cecelia McMullen James, Corporate Secretary

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your voting instructions.

Q:	What if I hold stock of both Sussex and Community?

A:	If you hold shares of both Sussex and Community, you will receive two separate packages of proxy materials. A vote as a Community shareholder for the merger proposal or any other proposals to be considered at the Community special meeting will not constitute a vote as a Sussex shareholder for the merger proposal or any other proposals to be considered at the Sussex special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive (or vote via the Internet or by telephone), whether from Sussex or Community.

Q:	What happens if I sell my shares after the record date but before the shareholder meeting?

A:	The record dates of the shareholder meetings are earlier than the dates of the shareholder meetings and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares after the record date for the shareholder meeting of the company in which you own such shares, but before the date of such company’s shareholder meeting, you will retain your right to vote at such company’s shareholder meeting, but if you are a Community shareholder, you will not have the right to receive the merger consideration to be received by Community shareholders in the merger. In order to receive the merger consideration, a Community shareholder must hold his or her shares through completion of the merger.

Q:	What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one joint proxy statement/prospectus and/or set of voting instructions relating to the shareholder meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Are Community shareholders entitled to seek appraisal or dissenters’ rights if they do not vote in favor of the approval of the merger agreement?

A:	Yes. Community shareholders will have the right to dissent from the merger if they properly follow the requirements of applicable New Jersey law.

Q:	Should Community shareholders send in their stock certificates now?

A:	No. After the effective time of the merger, Community shareholders will receive a letter of transmittal and instructions for surrendering their stock certificates. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

Q:	Will a proxy solicitor be used?

A:	Yes. Sussex has engaged Alliance Advisors to assist in the solicitation of proxies for its shareholder meeting. Sussex will pay a fee of approximately $6,000, plus reasonable out-of-pocket expenses to Alliance Advisors. Community has engaged Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies for its shareholder meeting. Community will pay a fee of approximately $5,500, plus reasonable out-of-pocket expenses to Laurel Hill Advisory Group, LLC. Each of Sussex and Community will bear the cost of preparing, assembling, printing and mailing these proxy materials for their respective meeting. The solicitation of proxies or votes for the meetings may also be made in person, by telephone, or by electronic communication by each of Sussex and Community’s directors, officers, and employees, none of whom will receive any additional compensation for such solicitation activities. In addition, each of Sussex and Community may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Where can I find more information about the companies?

A:	You can find more information about Sussex and Community from the various sources described under “Where You Can Find More Information” beginning on page 150.

Q:	Whom should I call with questions?

A:	If you have any questions concerning the merger, the other meeting matters or the joint proxy statement/prospectus, or need assistance voting your shares, please contact Alliance Advisors, proxy solicitor for Sussex, if you are a Sussex shareholder, or Laurel Hill Advisory Group, LLC, proxy solicitor for Community, at the address or telephone number listed below:

Alliance Advisors LLC

200 Broadacres Drive, 3rd floor

Bloomfield, NJ 07003

(833) 501-4841

Laurel Hill Advisory Group, LLC

2 Robbins Lane Suite 201

Jericho, NY 11753

(516) 933-3100

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this joint proxy statement/prospectus refers in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on Page 150. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (Page 37)

Sussex Bancorp

Sussex is a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and was incorporated under the laws of the State of New Jersey in January 1996. The Company is the parent company of Sussex Bank. The only significant asset of Sussex Bancorp is its investment in Sussex Bank, which is a commercial bank formed under the laws of the State of New Jersey in 1975 and is regulated by the New Jersey Department of Banking and Insurance (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”).

Sussex Bank’s wholly owned subsidiaries are SCB Investment Company, Inc., SCBNY Company, Inc., ClassicLake Enterprises, LLC, PPD Holding Company, LLC and Tri-State Insurance Agency, Inc. (“Tri-State”). SCB Investment Company, Inc. and SCBNY Company, Inc. hold portions of Sussex Bank’s investment portfolio. ClassicLake Enterprises, LLC and PPD Holding Company, LLC hold certain foreclosed properties. Tri-State provides insurance agency services mostly through the sale of property and casualty insurance policies.

Sussex Bank’s service area primarily consists of Sussex, Morris and Bergen Counties in New Jersey and Queens County, New York; although we make loans throughout New Jersey and the New York metropolitan markets. Sussex Bank operates from its corporate office in Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Montague, Newton, Oradell, Sparta, Vernon, and Wantage, New Jersey, and in Astoria, New York, its regional office and corporate center in Wantage, New Jersey and its insurance agency offices in Augusta and Oradell, New Jersey. On December 18, 2013, Sussex Bank permanently closed the Warwick, New York branch location, and during the first and third quarters of 2014, Sussex Bank opened a corporate office and a regional office and corporate center in Rockaway and Wantage, New Jersey, respectively. Sussex Bank opened a new branch location in Astoria, New York during the first quarter of 2015. On March 5, 2016, Sussex Bank opened a new branch location which includes a regional lending office in Oradell, New Jersey in Bergen County. On April 1, 2016, Sussex Bank permanently closed our regional lending and insurance agency offices in Rochelle Park, New Jersey, and transferred such lending and insurance activities to the Oradell branch. On April 29, 2016, we permanently closed the Port Jervis, New York branch location. In addition, Sussex Bank provides online banking services through its website located at www.sussexbank.com.

At March 31, 2017, Sussex had $872.3 million in assets, $696.6 million in deposits and $62.4 million of shareholders’ equity.

Sussex’s principal executive offices are located at 100 Enterprise Drive, Suite 700, Rockaway, New Jersey 07866, its phone number is (844) 256-7328 and its website is www.sussexbank.com. Information that is included in this website does not constitute part of this joint proxy statement/prospectus.

Recent Stock Offering

On June 21, 2017, Sussex completed an underwritten public offering of 1,249,999 shares of its common stock at a public offering price of $24.00 per share. The net proceeds to Sussex after underwriting discounts and commissions and estimated offering expenses was approximately $28.0 million.

Community Bank of Bergen County, NJ

Community is a New Jersey commercial banking institution originally founded in 1928. Community’s headquarters is located in Rochelle Park, New Jersey. It has three branch offices located throughout Bergen County, New Jersey. The main office is located at 125 West Pleasant Avenue in Maywood, New Jersey and the other two branch offices are located in Fair Lawn, and Rochelle Park, New Jersey. Community is regulated by both the New Jersey Department of Banking and Insurance and the Federal Reserve, and its deposits are insured by the FDIC.

Community’s wholly owned subsidiaries are Community Investment Company and GFR Maywood LLC. Community Investment Company holds a portion of Community’s investment portfolio. GFR Maywood holds certain foreclosed properties.

Community provides a full range of banking services to individual and corporate customers in northern New Jersey through its three branches. Community also offers the convenience of online banking and 24 hour ATMs to their customers.

At March 31, 2017, Community had $355.7 million in assets, $318.1 million in deposits and $29.5 million of shareholders’ equity.

Community focuses on making residential mortgage loans, consumer loans and commercial loans (including construction lending). Community markets and delivers its products and services primarily through its branch network.

Community’s phone number is (201) 587-1221 and its website is www.cbbcnj.com. Information that is included in this website does not constitute part of this joint proxy statement/prospectus. Community common stock is quoted on the OTC under the symbol “CMTB”.

The Special Meeting of Shareholders of Community

Date, Time and Place of the Special Meeting (Page 71)

Community will hold its special meeting of shareholders at the              on             , at             , local time.

Purpose of the Special Meeting (Page 71)

At the special meeting, you will be asked to vote on proposals to:

1.	approve the merger agreement; and

2.	approve one or more adjournments of the special meeting, if necessary.

Recommendation of Community Board of Directors (Page 71)

The Community board of directors unanimously recommends that you vote “FOR” approval of the merger agreement, and “FOR” approval of the proposal to adjourn the special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote (Page 71)

Only holders of record of Community common stock at the close of business on the record date of             , 2017 are entitled to notice of and to vote at the special meeting. As of the record date, there were             shares of Community common stock outstanding, held of record by approximately     shareholders.

Quorum; Vote Required (Page 71)

A quorum of Community shareholders is necessary to hold a valid meeting. If the holders of at least majority of the total number of outstanding shares of Community common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Community will include proxies marked as abstentions and broker non-votes in determining the presence of a quorum at the special meeting.

The affirmative vote of holders of at least two-thirds of the shares of Community common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. The affirmative vote of holders of at least a majority of votes cast at the special meeting is required to approve the proposal to adjourn the special meeting.

Share Ownership of Management; Voting Agreements (Page 72)

As of the record date, the directors and executive officers of Community and their affiliates collectively owned             shares of Community common stock, or approximately     % of Community’s outstanding shares.

Each of the directors and executive officers of Community has entered into a voting agreement with Sussex, requiring each of them to vote all shares of Community common stock beneficially owned by such person in favor of approval of the merger agreement. As of the record date, these directors and executive officers held shares of Community common stock, which represented approximately     % of the outstanding shares of Community common stock.

The Special Meeting of Shareholders of Sussex

Date, Time and Place of the Special Meeting (Page 76)

Sussex will hold its special meeting of shareholders at             , on             , at             , local time.

Purpose of the Special Meeting (Page 76)

At the special meeting, you will be asked to vote on proposals to:

1.	adopt and approve the merger agreement; and

2.	approve one or more adjournments of the special meeting, if necessary.

Recommendation of Sussex Board of Directors (Page 76)

The Sussex board of directors unanimously recommends that you vote “FOR” adoption and approval of the merger agreement, and “FOR” approval of the proposal to adjourn the special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote (Page 76)

Only holders of record of Sussex common stock at the close of business on the record date of             , 2017 are entitled to notice of and to vote at the special meeting. As of the record date, there were              shares of Sussex common stock outstanding, held of record by approximately         shareholders.

Quorum; Vote Required (Page 76)

A quorum of Sussex shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of outstanding shares of Sussex common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Sussex will include proxies marked as abstentions and broker non-votes in determining the presence of a quorum at the special meeting.

The affirmative vote of holders of at least a majority of the votes cast at a meeting of shareholders by holders of shares of Sussex common stock entitled to vote at the special meeting is required to adopt and approve the merger agreement. At least a majority of votes cast at the special meeting by the holders of shares present in person or represented by proxy and entitled to vote is required to approve the proposal to adjourn the special meeting.

Share Ownership of Management (Page 77)

As of the record date, the directors and executive officers of Sussex and their affiliates collectively owned              shares of Sussex common stock, or approximately     % of Sussex’s outstanding shares.

The Merger and the Merger Agreement

The proposed merger is of Community with and into Sussex Bank, with Sussex Bank as the surviving bank in the merger. The merger agreement is attached to this joint proxy statement/prospectus as Annex A. Please carefully read the merger agreement as it is the legal document that governs the merger.

Structure of the Merger (Page 119)

In the proposed merger, Community will merge with and into Sussex Bank, a New Jersey-chartered commercial bank and wholly owned subsidiary of Sussex, with Sussex Bank surviving the merger. Shares of Sussex will continue to trade on NASDAQ with the NASDAQ trading symbol “SBBX”. Upon completion of the merger, the separate existence of Community will terminate.

Consideration to be Received in the Merger (Page 120)

Upon completion of the merger, each outstanding share of Community common stock will be converted into the right to receive 0.97 shares of Sussex common stock. No fractional shares of Sussex common stock will be issued to any holder of Community common stock upon completion of the merger. For each fractional share that would otherwise be issued, Sussex will pay each shareholder cash (without interest) in an amount determined by multiplying the fractional share interest to which such shareholder would otherwise be entitled by the average of the closing sales prices of one share of Sussex common stock on NASDAQ for the 5 trading days immediately preceding the effective time.

Treatment of Community’s 2002 Stock Option Plan (Page 120)

Under the terms of the merger agreement, each option to purchase shares of Community common stock issued by Community and outstanding at the effective time of the merger pursuant to the Community 2002 Stock Option Plan shall be cancelled. In exchange for the cancellation of each option, the holder of such option shall be paid in cash an amount equal to the product of (x) the number of shares of Community common stock subject to such option at the effective time multiplied by (y) $24.30 less the exercise price per share of such option, less any required tax withholdings. In the event that the exercise price of an option is greater than the cash payment to be made pursuant to the foregoing formula, then Community shall take such actions as may be reasonably necessary or appropriate to cause, at the effective time, such option to be canceled without any payment made in exchange therefor, including providing 30 days’ notice of such cancellation and right to exercise prior to the effective time.

Opinion of FinPro Capital Advisors, Inc., Financial Advisor to Community (Page 86)

On April 10, 2017, FinPro Capital Advisors, Inc., or FinPro, rendered to the Community board of directors its oral opinion, subsequently confirmed in writing that, as of such date, the exchange ratio in the merger was fair to Community shareholders from a financial point of view. The full text of FinPro’s written opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex B. Community shareholders are urged to read the opinion in its entirety. FinPro’s opinion speaks only as of the date of the opinion. The opinion is directed to the Community board of directors and is limited to the fairness, from a financial point of view, to the shareholders of Community with regard to the exchange ratio employed in the merger. FinPro does not express an opinion as to the underlying decision by Community to engage in the merger or the relative merits of the merger compared to other strategic alternatives that may be available to Community. FinPro’s opinion is not a recommendation to any Community shareholder as to how such shareholder should vote at Community’s special meeting with respect to the merger agreement or any other matter.

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Sussex (Page 100)

In connection with the merger, Sussex’s financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, delivered a written opinion, dated April 5, 2017, to the Sussex board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Sussex of the exchange ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex C to this document. The opinion was for the information of, and was directed to, the Sussex board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Sussex to engage in the merger or enter into the merger agreement or constitute a recommendation to the Sussex board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Sussex common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.

Interests of Community’s Directors and Executive Officers in the Merger (Page 95)

In considering the information contained in this joint proxy statement/prospectus, you should be aware that Community’s directors and certain executive officers have financial interests in the merger that are different from, or in addition to, the interests of Community shareholders generally. These interests include, among other things:

•	the right to receive cash payments in exchange for cancellation of outstanding stock options;

•	the right of certain executive officers to receive cash payments in exchange for the termination of their existing employment agreements;

•	the right of certain other executive officers to receive cash severance and continued employee benefits under certain circumstances;

•	the right to accelerated vesting and distribution of supplemental retirement plan account balances upon consummation of the merger;

•	the right to continued indemnification and liability insurance coverage by Sussex after the merger for acts or omissions occurring before the merger; and

•	the right to three seats on Sussex’s board of directors, and any related compensation for such services.

Also, Sussex and Sussex Bank entered into an employment agreement with Peter A. Michelotti regarding his continuing roles with Sussex and Sussex Bank following the merger. See the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Community’s Directors and Executive Officers in the Merger” beginning on page 95 for a discussion of these financial interests.

Sussex and Sussex Bank’s Boards of Directors After the Merger (Page 112)

Immediately following the effective time of the merger, Sussex will expand the size of its board of directors by three seats and designate Peter A. Michelotti, the current President and Chief Executive Officer of Community, and two other members of the Community board, to be selected by Sussex upon consultation with Community, to serve as members of Sussex’s board of directors. Each of the designees must meet the qualifications for directors as set forth in Sussex’s bylaws. The designees will serve on the Sussex board until the next annual meeting, at which time they will each be nominated for a three-year term. The designees will also be appointed to the board of directors of Sussex Bank, effective immediately following the effective time of the merger.

No Solicitation of Alternative Transactions (Page 126)

The merger agreement restricts Community’s ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in Community. However, if Community receives a bona fide unsolicited written acquisition proposal from a third party that its board of directors believes in good faith is or is reasonably likely to lead to a proposal (a) on terms which the Community board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Community’s shareholders than the transactions contemplated by the merger agreement, and (b) that constitutes a transaction that, in the Community board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal , Community may furnish non-public information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions in the merger agreement, if its board determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of Community to comply with their fiduciary duties under applicable law.

Conditions to Completion of the Merger (Page 129)

As more fully described in this joint proxy statement/prospectus and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived, including:

•	shareholders of Sussex and Community having approved the merger agreement;

•	Sussex and Community having obtained all regulatory approvals required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired;

•	the absence of any judgment, order, injunction or decree, or any statute, rule or regulation enacted, entered, promulgated or enforced, preventing, prohibiting or making illegal the consummation of any of the transactions contemplated by the merger agreement;

•	Sussex and Community having each received a legal opinion from their respective counsel regarding treatment of the merger as a “reorganization” for federal income tax purposes;

•	the representations and warranties of each of Sussex and Community in the merger agreement being accurate, subject to exceptions that would not have a material adverse effect;

•	Sussex and Community having each performed in all material respects all obligations required to be performed by it; and

•	the shares of Sussex common stock to be issued in the merger having been approved for listing on the NASDAQ stock market.

Termination of the Merger Agreement (Page 131)

Sussex and Community can mutually agree to terminate the merger agreement before the merger has been completed, and either company can terminate the merger agreement if:

•	if the boards of directors of Sussex and Community so determines by vote of a majority of the members of their respective boards;

•	any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, nonappealable action of any regulatory authority, or an application for regulatory approval has been permanently withdrawn at the request of a governmental authority;

•	the required approval of the merger agreement by the Sussex or Community shareholders is not obtained;

•	the other party materially breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), which breach is not cured within 30 days of written notice of the breach, or by its nature cannot be cured prior to the closing of the merger, and such breach would entitle the non-breaching party not to consummate the merger; or

•	the merger is not consummated by December 31, 2017, unless the failure to consummate the merger by such date is due to a material breach of the merger agreement by the terminating party.

In addition, Sussex may terminate the merger agreement if:

•	Community materially breaches the non-solicitation provisions in the merger agreement;

•	the Community board of directors:

•	fails to recommend approval of the merger agreement, or withdraws, modifies or changes such recommendation in a manner adverse to Sussex’s interests; or

•	recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than Sussex or any of its subsidiaries; or

•	Community fails to call, give notice of, convene and hold its special meeting.

In addition, Community may terminate the merger agreement if:

•	it decides to accept a superior proposal in accordance with the merger agreement;

•	Sussex fails to call, give notice of, convene and hold its special meeting; or

•	the price of Sussex common stock decreases by a certain percentage and also decreases by a certain percentage relative to the NASDAQ Bank Index; provided, however, that Sussex will have the option to increase the amount of Sussex common stock to be provided to Community shareholders to a certain level, in which case no termination will occur.

Termination Fee (Page 133)

Community has agreed to pay Sussex a termination fee of $1,816,000 if:

•	Sussex terminates the merger agreement as a result of:

•	Community materially breaches the non-solicitation provisions in the merger agreement;

•	the Community board of directors:

•	fails to recommend approval of the merger agreement, or withdraws, modifies or changes such recommendation in a manner adverse to Sussex’s interests; or

•	recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than Sussex or any of its subsidiaries; or

•	Community terminates the merger agreement as a result of its board of directors deciding to accept a superior proposal; or

•	Community enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within 12 months following the termination of the merger agreement by Sussex as a result of a willful breach of any representation, warranty, covenant or other agreement by Community after an acquisition proposal has been publicly announced or otherwise made known to Community.

Waiver or Amendment of Merger Agreement Provisions (Page 133)

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision, or amended or modified by a written agreement between Sussex and Community. However, after the Community special meeting and the Sussex special meeting, no amendment will be made which by law requires further approval by the shareholders of Community or Sussex, respectively, without obtaining such approval.

Material U.S. Federal Income Tax Consequences of the Merger (Page 112)

The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, Community shareholders generally will not recognize any gain or loss on the conversion of shares of Community common stock solely into shares of Sussex common stock. However, a Community shareholder generally will be subject to tax on cash received in lieu of any fractional share of Sussex common stock that a Community shareholder would otherwise be entitled to receive.

Regulatory Approvals Required for the Merger (Page 114)

To complete the merger, various approvals or consents must be obtained from state and federal governmental authorities, including the Board of Governors of the Federal Reserve System, or the FRB, the New Jersey Department of Banking and Insurance, and the Federal Deposit Insurance Corporation, or the FDIC. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies to challenge the merger on antitrust grounds. Sussex and Community have filed or will file all required applications, notices and waiver requests to obtain the regulatory approvals and non-objections necessary to consummate the merger. Sussex and Community cannot predict whether the required regulatory approvals will be obtained, when they will be received or whether such approvals will be subject to any conditions.

Accounting Treatment of the Merger (Page 116)

The merger will be accounted for using the acquisition method of accounting with Sussex treated as the acquirer. Under this method of accounting, Community’s assets and liabilities will be recorded by Sussex at their respective fair values as of the closing date of the merger and added to those of Sussex. Any excess of purchase price over the net fair values of Community’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Community’s net assets over the purchase price will be recognized in earnings by Sussex on the closing date of the merger.

Dissenters’ Rights (Page 116)

Community shareholders will have the right to dissent from the merger if they properly follow the requirements of applicable New Jersey law.

Name Change of Combined Bank (Page 118)

Following the date of the merger agreement, Sussex, Sussex Bank and Community will collaborate to designate a new name for the surviving bank, or if after effective time, then the Sussex board shall determine a new name. Until such time, the name of the surviving bank shall remain Sussex Bank.

Listing of Sussex Common Stock to be Issued in the Merger (Page 118)

Sussex common stock is listed on the NASDAQ Global Market under the trading symbol “SBBX”. Following the merger, the shares of Sussex common stock will continue to trade on the NASDAQ Global Market under the symbol “SBBX”.

Differences Between Rights of Sussex and Community Shareholders (Page 134)

As a result of the merger, holders of Community common stock will become holders of Sussex common stock. Following the merger, Community shareholders will have different rights as shareholders of Sussex due to the different provisions of the governing documents of Sussex and Community. For additional information regarding the different rights as shareholders of Sussex than as shareholders of Community, see “Comparison of Shareholder Rights” beginning on page 134.

Risk Factors (Page 30)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SUSSEX BANCORP

The following tables set forth selected historical financial and other data of Sussex for the periods and at the dates indicated. The financial data as of and for the years ended December 31, 2016 and 2015 has been derived from the audited consolidated financial statements and notes thereto of Sussex incorporated by reference elsewhere in this joint proxy statement / prospectus. The information as of and for the years ended December 31, 2014, 2013 and 2012 is derived from Sussex’s audited consolidated financial statements which are not included in this joint prospectus/joint proxy statement. The financial data as of and for the three months ended March 31, 2017 and 2016 has been derived from Sussex’s unaudited consolidated financial statements. In the opinion of management of Sussex, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods, have been made. The selected operating data presented below for the three months ended March 31, 2017 and 2016 is not necessarily indicative of the results that may be expected for future periods.

(Dollars in thousands, except per share data)	As of and for the three months ended March 31,		As of and for the Year Ended December 31
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
SUMMARY OF INCOME:
Interest income	$8,268	$6,726	$29,160	$23,644	$21,300	$19,642	$19,967
Interest expense	1,519	1,080	4,762	3,568	3,294	3,201	3,800

Net interest income	6,749	5,646	24,398	20,076	18,006	16,441	16,167
Provision for loan losses	407	211	1,291	636	1,537	2,745	4,330
Noninterest income excluding gains on investment securities	2,370	2,357	7,385	6,182	5,672	5,700	5,202
Gains on sales of investment securities	107	167	444	271	289	393	1,799
Noninterest expenses	5,977	5,610	22,585	20,553	18,829	18,228	18,432

Income before income tax expense	2,842	2,349	8,351	5,340	3,601	1,561	406
Income tax provision	831	775	2,828	1,640	1,001	133	(329)

Net income available to common shareholders	$2,011	$1,574	$5,523	$3,700	$2,600	$1,428	$735

PER SHARE DATA: WEIGHTED AVERAGE NUMBER OF SHARES: (1)
Basic	4,685,553	4,578,598	4,619,124	4,559,316	4,541,305	3,781,562	3,261,809
Diluted	4,727,333	4,606,426	4,651,108	4,591,822	4,580,350	3,816,904	3,287,017
Basic earnings per share	$0.43	$0.34	$1.20	$0.81	$0.57	$0.38	$0.23
Diluted earnings per share	0.43	0.34	1.19	0.81	0.57	0.37	0.22
Cash dividends (2)	0.04	0.04	0.16	0.16	0.09	—	—
Book value per common share	13.04	11.91	12.67	11.61	10.99	10.03	11.88
Tangible book value per share (3)	12.46	11.31	12.08	11.00	10.38	9.42	11.05

BALANCE SHEET:
Investment securities available for sale	$99,797	$86,523	$88,611	$93,776	$77,976	$90,676	$118,881
Investment securities held to maturity	8,630	6,816	11,618	6,834	6,006	6,074	5,221
Loans, net	712,003	574,239	688,561	537,833	466,332	386,981	342,760
Goodwill and intangible assets	2,820	2,820	2,820	2,820	2,820	2,820	2,820
Total assets	872,282	716,772	848,728	684,503	595,915	533,911	514,734
Total deposits	696,576	575,300	660,921	517,856	458,270	430,297	432,436
Term borrowings	80,800	67,430	95,805	95,650	69,500	41,000	26,000

(Dollars in thousands, except per share data)	As of and for the three months ended March 31,		As of and for the Year Ended December 31
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
Total stockholders’ equity	62,422	55,682	60,072	53,941	51,229	46,425	40,372
Average assets	859,351	701,665	770,470	627,298	559,885	529,152	510,565
Average stockholders’ equity	61,556	55,314	57,518	52,715	49,494	42,382	40,720

PERFORMANCE RATIOS:
Return on average assets	0.94%	0.90%	0.72%	0.59%	0.46%	0.27%	0.14%
Return on average stockholders’ equity	13.07%	11.38%	9.60%	7.02%	5.25%	3.37%	1.81%
Average equity/average assets	7.16%	7.88%	7.47%	8.40%	8.84%	8.01%	7.98%
Efficiency ratio (4)	64.78%	68.67%	70.08%	77.47%	78.56%	80.89%	79.56%
Net interest margin, tax equivalent basis (5)	3.39%	3.46%	3.37%	3.45%	3.49%	3.41%	3.52%
Loans to Deposits	102.21%	99.82%	104.18%	103.86%	101.76%	89.93%	79.26%

CAPITAL RATIOS: (6)
Common Equity to Asset ratio	7.16%	7.77%	7.08%	7.88%	8.60%	8.70%	7.84%
Tier I capital to average assets	10.41%	9.18%	10.41%	9.45%	10.19%	10.38%	9.27%
Tier I capital to total risk-weighted assets	12.93%	11.29%	12.87%	11.74%	12.79%	14.21%	12.88%
Total capital to total risk-weighted assets	13.91%	12.31%	13.86%	12.79%	14.02%	15.47%	14.13%
Common equity Tier 1 capital to total risk-weighted assets	12.93%	11.29%	12.87%	11.74%	N/A	N/A	N/A

CALCULATION OF TANGIBLE BOOK PER COMMON SHARE: (3)
Total common stockholders’ equity at end of period—GAAP	$62,422	$55,682	$60,072	$53,941	$51,229	$46,425	$40,372

Less:
Goodwill and intangible assets	(2,820)	(2,820)	(2,820)	(2,820)	(2,820)	(2,820)	(2,820)

Total tangible common stockholders’ equity at end of period—Non-GAAP	$59,602	$52,862	$57,252	$51,121	$48,409	$43,605	$37,552

Shares outstanding at end of period	4,785,159	4,675,976	4,741,068	4,646,238	4,662,606	4,629,113	3,397,873

Book value per share—GAAP	$13.04	$11.91	$12.67	$11.61	$10.99	$10.03	$11.88

Tangible book value per share—Non-GAAP	$12.46	$11.31	$12.08	$11.00	$10.38	$9.42	$11.05

NET INTEREST MARGIN, TAX EQUIVALENT CALCULATION: (5)
Interest income (GAAP)
Loans receivable, including fees	$7,598	$6,145	$26,862	$21,497	$19,512	$18,007	$17,646
Interest bearing deposits	16	4	23	9	11	16	35
Securities—taxable	341	376	1,443	1,239	854	603	1,148
Securities—tax-exempt	313	201	832	899	923	1,016	1,138

Total Interest Income (GAAP)	8,268	6,726	29,160	23,644	21,300	19,642	19,967
Tax equivalent adjustments Securities—tax-exempt	157	99	415	449	439	519	586

Total Tax equivalent adjustments	157	99	415	449	439	519	586

(Dollars in thousands, except per share data)	As of and for the three months ended March 31,		As of and for the Year Ended December 31
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
Interest income—tax equivalent
Loans receivable, including fees	$7,598	$6,145	$26,862	$21,497	$19,512	$18,007	$17,646
Interest bearing deposits	16	4	23	9	11	16	35
Securities—taxable	341	376	1,443	1,239	854	603	1,148
Securities—tax-exempt	470	300	1,247	1,348	1,362	1,535	1,724

Total Interest income—tax equivalent	8,425	6,825	29,575	24,093	21,739	20,161	20,553
Total Interest Expense (GAAP)	(1,519)	(1,080)	(4,762)	(3,568)	(3,294)	(3,201)	(3,800)

Tax-equivalent net interest income	$6,906	$5,745	$24,813	$20,525	$18,445	$16,960	$16,753

Net interest income (GAAP)	$6,749	$5,646	$24,398	$20,076	$18,006	$16,441	$16,167

Yields and costs:
Yield on securities tax-exempt—tax equivalent	4.02%	3.99%	3.85%	4.00%	4.38%	4.99%	5.49%
Yield on interest earning assets—tax equivalent	4.14%	4.11%	4.02%	4.05%	4.11%	4.05%	4.32%
Cost of interest bearing liabilities (GAAP)	0.92%	0.80%	0.81%	0.74%	0.75%	0.75%	0.90%
Net Interest margin (GAAP)	3.32%	3.42%	3.31%	3.37%	3.41%	3.31%	3.40%
Net interest margin, tax equivalent basis	3.39%	3.46%	3.37%	3.45%	3.49%	3.41%	3.52%

(1)	The weighted average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for subsequent stock dividends.
(2)	Cash dividends per common share are based on the actual number of common shares outstanding on the dates of record as adjusted for subsequent stock dividends, if any.
(3)	Calculation of tangible book value per common share.
(4)	Efficiency ratio is total other expenses divided by net interest income and total other income.
(5)	Net interest margin, tax equivalent basis calculation.
(6)	Bank capital ratios.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

COMMUNITY BANK OF BERGEN COUNTY, NJ

The following tables set forth selected historical financial and other data of Community for the periods and at the dates indicated. The financial data as of and for the years ended December 31, 2016 and 2015 has been derived from the audited consolidated financial statements and notes thereto of Community included elsewhere in this joint proxy statement / prospectus. The information as of and for the years ended December 31, 2014, 2013 and 2012 is derived from Community’s audited consolidated financial statements which are not included in this joint prospectus/joint proxy statement. The financial data as of and for the three months ended March 31, 2017 and 2016 has been derived from Community’s unaudited consolidated financial statements included elsewhere in this joint proxy statement / prospectus. In the opinion of management of Community, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods, have been made. The selected operating data presented below for the three months ended March 31, 2017 and 2016 is not necessarily indicative of the results that may be expected for future periods.

(Dollars in thousands, except per share data)	As of and for the three months ended March 31,		As of and for the Year Ended December 31
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
SUMMARY OF INCOME:
Interest income	$3,139	$3,205	$12,625	$12,676	$12,181	$12,178	$13,339
Interest expense	515	489	1,935	2,040	1,951	2,382	2,901

Net interest income	2,624	2,716	10,690	10,636	10,230	9,796	10,438
Provision for loan losses	—	100	100	125	525	3,935	2,681
Noninterest income excluding gains on investment securities and loss on sale of real estate owned	189	167	826	800	873	974	1,068
Gains on sales of investment securities	—	—	1	2	248	9	21
Noninterest expenses including loss on sale of real estate owned	2,204	2,240	8,897	8,698	9,385	9,136	8,654

Income before income tax expense	609	543	2,520	2,615	1,441	(2,292)	192
Income tax provision	209	142	856	784	245	(1,180)	(229)

Net income available to common shareholders	$400	$401	$1,664	$1,831	$1,196	$(1,112)	$421

PER SHARE DATA: WEIGHTED AVERAGE NUMBER OF SHARES: (1)
Basic	1,918,144	1,918,144	1,918,144	1,918,144	1,918,144	1,918,144	1,918,529
Diluted	1,918,144	1,918,144	1,918,144	1,918,144	1,918,144	1,918,144	1,918,529
Basic earnings per share	$0.21	$0.21	$0.87	$0.95	$0.62	$(0.58)	$0.22
Diluted earnings per share	0.21	0.21	0.87	0.95	0.62	(0.58)	0.22
Cash dividends (2)	0.00	0.00	0.00	0.00	0.00	0.02	0.14
Book value per common share	15.36	14.94	14.96	14.57	13.68	12.99	13.70
Tangible book value per share (3)	15.36	14.94	14.96	14.57	13.68	12.99	13.70

BALANCE SHEET:
Investment securities available for sale	$83,892	$65,425	$79,108	$66,078	$52,021	$22,603	$19,522
Investment securities held to maturity	—	—	—	—	—	35,392	34,960
Loans, net	233,136	232,741	226,026	227,712	219,003	197,245	211,243

(Dollars in thousands, except per share data)	As of and for the three months ended March 31,		As of and for the Year Ended December 31
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
Goodwill and intangible assets	—	—	—	—	—	—	—
Total assets	355,726	327,713	340,500	325,279	297,150	293,597	304,599
Total deposits	$318,084	$287,257	$304,088	$287,900	$264,719	$265,633	$275,246
Term borrowings	4,000	8,000	4,000	6,000	3,000	—	—
Total stockholders’ equity	29,468	28,651	28,689	27,949	26,246	24,914	26,284
Average assets	352,397	327,147	331,800	312,930	293,427	300,439	306,761
Average stockholders’ equity	29,110	28,439	29,071	27,230	25,549	24,234	25,849

PERFORMANCE RATIOS:
Return on average assets	0.45%	0.49%	0.50%	0.59%	0.41%	-0.37%	0.14%
Return on average stockholders’ equity	5.50%	5.64%	5.72%	6.72%	4.68%	-4.59%	1.63%
Average equity/average assets	8.26%	8.69%	8.76%	8.70%	8.71%	8.07%	8.43%
Efficiency ratio (4)	76.11%	76.04%	77.11%	74.62%	74.81%	80.09%	74.19%
Net interest margin	3.21%	3.55%	3.38%	3.57%	3.72%	3.49%	3.62%
Loans to Deposits	73.29%	81.02%	74.33%	79.09%	82.73%	74.25%	76.75%

CAPITAL RATIOS: (5)
Common Equity to Asset ratio	8.28%	8.74%	8.43%	8.59%	8.83%	8.49%	8.63%
Tier I capital to average assets	8.23%	8.29%	8.45%	7.85%	7.91%	7.49%	8.44%
Tier I capital to total risk-weighted assets	14.21%	13.42%	14.43%	12.88%	11.84%	11.10%	12.01%
Total capital to total risk-weighted assets	15.47%	14.68%	15.69%	14.15%	13.09%	12.36%	13.26%
Common equity Tier 1 capital to total risk-weighted assets	14.21%	13.42%	14.43%	12.88%	NA	NA	NA

(1) The weighted average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for subsequent stock dividends.
(2) Cash dividends per common share are based on the actual number of common shares outstanding on the dates of record as adjusted for subsequent stock dividends, if any.

CALCULATION OF TANGIBLE BOOK PER COMMON SHARE: (3)
Total common stockholders’ equity at end of period—GAAP	$29,468	$28,651	$28,689	$27,949	$26,246	$24,914	$26,284
Less:
Goodwill and intangible assets	—	—	—	—	—	—	—
Total tangible common stockholders’ equity at end of period—Non-GAAP	$29,468	$28,651	$28,689	$27,949	$26,246	$24,914	$26,284

Shares outstanding at end of period	1,918,144	1,918,144	1,918,144	1,918,144	1,918,144	1,918,144	1,918,012

Book value per share—GAAP	$15.36	$14.94	$14.96	$14.57	$13.68	$12.99	$13.70

Tangible book value per share—Non-GAAP	$15.36	$14.94	$14.96	$14.57	$13.68	$12.99	$13.70

(3)	Calculation of tangible book value per common share.
(4)	Efficiency ratio is total other expenses divided by net interest income and total other income.
(5)	Bank capital ratios.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA FOR SUSSEX BANCORP

The following selected unaudited pro forma condensed combined financial data is based on the historical financial data of Sussex and Community, and has been prepared to illustrate the effects of the merger. It also gives effect to the offering of common stock that Sussex completed on May 21, 2017. It is based on certain assumptions that Sussex and Community believe are reasonable, which are described in the notes to the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus. The selected unaudited pro forma condensed combined financial data does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger.

The results of operations data below is presented using the acquisition method of accounting, as if the merger was completed on January 1, 2017 and the balance sheet data below is presented as if the merger was completed on March 31, 2017.

Certain reclassifications were made to Community’s historical financial information to conform to Sussex’s presentation of financial information. This data should be read in conjunction with the Sussex historical consolidated financial statements and accompanying notes in Sussex’s Quarterly Reports on Form 10-Q as of and for the three months ended March 31, 2017, and Sussex’s Annual Report on Form 10-K as of and for the year ended December 31, 2016 and the Community historical financial statements and accompanying notes included in this joint proxy statement/prospectus.

Sussex has not performed the detailed valuation analysis necessary to determine the fair market values of Community’s assets to be acquired and liabilities to be assumed. Accordingly, the unaudited pro forma condensed combined financial data does not include an allocation of the purchase price, unless otherwise specified. The pro forma adjustments included in this joint proxy statement/prospectus are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Community’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial data may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact Sussex’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Community’s shareholders’ equity, including results of operations and certain balance sheet changes from March 31, 2017 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented in this joint proxy statement/prospectus.

Sussex anticipates that the merger with Community will provide financial benefits that include reduced operating expenses. The pro forma information does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical benefits had the two companies been combined during these periods.

The unaudited pro forma shareholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Sussex common stock or the actual or future results of operations of Sussex for any period. Actual results may be materially different than the pro forma information presented.

See also the unaudited pro forma condensed combined financial statements and notes thereto beginning on page 141.

Pro Forma Balance Sheet March 31, 2017 (dollars in thousands)	Sussex Bancorp		Community Bank of Bergen County		Acqusition Adjustments		Capital Raise Adjustments		Post Merger and Capital Raise Pro Forma
Cash and cash Equivalents	7,688		17,952		(3,900	) (a)	27,960	(k)	49,700
Interest bearing time deposits with other banks	100		1,300		—		—		1,400
Investment securities available for sale	99,797		83,892		—		—		183,689
Investment securities held to maturity	8,630		—		—		—		8,630
Federal Home Loan Bank Stock, at cost	4,269		1,286		—		—		5,555
Loans, net	712,003		233,136		(4,063	) (b)(c)(d)	—		941,076
Premises and equipment, net	8,505		5,907		5,172	(e)	—		19,584
Foreclosed real estate	2,464		410		—		—		2,874
Accrued interest receivable	2,006		1,038		—		—		3,044
Goodwill	2,820		—		13,515	(h)	—		16,335
Other Intangibles	—		—		3,645	(f)	—		3,645
Other Assets	24,000		10,805		183	(j)	—		34,988

Total Assets	872,282		355,726		14,552		27,960		1,270,520

Non-interest bearing	130,130		61,108		—		—		191,238
Interest bearing	566,446		256,976		1,304	(g)	—		824,726

Total Deposits	696,576		318,084		1,304	(g)	—		1,015,964
Short-term borrowings	14,800		—		—		—		14,800
Long-term borrowings	66,000		4,000		—		—		70,000
Subordinated Debt	27,841		—		—		—		27,841
Other Liabilities	4,643		4,174		—		—		8,817

Total Liabilities	809,860		326,258		1,304		—		1,137,422
Preferred Stock & Surplus	—		—		—		—		—
Common Stock and Surplus	36,703		14,830		27,886	(a)(i)(j)	27,960	(k)	107,379
Retained Earnings	25,111		14,941		(14,941	) (i)	—		25,111
Accumulated Oth Comp Inc	608		(303)		303	(i)	—		608

Total Equity	62,422		29,468		13,248	(i)	27,960		133,098

Total Liabilities and Equity	872,282		355,726		14,552		27,960		1,270,520

Per share information:
Shares outstanding	4,785,159		1,918,144		(57,544	) (i)	1,249,999	(k)	7,895,758
Book value per common share	$13.04	(l)	$15.36	(l)					$16.86	(l)
Tangible Book value per share	$12.46	(l)	$15.36	(l)					$14.36	(l)

Pro Forma Income Statement For 12 month period ending December 31, 2016 (dollars in thousands)	Sussex Bancorp	Community Bank of Bergen County	Acqusition Adjustments		Capital Raise Adjustments		Post Merger and Capital Raise Pro Forma
Interest Income	29,160	12,625	(89	) (c)	—		41,696
Interest Expense	4,762	1,935	(652	) (g)	—		6,045

NET INTEREST INCOME	24,398	10,690	563		—		35,651
Provision For Loan Losses	1,291	100	—		—		1,391

Net Interest Income after Provision for Loan Losses	23,107	10,590	563		—		34,260
OTHER INCOME
Service fees on deposit accounts	975	505	—		—		1,480
Bank-owned life insurance	308	196	—		—		504
Insurance commissions and fees	4,796	—	—		—		4,796
Investment brokerage fees	75	—	—		—		75
Net gain on sales of securities	444	1	—		—		445
Net loss on disposal of premises and equipment	(19)	(17)	—		—		(36)
Other	1,250	125	—		—		1,375

Total Noninterest Income	7,829	810	—		—		8,639
OTHER EXPENSE
Salaries and employee benefits	13,078	4,661	—		—		17,739
Occupancy, net	1,859	544	133	(e)	—		2,536
Other expenses	7,648	3,675	663	(f)	—		11,986

Total Noninterest Expense	22,585	8,880	796		—		32,261

Net Income Before Taxes	8,351	2,520	(233)		—		10,638
EXPENSE FOR INCOME TAXES	2,828	856	(95	) (j)	—		3,589

Net Income After Taxes	5,523	1,664	(138)		—		7,049
Net Income to Common Shares	5,523	1,664	(138)		—		7,049
Earnings per share, basic	$1.20	$0.87	—		—		$0.91	(m)
Earnings per share, diluted	$1.19	$0.87	—		—		$0.91	(m)
Average basic shares outstanding	4,619,124	1,918,144	(57,544	) (i)	1,249,999	(k)	7,729,723
Average diluted shares outstanding	4,651,108	1,918,144	(57,544	) (i)	1,249,999	(k)	7,761,707

Pro Forma Income Statement For 3 month period ending March 31, 2017 (dollars in thousands)	Sussex Bancorp	Community Bank of Bergen County	Acqusition Adjustments		Capital Raise Adjustments		Post Merger and Capital Raise Pro Forma
INTEREST INCOME
Total Interest Income	8,268	3,139	(22	) (c)	—		11,385
Total Interest Expense	1,519	515	(163	) (g)	—		1,871

NET INTEREST INCOME	6,749	2,624	141		—		9,514
Provision For Loan Losses	407	—	—		—		407

Net Interest Income after Provision for Loan Losses	6,342	2,624	141		—		9,107
OTHER INCOME
Service fees on deposit accounts	253	134	—		—		387
Bank-owned life insurance	106	48	—		—		154
Insurance commissions and fees	1,747	—	—		—		1,747
Investment brokerage fees	3	—	—		—		3
Net gain on sales of securities	107	—	—		—		107
Net loss on disposal of premises and equipment	—	—	—		—		—
Other	261	7	—		—		268

Total Noninterest Income	2,477	189	—		—		2,666
OTHER EXPENSE
Salaries and employee benefits	3,558	1,124	—		—		4,682
Occupancy, net	500	142	33	(e)	—		675
Other expenses	1,919	938	166	(f)	—		3,023

Total Noninterest Expense	5,977	2,204	199		—		8,380

Net Income Before Taxes	2,842	609	(58)		—		3,393
EXPENSE FOR INCOME TAXES	831	209	(24	) (j)	—		1,016

Net Income After Taxes	2,011	400	(34)		—		2,377
Net Income to Common Shares	2,011	400	(34)		—		2,377
Earnings per share, basic	$0.43	$0.21	$—		$—		$0.30
Earnings per share, diluted	$0.43	$0.21	$—		$—		$0.30
Average basic shares outstanding	4,685,553	1,918,144	(57,544	) (i)	1,249,999	(k)	7,796,152
Average diluted shares outstanding	4,727,333	1,918,144	(57,544	) (i)	1,249,999	(k)	7,837,932

(a)	The adjustment includes the assumption that the cost for Investment Banking and Legal Advisors will be $1.4 million and that $267 thousand will be paid to holders of in-the-money Community stock options. Also, included in the adjustment is the assumption that compensation will made to the Community Bank of Bergen County’s employees in the form of severance pay, cash payouts, those who are bound by change in control agreements and other expenses estimated at $2.2 million.

(b)	The pro forma adjustment to loans, net of $4.1 million includes a negative $7.4 million credit component. The credit component fair value adjustment to loans, net is based on an estimated 3.1% of loans receivable, net of any unearned income.
(c)	The pro forma adjustment to loans, net of $4.1 million includes a positive $354 thousand interest component, which will be amortized over an estimated 4 years. The estimated loan portfolio interest component adjustment is estimated to be 0.15% of loans receivable, net of any unearned income.
(d)	The pro forma adjustment to loans, net of $4.1 million also includes the reversal of Community’s allowance for loan losses of $3.0 million.
(e)	Represents the pro forma fair value adjustment to real estate of $5.2 million and will be amortized over an estimated 39 years.
(f)	Represents the recognition of the fair value of the core deposit intangible, which is estimated to be $3.6 million and will be amortized over 10 years using the sum of the years’ digits method. The amount of core deposit intangible is estimated at 1.6% of core deposits.
(g)	Represents the fair value adjustment of the deposit portfolio due to interest estimated to be $1.3 million and will be amortized over 2 years. The estimated deposit portfolio fair value adjustment is estimated 0.41% of total deposits.
(h)	Total goodwill due to the merger is calculated as follows (in thousands):

Total purchase price of Community	$45,027
Less: Community Equity	(29,468)
Estimated adjustments to reflect assets acquired at fair value Loans:
Interest rate mark	354
Credit mark	(7,414)
Allowance for loan losses	2,997
Core deposit intangible	3,645
Fixed assets	5,172
Estimated adjustments to reflect liabilities acquired at fair value
Fair value of deposits	(1,304)
Deferred Tax Liability	(1,406)

Total adjustments	(2,044)

Goodwill resulting from the merger	$13,515

Any change in the price of Sussex common stock would change the purchase price allocated to goodwill. The following table presents the sensitivity of the purchase price and resulting goodwill to changes in the price of Sussex common stock of $24.20, the price of Sussex common stock on July 20, 2017, the latest practicable date at the time of filing:

	Purchase Price	Estimated Goodwill
Up 20%	$54,032	$22,520
Up 10%	49,529	18,017
As presented in pro forma financial information	45,027	13,514
Down 10%	40,524	9,012
Down 20%	36,021	4,509

(i)	The merger agreement provides that each outstanding share of Community stock will be exchanges for 0.97 shares of Sussex Bancorp Stock.

The purchase price consideration in Common Stock is as follows (in thousands):

Community shares outstanding, March 31, 2017	1,918,144
Percent of Community common shares to be converted to Sussex Bancorp	100%

Community shares settled for stock	1,918,144
Exchange ratio	0.97

Sussex Bancorp stock to be issued	1,860,600
Market price per share of Sussex Bancorp common stock on July 20, 2017, the latest practicable date at the time of filing	$24.20

Total market value of Sussex Bancorp common stock to be issued	$45,027

Total purchase price of Community	$45,027

Proforma adjustment to capital
Fair value of Sussex Bancorp shares to be issued, including stock options	$45,027
Elimination of Community’s equity	(29,468)
After tax acquisition expenses Sussex Bancorp	(2,311)

Total stockholders’ equity adjustment for acquisition	$13,248

(j)	Effective Tax Rate on pre-tax amounts in the Deferred tax adjustment is 40.75%. Represents deferred tax liabilities of $1.4 million related to the fair value adjustment and Tax receivable amount of $1.5 million related to merger expenses of $3.6 million.
(k)	Issued 1,249,999 shares as part of common stock offering that raised capital of $30.0 million less estimated underwiting discount and issuance costs of 6.8%.

	Per share	Total
Public Offering Price	$24.00	$30,000
Underwiting discount	$1.20	$1,500
Proceeds before Expenses, to Sussex Bancorp	$22.80	$28,500
Estimated issuance expenses	$0.43	$540
Estimated net proceeds to Sussex Bancorp	$22.37	$27,960

(l)	Book value is calculated by dividing Total Equity by shares outstanding. Tangible book value is calculated by dividing Total equity less Goodwill and other intangibles by shares outstanding.
(m)	Earnings per share is calculated by dividing post merger and capital raise pro forma net income by post merger and capital raise weighted average basic shares.

UNAUDITED COMPARATIVE PER SHARE DATA

The table below summarizes selected per share data about Sussex and Community. Sussex share data is presented on a pro forma basis to reflect the proposed merger with Community as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information. Sussex expects to issue approximately 1,860,600 shares of its common stock in the merger.

The data in the table should be read together with the financial information and the financial statements of Sussex and Community incorporated by reference into and included in this joint proxy statement/prospectus. The pro forma per share data or combined results of operations per share data is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included in this joint proxy statement/prospectus to reflect potential effects of merger integration expenses, cost savings or operational synergies which may be obtained by combining the operations of Sussex and Community, or the costs of combining the companies and their operations.

	Unaudited Comparative Per Common Share Data
	Sussex	Community	Sussex Pro Forma Combined(1)	Community Pro Forma Equivalent Per Share(2)
Basic Earnings
Year ended December 31, 2016	$1.20	$0.87	$0.91	$0.88
Three months ended March 31, 2017	$0.43	$0.21	$0.30	$0.29
Diluted Earnings
Year ended December 31, 2016	$1.19	$0.87	$0.91	$0.88
Three months ended March 31, 2017	$0.43	$0.21	$0.30	$0.29
Cash Dividends Paid
Year ended December 31, 2016	$0.16	—	$0.16	$0.16
Three months ended March 31, 2017	$0.04	—	$0.04	$0.04
Book Value
December 31, 2016	$12.67	$14.96	$15.45	$14.99
March 31, 2017	$13.04	$15.36	$15.82	$15.35

(1)	Pro forma combined dividends per share represent Sussex’s historical dividends per share.
(2)	The pro forma equivalent per share is based upon the pro forma combined amounts multiplied by the exchange ratio of 0.97.

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

Sussex common stock is listed and traded on the NASDAQ Global Market under the symbol “SBBX”, and Community common stock is quoted on the OTC under the symbol “CMTB”. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Sussex and Community common stock, as reported on NASDAQ and the OTC, respectively. The table also sets forth the quarterly cash dividends per share declared by Sussex and Community with respect to their common stock. On                 , 2017, the last practicable trading day prior to the date of this joint proxy statement/prospectus, there were                 shares of Sussex common stock outstanding, which were held by         shareholders of record, and                 shares of Community common stock outstanding, which were held by         shareholders of record.

For the calendar quarterly period ended:	Sussex			Community
	High	Low	Dividends Declared	High	Low	Dividends Declared (1)
2017
March 31, 2017	$26.45	$19.55	$0.04	$13.90	$13.90	—
2016
March 31, 2016	$13.45	$11.43	$0.04	$11.40	$11.40	—
June 30, 2016	14.00	12.20	0.04	11.27	11.27	—
September 30, 2016	16.95	13.33	0.04	12.00	12.00	—
December 31, 2016	21.95	16.33	0.04	13.50	13.50	—
2015
March 31, 2015	$11.30	$9.81	$0.04	$11.00	$11.00	—
June 30, 2015	12.80	11.11	0.04	11.90	10.55	—
September 30, 2015	12.87	11.90	0.04	10.62	10.62	—
December 31, 2015	13.79	12.30	0.04	11.00	11.00	—

The following table presents the last reported sale price per share of Sussex and Community common stock, as reported on NASDAQ and quoted on the OTC, respectively, on April 10, 2017, the last full trading day prior to the public announcement of the proposed merger, and on                 , 2017, the last practicable trading day prior to the date of this joint proxy statement/ prospectus. The following table also presents the equivalent per share value of Sussex common stock that Community shareholders would receive for each share of their Community common stock if the merger was completed on those dates:

	Sussex Common Stock	Community Common Stock	Equivalent Value Per Share of Community Common Stock
April 10, 2017	$25.05	$13.95	$24.30
, 2017

(1)	Calculated by multiplying the closing price of Sussex common stock as of the specified date by the exchange ratio of 0.97.

The market value of Sussex common stock to be issued in exchange for shares of Community common stock upon the completion of the merger will not be known at the time of the Sussex or Community shareholder meeting. The above tables show only historical comparisons. Because the market prices of Sussex common stock and Community common stock will likely fluctuate prior to the merger, these comparisons may not provide meaningful information to Sussex and Community shareholders in determining whether to adopt and approve the merger agreement. Shareholders are encouraged to obtain current market quotations for Sussex common stock

[1]	Does not include any stock dividends that Community has paid during the time periods addressed in this table.

and Community common stock, and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 150.

The holders of Sussex common stock receive dividends as and when declared by Sussex’s board of directors out of statutory surplus or from net profits. Following the completion of the merger, subject to approval and declaration by Sussex’s board of directors, Sussex expects to continue paying quarterly cash dividends on a basis consistent with past practice. The current annualized rate of distribution on a share of Sussex common stock is $0.24 per share. Following the merger, Sussex is targeting to maintain its current dividend payout ratio on a combined company basis. However, the payment of dividends by Sussex is subject to numerous factors, and no assurance can be given that Sussex will pay dividends following the completion of the merger or that dividends will not be reduced in the future.

Prior to completion of the merger, the merger agreement does not permit Community to pay cash dividends. Community has not paid a cash dividend within the last three years and will not pay a cash dividend prior to completion of the merger.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/ prospectus, including the matters addressed under the caption “Information Regarding Forward-Looking Statements” on page 35, you should carefully consider the following risk factors in deciding whether to vote for adoption and approval of the merger agreement.

Risks Related to the Merger

The value of the merger consideration will vary with changes in Sussex’s stock price.

Upon completion of the merger, all of the outstanding shares of Community common stock will be converted into shares of Sussex common stock. The ratio at which the shares will be converted is fixed at 0.97 shares of Sussex common stock for each share of Community common stock. There will be no adjustment in the exchange ratio for changes in the market price of either Community common stock or Sussex common stock. Any change in the price of Sussex common stock will affect the aggregate value Community shareholders will receive in the merger. Stock price changes may result from a variety of factors, including changes in businesses, operations and prospects, regulatory considerations, and general market and economic conditions. Many of these factors are beyond our control. Accordingly, at the time of the shareholder meeting, Community shareholders will not know the value of the stock consideration they will receive in the merger.

Shareholders may be unable to timely sell shares after completion of the merger.

There will be a time period between the completion of the merger and the time at which former Community shareholders actually receive their shares of Sussex common stock. Until shares are received, former Community shareholders may not be able to sell their Sussex shares in the open market and, therefore, may not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of Sussex common stock during this period.

The market price of Sussex common stock after the merger may be affected by factors different from those affecting the shares of Sussex or Community currently.

The businesses of Sussex/Sussex Bank and Community differ and, accordingly, the results of operations of the combined bank and the market price of Sussex’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Sussex and Community. For a discussion of the businesses of Sussex and Community and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 150.

Both Community and Sussex shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company.

Each of Community and Sussex shareholders currently have the right to vote in the election of their respective board of directors and on other matters affecting their respective company. Upon completion of the merger, each Community shareholder will become a shareholder of Sussex with a percentage ownership of the combined company that is much smaller than such shareholder’s current percentage ownership of Community. It is expected that the former shareholders of Community as a group will receive shares in the merger constituting approximately     % of the outstanding shares of Sussex common stock immediately after the merger. Furthermore, because shares of Sussex common stock will be issued to existing Community shareholders, current Sussex shareholders will have their ownership and voting interests diluted approximately         %. Accordingly, both Community and Sussex shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of their respective company.

After the merger is completed, Community shareholders will become Sussex shareholders and will have different rights that may be less advantageous than their current rights.

Upon completion of the merger, Community shareholders will become Sussex shareholders. Differences in Community’s restated certificate of incorporation and bylaws and Sussex’s restated certificate of incorporation and amended and restated bylaws will result in changes to the rights of Community shareholders who become Sussex shareholders. For more information, see “Comparison of Rights of Shareholders of Community and Sussex,” beginning on page 134 of this joint proxy statement/prospectus.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Community.

Until the completion of the merger, Community is prohibited from soliciting, initiating, encouraging, or with some exceptions, considering any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Sussex. In addition, Community has agreed to pay a termination fee of $1,816,000 to Sussex in specified circumstances. These provisions could discourage other companies from trying to acquire Community even though those other companies might be willing to offer greater value to Community shareholders than Sussex has offered in the merger. The payment of the termination fee also could have a material adverse effect on Community’s results of operations.

Community will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on Community. These uncertainties may impair Community’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers, suppliers and others who deal with Community to seek to change existing business relationships with Community. Community employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with Sussex.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect the financial results of Community and, following the merger, Sussex. In addition, the merger agreement requires that Community operate in the ordinary course of business consistent with past practice and restricts Community from taking certain actions prior to the effective time of the merger or termination of the merger agreement. These restrictions may prevent Community from pursuing attractive business opportunities that may arise prior to the completion of the merger.

Community’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Community shareholders.

In considering the information contained in this joint proxy statement/prospectus, you should be aware that Community’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Community shareholders generally. These interests include, among other things:

•	the right to receive cash payments in exchange for the cancellation of outstanding stock options;

•	the right of certain executive officers to receive cash payments in exchange for the termination their existing employment agreements;

•	the right of certain other executive officers to receive cash severance and continued employee benefits under certain circumstances;

•	the right to accelerated vesting and distribution of supplemental retirement plan account balances upon consummation of the merger;

•	the right to continued indemnification and liability insurance coverage by Sussex after the merger for acts or omissions occurring before the merger; and

•	the right to three seats on Sussex’s board of directors, and any related compensation for such services.

Also, Sussex and Sussex Bank entered into an employment agreement with Peter A. Michelotti regarding his continuing roles with Sussex and Sussex Bank following the merger. See the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Community’s Directors and Executive Officers in the Merger” beginning on page 95 for a discussion of these financial interests.

The unaudited pro forma financial data included in this joint proxy statement/prospectus is illustrative only, and may differ materially from Sussex’s actual financial position and results of operations after the merger.

The unaudited pro forma financial data in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Sussex’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflects adjustments, which are based on preliminary estimates, to record Community’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary and final allocation of the purchase price will be based on the actual purchase price and the fair value of the assets and liabilities of Community as of the date of the completion of the merger. As a result, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

The fairness opinion received by the board of directors of each of Sussex and Community from that party’s financial advisor prior to execution of the merger agreement does not reflect changes in circumstances subsequent to the date of the fairness opinion.

FinPro Capital Advisors, Inc., Community’s financial advisor in connection with the proposed merger, delivered to the board of directors of Community its opinion on April 10, 2017. Keefe, Bruyette & Woods, Inc., Sussex’s financial advisor in connection with the proposed merger, delivered to the board of directors of Sussex its opinion on April 5, 2017. The opinions speak only as of the respective dates of such opinions. The opinions do not reflect changes that may occur or may have occurred after the dates of the opinions, including changes to the operations and prospects of Sussex or Community, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of Sussex and Community.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include, but are not limited to:

•	approval of the merger agreement by Sussex and Community shareholders;

•	receipt of required regulatory approvals;

•	absence of orders prohibiting the completion of the merger;

•	continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements; and

•	receipt by both parties of legal opinions from their respective tax counsels.

In addition, Community may choose to terminate the merger agreement during the five-day period commencing on the 10th day prior to the closing date of the merger, if the price of Sussex common stock decreases by a certain percentage and also decreases by a certain percentage relative to the NASDAQ Bank

Index. Any such termination would be subject to the right of Sussex to increase the amount of Sussex common stock to be provided to Community shareholders pursuant to the formula prescribed in the merger agreement. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Termination” beginning on page 131 for a more complete discussion of the circumstances under which the merger agreement could be terminated.

The merger is subject to the receipt of consents and approvals from governmental authorities that may delay the date of completion of each merger or impose conditions that could have an adverse effect on Sussex.

Before the merger may be completed, various approvals or consents must be obtained from state and federal governmental authorities, including the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. Satisfying the requirements of these governmental authorities may delay the dates of completion of the merger. In addition, these governmental authorities may include conditions on the completion of the merger, or require changes to the terms of the merger. While Sussex and Community do not currently expect that any such conditions or changes would result in a material adverse effect on Sussex, there can be no assurance that they will not, and such conditions or changes could have the effect of delaying completion of the merger, or imposing additional costs on or limiting the revenues of Sussex following the merger, any of which might have a material adverse effect on Sussex following the merger. The parties are not obligated to complete the merger should any regulatory approval contain a non-standard condition, restriction or requirement that the Sussex board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Sussex would not have entered into the merger agreement had such condition, restriction or requirement been known at the date of the merger agreement, with certain exceptions.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Sussex and Community.

If the merger is not completed, the ongoing businesses of Sussex and Community may be adversely affected, and Sussex and Community will be subject to several risks, including the following:

•	Community may be required, under certain circumstances, to pay Sussex a termination fee of $1,816,000 under the merger agreement;

•	Sussex and Community will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the merger agreement, Community is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by Sussex’s and Community’s management, which could otherwise have been devoted to other opportunities that may have been beneficial to Sussex and Community as independent companies, as the case may be.

In addition, if the merger is not completed, Sussex and/or Community may experience negative reactions from the financial markets and from their respective customers and employees. Sussex and/or Community also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Sussex or Community to perform their respective obligations under the merger agreement. If the merger is not completed, Sussex and Community cannot assure their respective shareholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Sussex and/or Community.

Risks Related to the Combined Company if the Merger is Completed

The integration of the banks will present significant challenges that may result in the combined business not operating as effectively as expected or in the failure to achieve some or all of the anticipated benefits of the transaction.

The benefits and synergies expected to result from the proposed transaction will depend in part on whether the operations of Community can be integrated in a timely and efficient manner with those of Sussex Bank. Sussex Bank will face challenges in consolidating its functions with those of Community, and integrating the organizations, procedures and operations of the two businesses. The integration of Sussex Bank and Community will be complex and time-consuming, and the management of both companies will have to dedicate substantial time and resources to it. These efforts could divert management’s focus and resources from other strategic opportunities and from day-to-day operational matters during the integration process. Failure to successfully integrate the operations of Sussex Bank and Community could result in the failure to achieve some of the anticipated benefits from the transaction, including cost savings and other operating efficiencies, and Sussex Bank may not be able to capitalize on the existing relationships of Community to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. This could have an adverse effect on the business, results of operations, financial condition or prospects of Sussex and/or Sussex Bank after the transaction.

Unanticipated costs relating to the merger could reduce Sussex’s future earnings per share.

Sussex and Sussex Bank believe that each has reasonably estimated the likely costs of integrating the operations of Sussex Bank and Community, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a dilutive effect on Sussex’s earnings per share. In other words, if the merger is completed, the earnings per share of Sussex common stock could be less than anticipated or even less than they would have been if the merger had not been completed.

Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained or incorporated by reference into this joint proxy statement/prospectus.

Any estimates as to the future value of the combined company, including estimates regarding the earnings per share of the combined company, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies described in this joint proxy statement/prospectus, all of which are subject to the risks and uncertainties described in this joint proxy statement/prospectus, including these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, whether made before or after the date of this joint proxy statement/prospectus by Sussex’s and Community’s respective management or affiliates or others, without considering all of the information contained or incorporated by reference into this joint proxy statement/prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference into this joint proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between Sussex and Community, including future financial and operating results and performance; statements about Sussex’s and Community’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based on the current beliefs and expectations of Sussex’s and Community’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sussex and Community. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all;

•	the failure of the shareholders of Sussex and/or Community to adopt and approve the merger agreement;

•	the failure to obtain governmental approvals of the merger or the imposition of adverse regulatory conditions in connection with regulatory approvals of the merger;

•	disruptions to the parties’ businesses as a result of the announcement and pendency of the merger;

•	costs or difficulties related to the integration of the businesses following the merger;

•	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

•	the risk that the future business operations of Sussex or Community will not be successful;

•	the risk that the anticipated benefits, cost savings and any other savings from the merger may not be fully realized or may take longer than expected to realize;

•	changes in the interest rate environment that reduce margins;

•	changes in the regulatory environment;

•	the highly competitive industry and market areas in which Sussex and Community operate;

•	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;

•	changes in business conditions and inflation;

•	changes in credit market conditions leading to increases in Sussex’s or Community’s loan losses or level of non-performing loans;

•	changes in the securities markets which affect investment management revenues;

•	increases in FDIC deposit insurance premiums and assessments could adversely affect financial condition;

•	changes in technology used in the banking business;

•	the soundness of other financial services institutions which may adversely affect credit risk;

•	certain intangible assets may become impaired in the future;

•	internal controls and procedures may fail or be circumvented;

•	new lines of business or new products and services, which may pose additional risks;

•	changes in key management personnel which may adversely impact operations;

•	the effect on operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements that may be enacted; and

•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact the business.

Additional factors that could cause Sussex’s and Community’s results to differ materially from those described in the forward-looking statements can be found in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 30, and Sussex’s filings with the Securities and Exchange Commission, or the SEC, including Sussex’s Annual Reports on Form 10-K, as amended, for the fiscal year ended December 31, 2016.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference into this joint proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Sussex or Community or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Sussex and Community undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE COMPANIES

Sussex Bancorp

Sussex is a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and was incorporated under the laws of the State of New Jersey in January 1996. The Company is the parent company of Sussex Bank. The only significant asset of Sussex Bancorp is its investment in Sussex Bank, which is a commercial bank formed under the laws of the State of New Jersey in 1975 and is regulated by the New Jersey Department of Banking and Insurance (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”).

Sussex Bank’s wholly owned subsidiaries are SCB Investment Company, Inc., SCBNY Company, Inc., ClassicLake Enterprises, LLC, PPD Holding Company, LLC and Tri-State Insurance Agency, Inc. (“Tri-State”). SCB Investment Company, Inc. and SCBNY Company, Inc. hold portions of Sussex Bank’s investment portfolio. ClassicLake Enterprises, LLC and PPD Holding Company, LLC hold certain foreclosed properties. Tri-State provides insurance agency services mostly through the sale of property and casualty insurance policies.

Sussex Bank’s service area primarily consists of Sussex, Morris and Bergen Counties in New Jersey and Queens County, New York; although we make loans throughout New Jersey and the New York metropolitan markets. Sussex Bank operates from its corporate office in Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Montague, Newton, Oradell, Sparta, Vernon, and Wantage, New Jersey, and in Astoria, New York, its regional office and corporate center in Wantage, New Jersey and its insurance agency offices in Augusta and Oradell, New Jersey. On December 18, 2013, Sussex Bank permanently closed the Warwick, New York branch location and during the first and third quarters of 2014 Sussex Bank opened a corporate office and a regional office and corporate center in Rockaway and Wantage, New Jersey, respectively. Sussex Bank opened a new branch location in Astoria, New York during the first quarter of 2015. On March 5, 2016, Sussex Bank opened a new branch location which includes a regional lending office in Oradell, New Jersey in Bergen County. On April 1, 2016, Sussex Bank permanently closed our regional lending and insurance agency offices in Rochelle Park, New Jersey, and transferred such lending and insurance activities to the Oradell branch. On April 29, 2016, we permanently closed the Port Jervis, New York branch location. In addition, Sussex Bank provides online banking services through its website located at www.sussexbank.com.

At March 31, 2017, Sussex had $872.3 million in assets, $696.6 million in deposits and $62.4 million of shareholders’ equity.

Sussex’s principal executive offices are located at 100 Enterprise Drive, Suite 700, Rockaway, New Jersey 07866, its phone number is (844) 256-7328 and its website is www.sussexbank.com. Information that is included in this website does not constitute part of this joint proxy statement/prospectus. Sussex common stock is traded on the NASDAQ Global Market under the symbol “SBBX”.

Recent Stock Offering

On June 21, 2017, Sussex completed an underwritten public offering of 1,249,999 shares of its common stock at a public offering price of $24.00 per share. The net proceeds to Sussex after underwriting discounts and commissions and estimated offering expenses was approximately $28.0 million.

Community Bank of Bergen County, NJ

Community is a New Jersey commercial banking institution originally founded in 1928. Community’s headquarters is located in Rochelle Park, New Jersey. It has three branch offices located throughout Bergen County, New Jersey. The main office is located at 125 West Pleasant Avenue in Maywood, New Jersey and the

other two branch offices are located in Fair Lawn, and Rochelle Park, New Jersey. Community is regulated by both the New Jersey Department of Banking and Insurance and the Federal Reserve, and its deposits are insured by the FDIC.

Community’s wholly owned subsidiaries are Community Investment Company and GFR Maywood LLC. Community Investment Company holds a portion of Community’s investment portfolio. GFR Maywood holds certain foreclosed properties.

Community provides a full range of banking services to individual and corporate customers in northern New Jersey through its three branches. Community also offers the convenience of online banking and 24 hour ATMs to their customers.

At March 31, 2017, Community had $355.7 million in assets, $318.1 million in deposits and $29.5 million of shareholders’ equity.

Community focuses on making residential mortgage loans, consumer loans and commercial loans (including construction lending). Community markets and delivers its products and services primarily through its branch network.

Community’s phone number is (201) 587-1221 and its website is www.cbbcnj.com. Information that is included in this website does not constitute part of this joint proxy statement/prospectus. Community common stock is quoted on the OTC under the symbol “CMTB”.

SUPERVISION AND REGULATION

Supervision and Regulation

Community and certain of its non-banking subsidiaries are subject to extensive regulation under federal and state laws. The regulatory framework applicable to insured depository institutions is intended to protect depositors, federal deposit insurance funds, and the U.S. banking system as a whole. This system is not designed to protect shareholders of insured depository institutions such as Community.

Statutes, regulations and policies are subject to ongoing review by Congress, state legislatures and federal and state agencies. A change in any statute, regulation or policy applicable to Community may have a material effect on Community’s operations and financial performance. Financial reform legislation and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), may have adverse implications on the financial services industry, the competitive environment and Community’s ability to conduct business. As a result, pending consummation of the merger Community may incur additional expenses to comply with applicable laws and regulations, which may increase our costs of operations and adversely impact Community’s earnings.

Set forth below is a summary of the significant laws and regulations applicable to Community. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on the operations and business of Community.

Overview

Community is organized as a state-chartered bank and is a member of the FRB. Community is chartered pursuant to the banking laws and regulations of the New Jersey Department of Banking and Insurance (the “Department”) and is subject to the supervision of, and to regular examination by, the Department as its chartering authority, as well as by the FRB as its primary federal regulator. Financial products and services offered by Community are subject to federal consumer protection laws and regulations promulgated by the Consumer Financial Protection Bureau (“CFPB”). Community and certain of its nonbank subsidiaries are also subject to oversight by state attorneys general for compliance with state consumer protection laws. Community’s deposits are insured by the Deposit Insurance Fund (the “DIF”) of the FDIC up to the applicable deposit insurance limits in accordance with FDIC laws and regulations. Community’s common stock is quoted on the OTC under the symbol “CMTB”.

Volcker Rule

Section 619 of the Dodd-Frank Act, commonly known as the Volcker Rule, restricts the ability of banking entities, such as Community, from: (i) engaging in “proprietary trading” and (ii) investing in or sponsoring certain types of funds (“Covered Funds”), subject to certain limited exceptions. The implementing regulation defines a Covered Fund to include certain investments such as collateralized loan obligation (“CLO”) and collateralized debt obligation securities. The regulation also provides, among other exemptions, an exemption for CLOs meeting certain requirements. Compliance with the Volcker Rule is generally required by July 21, 2017. Given Community’s size and the scope of its activities, Community does not believe the implementation of the Volcker Rule will have a significant effect on its financial statements.

Dividend Rights

As a New Jersey-chartered bank, Community may declare and pay dividends only if, after payment of the dividend, the capital stock of Community will be unimpaired and either Community will have a surplus of not less than 50% of its capital stock or the payment of the dividend will not reduce Community’s surplus.

Capital Adequacy and Prompt Corrective Action

In July 2013, the FRB, the Office of the Comptroller of the Currency (the “OCC”) and the FDIC approved final rules (the “Capital Rules”) that established a new capital framework for U.S. banking organizations. The Capital Rules generally implement the Basel Committee on Banking Supervision’s (the “Basel Committee”) December 2010 final capital framework referred to as “Basel III” for strengthening international capital standards. In addition, the Capital Rules implement certain provisions of the Dodd-Frank Act, including the requirements of Section 939A to remove references to credit ratings from the federal banking agencies’ rules.

The Capital Rules: (i) require a capital measure called “Common Equity Tier 1” (“CET1”) and related regulatory capital ratio of CET1 to risk-weighted assets; (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements; (iii) mandate that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expand the scope of the deductions from and adjustments to capital as compared to existing regulations. The Capital Rules revised the definitions and the components of regulatory capital and impacted the calculation of the numerator in banking institutions’ regulatory capital ratios. The Capital Rules became effective for Community on January 1, 2015, subject to phase-in periods for certain components and other provisions. Under the Capital Rules, for most banking organizations, the most common form of Additional Tier 1 capital is non-cumulative perpetual preferred stock and the most common forms of Tier 2 capital are subordinated notes and a portion of the allocation for loan losses, in each case, subject to the Capital Rules’ specific requirements.

Pursuant to the Capital Rules, the minimum capital ratios as of January 1, 2015 are:

•	4.5% CET1 to risk-weighted assets;

•	6.0% Tier 1 capital (CET1 plus Additional Tier 1 capital) to risk-weighted assets;

•	8.0% Total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets; and

•	4.0% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (known as the “leverage ratio”).

The Capital Rules also requires a “capital conservation buffer,” composed entirely of CET1, on top of these minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity and other capital instrument repurchases and compensation based on the amount of the shortfall. When fully phased-in on January 1, 2019, the capital standards applicable to Community will include an additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios inclusive of the capital conservation buffer of (i) CET1 to risk-weighted assets of at least 7%, (ii) Tier 1 capital to risk-weighted assets of at least 8.5%, and (iii) Total capital to risk-weighted assets of at least 10.5%.

The Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1.

In addition, under the prior general risk-based capital rules, the effects of accumulated other comprehensive income or loss (“AOCI”) items included in shareholders’ equity (for example, marks-to-market of securities held in the available-for-sale portfolio) under U.S. GAAP are reversed for the purposes of determining regulatory capital ratios. Under the Capital Rules, the effects of certain AOCI items are not excluded; however, banking organizations not using the advanced approaches, including Community, were permitted to make a one-time permanent election to continue to exclude these items in January 2015. Community elected to make a one-time permanent election to exclude certain AOCI items for regulatory capital ratios.

Implementation of the deductions and other adjustments to CET1 began on January 1, 2015, and are being phased-in over a 4-year period (beginning at 40% on January 1, 2015, and an additional 20% per year thereafter). The implementation of the capital conservation buffer will begin on January 1, 2016, at the 0.625% level and increase by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019.

The Capital Rules also revised the “prompt corrective action” (“PCA”) regulations adopted pursuant to Section 38 of the Federal Deposit Insurance Act (the “FDIA”), by: (i) introducing a CET1 ratio requirement at each PCA category (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to 6%); and (iii) eliminating the provision that permitted a bank with a composite supervisory rating of 1 and a 3% leverage ratio to be considered adequately capitalized. The Capital Rules did not change the total risk-based capital requirement for any PCA category.

The Capital Rules prescribe a standardized approach for risk weightings that expand the risk-weighting categories from the four Basel I-derived categories (0%, 20%, 50% and 100%) to a larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset classes.

Management believes that Community is in compliance, and will remain in compliance, with the targeted capital ratios as such capital requirements are phased in.

Federal Deposit Insurance

The Dodd-Frank Act increased the maximum amount of deposit insurance for insured depository institutions to $250,000 per depositor per insured institution. Community’s deposit accounts are fully insured by the FDIC Deposit Insurance Fund (the “DIF”) up to the deposit insurance limits in accordance with applicable laws and regulations.

The FDIC uses a risk-based assessment system that imposes insurance premiums based upon a risk matrix that accounts for a bank’s capital level and supervisory rating (“CAMELS rating”). The risk matrix uses different risk categories distinguished by capital levels and supervisory ratings. As a result of the Dodd-Frank Act, the base for deposit insurance assessments is now consolidated average assets less average tangible equity. Assessment rates are calculated using formulas that take into account the risk of the institution being assessed. In addition to deposit insurance assessments, the FDIA provides for additional assessments to be imposed on insured depository institutions to pay for the cost of Financing Corporation (“FICO”) funding. The FICO is a mixed-ownership government corporation established by the Competitive Equality Banking Act of 1987, whose sole purpose was to function as a financing vehicle for the now defunct Federal Savings & Loan Insurance Corporation. The FICO assessments are adjusted quarterly to reflect changes in the assessment base of the DIF and do not vary depending upon a depository institution’s capitalization or supervisory evaluation.

Under the FDIA, the FDIC may terminate deposit insurance upon a finding that an insured depository institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Community’s management is not aware of any practice, condition or violation that might lead to the termination of deposit insurance.

Depositor Preference

The FDIA provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, with respect to any extensions of credit they have made to such insured depository institution

Reserve Requirements

FRB regulations require insured depository institutions to maintain non-interest earning reserves against their transaction accounts (primary interest-bearing and regular checking accounts). Community’s required reserves can be in the form of vault cash. If vault cash does not fully satisfy the required reserves, in the form of a balance maintained with the Federal Reserve Bank of New York. FRB regulations required for 2017 that reserves be maintained against aggregate transaction accounts, except for transaction accounts which are exempt up to $15.5 million. Transaction accounts greater than $15.5 million up to and including $115.1 million have a reserve requirement of 3%. A 10% reserve ratio will be assessed on transaction accounts in excess of $103.6 million. The FRB generally makes annual adjustments to the tiered reserves. The FRB generally makes annual adjustments to the tiered reserves. Community is in compliance with these reserve requirements.

Transactions with Affiliates and Insiders

Under federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act (“FRA”) and its implementing Regulation W. Generally, sections 23A and 23B of the FRA are intended to protect insured depository institutions from losses arising from transactions with non-insured affiliates by limiting the extent to which a bank or its subsidiaries may engage in covered transactions with any one affiliate and with all affiliates of the bank in the aggregate, and requiring that such transactions be on terms consistent with safe and sound banking practices.

Further, Section 22(h) of the FRA and its implementing Regulation O restricts loans to directors, executive officers, and principal stockholders (“insiders”). Under Section 22(h), loans to insiders and their related interests may not exceed, together with all other outstanding loans to such persons and affiliated entities, the institution’s total capital and surplus. Loans to insiders above specified amounts must receive the prior approval of the board of directors. Further, under Section 22(h) of the FRA, loans to directors, executive officers and principal stockholders must be made on terms substantially the same as offered in comparable transactions to other persons, except that such insiders may receive preferential loans made under a benefit or compensation program that is widely available to the bank’s employees and does not give preference to the insider over the employees. Section 22(g) of the FRA places additional limitations on loans to executive officers.

Anti-Money-Laundering

The Bank Secrecy Act (“BSA”), as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), imposes obligations on U.S. financial institutions, including banks and broker-dealer subsidiaries, to implement policies, procedures and controls which are reasonably designed to detect and report instances of money laundering and the financing of terrorism. The USA PATRIOT Act requires all financial institutions, including Community, to identify their customers, adopt formal and comprehensive anti-money laundering programs, scrutinize or prohibit altogether certain transactions of special concern, and be prepared to respond to inquiries from U.S. law enforcement agencies concerning their customers and their transactions. The USA PATRIOT Act also encourages information-sharing among financial institutions, regulators, and law enforcement authorities by providing an exemption from the privacy provisions of the GLB Act for financial institutions that comply with this provision. The effectiveness of a financial institution in combating money laundering activities is a factor to be considered in any application submitted by the financial institution under the Bank Merger Act, which applies to Community. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal, financial and reputational consequences. As of June 30, 2017, Community believes it is in compliance with the BSA and the USA PATRIOT Act, and implementing regulations.

Office of Foreign Assets Control Regulation

The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. These are typically known as the “OFAC” rules based on their administration by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”). The OFAC-administered sanctions targeting countries take many different forms. Generally, they contain one or more of the following elements: i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

Consumer Protection Laws and CFPB Supervision

The Dodd-Frank Act centralized responsibility for federal consumer financial protection in the CFPB, which is an independent agency charged with responsibility for implementing, enforcing, and examining compliance with federal consumer laws and regulations. Community is subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy. Among others, these laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, various state law counterparts, and the Consumer Financial Protection Act of 2010, which established the CFPB.

The CFPB is expected to continue to issue and amend rules implementing the consumer financial protection laws, which may impact Community’s operations and activities.

Community Reinvestment Act of 1977

Community has a responsibility under the CRA and its implementing regulations to help meet the credit needs of its communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. Regulators periodically assess Community’s record of compliance with the CRA. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit discrimination in lending practices on the basis of characteristics specified in those statutes. Community’s failure to comply with the CRA could, at a minimum, result in regulatory restrictions on its activities and the activities of Community. Community received a “Satisfactory” CRA rating in its most recent examination.

Financial Privacy Laws

Section V of the Gramm-Leach-Bliley Act and its implementing regulations require all financial institutions, including Community, to adopt privacy policies, restrict the sharing of nonpublic customer data with nonaffiliated parties at the customer’s request, and establish procedures and practices to protect customer data from unauthorized access. In addition, the Fair Credit Reporting Act (“FCRA”), as amended by the Fair and Accurate Credit Transactions Act of 2003 (“FACT Act”), includes many provisions affecting Community, and/or is affiliates, including provisions concerning obtaining consumer reports, furnishing information to consumer reporting agencies, maintaining a program to prevent identity theft, sharing of certain information among affiliated companies, and other provisions. The FACT Act requires persons subject to FCRA to notify their customers if they report negative information about them to a credit bureau or if they are granted credit on terms less favorable than those generally available. The CFPB and the Federal Trade Commission (“FTC”) have extensive rulemaking authority under the FACT Act, and Community is subject to the rules that have been promulgated under the FACT Act, including rules regarding limitations on affiliate marketing and implementation of programs to identify, detect and mitigate certain identity theft red flags. Community has developed policies and procedures for itself and its subsidiaries and believes it is in compliance with all privacy, information sharing, and notification provisions of the GLB Act and the FACT Act. Community is also subject to data security standards, privacy and data breach notice requirements, primarily those issued by the FDIC.

Future Legislative Initiatives

From time to time, various legislative and regulatory initiatives are introduced by Congress, state legislatures, and financial regulatory agencies. Such initiatives may include proposals to expand or contract the powers of depository institutions or proposals to substantially change the financial institution regulatory system. Such legislation could change banking statutes and the operating environment of Community in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities, or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. Community cannot predict whether any such legislation will be enacted, and, if enacted, the effect that it or any implementing regulations would have on the financial condition or results of operations of Community. A change in statutes, regulations, or regulatory policies applicable to Community or any of its subsidiaries could have a material effect on the business of Community.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion presents management’s analysis of the consolidated financial condition and results of operations of Community as of and for each of the years in the two-year period ended December 31, 2016 and the three month periods ended March 31, 2017 and March 31, 2016. The discussion should be read in conjunction with the consolidated financial statements of Community and the notes related thereto which appear elsewhere in this joint proxy statement/prospectus.

Management Strategy

Community offers traditional community bank loan and deposit products and services.

Significant Accounting Policies

The following is a description of the more significant accounting policies used in preparation of the accompanying consolidated financial statements of Community Bank of Bergen County, NJ and Subsidiaries.

Principles of Consolidation

The consolidated financial statements are comprised of the accounts of Community Bank of Bergen County, NJ and its wholly-owned subsidiaries, Community Investment Company and GFR Maywood LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Consolidated Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (the “U.S. GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned.

Management believes that the allowance for loan losses considers all known and inherent losses. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in Community’s market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Community’s allowance for loan losses. Such agencies may require the Community to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Concentration of Risk

Community’s lending activity is concentrated in loans secured by real estate located in the State of New Jersey.

Interest-Rate Risk

Community is principally engaged in the business of attracting deposits from the general public and using these deposits to make loans secured by real estate and, to a lesser extent, consumer and commercial loans and to purchase mortgage-backed and investment securities. The potential for interest-rate risk exists as a result of the shorter duration of Community’s interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets.

In a rising interest rate environment, liabilities will generally re-price faster than assets, and there may be a reduction in the market value of long-term assets and net interest income. For this reason, management regularly monitors the maturity structure of the Community’s assets and liabilities in order to control its level of interest-rate risk and to plan for future volatility.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing accounts and federal funds sold. For the purpose of the statements of cash flows, Community considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Securities

Debt securities over which there exists positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holdings gains and losses included in earnings. Debt and equity securities not classified as trading securities, nor as held to maturity securities, are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported as a separate component of stockholders’ equity. Community held no trading securities as of December 31, 2016 and 2015.

Premiums and discounts on all securities are amortized/accreted using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the financial statements when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains and losses recognized in the consolidated statements of income.

Community reviews its investment portfolio on a monthly basis for indication of impairment and to determine if such impairment is other-than-temporary. This review includes analyzing the length of time and the extent to which the fair value has been lower than the amortized cost, and the financial condition and near-term prospects of the issuer, including any specific events that may influence the operations of the issuer. Community also assesses its intent with regard to selling or holding each security as well as any conditions that may require Community to sell the security prior to the recovery of fair value to a level which equals or exceeds amortized cost.

Other-than-temporary impairments on securities that Community has decided to sell or will more likely than not be required to sell prior to the full recovery of their fair value to a level to or exceeding amortized cost are recognized in earnings. Otherwise, the other-than-temporary is bifurcated into credit related and noncredit-related components. The credit related impairment generally represents the amount by which the present value of the cash flows expected to be collected on a debt security falls below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. Credit related other-than-temporary impairments are recognized in earnings while noncredit-related other-than-temporary impairments are recognized, net of deferred income taxes, in other comprehensive income.

Loans and Allowance for Loan Losses

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and discounts. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for prepayments.

Uncollected interest on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is reestablished, in which case the loan is returned to accrual status. At a minimum, an allowance is established for all interest payments that are more than 90 days delinquent.

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the statement of financial condition date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Any subsequent recoveries are credited to the allowance.

An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon the evaluation of known and inherent losses in the loan portfolio. Management of Community, in determining the allowance for loan losses considers the credit risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.

The allowance calculation methodology includes segregation of the total loan portfolio into segments. Community’s loans receivable portfolio is comprised of the following segments: residential real estate, commercial real estate, construction, commercial and industrial and consumer. Some segments of Community’s loan receivable portfolio are further disaggregated into classes, which allow management to better monitor risk and performance.

The residential mortgage loan segment is disaggregated into three classes: one-to-four family loans, which consist of first and second liens, one-to-four family revolving credit lines, and multi-family, which are primarily first liens. The commercial real estate loan segment includes both owner and non-owner occupied loans which have medium risk based on historical experience with these type loans. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans typically require a loan to value ratio of not greater than 75% and vary in terms. The construction loan segment, which includes land loans, is comprised mostly of owner occupied one-to-four family projects, which tend to have less risk than the non-owner occupied development projects. The commercial and industrial loan segment consists of loans made for the purpose of financing the activities of commercial customers. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. The consumer loan segment consists primarily of unsecured or overdraft lines of credit and an insignificant amount of other personal consumer loans.

Community’s credit policies determine advance rates against the different forms of collateral that can be pledged against loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan.

Community maintains a loan review system, which allows for a periodic review of its loan portfolio and the early identification of impaired problem loans. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly for multi-family, commercial real estate, construction, commercial and industrial loans and certain residential loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mentions have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any.

Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

Community utilizes a two-tier approach to estimate its allowance for loan losses (1) identification of problem loans (impaired loans) and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio.

A loan is deemed to be impaired when, based on current information and events, it is probable that Community will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. All loans identified as impaired are evaluated independently. Community does not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

For loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

When the measurement of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through an individual (specific) loss allowance. The evaluation of the need and amount of the allowance for impaired loans and whether a loan can be removed from impairment status is made on a quarterly basis. Community’s policy for recognizing interest income on impaired loans does not differ from its overall policy for interest recognition.

The general valuation component covers pools of loans by loan class and includes all loans not individually evaluated for impairment. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors generally include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.

5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

6.	Effect of external factors, such as competition and legal and regulatory requirements.

Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer’s financial condition or changes in their conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. These other credit risk factors are regularly reviewed and revised by management where conditions indicate that the estimates initially applied are different from actual results.

Community may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan, which is then identified as a troubled debt restructuring (“TDR”). Community may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating Community’s allowance for loan losses until they are ultimately repaid in full or foreclosed and sold.

Community identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

Other Real Estate Owned

Other real estate owned represents real estate acquired through foreclosure or by deed in lieu of foreclosure and is initially recorded at the lower of cost or fair value, less estimated selling costs. Write-downs required at the time of acquisition are charged to the allowance for loan losses. Thereafter, Community maintains an allowance for decreases in the properties’ estimated fair value, through charges to earnings. Such charges are included in other non-interest expense along with any additional property maintenance.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization. Significant renovations and additions are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred. Community computes depreciation on a straight-line basis over the estimated useful lives of the assets.

Federal Reserve Bank of New York Stock

Community is a member of the Federal Reserve Bank of New York. Federal law requires a member institution of the Federal Reserve System (“FRB”) to hold stock of its district Federal Reserve Bank according to a predetermined formula. Such stock is considered restricted and is carried at its cost of $444,900 and $386,650 as of December 31, 2016 and 2015 respectively and included in investments in restricted stock in the accompanying consolidated statements of financial condition.

Atlantic Community Bankers Bank Stock

Community is a member of the Atlantic Community Bankers Bank (“ACBB”). A requirement of membership is to hold stock in the ACBB according to a predetermined formula. Such stock is considered restricted and is carried at its cost of $60,000 as of December 31, 2016 and 2015 and included in investments in restricted stock in the accompanying consolidated statements of financial condition.

Federal Home Loan Bank of New York

Community is qualified to do business with the Federal Home Loan Bank of New York (“FHLBNY”). A requirement of membership is to hold stock in the FHLBNY according to a predetermined formula and from time to time purchase from or sell to the FHLBNY predetermined shares depending on the amount of funds borrowed from the FHLBNY. Such stock is considered restricted and is carried at its cost of $530,700 and $597,500 as of December 31, 2016 and 2015 respectively and included in investments in restricted stock in the accompanying consolidated statements of financial condition.

Senior Housing Crime Prevention Foundation Investment Corporation

During the year ended December 31, 2011, Community purchased preferred shares in the Senior Crime Prevention Foundation Investment Corporation. This program provides capital to the foundation to support senior housing crime prevention programs and is useful in providing Community with qualified Community Reinvestment Act (CRA) credit. Such stock is restricted and is carried at its cost of $250,000 at December 31, 2016 and 2015 and included in investments in restricted stock in the accompanying consolidated statements of financial condition.

Bank Owned Life Insurance

Community invests in bank owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves purchasing of life insurance by Community on a chosen group of employees and directors. Community is the owner and beneficiary of the policies. Bank owned life insurance is carried at net cash surrender value of the policies. The changes in the net cash surrender value are recorded in non-interest income. Death benefit proceeds received in excess of the policies cash surrender values are recognized in income upon receipt.

Income Taxes

Community accounts for income under the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset, which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

Stock-Based Compensation

Community recognizes compensation costs related to share-based payment transactions under the grant date fair value method over the period the employee provides service in exchange for the reward, which is generally the vesting period.

2011 Executive Retirement Incentive Plan

In 2011, Community adopted a 2011 Executive Retirement Incentive Plan to provide supplemental retirement income to eligible participants who receive annual incentive awards of deferred compensation under the plan denominated as a percentage of base salary set by Community’s board of directors. This deferred compensation arrangement is accounted for in accordance with FASB ASC 710, Compensation, which requires that benefits be accrued over the relevant service period to which the benefits are attributed.

Earnings Per Share

Basic earnings per share are computed by dividing net income for the year by the weighted average numbers of shares of common stock outstanding. Diluted earnings per share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effect of outstanding stock options and compensation grants, if dilutive, using the treasury stock method.

Stock Dividend

All references in the consolidated financial statements and footnotes to the number of weighted average shares outstanding and the stock option data of Community’s common stock have been restated to reflect the 10% stock dividend granted in 2016 for all periods presented.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, Community has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the consolidated statements of financial condition when they are funded.

Fair Value of Financial Instruments

Community follows the provisions of FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value, as required by FASB ASC 820, must maximize the use of observable inputs and minimize the use of unobservable inputs.

The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. Community’s assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

COMPARISION OF OPERATING RESULTS FOR THREE MONTHS ENDED MARCH 31, 2017 AND 2016

Community’s net income is impacted by five major components and each of them is reviewed in more detail in the following discussion:

•	net interest income, or the difference between interest income earned on loans and investments and

•	interest expense paid on deposits and borrowed funds;

•	provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for

•	inherent losses on loans;

•	non-interest income, which is made up primarily of certain loan and deposit fees;

•	non-interest expense, which consists primarily of compensation and benefits and other operating expenses; and

•	income taxes.

Overview. For the quarter ended March 31, 2017, Community reported net income of $400 thousand, or $0.21 per basic and diluted common share, for the quarter ended March 31, 2017, as compared to $401 thousand, or $0.21 per basic and diluted share, for the same period last year.

Comparative Average Balances and Average Interest Rates. The following table presents a summary of Community’s interest-earning assets and their average yields, and interest-bearing liabilities and their average costs for the three month periods ended March 31, 2017 and 2016:

	Three Months Ended March 31,

	2017			2016

(Dollars in thousands)	Average Balance	Interest	Average Rate (2)	Average Balance	Interest	Average Rate (2)
Earning Assets:
Securities:
Tax exempt	$6,078	$16	1.07%	$11,014	$27	0.98%
Taxable	75,125	368	1.99%	54,556	233	1.71%

Total securities	81,203	384	1.92%	65,570	260	1.59%
Total loans receivable (1) (4)	233,837	2,720	4.72%	233,544	2,932	5.04%
Other interest-earning assets	16,518	35	0.86%	8,137	13	0.64%

Total earning assets	331,558	$3,139	3.84%	$307,251	$3,205	4.18%
Non-interest earning assets	23,903			23,191
Allowance for loan losses	(3,064)			(3,295)

Total Assets	$352,397			$327,147

Sources of Funds:
Total interest bearing deposits	$254,513	$503	0.80%	$232,294	$471	0.81%
Borrowed funds	4,006	12	1.21%	7,632	18	0.95%

Total interest bearing liabilities	258,513	$515	0.81%	$239,926	$489	0.82%
Non-interest bearing liabilities:
Demand deposits	60,792			55,415
Other liabilities	3,976			3,367

Total non-interest bearing liabilities	64,768			58,782
Stockholders’ equity	29,110			28,439

Total Liabilities and Stockholders’ Equity	$352,397			$327,147

Net Interest Income and Net Interest Margin (5)		$2,624	3.21%		$2,716	3.55%

(1)	Includes loan fee income.
(2)	Average rates on securities are calculated on amortized costs.
(4)	Loans outstanding include non-accrual loans.
(5)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets.

Net Interest Income. Net interest income is the difference between interest and deferred fees earned on loans and other interest-earning assets and interest paid on interest-bearing liabilities. Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities that support those assets, as well as changing interest rates when differences exist in repricing dates of assets and liabilities.

Net interest income decreased $92 thousand, or 3.4%, to $2.6 million for the first quarter of 2017, as compared to $2.7 million for the same period in 2016. The decrease in net interest income was largely due to a decrease in interest income on loans of $212 thousand which was partially offset by a $124 thousand increase in interest and dividend income on securities. Additionally, the decrease in net interest income was due to a $22.2 million, or 9.6%, increase in average interest bearing deposits, principally savings accounts, which increased $18.1 million, or 65.6%, causing total interest expense to increase by $26 thousand.

Interest Income. Community’s total interest income decreased $66 thousand, or 2.14%, to $3.1 million for the quarter ended March 31, 2017, as compared to the same period last year.

Community’s total interest income on loans receivable decreased $212 thousand or 7.2%, to $2.7 million for the first quarter of 2017, as compared to the same period in 2016. The decrease in interest income earned on loans receivable was due to a 32 basis point decline in the average yield to 4.72% for the quarter ended March 31, 2017, as compared to the same period in 2016.

Community’s total interest income earned on securities increased $124 thousand or 47.7%, to $384 thousand for the quarter ended March 31, 2017 from $260 thousand for the same period in 2016. The increase in interest income earned on securities was mostly due to an increase in average balance of $15.6 million to $81.2 million and a 33 basis point increase in the average yield to 1.92% for the quarter ended March 31, 2017, as compared to the same period in 2016.

Interest Expense. Community’s interest expense for the three months ended March 31, 2017 increased $26 thousand, or 5.3%, to $515 thousand from $489 thousand for the same period in 2016. The increase was principally due to higher average balances in interest-bearing liabilities, which increased $18.6 million, or 7.8%, to $258.5 million for the first quarter of 2017 from $239.9 million for the same period in 2016.

Community’s interest expense on deposits increased $32 thousand, or 6.8%, for the quarter ended March 31, 2017, as compared to the same period last year. The increase was largely attributed to the increase in the average balance of savings accounts, which increased $18.1 million during the first quarter of 2017, as compared to the same period in 2016.

Community’s interest expense on borrowed funds decreased $6 thousand, or 33.3%, for the quarter ended March 31, 2017, as compared to the same period last year. The decrease was largely attributed to the average balance of borrowed funds decreasing $3.6 million during the first quarter of 2017, as compared to the same period in 2016.

Provision for Loan Losses. As of March 31, 2017, there was no provision for loan loss as compared to $100 thousand in the same period of 2016. The provision for loan losses reflects management’s judgment concerning the risks inherent in Community’s existing loan portfolio and the size of the allowance necessary to absorb the risks, as well as the activity in the allowance during the periods. Management reviews the adequacy of its allowance on an ongoing basis and will provide additional provisions, as management may deem necessary.

Non-Interest Income. Community’s non-interest income decreased $9 thousand, or 7.3%, to $114 thousand for the first quarter of 2017, as compared to the same period last year. The decrease for the first quarter of 2017, as compared to the same period in 2016, was largely due to a decrease in losses and write-downs in other real estate owned of $31 thousand offset by an increase in fees and service charges of $24 thousand due to an increase in origination fees on construction loans.

Non-Interest Expense. Community’s non-interest expenses decreased $67 thousand, or 3.0%, to $2.2 million for the first quarter of 2017, as compared to the same period last year. The decrease for the first quarter of 2017, as compared to the same period in 2016, was largely due to decreases in compensation and benefits of $35 thousand and federal deposit insurance premium of $52 thousand. The aforementioned decrease was offset by increases in professional service fees and other expenses.

Income Taxes. Community’s income tax expense, which includes both federal and state tax expenses, was $209 thousand for the three months ended March 31, 2017, compared to $142 thousand for the three months ended March 31, 2016. Community’s effective tax rate was 34.3% and 26.2% for the quarters ended March 31, 2017 and 2016, respectively.

COMPARISION OF FINANCIAL CONDITION AT MARCH 31, 2017 TO DECEMBER 31, 2016

Total Assets. At March 31, 2017, Community’s total assets were $355.7 million, an increase of $15.2 million, or 4.5%, as compared to total assets of $340.5 million at December 31, 2016. The increase in total assets was largely driven by growth in loans receivable of $7.0 million, or 3.0% and securities of $4.8 million, or 6.1%.

Cash and Cash Equivalents. Community’s cash and cash equivalents increased by $4.5 million to $18.0 million at March 31, 2017, or 5.1% of total assets, from $13.4 million, or 3.9%, of total assets, at December 31, 2016.

Securities Portfolio. At March 31, 2017, Community’s securities available for sale portfolio, was $83.9 million, compared to $79.1 million at December 31, 2016. The securities are held primarily for liquidity, interest rate risk management and profitability. Accordingly, Community’s investment policy is to invest in securities with low credit risk, such as U.S. government agency obligations, state and political obligations and mortgage-backed securities.

Net unrealized losses in the available for sale securities portfolio were $867 thousand and $1.5 million at March 31, 2017 and December 31, 2016, respectively.

Other investments totaled $1.3 million at March 31, 2017 and at December 31, 2016. Community also held $1.3 million in time deposits with other financial institutions at March 31, 2017 and December 31, 2016.

Loans. The loan portfolio comprises Community’s largest class of earning assets. Total loans receivable, net of unearned income, increased $7.0 million, or 3.0%, to $236.1 million at March 31, 2017, as compared to $229.2 million at December 31, 2016.

The following table summarizes the composition of Community’s gross loan portfolio by type:

(Dollars in thousands)	March 31, 2017	December 31, 2016
Residential
One-to-four family	$138,376	$137,037
Revolving credit lines	9,674	9,584
Multi-family	6,644	6,687
Commercial real estate	56,700	55,672
Construction	19,795	15,979
Commercial and industrial	3,789	3,001
Consumer	1,603	1,714

Total gross loans	$236,581	$229,674

Loan and Asset Quality. The ratio of non-performing assets (“NPAs”), which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and other real estate owned, to total assets improved to 2.37% at March 31, 2017 from 2.58% at December 31, 2016. NPAs decreased $337 thousand, or 3.8%, to $8.4 million at March 31, 2017, as compared to $8.7 million at December 31, 2016. Non-accrual loans increased $1.2 million, or 25.6%, to $5.9 million at March 31, 2017, as compared to $4.7 million at December 31, 2016. Loans past due 30 to 89 days totaled $2.7 million at March, 31 2017, representing an increase of $158 thousand, or 5.5%, as compared to $2.9 million at December 31, 2016. The top five non-accrual loan relationships total $2.3 million, which equates to 38.4% of total non-accrual loans and 34.6% of total NPAs at March 31, 2017. The remaining non-accrual loans at March 31, 2017 have an average loan balance of $247 thousand.

Community continue to actively market its other real estate owned properties, which decreased $1.1 million due to two properties sold at $1.1 million to $410 thousand at March 31, 2017, as compared to $1.5 million at December 31, 2016. At March 31, 2017, Community’s other real estate owned properties had an average carrying value of approximately $205 thousand per property.

The allowance for loan losses decreased by $133 thousand, or 4.3%, to $3.0 million, or 1.3% of total loans, at March 31, 2017, compared to $3.1 million, or 1.4% of total loans, at December 31, 2016. Community did not record a provision for loan losses for the three months ended March 31, 2017 due to increased credit metrics. Community recorded net charge-offs of $133 thousand for the quarter ended March 31, 2017, as compared to $427 thousand in net charge-offs for the quarter ended March 31, 2016. The allowance for loan losses as a percentage of non-accrual loans decreased to 51.0% at March 31, 2017 from 67.0% at December 31, 2016.

Community’s management continues to monitor Community’s asset quality and believes that the NPAs are adequately collateralized and anticipated material losses have been adequately reserved for in the allowance for loan losses. However, given the uncertainty of the current real estate market, additional provisions for losses may be deemed necessary in future periods. The following table provides information regarding risk elements in the loan portfolio at each of the periods presented:

(Dollars in thousands)	March 31, 2017	December 31, 2016
Non-accrual loans	$5,895	$4,694
Non-accrual loans to total loans	2.50%	2.05%
Non-performing assets	$8,434	$8,771
Non-performing assets to total assets	2.37%	2.58%
Performing troubled debt restructured loans	1,885	2,069
Performing troubled debt restructured loans to total assets	0.53%	0.61%
Allowance for loan losses as a % of non-accrual loans	50.84%	66.68%
Allowance for loan losses to total loans	1.27%	1.37%

A loan is considered impaired when based on current information and events, it is probable that Community will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Total impaired loans at March 31, 2017 were $8.2 million and at December 31, 2016 were $7.3 million. Impaired loans measured at fair value on a non-recurring basis decreased to $355 thousand on March 31, 2017 from $1.2 million at December 31, 2016. These balances consist of loans that were written down or required additional reserves during the periods ended March 31, 2017 and December 31, 2016, respectively. Impaired loans include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. Not all impaired loans and restructured loans are on non-accrual, and therefore not all are considered non-performing loans. Restructured loans still accruing totaled $1.9 million and $2.0 million at March 31, 2017 and December 31, 2016, respectively.

Community also continues to monitor its portfolio for potential problem loans. Potential problem loans are defined as loans which cause management to have serious concerns as to the ability of such borrowers to comply with the present loan repayment terms and which may cause the loan to be placed on non-accrual status.

Further detail of the credit quality of the loan portfolio is included in Note 4—Allowance for Loan Losses and Credit Quality of Financing Receivables to Community’s unaudited consolidated financial statements.

Allowance for Loan Losses. The allowance for loan losses consists of general, allocated and unallocated components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical charge-off experience and expected losses derived from Community’s internal risk rating process. The unallocated component covers the potential for other adjustments that may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

Management of Community regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented.

At March 31, 2017, the total allowance for loan losses decreased by $133 thousand, or 4.3%, to $3.0 million, or 1.3% of total loans as compared to $3.1 million, or 1.4% of total loans, at December 31, 2016. Community recorded no provision for loan losses for the three months ended March 31, 2017. Community recorded net charge-offs of $133 thousand for the three months ended March 31, 2017, as compared to $427 thousand in net charge-offs for the three months ended March 31, 2016. The allowance for loan losses as a percentage of non-accrual loans increased to 51.0% at March 31, 2017 from 67.0% at December 31, 2016.

The table below presents information regarding Community’s provision and allowance for loan losses for the three months ended March 31, 2017 and 2016:

(Dollars in thousands)	March 31, 2017	March 31, 2016
Balance, beginning of period	$3,130	$3,413
Provision	—	100
Charge-offs	(188)	(432)
Recoveries	55	5

Balance, end of period	$2,997	$3,086

The table below presents details concerning the allocation of the allowance for loan losses by loan class for each of the periods presented. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future credit losses may occur. The total allowance is available to absorb losses from any category of loans.

	March 31, 2017		December 31, 2016
(Dollars in thousands)	Amount	Percentage of Loans In Each Category To Gross Loans	Amount	Percentage of Loans In Each Category To Gross Loans
One-to-four family	$1,241	58.6%	$1,405	59.8%
Revolving credit lines	62	4.1%	62	4.2%
Multifamily	65	2.8%	75	2.9%
Commercial real estate	976	24.0%	984	24.3%
Construction	275	8.4%	235	7.0%
Commercial and industrial	76	1.6%	92	1.3%
Consumer	38	0.5%	41	0.5%
Unallocated	264	—%	236	—

Total	$2,997	100.0%	$3,130	100.0%

Bank-Owned Life Insurance (“BOLI”). Community’s BOLI carrying value amounted to $7.8 million at March 31, 2017 and at December 31, 2016.

Premises and Equipment. On November 16, 2016, Community entered into an agreement with a contractor to remodel and renovate its Maywood branch office with a remaining cost of $920 thousand which will be capitalized in premises and equipment upon completion.

Deposits. Community’s total deposits increased $14.0 million, or 4.6%, to $318.1 million at March 31, 2017, from $304.1 million at December 31, 2016. The increase in deposits was due to increases in interest bearing deposits of $13.2 million, or 5.4%, at March 31, 2017, as compared to December 31, 2016.

Borrowings. Community’s borrowings consist of short-term advances from the FHLB. The advances are secured under terms of a blanket collateral agreement by a pledge of qualifying mortgage loans. Community had $4.0 million in borrowings at FHLB, at a weighted average interest rate of 1.17% at March 31, 2017 and December 31, 2016. Please refer to Liquidity and Capital Resources – Off-Balance Sheet Arrangements.

Other Liabilities. Other liabilities increased $255 thousand, or 14.7%, to $2.0 million at March 31, 2017, from $1.7 million at December 31, 2016. The increase in other liabilities was mainly due to an increase of income tax payable of $169 thousand at March 31, 2017.

Equity. Stockholders’ equity, inclusive of accumulated other comprehensive loss, net of income taxes, was $29.5 million at March 31, 2017, an increase of $779 thousand when compared to December 31, 2016. The increase was largely due to net income for the three months ended March 31, 2017.

COMPARISON OF FINANCIAL CONDITION AT YEAR-END DECEMBER 31, 2016 AND 2015

Overview. At December 31, 2016, Community had total assets of $340.5 million compared to total assets of $325.3 million at December 31, 2015, an increase of $15.2 million, or 4.7%. Gross loans decreased $2.0 million, or 0.85%, to $229.2 million at December 31, 2016, from $231.1 million at December 31, 2015. Total deposits increased 5.6% to $304.1 million at December 31, 2016, from $287.9 million at December 31, 2015.

Cash and Cash Equivalents. Community’s cash and cash equivalents increased $3.3 million, or 32.8%, at December 31, 2016 to $13.4 million from $10.1 million at December 31, 2015.

Securities Portfolio. Community’s securities portfolio is designed to provide interest income, including tax-exempt income, provide a source of liquidity, diversify the earning assets portfolio, allow for management of interest rate risk, and provide collateral for public fund deposits and borrowings. Securities are usually classified as available for sale. The portfolio is composed primarily of obligations of U.S. government agencies and government sponsored entities, including collateralized mortgage obligations issued by such agencies and entities, and tax-exempt municipal bonds.

Community periodically conducts reviews to evaluate whether unrealized losses on investment securities portfolio are deemed temporary or whether an other-than-temporary impairment has occurred. Various inputs to economic models are used to determine if an unrealized loss is other-than-temporary. All of Community’s debt securities in an unrealized loss position have been evaluated as of December 31, 2016, and Community does not consider any security to be other-than-temporarily impaired. Community evaluated the prospects of the issuers in relation to the severity and the duration of the unrealized losses. Community’s securities in unrealized loss positions are mostly driven by wider credit spreads and changes in interest rates. Based on that evaluation Community does not intend to sell any security in an unrealized loss position, and it is more likely than not that Community will not have to sell any of its securities before recovery of its cost basis.

Community’s available for sale securities are carried at fair value, adjusted for amortization of premiums and accretion of discounts. Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component of stockholders’ equity net of taxes. Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar requirements. Management determines the appropriate classification of securities at the time of purchase.

The following table shows the carrying value of Community’s available for sale security portfolio as of December 31, 2016, 2015 and 2014.

	December 31,
(Dollars in thousands)	2016	2015	2014
U.S. government agencies	$37,577	$24,908	$13,923
Municipal bonds	6,530	11,784	17,249
Mortgage-backed securities
U.S. government-sponsored enterprises	34,003	28,387	20,849
Corporate bonds	998	999	—

Total available for sale	$79,108	$66,078	$52,021

Community’s securities available for sale, increased by $13.0 million, or 19.7%, to $79.1 million at December 31, 2016 from $66.1 million at December 31, 2015. During 2016, Community purchased $38.1 million in new securities and $23.5 million in securities matured, were called or were repaid. At December 31, 2016, there was an unrealized loss of $1.5 million in securities available for sale as compared to an unrealized loss of $23 thousand at December 31, 2015. The decline in market value is mainly attributable to an increase in market rates.

The securities portfolio contained no high-risk securities as of December 31, 2016.

The contractual maturity distribution and weighted average yield of Community’s available for sale securities at December 31, 2016, are summarized in the following table. Securities available for sale are carried at amortized cost in the table for purposes of calculating the weighted average yield received on such securities. Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment and has not been tax-effected on the tax-exempt obligations.

	Due under 1 Year		Due 1-5 Years		Due 5-10 Years		Due over 10 Years
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for sale:
U.S. Government agencies	$2,000	0.96%	$31,101	1.35%	$—	—%	$5,037	2.52%
Municipal bonds	3,542	0.83%	3,011	1.21%	—	—%	—	—%
Mortgage-backed securities -
U.S. government-sponsored enterprises	—	—%	—	—%	—	—%	34,915	2.19%
Corporate bonds	—	—%	1,000	2.01%	—	—%	—	—%

Total Available for Sale	$5,542	0.88%	$35,112	1.36%	$—	—%	$39,952	2.23%

Community held $1.3 million in investments in restricted stock at December 31, 2016 that Community do not consider an investment security. Ownership of this restricted stock is required for memberships in the Federal Reserve Bank of New York, Atlantic Community Bankers Bank and Federal Home Loan Bank of New York.

Loans. The loan portfolio comprises the largest component of Community’s earning assets. Total loans receivable, net of unearned income, at December 31, 2016, decreased $2.0 million, or 0.85%, to $229.2 million from $231.1 million at December 31, 2015. Loan growth for 2016 occurred primarily in residential real estate loans (an increase of $2.9 million, or 1.9%) which was offset by a decrease in construction loans (a decrease of $5.3 million, or 24.9%).

The following table summarizes the composition of Community’s loan portfolio by type as of December 31, 2012 through 2016:

	December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
Residential
One-to-four family	$137,037	$135,372	$124,966	$110,862	$116,972
Revolving credit lines	9,584	9,076	9,746	9,940	13,257
Multi-family	6,687	5,960	5,108	4,493	6,175
Commercial real estate	55,672	54,895	57,565	57,476	60,177
Construction	15,979	21,286	21,111	14,483	14,259
Commercial and industrial	3,001	3,106	1,800	1,446	1,492
Consumer	1,714	1,918	2,724	2,470	2,680

Total gross loans	$229,674	$231,613	$223,020	$201,620	$215,012

The maturity ranges of the loan portfolio and the amounts of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 2016, are presented in the following table.

	December 31, 2016
(Dollars in thousands)	Due Under 1 Year	Due 1-5 Years	Due Over 5 Years
Residential
One-to-four family	$191	$3,117	$133,729
Revolving credit lines	—	—	9,584
Multi-family	—	—	6,687
Commercial real estate	441	796	54,435
Construction	14,084	1,092	803
Commercial and industrial	565	673	1,763
Consumer	14	97	1,603

Total loans	$15,295	$5,775	$208,604

Interest rates:
Fixed or predetermined	$190	$3,968	$80,033
Floating or adjustable	15,105	1,807	128,571

Total loans	$15,295	$5,775	$208,604

Loan and Asset Quality. NPAs consist of non-accrual loans, loans over 90 days delinquent and still accruing interest, troubled debt restructured loans still accruing and foreclosed real estate. Total NPAs decreased by $1.3 million, or 13.1%, to $8.8 million at year-end 2016 from $10.1 million at year-end 2015. The ratio of NPAs to total assets for December 31, 2016 and December 31, 2015 were 2.6% and 3.1%, respectively.

Community’s non-accrual loan balance decreased $2.9 million, or 38.5%, to $4.7 million at December 31, 2016, from $7.6 million at December 31, 2015. Troubled debt restructured loans still accruing increased $739 thousand, or 55.6%, to $2.1 million at December 31, 2016, from $1.3 million at December 31, 2015. Other real estate owned assets increased $387 thousand to $1.5 million at December 31, 2016, from $1.1 million at December 31, 2015.

Management continues to monitor Community’s asset quality and believes that the non-accrual loans are adequately collateralized and anticipated material losses have been adequately reserved for in the allowance for loan losses.

The following table provides information regarding risk elements in the loan and securities portfolio as of December 31, 2012 through 2016.

	December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
Non-accrual loans:
Residential
One-to-four family	$2,399	$4,924	$4,119	$4,271	$6,451
Revolving credit lines	295	408	124	189	285
Multi-family	381	—	—	—	803
Commercial real estate	1,619	2,298	1,926	2,024	2,819
Construction	—	—	—	270	754

Total non-accrual loans	4,694	7,630	6,169	6,754	11,112
Loans past due 90 days and still accruing	487	—	—	—	278
Troubled debt restructured loans still accruing	2,069	1,330	994	2,090	2,899

Total non-performing loans	7,250	8,960	7,163	8,844	14,289
Other real estate owned	1,521	1,134	780	5,959	6,427

Total non-performing assets	$8,771	$10,094	$7,943	$14,803	$20,716

Non-accrual loans to total loans, net of unearned income	2.05%	3.30%	2.77%	3.35%	5.17%
Non-performing assets to total assets	2.58%	3.10%	2.67%	5.04%	6.80%
Interest income received on nonaccrual loans	$357	$230	$326	$252	$421
Interest income that would have been recorded under the original terms of the loans	$243	$249	$317	$508	$892

In addition to monitoring non-performing loans Community continues to monitor Community’s portfolio for potential problem loans. Potential problem loans are defined as loans which cause management to have serious concerns as to the ability of such borrowers to comply with the present loan repayment terms and which may cause the loan to be placed on non-accrual status.

Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the impact of deterioration of the real estate and economic environments in Community’s lending region. Although Community uses the best information available, the level of allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. For additional information, see Critical Accounting Policies above and as more fully described in Note 1 to Community’s consolidated financial statements included elsewhere in this report.

Allowance for Loan Losses. The allowance for loan losses consists of general, specific and unallocated components. The specific component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

The allowance contains reserves identified as unallocated. These reserves reflect management’s attempt to ensure that the overall allowance reflects a margin for imprecision and the uncertainty that is inherent in estimates of probable credit losses. Management regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented.

At December 31, 2016, the allowance for loan losses was $3.1 million, a decrease of $283 thousand, or 8.3%, from $3.4 million at December 31, 2015. The provision for loan losses was $100 thousand and there were $524 thousand in charge-offs and $141 thousand in recoveries during 2016. The allowance for loan losses as a percentage of total loans was 1.37% at December 31, 2016 compared to 1.48% at December 31, 2015. The decrease in allowance for loan losses as percentage of total loans is due to a decrease in both total loans of $2.0 million and allowance for loan losses of $283 thousand at December 31, 2016 as compared to December 31, 2015.

The table below presents information regarding Community’s provision and allowance for loan losses for each of the periods presented.

	Year Ended December 31,
(Dollars in thousands)	2016	2015	2014	2013	2012
Balance at beginning of year	$3,413	$3,458	$3,824	$3,220	$2,941

Provision charged to operating expenses	100	125	525	3,935	2,681
Recoveries of loans previously charged-off:
Residential
One-to-four family	21	121	40	92	95
Revolving credit lines	79	16	30	13	9
Multi-family	—	—	—	5	—
Commercial real estate	2	—	39	91	—
Construction	—	—	19	—	—
Commercial and industrial	37	1	—	4	8
Consumer	2	20	52	23	6

Total recoveries	141	158	180	228	118
Loans charged-off:
Residential
One-to-four family	154	290	635	2,180	1,235
Revolving credit lines	—	—	6	193	154
Multi-family	—	—	—	4	179
Commercial real estate	210	33	375	718	689
Construction	—	—	—	431	192
Commercial and industrial	82	—	—	1	30
Consumer	78	5	55	32	41

Total charge-offs	524	328	1,071	3,559	2,520

Net charge-offs	383	170	891	3,331	2,402

Balance at end of year	$3,130	$3,413	$3,458	$3,824	$3,220

Net charge-offs to average loans outstanding	0.17%	0.07%	0.42%	1.63%	1.11%
Allowance for loan losses to total loans	1.37%	1.48%	1.55%	1.90%	1.50%

The table below presents details concerning the allocation of the allowance for loan losses to the various categories for each of the periods presented. The allocation is made for analytical purposes and it is not necessarily indicative of the categories in which future credit losses may occur. The total allowance is available to absorb losses from any category of loans.

	Allowance for Loans Losses at December 31,
	2016		2015		2014
(Dollars in thousands)	Amount	Percent of Loans in Each Category to Total	Amount	Percent of Loans in Each Category to Total	Amount	Percent of Loans in Each Category to Total
Residential
One-to-four family	$1,405	59.7%	$1,492	58.4%	$1,374	56.0%
Revolving credit lines	62	4.2%	79	3.9%	108	4.4%
Multi-family	75	2.9%	98	2.6%	66	2.3%
Commercial real estate	984	24.2%	1,177	23.7%	1,242	25.8%
Construction	235	7.0%	391	9.2%	457	9.5%
Commercial and industrial	92	1.3%	30	1.3%	31	0.8%
Consumer	41	0.7%	39	0.8%	55	1.2%
Unallocated	236	—	107	—	125	—

Total	$3,130	100.0%	$3,413	100.0%	$3,458	100.0%

	Allowance for Loans Losses at December 31,
	2013		2012
(Dollars in thousands)	Amount	Percent of Loans in Each Category to Total	Amount	Percent of Loans in Each Category to Total
Residential
One-to-four family	$1,510	55.0%	$1,225	54.4%
Revolving credit lines	115	4.9%	264	6.2%
Multi-family	62	2.5%	222	2.9%
Commercial real estate	1,355	28.5%	1,149	28.0%
Construction	356	7.2%	188	6.6%
Commercial and industrial	18.	0.7%	50	0.7%
Consumer	200	1.2%	122	1.2%
Unallocated	46	—	—	—

Total	$3,824	100.0%	$3,220	100.0%

Premises and Equipment. Net premises and equipment decreased by $183 thousand, or 3.1%, from $5.9 million at December 31, 2015 to $5.8 million at December 31, 2016.

Other Real Estate Owned. Other real estate owned increased by $387 thousand, or 34.1%, from $1.1 million at December 31, 2015 to $1.5 million at December 31, 2016, due to the addition of 4 new properties at $1.5 million offset by the sale of 6 properties at $1.1 million.

Bank-owned Life Insurance. Community’s BOLI carrying value increased to $7.8 million at December 31, 2016 from $7.6 million at December 31, 2015. The increase was principally from $196 thousand in net earnings on BOLI policies in 2016.

Deposits. Total deposits increased $16.2 million, or 5.6%, to $304.1 million at December 31, 2016, from $287.9 million at December 31, 2015. The increase in deposits was due to increases in interest bearing demand deposits of $22.1 million, or 15.6% and non-interest bearing transaction deposits of $8.2 million, or 15.8%, which was partially offset by a decrease in time deposits of $14.2 million, or 15.0%, for December 31, 2016, as compared to December 31, 2015. Community’s funding mix continued to improve as non-interest deposits increased.

Total average deposits increased $17.3 million from $277.9 million for the year ended December 31, 2015 to $295.2 million for the year ended December 31, 2016, a 6.2% increase. Average interest bearing demand accounts increased $9.1 million, or 14.5%, from $62.4 million for 2015 to $71.5 million for 2016. Average non-interest bearing demand accounts increased $5.2 million, or 9.5% from $54.9 million for 2015 to $60.1 million for 2016. Average savings accounts increased $14.5 million or 24.1%, from $60.4 million for 2015 to $74.9 million for 2016. Average time deposits decreased $10.8 million, or 11.6%, from $93.7 million for 2015 to $82.9 million for 2016. Average money market balances decreased $662 thousand, or 10.1%, from $6.6 million for 2015 to $5.9 million for 2016.

The average balances and average rates paid on deposits for 2016, 2015 and 2014 are presented below.

	Year Ended December 31,
	2016 Average		2015 Average		2014 Average
(Dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate
Demand, non-interest bearing	$60,062	—%	$54,872	—%	$52,027	—%
Demand, interest bearing	71,471	0.58%	62,414	0.59%	61,692	0.59%
Money market	5,904	0.32%	6,566	0.35%	3,759	0.67%
Savings	74,908	0.51%	60,363	0.39%	47,071	0.15%
Time	82,850	1.28%	93,664	1.45%	96,319	1.53%

Total deposits	$295,195	0.64%	$277,879	0.71%	$260,868	0.74%

The remaining maturity for certificates of deposit accounts of $100,000 or more as of December 31, 2016 is presented in the following table.

(Dollars in thousands)
1 year or less	$17,491
Over 1 year to 3 years	5,286
Over 3 years	5,840

Total	$28,617

Borrowings. Community’s borrowings consist of short-term advances from the FHLB. The advances are secured under terms of a blanket collateral agreement by a pledge of qualifying mortgage loans. Community had $4.0 million in borrowings at FHLB, at a weighted average interest rate of 1.17% at December 31, 2016. Please refer to Liquidity and Capital Resources—Off-Balance Sheet Arrangements.

Equity. Stockholders’ equity inclusive of AOCI, net of income taxes, was $28.7 million at December 31, 2016, an increase of $740 thousand, from the $27.9 million at year-end 2015. The increase in stockholders’ equity was mostly due to $1.7 million in net income in 2016.

COMPARISON OF OPERATING RESULTS FOR YEAR-END DECEMBER 31, 2016 AND 2015

Overview. For the year ended December 31, 2016, the Company reported net income of $1.7 million, or $0.87 per basic and diluted share, as compared to net income of $1.8 million, or $0.95 per basic and diluted share, for the same period last year. The decrease in net income for the year ended December 31, 2016 was primarily attributed to increases in certain non-interest expenses.

Net Interest Income. Net interest income is the difference between interest and deferred fees earned on loans and other interest-earning assets and interest paid on interest-bearing liabilities. Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities that support those assets, as well as changing interest rates when differences exist in repricing dates of assets and liabilities.

Comparative Average Balance and Average Interest Rates. The following table presents a summary of Community’s interest-earning assets and their average yields, and interest-bearing liabilities and their average costs for each of the years ended December 31, 2016, 2015 and 2014. The average balances of loans include non-accrual loans, and associated yields include loan fees, which are considered adjustment to yields.

	Year Ended December 31,
	2016			2015			2014
(Dollars in thousands)	Average Balance	Interest	Average Rate (2)	Average Balance	Interest	Average Rate (2)	Average Balance	Interest	Average Rate (2)
Earning Assets:
Securities:
Tax exempt	8,210	90	1.10%	13,858	142	1.02%	22,240	275	1.24%
Taxable	59,176	978	1.65%	38,134	645	1.69%	30,922	446	1.44%

Total securities	67,386	1,068	1.58%	51,992	787	1.51%	53,162	721	1.36%
Total loans receivable (1) (3)	231,955	11,419	4.92%	230,750	11,796	5.11%	210,112	11,396	5.42%
Other interest-earning assets	12,300	138	1.12%	10,120	93	0.92%	7,538	64	0.85%

Total earning assets	311,641	12,625	4.05%	292,862	12,676	4.33%	270,258	12,181	4.50%
Non-interest earning assets	21,160			23,508			26,198
Allowance for loan losses	(3,126)			(3,400)			(3,747)

Total Assets	$331,675			$312,930			$293,429

Sources of Funds:
Interest bearing deposits:
Interest bearing demand	$71,471	$415	0.58%	$62,414	$371	0.59%	$61,692	$366	0.59%
Money market	5,904	19	0.32%	6,566	23	0.35%	6,759	25	0.37%
Savings	74,908	379	0.51%	60,363	235	0.39%	44,071	70	0.16%
Time	82,850	1,064	1.28%	93,664	1,360	1.45%	96,319	1,473	1.53%

Total interest bearing deposits	235,133	1,877	0.80%	223,007	1,989	0.89%	208,841	1,934	0.93%
Borrowed funds	5,611	58	1.03%	6,065	51	0.84%	3,966	17	0.43%

Total interest bearing liabilities	240,744	1,935	0.80%	229,072	2,040	0.89%	212,807	1,951	0.92%
Non-interest bearing liabilities:
Demand	60,062			54,872			53,488
Other liabilities	1,798			1,756			1,532

Total non-interest bearing liabilities	61,857			56,628			55,020
Stockholders’ equity	29,071			27,230			25,602

Total Liabilities and Stockholders’ Equity	$331,675			$312,930			$293,429

Net Interest Income and Net Interest Margin (4)		$10,690	3.43%		$10,636	3.63%		$10,230	3.78%

(1)	Includes loan fee income
(2)	Average rates on securities are calculated on amortized costs
(3)	Loans outstanding include non-accrual loans
(4)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

Net interest income increased $54 thousand, or 0.5%, to $10.7 million for the year ended December 31, 2016 as compared to $10.6 million for same period in 2015. The increase in net interest income was largely due to an increase in average interest earning assets of $18.8 million or 6.41%, partly offset by the net interest margin decreasing 20 basis points to 3.43% for the year ended December 31, 2016 compared to the same period last year. The increase in average interest earning assets was driven by growth in average total securities of $15.4 million. The decrease in the net interest margin was mostly attributed to a 19 basis point decrease in the average rate earned on loans, and a 19 basis point increase in the average rate paid on borrowed funds compared to 2015.

Interest Income. Total interest income decreased $51 thousand, or 0.4%, to $12.6 million for the year ended December 31, 2016 as compared to $12.7 million for the same period in 2015. The decrease in interest income was largely due to a decrease in rates of 28 basis points offset by an $18.8 million, or 6.4%, increase in average interest earning assets. The decline in average rate was mostly attributed to a 19 basis point decrease in the average rate earned on loans.

Interest income from securities increased $281 thousand, or 35.7%, for the year ended December 31, 2016 compared to the same period in 2015. The increase was due to an increase in the average balance of the securities portfolio of $15.4 million, or 29.6%, to $67.4 million for the year ended December 31, 2016 as compared to the same period in 2015. The increase in the average balance of the securities portfolio was complimented by an increase in the average rate of 7 basis points to 1.58% for 2016 from 1.51% for 2015.

Interest income from the loan portfolio decreased by $377 thousand, or 3.2%, to $11.4 million for 2016 from $11.8 million for 2015. The decrease was due to a 19 basis points decrease in the average rate on the loan portfolio for the year ended December 31, 2016 as compared to the same period in 2015.

Interest Expense. Total interest expense decreased $105 thousand, or 5.2%, to $1.9 million for the year ended December 31, 2016 from $2.0 million for the same period in 2015. The decrease was principally due to a decrease in the interest expense on time deposits of $296 thousand, or 21.8%, for 2016 compared to 2015.

The following table reflects the impact on net interest income from changes in the volume of interest earning assets and interest bearing liabilities and changes in rates earned and paid by us on such assets and liabilities. For purposes of this table, nonaccrual loans have been included in the average loan balance. Changes due to both volume and rate have been allocated in proportion to the relationship of the dollar amount change in each.

	December 31, 2016 v. 2015			December 31, 2015 v. 2014
	Increase (decrease) Due to changes in:			Increase (decrease) Due to changes in:
(Dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Securities:
Tax exempt	$(61)	$9	$(52)	$(92)	$(41)	$(133)
Taxable	348	(15)	333	114	85	199

Total securities	287	(6)	281	22	44	66
Total loans receivable (1)	2,419	(2,796)	(377)	1,109	(709)	400
Other interest-earning assets	22	23	45	24	5	29

Total net change in income on interest-earning assets	2,683	(2,734)	(51)	1,117	(622)	495

Interest bearing deposits:
Interest bearing demand	53	(9)	44	4	1	5
Money market	(2)	(2)	(4)	13	(15)	(2)
Savings	65	79	144	25	140	165
Time	(148)	(148)	(296)	(40)	(73)	(113)

Total interest bearing deposits	(32)	(80)	(112)	2	53	55
Borrowed funds	(4)	11	7	12	22	34

Total net change in expense on interest-bearing liabilities	(36)	(69)	(105)	14	75	89

Change in net interest income	$2,719	$(2,719)	$54	$1,103	$(697)	$406

(1)	Includes loan fee income

Provision for Loan Losses. Provision for loan losses decreased $25 thousand to $100 thousand for the year ended December 31, 2016, as compared to $125 thousand for the same period in 2015. The decrease in the provision for loan losses for the year-ended December 31, 2016 was largely attributed to a decrease in loan growth. The provision for loan losses reflects management review, analysis and judgment of the credit quality of the loan portfolio for 2016 and the effects of current economic environment and changes in real estate collateral values from the time the loans were originated. Community’s non-accrual loans decreased $2.9 million, or 38.5%, to $4.7 million at December 31, 2016 from $7.6 million at December 31, 2015. Community believes these loans are adequately provided for in Community’s loan loss allowance or are sufficiently collateralized at December 31, 2016. The provision for loan losses reflects management’s judgment concerning the risks inherent in Community’s existing loan portfolio and the size of the allowance necessary to absorb the risks, as well as the activity in the allowance during the periods. Management reviews the adequacy of its allowance on an ongoing basis and will provide additional provisions, as deemed necessary. Also see Note 3 to Community’s consolidated financial statements herein for further discussion.

Non-Interest Income. Non-interest income consists of all income other than interest and dividend income and is principally derived from: service charges on deposits; ATM and debit card income; and BOLI income. Community recognizes the importance of supplementing net interest income with other sources of income as Community continues to explore new opportunities to generate non-interest income.

Non-interest income increased $173 thousand, or 27.2%, to $810 thousand for the year ended December 31, 2016 as compared to the same period last year. The increase in non-interest income was largely due to increases in other income of $116 thousand primarily from a $75 thousand legal settlement, along with a decrease of $148 thousand in losses from sale and write-downs of real estate owned for the year ended December 31, 2016, as compared to the same period in 2015. The aforementioned were offset by a decrease of $87 thousand, or 14.7%, to $505 thousand for fees and service charges as compared to the same period in 2015.

Non-Interest Expense. Total non-interest expense increased $347 thousand, or 4.1%, to $8.9 million for the year ended December 31, 2016 as compared to the same period last year. The increase for the year ended December 31, 2016, as compared to the same period in 2015, was largely due to increases in compensation and benefits of $303 thousand mainly for staff additions, professional fees of $130 thousand mainly due to legal expenses increasing $98 thousand year over year, and data processing and telecommunications of $86 thousand resulting from an increase in data processing of $85 thousand in 2016 versus 2015 due to the addition of new product offerings, which were partially offset by decreases in occupancy and equipment of $95 thousand mainly due to a decrease in building maintenance of $70 thousand year over year, and federal deposit insurance premiums of $90 thousand due to the reduction in fee calculation factors.

Income Taxes. The provision for income taxes was $856 thousand and $784 thousand for 2016 and 2015, respectively. Community’s effective tax rate was 34.0% and 30.0% for 2016 and 2015, respectively. The increase in income tax expense for the year ended December 31, 2016 was primarily attributable to growth in pre-tax income from taxable sources with a decrease in tax free income on municipal bonds of $51 thousand as compared to 2015. See Notes 1 and 6 to Community’s consolidated financial statements for further discussion on income taxes.

Operational Risk

Community is exposed to a variety of operational risks that can affect each of Community’s business activities, particularly those involving processing and servicing of loans. Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people or systems from external events. The risk of loss also includes losses that may arise from potential legal actions that could result from operational deficiencies or noncompliance with contracts, laws or regulations. Community monitors and evaluates operational risk on an ongoing basis through systems of internal control, formal corporate-wide policies and procedures, and an internal audit function.

LIQUIDITY AND CAPITAL RESOURCES

A fundamental component of Community’s business strategy is to manage liquidity to ensure the availability of sufficient resources to meet all financial obligations and to finance prospective business opportunities. Liquidity management is critical to Community’s stability. Community’s liquidity position over any given period of time is a product of Community’s operating, financing and investing activities. The extent of such activities is often shaped by such external factors as competition for deposits and loan demand.

Traditionally, financing for Community’s loans and investments is derived primarily from deposits, along with interest and principal payments on loans and investments. At March 31, 2017, total deposits amounted to $318.1 million, an increase of $14.0 million, or 4.6%, from December 31, 2016. At March 31, 2017 and December 31, 2016, borrowings from FHLB $4.0 million, and represented 1.1% of total assets. At December 31, 2016, total deposits amounted to $304.1 million, an increase of $16.2 million, or 5.6%, from December 31, 2015. At March 31, 2017 and December 31, 2016, borrowings from FHLB were $4.0 million, and represented 1.1% and 1.2% of total assets, respectively. At December 31, 2015, borrowings from FHLB were $6.0 million, and represented 1.8% of total assets.

Loan production continued to be Community’s principal investing activity. Total loans receivable, net of unearned income, at March 31, 2017, amounted to $236.1 million, an increase of $7.0 million, or 3.0%, compared to December 31, 2016. Total loans receivable, net of unearned income, at December 31, 2016, amounted to $229.2 million, a decrease of $2.0 million, or 0.85%, compared to December 31, 2015.

Community’s most liquid assets are cash and interest bearing time deposits with banks. At March 31, 2017, the total of such assets amounted to $19.3 million, or 5.4%, of total assets, compared to $14.7 million, or 4.3%, of total assets at December 31, 2016. Another significant liquidity source is Community’s available for sale securities portfolio. At March 31, 2017, available for sale securities amounted to $83.9 million, compared to $79.1 million at December 31, 2016. At December 31, 2016, the total of such assets amounted to $14.7 million, or 4.3%, of total assets, compared to $11.4 million, or 3.5%, of total assets at December 31, 2015 and available for sale securities amounted to $79.1 million, compared to $66.1 million at December 31, 2015.

In addition to the aforementioned sources of liquidity, Community has available various other sources of liquidity, including federal funds purchased from other banks and the FRB discount window. Community also has the capacity to borrow an additional $16.2 million through its membership in the FHLB, $1.0 million at FRB, and $5.0 million at ACBB at March 31, 2017. Management of Community believes that Community’s sources of funds are sufficient to meet its present funding requirements.

Community’s regulators have classified and defined bank capital as consisting of Tier I capital, which includes tangible stockholders’ equity for common stock and certain preferred stock and other hybrid instruments, and total risk based capital. Total risk based capital includes Tier I capital and Tier II capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital.

Community’s regulators have implemented risk-based guidelines which require banks to maintain certain minimum capital as a percent of such assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). As of March 31, 2017, banks are required to maintain Tier I capital as a percent of risk-adjusted assets of 7.25% and Total risk based capital as of risk-adjusted assets of 9.25% at a minimum. At March 31, 2017, the Bank’s Tier I and Total risk based capital ratios were 14.21% and 15.47%, respectively. As of December 31, 2016, banks were required to maintain Tier I capital as a percent of risk-adjusted assets of 6.63% and Total risk based capital as of risk-adjusted assets of 8.63% at a minimum. At December 31, 2016, Community’s Tier I and Total risk based capital ratios were 14.43% and 15.69%.

In addition to the risk-based guidelines discussed above, the Bank’s regulators require that banks, which meet the regulators’ highest performance and operational standards, maintain a minimum leverage ratio (Tier I capital as a percent of tangible assets) of 4.0%. For those banks with higher levels of risk or that are experiencing or anticipating growth, the minimum will be proportionately increased. Minimum leverage ratios for each bank are established and updated through the ongoing regulatory examination process. As of March 31, 2017 and December 31, 2016 Community had a leverage ratio of 8.23% and 8.45% respectively.

Community has no investment or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources. Community is not aware of any known trends or any known demands, commitments, events or uncertainties, which would result in any material increase or decrease in liquidity. Management believes that any amounts actually drawn upon can be funded in the normal course of operations.

Off-Balance Sheet Arrangements. Community’s consolidated financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. These off-balance sheet arrangements consist of commitments to extend credit and letters of credit. At March 31, 2017, Community had approved equity lines of credit, unsecured lines of credit, overdraft protection loans unused and construction loans yet to be advanced but accessible to borrowers of $23.0 million. At December 31, 2016, Community had approved equity lines of credit, unsecured lines of credit, overdraft protection loans unused and construction loans yet to be advanced but accessible to borrowers of $25.2 million. These instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to us. At March

31, 2017, Community had approximately $5.1 million in outstanding commitments to originate loans and $290 thousand in outstanding commercial letters of credit. At December 31, 2016 and 2015, respectively, Community had approximately $9.3 million and $12.6 million in outstanding commitments to originate loans and $290 thousand in outstanding commercial letters of credit for each period end. There are no commitments to sell any of the loans which have already been originated. Management of Community believes that any amounts actually drawn upon can be funded in the normal course of operations.

Market Risk

Market risk is generally described as the sensitivity of income to adverse changes in interest rates, foreign currency exchange rates, commodity prices, and other relevant market rates or prices. Market rate sensitive instruments include: financial instruments such as investments, loans, mortgage-backed securities, deposits, borrowings and other debt obligations; derivative financial instruments, such as futures, forwards, swaps and options; and derivative commodity instruments, such as commodity futures, forwards, swaps and options that are permitted to be settled in cash or another financial instrument.

Community does not have any material exposure to foreign currency exchange rate risk or commodity price risk. Community did not enter into any market rate sensitive instruments for trading purposes nor did Community engage in any trading or hedging transactions utilizing derivative financial instruments during 2016. Community’s real estate loan portfolio, concentrated largely in northern New Jersey, is subject to risks associated with the local and regional economies. Community’s primary source of market risk exposure arises from changes in market interest rates (“interest rate risk”).

Interest Rate Risk

Interest rate risk is generally described as the exposure to potentially adverse changes in current and future net interest income resulting from: fluctuations in interest rates, product spreads, and imbalances in the repricing opportunities of interest-rate-sensitive assets and liabilities. Therefore, managing Community’s interest rate sensitivity is a primary objective of Community’s senior management. Community’s Asset/Liability Committee (“ALCO”) is responsible for managing the exposure to changes in market interest rates. Community reviews a variety of strategies that project changes in asset or liability mix and the impact of those changes on projected net interest income and net income.

Current and future sensitivity to changes in interest rates are measured through the use of balance sheet and income simulation models. The analyses capture changes in net interest income using flat rates as a base, a most likely rate forecast and rising and declining interest rate forecasts. Changes in net interest income and net income for the forecast period, generally twelve to twenty-four months, are measured and compared to policy limits for acceptable change. There are a variety of reasons that may cause actual results to vary considerably from the predictions presented below which include, but are not limited to, the timing, magnitude, and frequency of changes in interest rates, interest rate spreads, prepayments, and actions taken in response to such changes. Specific assumptions used in the simulation model include instantaneous and permanent yield curve shifts for market rates and current asset and liability spreads to market interest rates are fixed.

The following table sets forth Community’s interest rate risk profile at December 31, 2016 and 2015. The interest rate sensitivity of Community’s assets and liabilities and the impact on net interest income illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by the assumptions.

	Net Portfolio Value (2)			Net interest Income
(Dollars in thousands)	Estimated NPV(1)	Estimated Increase (Decrease)		Estimated Net Interest Income (3)	Estimated Increase (Decrease)
Change in Interest Rates (basis points)		Amount	Percent		Amount	Percent
December 31, 2016
+200bp	$42,940	$(6,599)	(13.32)%	$10,093	$(19)	(0.2)%
0bp	$49,539	—	—	$10,112	—	—
-100bp	$50,942	$1,403	2.83%	$9,811	$(301)	(3.0)%
December 31, 2015
+200bp	$42,960	$(4,646)	(9.8)%	$9,926	$(74)	(0.7)%
0bp	$47,606	—	—	$10,000	—	—
-100bp	$49,850	$1,974	4.2%	$9,766	$(234)	(2.3)%

(1)	Assumes an instantaneous and parallel shift in interest rates at all maturities.
(2)	NPV, also referred to as economic value of equity, is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Assumes a gradual change in interest rates over a one year period at all maturities.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes in net interest income requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. While management believes such assumptions are reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. Moreover, the net interest income table presented assumes that the composition of interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the net interest income table provides an indication of Community’s interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results. Furthermore, the simulation does not reflect actions that ALCO might take in response to anticipated changes in interest rates or competitive conditions in the market place.

Impact of Inflation and Changing Prices

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, the level of interest rates has a more significant impact on a financial institution’s performance than general levels of inflation. Interest rates do not necessarily move in the same direction or change with the same magnitude as the price of goods and services, which are affected by inflation. Accordingly, the liquidity, interest rate sensitivity and maturity characteristics of Community’s assets and liabilities are more indicative of Community’s ability to maintain acceptable performance levels. Management monitors and seeks to mitigate the impact of interest rate changes by attempting to match the maturities of assets and liabilities, thus seeking to minimize the potential effect of inflation.

THE SPECIAL MEETING OF COMMUNITY SHAREHOLDERS

This joint proxy statement/prospectus is being furnished to holders of Community common stock for use at a special meeting of Community shareholders and any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

Community will hold its special meeting of shareholders at the                 on                 , at                 , local time.

Purpose of the Special Meeting

At the special meeting, Community shareholders as of the record date will be asked to consider and vote on the following proposals:

1.	to approve the Agreement and Plan of Merger by and between Sussex, Sussex Bank and Community, dated as of April 10, 2017, pursuant to which Community will merge with and into Sussex Bank with Sussex Bank surviving; and

2.	to approve a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Recommendation of the Community Board of Directors

The Community board of directors has unanimously approved the merger agreement and recommends that you vote your shares as follows:

•	“FOR” approval of the merger agreement; and

•	“FOR” approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Community common stock at the close of business on the record date of             , 2017, are entitled to notice of and to vote at Community’s special meeting. As of the record date, there were                 shares of Community common stock outstanding, held of record by approximately         shareholders. Each holder of Community common stock is entitled to one vote for each share of Community common stock owned as of the record date.

A list of shareholders entitled to vote at the special meeting will be available for inspection at the special meeting by any Community shareholder.

Quorum

A quorum of Community shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of Community common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee), vote in person at the special meeting, or vote by proxy over the telephone or the Internet as described in the enclosed instructions. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the special meeting in person or represented by proxy may adjourn the special meeting to another date.

Share Ownership of Management; Voting Agreements

As of the record date, the directors and executive officers of Community and their affiliates collectively owned                 shares of Community common stock, or approximately         % of Community’s outstanding shares.

Each of the directors and three executive officers of Community has entered into a voting agreement with Sussex, requiring each of them to vote all shares of Community common stock beneficially owned by such person in favor of approval of the merger agreement. As of the record date, these directors and executive officers held shares of Community common stock, which represented approximately         % of the outstanding shares of Community common stock.

When considering the Community board of directors’ recommendation that you vote in favor of the approval of the merger agreement, you should be aware that the directors and executive officers of Community have financial interests in the merger that may be different from, or in addition to, the interests of shareholders of Community. See “The Merger—Interests of Community’s Directors and Executive Officers in the Merger” beginning on page 95.

Voting of Proxies

If you are a Community shareholder, the Community board of directors requests that you return the proxy card accompanying this joint proxy statement/prospectus for use at the Community special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described in the instructions contained on the enclosed proxy card.

All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the merger agreement, and “FOR” an adjournment of the special meeting to solicit additional proxies, if necessary.

If you have any questions concerning the merger, the other meeting matters or this joint proxy statement/prospectus or need assistance voting your shares, please contact Community’s proxy solicitor at the address or telephone number listed below:

Laurel Hill Advisory Group, LLC

2 Robbins Lane Suite 201

Jericho, NY 11753

(516) 933-3100

If you hold your shares of Community common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of Community common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.

If you fail to properly submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of Community common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote “AGAINST” approval of the merger agreement, but will have no impact on the outcome of the other proposal.

How to Revoke Your Proxy

If you are a Community shareholder, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the Corporate Secretary of Community, stating that you revoke your proxy;

•	submitting a new signed proxy card bearing a later date or vote again by telephone or Internet (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation to Cecelia McMullen James, Corporate Secretary, at the following address:

125 W. Pleasant Ave.

Maywood, New Jersey 07607

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you are a Community shareholder and plan to attend the Community special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the broker, bank or other nominee in order to vote your shares.

Whether or not you plan to attend the special meeting, Community requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described in the instructions accompanying this joint proxy statement/prospectus. This will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for each proposal, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposal.

Brokers who hold shares of Community common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this joint proxy statement/prospectus without specific instructions from the customer. When a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to a proposal and has not received voting instructions from the beneficial owner it is referred to as broker non-votes. If your broker holds your Community stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voter instruction form, if applicable. Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the merger agreement, but will have no effect on the other proposal.

Proxy Solicitation

If you are a Community shareholder, the enclosed proxy is solicited by and on behalf of the Community board of directors. Community will pay the expenses of soliciting proxies to be voted at the special meeting, including any attorneys’ and accountants’ fees, except Community and Sussex have each agreed to share equally the costs of printing this joint proxy statement/prospectus. Following the original mailing of the proxies and other soliciting materials, Community and its agents may also solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of Community for making these solicitations. Community has retained a proxy solicitation firm, Laurel Hill Advisory Group, LLC, to aid in the solicitation process. Community will pay a fee of approximately $5,500, plus reasonable out-of-pocket expenses to Laurel Hill Advisory Group, LLC. Community intends to reimburse persons who hold Community common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

This joint proxy statement/prospectus and the proxy card are first being sent to Community shareholders on or about                 , 2017.

Stock Certificates

If you are a Community shareholder, you should not send in any certificates representing Community common stock. Following the completion of the merger, you will receive separate instructions for the exchange of your certificates representing Community common stock.

COMMUNITY PROPOSALS

Merger Proposal

Community is requesting that holders of the outstanding shares of Community common stock consider and vote on a proposal to approve the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Approval of the merger proposal by Community shareholders is a condition to the closing of the merger. If the merger proposal is not approved by Community shareholders, the merger will not occur.

Vote Required for Approval

The affirmative vote of holders of at least two-thirds of the shares of Community common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the merger agreement.

Recommendation of the Community Board of Directors

THE COMMUNITY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL.

Adjournment Proposal

Community is requesting that holders of the outstanding shares of Community common stock consider and vote on a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement. Even though a quorum may be present at the special meeting, it is possible that Community may not receive sufficient votes to approve the merger agreement by the time of the special meeting. In that event, Community would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted on pursuant to the discretionary authority granted by the proxy card. The Community board of directors retains full authority to the extent set forth in Community’s restated certificate of incorporation, or Community’s bylaws, and New Jersey law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Community shareholders.

If Community shareholders approve the adjournment proposal, Community could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Community shareholders who have previously voted. Community is not required to notify shareholders of any adjournment if the new place, date and time are announced at the special meeting before adjournment. If, after the adjournment, a new record date is fixed for the adjourned special meeting, notice of the adjourned special meeting shall be given to each shareholder of record entitled to vote at the special meeting.

Vote Required for Approval

The affirmative vote of holders of at least a majority of votes cast at the Community special meeting is required to approve the proposal to adjourn the special meeting. Abstentions and broker non-votes are not counted as votes cast and will not affect the outcome of this proposal.

Recommendation of the Community Board of Directors

THE COMMUNITY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE SPECIAL MEETING OF SUSSEX SHAREHOLDERS

This joint proxy statement/prospectus is being furnished to holders of Sussex common stock for use at a special meeting of Sussex shareholders and any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

Sussex will hold its special meeting of shareholders at                 , on                 , at                 , local time.

Purpose of the Special Meeting

At the special meeting, Sussex shareholders as of the record date will be asked to consider and vote on the following proposals:

1.	to approve the Agreement and Plan of Merger by and between Sussex, Sussex Bank and Community, dated as of April 10, 2017, pursuant to which Community will merge with and into Sussex Bank with Sussex Bank surviving; and

2.	to approve a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.

Recommendation of the Sussex Board of Directors

The Sussex board of directors has unanimously approved the merger agreement and recommends that you vote your shares as follows:

•	“FOR” approval of the merger agreement; and

•	“FOR” approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of Sussex common stock at the close of business on the record date of                 , 2017 are entitled to notice of and to vote at Sussex’s special meeting. As of the record date, there were                 shares of Sussex common stock outstanding, held of record by approximately                 shareholders. Each holder of Sussex common stock is entitled to one vote for each share of Sussex common stock owned as of the record date.

A list of shareholders entitled to vote at the special meeting will be available for inspection at the special meeting and before the special meeting, during the period beginning two business days after notice of the meeting is given and upon written request by any Sussex shareholder.

Quorum

A quorum of Sussex shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of Sussex common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee), vote in person at the special meeting, or vote by proxy over the telephone or the Internet as described in the enclosed instructions. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the special meeting in person or represented by proxy may adjourn the special meeting to another date.

Share Ownership of Management

As of the record date, the directors and executive officers of Sussex and their affiliates collectively owned                 shares of Sussex common stock, or approximately         % of Sussex’s outstanding shares.

Voting of Proxies

If you are a Sussex shareholder, the Sussex board of directors requests that you return the proxy card accompanying this joint proxy statement/prospectus for use at the Sussex special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described in the instructions contained in the enclosed proxy card.

All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the merger agreement, and “FOR” an adjournment of the special meeting to solicit additional proxies, if necessary.

If you have any questions concerning the merger, the other meeting matters or this joint proxy statement/ prospectus or need assistance voting your shares, please contact Sussex’s proxy solicitor at the address or telephone number listed below:

Alliance Advisors LLC

200 Broadacres Drive, 3rd floor

Bloomfield, NJ 07003

Banks, brokers and shareholders should call:

(833) 501-4841

If you hold your shares of Sussex common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, you must either direct the record holder of your shares of Sussex common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.

If you fail to properly submit your proxy card or to instruct your broker, bank or other nominee to vote your shares of Sussex common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote “AGAINST” adoption and approval of the merger agreement, but will have no impact on the outcome of the other proposal.

If any other matter is presented at the special meeting, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of Sussex’s board of directors determines. As of the date of this joint proxy statement/prospectus, Sussex knows of no other matters that may be presented at the special meeting, other than those listed above.

How to Revoke Your Proxy

If you are a Sussex shareholder, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

•	delivering a written notice bearing a date later than the date of your proxy card to the Secretary of Sussex, stating that you revoke your proxy;

•	submitting a new signed proxy card bearing a later date or vote again by telephone or Internet (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

You should send any notice of revocation to Linda Kuipers, Secretary, at the following address:

Sussex Bancorp

100 Enterprise Drive, Suite 700

Rockaway, New Jersey 07866

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

If you are a Sussex shareholder and plan to attend the Sussex special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the broker, bank or other nominee in order to vote your shares.

Whether or not you plan to attend the special meeting, Sussex requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described in the instructions accompanying this joint proxy statement/ prospectus. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

Only shares affirmatively voted for each proposal, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposal.

Brokers who hold shares of Sussex common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this joint proxy statement/prospectus without specific instructions from the customer. When a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to a proposal and has not received voting instructions from the beneficial owner it is referred to as broker non-votes. If your broker holds your Sussex stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus.

Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voter instruction form, if applicable. Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement, but will have no effect on the other proposal.

Proxy Solicitation

If you are a Sussex shareholder, the enclosed proxy is solicited by and on behalf of the Sussex board of directors. Community and Sussex have each agreed to share equally the costs of printing this joint proxy statement/prospectus. Following the original mailing of the proxies and other soliciting materials, Sussex and its agents may also solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of Sussex for making these solicitations. Sussex has retained a proxy solicitation firm, Alliance Advisors, to aid in the solicitation process. Sussex will pay a fee of approximately $6,000, plus reasonable out-of-pocket expenses to Alliance Advisors. Community has engaged Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies for its shareholder meeting. Community will pay a fee of approximately $5,500 plus reasonable out-of-pocket expenses to Laurel Hill Advisory Group, LLC. Each of Sussex and Community will bear the cost of preparing, assembling, printing and mailing these proxy materials for their respective meeting. Sussex intends to reimburse persons who hold Sussex common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

This joint proxy statement/prospectus and the proxy card are first being sent to Sussex shareholders on or about                 , 2017.

SUSSEX PROPOSALS

Merger Proposal

Sussex is requesting that holders of the outstanding shares of Sussex common stock consider and vote on a proposal to adopt and approve the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Approval of the merger proposal by Sussex shareholders is a condition to the closing of the merger. If the merger proposal is not approved by Sussex shareholders, the merger will not occur.

Vote Required for Approval

The affirmative vote of holders of at least a majority of the votes cast at a meeting of shareholders by holders of shares of Sussex common stock entitled to vote at such shareholder meeting is required to adopt and approve the merger agreement. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement.

Recommendation of the Sussex Board of Directors

THE SUSSEX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL.

Adjournment Proposal

Sussex is requesting that holders of the outstanding shares of Sussex common stock consider and vote on a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement. Even though a quorum may be present at the special meeting, it is possible that Sussex may not receive sufficient votes to adopt and approve the merger agreement by the time of the special meeting. In that event, Sussex would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to adopt and approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted on pursuant to the discretionary authority granted by the proxy card. The Sussex board of directors retains full authority to the extent set forth in Sussex’s restated certificate of incorporation, or Sussex’s amended and restated bylaws, and New Jersey law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Sussex shareholders.

If Sussex shareholders approve the adjournment proposal, Sussex could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Sussex shareholders who have previously voted. Sussex is not required to notify shareholders of any adjournment if the new place, date and time are announced at the special meeting before adjournment. If the date of any adjourned special meeting is more than 30 days after the date of the original special meeting or if a new record date is fixed for the adjourned special meeting, written notice of the adjourned special meeting shall be given to each shareholder of record entitled to vote at the special meeting.

Vote Required for Approval

At least a majority of votes cast at the Sussex special meeting by the holders of shares present in person or represented by proxy and entitled to vote is required to approve the proposal to adjourn the special meeting. Abstentions and broker non-votes are not counted as votes cast and will not affect the outcome of this proposal.

Recommendation of the Sussex Board of Directors

THE SUSSEX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER

The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement and other documents attached as annexes to this joint proxy statement/prospectus. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement and other documents attached as annexes to this joint proxy statement/ prospectus, for a more complete understanding of the merger.

General

On April 10, 2017, the boards of directors of Sussex and Community each unanimously approved the merger agreement. The merger agreement provides for the merger of Community with and into Sussex Bank, with Sussex Bank as the surviving bank.

See “The Merger Agreement,” beginning on page 119, for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.

Consideration to be Received in the Merger

Upon completion of the merger, Community shareholders will be entitled to receive 0.97 shares of Sussex common stock for each outstanding share of Community common stock held at the time of the merger.

Background of the Merger

As part of its ongoing consideration of Community’s long-term prospects and strategies, the Community board of directors has regularly considered various strategic alternatives, including opportunities for organic growth and potential acquisitions and merger transactions. The Community board has considered strategic options potentially available to Community, with the goal of enhancing and focusing on value for its shareholders, as well as its interest in serving its customers and community and providing for its employees.

Similarly, Sussex’s board of directors and senior management have periodically reviewed Sussex’s strategic opportunities and alternatives as part of their on-going efforts to continually improve Sussex’s banking franchise and enhance long-term shareholder value. These reviews have focused on assessing opportunities for increasing earnings through internally generated growth and for growth through acquisitions of other banks or de novo branching. As part of the strategic reviews, Sussex’s board of directors and senior management have considered potential acquisition targets, including Community.

Community has grown to approximately $356 million in assets since being established. Community’s board believes that Community needs to continue to grow to reach the scale necessary to operate efficiently and absorb increased costs of operating its bank in order to become more profitable. Like many community banks, Community has incurred increasing costs in complying with new banking laws, regulations and policies, in addition to changes in technology that affect the way customers conduct banking business, as well as the difficulty of operating in a sustained low interest rate environment. The board and management have considered from time to time both organic growth strategies and business combinations with other financial institutions, as a means of absorbing such higher operating costs by achieving greater economies of scale.

Initially Anthony J. Labozzetta, the President and CEO of Sussex, approached Community’s President and CEO, Peter A. Michelotti in 2015 about a possible combination. A merger was not part of Community’s strategic plan at the time, so Community declined.

In late 2016, Sussex’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), met with Sussex’s management to discuss potential acquisition targets, including Community.

As part of its 2016 strategic planning process, Community considered various opportunities for potential acquisitions and merger transactions, and determined that a possible combination with Sussex should be evaluated further. Community requested FinPro Capital Advisors, Inc. (“FinPro”) to provide an analysis of a possible combination with Sussex. After discussing this analysis with FinPro, in January 2017, Mr. Michelotti contacted Mr. Labozzetta, and they met to discuss the possibility of a business combination between the two institutions. After discussing the relative merits of a merger of the two banks, it was decided that a follow-up meeting was warranted.

A possible merger with Sussex was discussed at Community’s board meeting on January 18, 2017, and the board directed management to ask FinPro to provide another more in depth analysis of such a transaction.

On January 31, 2017, Sussex management met with KBW and legal counsel, Hogan Lovells US LLP (“Hogan Lovells”), to review potential price, transaction structure and approach with respect to a potential transaction with Community. At a meeting later that day between Mr. Michelotti and Mr. Labozzetta, they discussed an all stock merger for consideration of $22.00 to $23.00 per share of Community stock. On February 6, 2017, the board of directors of Sussex met with KBW and Hogan Lovells to review financial terms and a draft letter of intent contemplating a potential transaction with Community.

Thereafter, Sussex offered to Community in a non-binding indication of interest dated February 7, 2017, a price between $22.00 and $23.00 per share, resulting in an aggregate deal value between $42.4 million and $44.4 million in the aggregate (including the cash out of options). Sussex Bank would merge with Community in a 100% stock transaction in which Sussex Bank would be the surviving institution. The non-binding indication of interest also invited three current Community directors to join the board of directors of the combined entity and requested a 45-day exclusivity period to continue confidential discussions.

On February 15, 2017, Community’s board of directors met, attended by a representative of FinPro, to review Sussex’ indication of interest. At this meeting, FinPro reviewed with Community’s board of Directors the terms of Sussex’ indication of interest, including the Investment Value Approach (Discounted Cash Flow) of Community operating on a stand-alone basis through the end of 2021 and the range of present values of Community assuming a sale of the company at the end of 2021. FinPro also presented to the board the Market Value Approach (Acquisition Comparables) illustrating the price paid for one institution relative to another on an acquisition basis for institutions comparable to Community that recently sold. The range of values offered in Sussex’ indication of interest were compared to both of these valuation approaches. FinPro also reviewed with Community the pro forma financial impact of the transaction based upon consideration of $22.00 per share (the low end of the consideration range proposed), and provided sensitivity analyses for the full range of potential consideration prices based upon the nonbinding indication. FinPro also reviewed the trading valuation of Sussex as compared to a comparable trading group, and a summary of the historical financial performance of Sussex. A potential timeline of events was also discussed assuming Community were to enter into negotiations with Sussex. The Community board considered that the combination would create much-needed scale – an institution with combined assets of over $1.3 billion, an improved earning profile and an expanded branch network in highly desirable geographic markets spanning northern New Jersey and the New York metropolitan market. Community’s board made note of the recent growth and financial performance of Sussex. Other advantages considered by Community’s board included substantially increased legal lending capacity for Community to accommodate its customer base, greater opportunities to serve its Bergen County New Jersey communities, and increased opportunities for many of its employees, as well as the familiarity that the executive officers of each institution had with each other. Community’s board advised FinPro to communicate to Sussex’s financial advisor that Community would like the bottom end of the range of consideration to be increased to $22.50.

On February 24, 2017, KBW and FinPro discussed proposed non-binding terms and timeline for a potential transaction between Sussex and Community.

On February 27, 2017, Community’s board of directors received a revised nonbinding indication of interest which included a revised range of $22.50 to $23.00. The revised indication also stated that the number of shares of Sussex common stock to be issued for each share of Community stock would be based upon an exchange ratio to be fixed at later date. All Community board members agreed that it was in the best interest of the bank’s constituents, including its shareholders, to continue discussions with Sussex and for Mr. Michelotti to sign the revised nonbinding indication of interest and proceed with a 45 day exclusivity period regarding a potential merger.

Community and Sussex entered into a Mutual Confidentiality and Non-Disclosure Agreement, effective February 27, 2017 to facilitate the exchange of information in order to assess a possible transaction between the institutions.

During March 2017, the parties conducted due diligence on each other, including a March 12, 2017 on-site credit quality review by Sussex management at Community’s main office, a March 22, 2017 meeting at which Sussex management conducted interviews of management of Community and a March 29, 2017 meeting at which Community’s management and legal counsel reviewed documents and conducted interviews of management of Sussex. During these interviews, the parties discussed aspects of each other’s business based on their respective reviews of the other party’s documents and files.

On March 23, 2017, Sussex met with representatives of the Federal Deposit Insurance Corporation (the “FDIC”) and the New Jersey Department of Banking and Insurance (“NJDOBI”). At this meeting, Sussex provided the FDIC and NJDOBI with an overview of the proposed transaction and answered questions from both agencies.

On March 24, 2017, Hogan Lovells provided a draft definitive merger agreement to Community, FinPro and Community legal counsel, Stevens & Lee. In late March and early April the terms of the definitive merger agreement were negotiated.

Further negotiations regarding the terms of the definitive merger agreement and further due diligence and analyses were conducted during the weeks of March 27 and April 3. During this time, discussions among the parties continued regarding compensation matters given that the parties desired that all such compensation matters, including new employment agreements or amendments to existing employment agreements, be resolved and agreed upon by all parties and affected executives before the merger agreement was executed. Sussex determined that it would like to retain certain executives of Community in new or altered roles at Sussex and Sussex Bank that were of strategic importance. In particular, Sussex focused on Mr. Michelotti’s importance to the success of Community branches after being combined with Sussex Bank as a result of his relationships with customers and reputation in Bergen County, Cecelia McMullen James’s proposed new role of being responsible for Sussex’s operations, which includes loan and deposit operation departments, and Vincent Fantacone’s proposed role of being responsible for Sussex’s information technology department.

On April 5, 2017, the board of directors of Sussex, together with Sussex’s legal counsel and representatives of KBW, met to consider the draft of the merger agreement as of that date. At the meeting, KBW reviewed financial aspects of the proposed transaction with Community and rendered an opinion (which was initially rendered verbally and confirmed by a written opinion, dated April 5, 2017) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Sussex. Representatives of Hogan Lovells reviewed in detail the terms of the draft merger agreement and ancillary documents. The terms of the draft merger agreement were discussed and the board of directors encouraged management to continue negotiations with Community toward finalizing the documents.

On April 5, 2017 the board of directors of Community met to review the current draft of the merger agreement and all ancillary agreements. Representatives of FinPro and Stevens & Lee participated in the meeting. Representatives of Stevens & Lee reviewed in detail the terms of the merger agreement, the separate bank merger agreement and the voting agreements to be entered into by the directors and senior management, and summarized the directors’ fiduciary duties, specifically in the context of a change of control. Following this meeting, FinPro and Stevens & Lee completed negotiations on the Merger Agreement and all ancillary documents, and exchanged disclosure schedules with Hogan Lovells.

On April 10, 2017, Sussex’s board of directors held a special meeting to review and consider the proposed transaction with Community. Copies of the merger agreement and related materials were distributed to the members of the Sussex board of directors in advance of the meeting. At the meeting, members of Sussex’s senior executive management, together with representatives of Hogan Lovells and KBW, discussed the outcome of negotiations with Community and certain of its employees and updated the Sussex board of directors as to the changes to terms and conditions of the merger agreement and ancillary documents since the April 5, 2017 meeting of the Sussex board of directors. Representatives of Hogan Lovells also reviewed in detail the resolutions that the Sussex board of directors were being asked to approve. In response to a question regarding KBW’s opinion to the Sussex board of directors at its meeting on April 5, 2017, representatives of KBW indicated that nothing had come to KBW’s attention since that date that caused KBW to conclude that KBW would have modified the conclusion contained in KBW’s April 5, 2017 opinion when it had been rendered. After these presentations and further discussion, Sussex’s board of directors unanimously approved the merger agreement, authorized Sussex’s management to execute and deliver the merger agreement, and recommended that Sussex’s shareholders approve the merger agreement.

At a Community board of directors meeting on April 10, 2017, with a representative of FinPro and Stevens & Lee in attendance, Stevens & Lee presented the terms of the final Merger Agreement, ancillary agreements and disclosure schedules to the Merger Agreement. Stevens & Lee also discussed the proposed resolutions that the board would approve, and again summarized the directors’ fiduciary duties in the context of a change of control. FinPro discussed their financial analyses and fairness opinion regarding the proposed transaction. After a discussion regarding the Merger Agreement and the transaction, FinPro rendered an oral opinion (subsequently confirmed in writing) to Community that the merger consideration to be received by the holders of Community’s common stock in connection with the Merger was fair to Community from a financial point of view. The Community board first voted unanimously in executive session, without Mr. and Ms. Michelotti present, to approve the Merger Agreement with Sussex, and then again with the full board present.

Following the completion of the Sussex and Community board meetings, the merger agreement and ancillary documents were executed and delivered. Prior to the opening of the market on April 11, 2017, Sussex and Community issued a joint press release announcing the execution of the merger agreement on April 11, 2017.

Community’s Reasons for the Merger

In reaching the conclusion that the merger agreement is in the best interests of and advisable for Community and its constituents, including its shareholders, and in approving the merger agreement, Community’s board of directors consulted with senior management, its legal counsel and its financial advisor, and considered a number of factors including, among others, the following, which are not presented in order of priority:

•	the business strategy and strategic plan of Community, its prospects for the future and projected financial results;

•	the consideration offered by Sussex, which, as of April 10, 2017, the date of the merger agreement, represented: 157.2% of Community’s tangible book value per fully diluted share; 27x Community’s trailing twelve-month earnings per share; and a 6.2% core deposit premium;

•	that, as of April 10, 2017, the transaction was estimated to be 3.6% accretive to tangible book value per share and 19.3% accretive from a cash earnings per share basis in the first full year after completion;

•	the understanding of Community’s board of directors of the strategic options available to Community and the board of directors’ assessment of those options with respect to the prospects and estimated results of the execution by Community of its business plan as an independent entity under various scenarios and the determination that none of those options or the execution of the business plan was more likely to create greater present value for Community’s shareholders than the value to be paid by Sussex;

•	the prospects of profitably deploying Community’s capital in a reasonable period of time;

•	the challenges facing Community’s management to grow Community’s franchise and enhance shareholders value given current market conditions, including increased operating costs resulting from regulatory and compliance mandates, continued pressure on net interest margin from the current interest rate environment and competition;

•	the strong capital position of the combined company and the larger scale and more diverse revenue of the combined company;

•	the ability of Sussex to pay the merger consideration and the relative value of the Sussex currency compared to peers;

•	the geographic fit and increased customer convenience of the expanded branch network of Sussex;

•	Sussex’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of Community’s due diligence review of Sussex, and information provided by Community’s financial advisor;

•	the historical stock market performance for Sussex common stock;

•	the enhanced legal lending limit and an expanded set of products and services that could benefit Community’s customers;

•	the greater market capitalization and increased trading liquidity of the common stock of Sussex;

•	the terms of the merger agreement, including the representations, warranties and covenants of the parties, the merger consideration, the benefits to Community’s employees and the absence of burdensome contingencies in the merger agreement;

•	the continued participation of three of Community’s directors on the Sussex board of directors, which will allow them to advise Sussex with respect to Community’s market area, deposit and lending activities and customer relationships;

•	the financial analysis presented by FinPro Capital Advisors, Inc. to Community’s board of directors, and the opinion delivered to Community’s board of directors by FinPro Capital Advisors, Inc. to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the merger consideration to be received by the holders of common stock of Community in the merger is fair, from a financial point of view, to such shareholders; and

•	the long-term and short-term interests of Community and its shareholders, the interests of the employees, customers, creditors and suppliers of Community, and community and societal considerations, including those of the communities in which Community maintains offices.

•	Community’s board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of Community’s business and towards the completion of the merger;

•	the restrictions on the conduct of Community’s business before the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Community from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Community absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Community’s business, operations and workforce with those of Sussex;

•	the merger-related costs;

•	that the interests of certain of Community’s directors and executive officers may be different from, or in addition to, the interests of Community’s other shareholders as described under the caption “Interests of Community’s Directors and Executive Officers in the Merger;”

•	the risk that the conditions to the parties’ obligations to complete the merger agreement may not be satisfied, including the risk that necessary regulatory approvals or Community shareholders approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending Merger;

•	that Community would be: (1) prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (2) obligated to pay to Sussex a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Community from pursuing such a transaction; and

•	the other risks described under the caption “Risk Factors on page 30.”

The foregoing discussion of the information and factors considered by the board of directors of Community is not intended to be exhaustive, but includes the material factors considered by the board of directors of Community. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of Community did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors of Community considered all these factors as a whole, including discussions with, and questioning of Community’s management and Community’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Community shareholders should be aware that Community’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Community shareholders. The board of directors of Community was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of Community. See “—Community’s Directors and Executive Officers Have Financial Interests in the Merger.”

This summary of the reasoning of the Board of Directors of Community and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Recommendation of the Community Board of Directors

The Community board of directors has unanimously approved the merger agreement and recommends that Community shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby.

Opinion of FinPro Capital Advisors, Inc., Financial Advisor to Community

Community engaged FinPro Capital Advisors, Inc. (“FinPro”) to act as its financial advisor in connection with its merger and acquisition activities. FinPro was also engaged to provide its opinion as to the fairness, from a financial point of view, to Community and its shareholders, of the consideration as proposed in the merger agreement, to be received by Community’s common equity shareholders in the merger. FinPro is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Community selected FinPro because of its knowledge of, experience with, and reputation in the financial services industry.

Community’s board of directors considered and approved the merger agreement at a board of directors meeting held on April 10, 2017. FinPro delivered to the board of directors a fairness opinion presentation concluding that the merger consideration was fair to Community and its shareholders from a financial point of view.

The full text of FinPro’s written opinion is attached as Annex B to this joint proxy statement and prospectus and is incorporated herein by reference.

Community shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by FinPro.

FinPro’s opinion speaks only as of the date of such opinion. FinPro’s opinion addresses only the fairness, from a financial point of view, of the consideration offered in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Community shareholder as to how the shareholder should vote at the Community special meeting on the merger agreement or any related matter.

In rendering its opinion, FinPro considered among other things:

•	the merger agreement;

•	review of the most recent year end audited and quarter end unaudited financial statements for each of Community and Sussex;

•	review of certain other public and non-public information regarding each of Community and Sussex including internal financial forecasts, regarding the financial results and the condition of Community and Sussex;

•	review of the trading and merger market for bank and thrift stocks;

•	review of acquisition multiples of comparable institutions;

•	review of the potential investment value of Community’s shares;

•	relative contribution of each entity to the pro forma combined institution; and

•	review of the pro forma financial impact of the transaction.

In performing its review and in rendering its opinion, FinPro has relied upon the completeness and accuracy of all of the financial and other information that was available to it from public sources, that was provided to it by Community and Sussex, or their representatives, or that was otherwise reviewed by FinPro, and has assumed such completeness and accuracy for purposes of rendering its opinion. FinPro has further relied on the assurances of management of Community that they are not aware of any facts or circumstances not within the actual knowledge of FinPro, as the case may be, that would make any of such information inaccurate or misleading. FinPro has not been asked to verify and has not undertaken any independent verification of such information, and FinPro does not assume any responsibility or liability for the completeness and accuracy thereof. FinPro has not made an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Community, Sussex, or any subsidiaries, or the collectability of any such assets, nor has FinPro been furnished with any such evaluations or appraisals. FinPro has not made any independent evaluation of the adequacy of the allowance for loan losses of Community or Sussex, nor has FinPro reviewed any individual credit files, and FinPro has assumed that the respective allowance for loan losses for each of Community and Sussex is adequate.

FinPro also assumed, with Community’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement, that all of the representations and warranties contained in the merger agreement were true and correct in all material respects, that each of the parties to the merger agreement would perform in all material respects all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Community, Sussex or the merger in any respect that would be material to FinPro’s analyses, (iii) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. FinPro expressed no opinion as to any of the legal, accounting or tax matters relating to the merger or any other transactions contemplated in connection therewith.

FinPro’s analyses and the views expressed in its opinion were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to FinPro as of, the date of its opinion. Events occurring after the date of the opinion could materially affect FinPro’s views. FinPro has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. FinPro expressed no opinion as to the trading values of Community common stock after the date of its opinion or what the value of Sussex common stock will be once it is actually received by the holders of Community common stock.

The following is a summary of the material analyses performed by FinPro and presented to the Community Board of Directors on April 10, 2017. The summary is not a complete description of all the analyses underlying FinPro’s opinions. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. FinPro believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered, without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. The financial analyses summarized below include information presented in a tabular format. In order to understand fully the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.

No company included in FinPro’s comparative analyses described below is identical to Community or Sussex and no transaction is identical to the merger. An analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Community and Sussex and the companies to which they are being compared. In arriving at its opinion, FinPro did not attribute any particular weight to any analysis or factor that it considered. Rather, FinPro made qualitative judgments as to the significance and relevance of each analysis and factor. FinPro did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, FinPro made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, FinPro also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Community, Sussex and FinPro. The analyses performed by FinPro are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. FinPro prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Community board of directors at April 10, 2017 Community board of directors meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, FinPro’s analyses do not necessarily reflect the value of Community common stock or the prices at which Community or Sussex common stock may be sold at any time. The analyses of FinPro and its opinion were among a number of factors taken into consideration by the Community board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Community board of directors or management with respect to the fairness of the merger.

Community Historical Financial Perspective. Community’s tangible book value per share declined from 2012 to 2013 but has then grown since 2013. Community has not paid a cash dividend over the prior three years. Community has modestly grown loans, deposits and assets since 2012, with each balance sheet category growing by less than 3% on a compound annual basis from year end 2012 to year end 2016. Capital levels have exceeded required regulatory levels. Nonperforming assets (excluding troubled debt restricting) to assets was elevated at 5.73% at year-end 2012 and has trended downward to 1.82% at year-end 2016, however the 2016 ratio was above the median ratio for the comparable acquisition group median described in the following section. Community had modestly profitability in 2012, was unprofitable in 2013 but has maintained profitability in 2014, 2015 and 2016 with an ROAE of 4.68%, 6.75% and 5.73%, respectively. After the net loss in 2013, Community recorded Earnings Per Share of $0.63, $0.95 and $0.87 in 2014, 2015, and 2016 respectively.

Market Value Approach (Acquisition Comparables). FinPro reviewed publically available information related to selected whole bank transactions in Community’s geographic region. The financial performance metrics of the acquired companies were compared to Community’s most recent publically available financials. Multiples for the Sussex/Community transactions were analyzed relative to a comparable transaction group selected by FinPro. A regional comparable acquisition group was used as the primary group for the market value approach. As a secondary check, a nationwide comparable acquisition group with targets of similar size and risk profile was utilized. FinPro considered the following pricing multiples:

•	Price/Tangible Book Value: price per common share paid for the acquired company to tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•	Price/LTM (last twelve months) Earnings: price per common share paid for the acquired company to last twelve months earnings per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

•	Core Deposit Premium: (excess of purchase price over tangible common equity) to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

Comparable Regional Group. For the primary group in the market value approach, FinPro used the following criteria to determine the Comparable Regional Group: Whole bank transactions announced after January 1, 2015, where the acquired company was headquartered in the states of New Jersey, New York, Pennsylvania, Maryland and Connecticut, where the acquired company had total assets between $200 million and $550 million with NPAs (including TDRs)/Total Assets less than 4% and positive net income. The following transaction types were excluded from the analysis: transactions where the acquired company was structured as a mutual or mutual holding company; transactions in which the target had an ethnic focused customer base; purchase and assumption transactions; and transactions for which price to tangible book data was unavailable.

The selected transactions were:

Acquirer’s Full Name	Seller’s Full Name	Seller’s City, State
Mid Penn Bancorp, Inc.	Scottdale Bank & Trust Company	Scottdale, PA
Old Line Bancshares, Inc.	DCB Bancshares, Inc.	Damascus, MD
ACNB Corporation	New Windsor Bancorp, Inc.	New Windsor, MD
Standard Financial Corp.	Allegheny Valley Bancorp, Inc.	Pittsburgh, PA
Revere Bank	Monument Bank	Rockville, MD
DNB Financial Corporation	East River Bank	Philadelphia, PA
Norwood Financial Corp.	Delaware Bancshares, Inc.	Walton, NY
Lakeland Bancorp, Inc.	Harmony Bank	Jackson, NJ
Bay Bancorp, Inc.	Hopkins Bancorp, Inc.	Baltimore, MD
Revere Bank	BlueRidge Bank	Frederick, MD
Northfield Bancorp, Inc.	Hopewell Valley Community Bank	Pennington, NJ
Lakeland Bancorp, Inc.	Pascack Bancorp, Inc.	Waldwick, NJ
Citizens Financial Services, Inc.	First National Bank of Fredericksburg	Fredericksburg, PA
Liberty Bank	Naugatuck Valley Financial Corporation	Naugatuck, CT
WSFS Financial Corporation	Alliance Bancorp, Inc. of Pennsylvania	Broomall, PA
Howard Bancorp, Inc.	Patapsco Bancorp, Inc.	Dundalk, MD

The results of the analysis are set forth in the following table:

		Regional Comparable Transactions (1)
Comparison	Community/ Sussex	25th Percentile	Median	75th Percentile
Transaction Pricing at Announcement
Deal Value ($, in millions)	45.4	23.1	41.3	56.3
Price/LTM Earnings (x)	27.0	20.3	21.2	35.5
Price/Tang. Book Value (%)	157.2	122.9	130.0	145.2
Core Deposit Premium (%) (2)	6.2	3.4	3.9	6.8
Target’s Financials at Announcement
Total Assets ($, in millions)	340,500	257,395	310,903	424,369
Tang. Equity/Tang. Assets (%)	8.4	7.9	9.2	10.6
NPAs/Assets (%) (3)	2.4	0.6	1.2	1.6
ALLL/NPLs	46.7	61.6	72.6	84.8
LTM ROAA (%) (4)	0.5	0.3	0.5	0.7
LTM ROAE (%) (4)	5.7	3.1	4.9	7.2
Asset Growth (%) (5)	4.7	-1.3	2.2	5.1
Deposit Growth (%) (5)	5.6	0.5	2.6	4.5

(1)	Source: SNL Financial, FinPro Computations for Sussex/Community transaction pricing multiples.
(2)	Core Deposit Premium calculated as (Deal Value—Tangible Equity) / (Core Deposits). Core deposits defined as total deposits less time deposits >$100,000.
(3)	Balances include all performing TDRs.
(4)	Tax-free partnerships tax impacted at 40%.
(5)	Most recent reported data relative to prior year.

The merger consideration price to tangible book multiple of 157.2% was above the 75th percentile for the regional comparable group, and price to LTM earnings of 27.0x was between the median and the 75th percentile for the regional comparable group. The merger consideration core deposit premium of 6.2% was also between the median and the 75th percentile for the regional comparable group.

Comparable National Group. For the secondary group for the market value approach, FinPro used the following criteria to determine the Comparable National Group: Whole bank transactions announced after January 1, 2016 where the acquired company had total assets between $300 million and $400 million with NPAs (including TDRs)/Total Assets less than 4% and Return on Average Equity between 3% and 10%. The following transaction types were excluded from the analysis: transactions where the acquired company was structured as a mutual or mutual holding company; transactions in which the acquirer was a private investor; purchase and assumption transactions; and transactions for which price to tangible book data was unavailable.

The selected transactions were:

Acquirer’s Full Name	Seller’s Full Name	Seller’s City, State
Old Line Bancshares, Inc.	DCB Bancshares, Inc.	Damascus, MD
ACNB Corporation	New Windsor Bancorp, Inc.	New Windsor, MD
Glacier Bancorp, Inc.	TFB Bancorp, Inc.	Yuma, AZ
Seacoast Banking Corporation of Florida	GulfShore Bancshares, Inc.	Tampa, FL
Bay Banks of Virginia, Inc.	Virginia BanCorp, Inc.	Petersburg, VA
United Community Bancorp, Inc.	Liberty Bancshares, Inc.	Alton, IL
HomeTrust Bancshares, Inc.	TriSummit Bancorp, Inc.	Kingsport, TN
United Community Financial Corp.	Ohio Legacy Corp	North Canton, OH
United Community Bancorp, Inc.	Illini Corporation	Springfield, IL
Sunshine Bancorp, Inc.	FBC Bancorp, Inc.	Orlando, FL
DNB Financial Corporation	East River Bank	Philadelphia, PA

		Comparable National Transactions (1)
Comparison	Community/ Sussex	25th Percentile	Median	75th Percentile
Transaction Pricing at Announcement
Deal Value ($, in millions)	45.4	32.3	39.2	44.8
Price/LTM Earnings (%)	27.0	18.5	21.2	34.4
Price/Tang. Book Value (%)	157.2	128.4	139.5	150.1
Core Deposit Premium (%) (2)	6.2	3.3	5.2	7.1
Target’s Financials at Announcement
Total Assets ($, in millions)	340,500	310,903	320,356	329,698
Tang. Equity/Tang. Assets (%)	8.4	8.6	9.8	10.7
NPAs/Assets (%) (3)	2.4	0.7	0.9	1.5
ALLL/NPLs	46.7	75.6	120.8	169.7
LTM ROAA (%) (4)	0.5	0.4	0.5	0.8
LTM ROAE (%) (4)	5.7	4.3	5.0	7.5
Asset Growth (%) (5)	4.7	1.5	4.2	5.5
Deposit Growth (%) (5)	5.6	0.7	5.1	8.1

(1)	Source: SNL Financial, FinPro Computations for Sussex/Community transaction pricing multiples.
(2)	Core Deposit Premium calculated as (Deal Value—Tangible Equity) / (Core Deposits). Core deposits defined as total deposits less time deposits >$100,000.
(3)	Balances include all performing TDRs.
(4)	Tax-free partnerships tax impacted at 40%.
(5)	Most recent reported data relative to prior year.

The merger consideration price to tangible book multiple of 157.2% was above the 75th percentile for the national comparable group, and price to LTM earnings of 27.0x was between the median and the 75th percentile for the national comparable group. The merger consideration core deposit premium of 6.2% was also between the median and the 75th percentile for the national comparable group.

Investment Value Approach (Discounted Cash Flow). FinPro performed a discounted cash flow (“DCF”) analysis to estimate a range of the present values of free cash flows that Community could generate on a stand-alone basis. The purpose of this analysis was to determine the range of present values of a potential Community liquidity event at the end of 2021. The DCF analysis is a widely used valuation methodology that relies on numerous assumptions, including Community’s financial projections, terminal values, and discount rates. In performing this analysis, FinPro utilized projections provided by Community through December 31, 2018 and extrapolated those projections through December 31, 2021. The projections utilized for the investment value approach are shown below.

Period Ending	12/31/2016 Actual	12 Months ending 12/31/2017 (Projected)	12 Months ending 12/31/2018 (Projected)	12 Months ending 12/31/2019 (Projected)	12 Months ending 12/31/2020 (Projected)	12 Months ending 12/31/2021 (Projected)
Net Income (in thousands)	1,664	1,846	2,631	2,763	2,901	3,046
Total Shares Outstanding (in thousands)	1,918	1,918	1,918	1,918	1,918	1,918
Earnings Per Share	0.87	0.96	1.37	1.44	1.51	1.59
Tangible Common Equity (in thousands)	28,689	30,535	33,166	35,929	38,829	41,875
Total Shares Outstanding (in thousands)	1,918	1,918	1,918	1,918	1,918	1,918
Tangible Book Value Per Share	14.96	15.92	17.29	18.73	20.24	21.83

FinPro utilized a discount rate based on a Capital Asset Pricing Model (“CAPM”) approach. The CAPM model utilized the average of the 20 and 30 Year U.S. Treasury as of April 7, 2017 as the risk free rate, the decile 10 size premium, and the beta based on the 3 Year SNL U.S. Bank Index benchmarked against the S&P 500 as of April 7, 2017. This resulted in a base discount rate of 10.4%. A range of discount rates were utilized that were 2% and 1% below the base rate and 1% and 2% above the base rate. Thereby the discount rates ranged from 8.4% to 12.4%. In calculating the terminal value, FinPro utilized earnings multiples between 17.2 times and 25.2 times for a P/E (price to earnings) approach and between 110.0% and 150.0% for a P/TBVS (price to tangible book value approach). This resulted in a range of present values from $13.37 to $21.85 on a tangible book value basis and $15.17 to $26.66 per share on an earnings basis. The consideration at announcement based upon the fixed exchange ratio resulted in a takeout value of $23.52 per share. This consideration value is above the entire range of present values on a tangible book value basis and is above more than 80% of the present values on an earnings basis.

Sussex—Financial Condition, Performance and Comparable Company Analysis

The consideration being provided to Community by Sussex is based upon a fixed exchange ratio of 0.97 shares. FinPro conducted an analysis of Sussex common stock to determine that the value of its common stock in the exchange falls within an acceptable valuation range. FinPro considered the financial condition and performance of Sussex and comparisons to comparable companies on a trading basis.

FinPro selected ten companies it considered comparable to Sussex, utilizing the following criteria:

•	Banks headquartered in the Northeast and Mid-Atlantic regions traded on the NASDAQ or New York Stock Exchange with a market capitalization greater than $100 million;

•	Total assets between $600 million and $1.3 billion;

•	Average daily trading volume over the prior three months of greater than 5,000;

•	NPAs (including performing TDRs) as a percentage of assets below 2%;

•	Excluding institutions with a mutual or MHC ownership structure;

•	Excluding Marlin Business Services, as they are a specialty institution; and

•	Excluding any publicly announced merger targets.

The criteria resulted in the following Comparable Trading Group:

Company Name	City	State
1st Constitution Bancorp	Cranbury	NY
ACNB Corporation	Gettysburg	PA
CB Financial Services, Inc.	Carmichaels	PA
Citizens & Northern Corporation	Wellsboro	PA
Evans Bancorp, Inc.	Hamburg	NY
First Bank	Hamilton	NJ
Howard Bancorp, Inc.	Ellicott City	MD
Malvern Bancorp, Inc.	Paoli	PA
Two River Bancorp	Tinton Falls	NJ
Unity Bancorp, Inc.	Clinton	NJ

Market Pricing and Valuation as of April 7, 2017

	Sussex	25th Percentile	Median	75th Percentile
Market Pricing and Valuation
Market Cap ($ mil)	118.7	144.7	162.4	180.0
Price/MRQ Core EPS (x)	19.5	14.9	17.1	20.3
Price/Tangible Book (%)	202.7	157.8	159.2	166.0
Tangible Premium/Core Deposits (%)	11.1	7.9	8.9	10.3
LTM Dividend Payout Ratio (%)	13.4	13.2	27.8	45.2
Dividend Yield (%)	0.6	0.9	1.2	2.7
Avg. Daily Vol. (Three Month)	12,983	10,455	17,941	27,844
Avg. Daily Vol. (One Year)	7,933	8,150	12,528	16,929

Sussex trades above the 75th percentile on a price to tangible book value basis but between the median and the 75th percentile on a price to Most Recent Quarter Core EPS basis.

Sussex and Comparable Trading Group Balance Sheet Strength, Growth, Capital, Asset Quality and Profitability:

Comparison (1)	Sussex	25th Percentile	Median	75th Percentile
Balance Sheet Strength, Composition
Total Assets ($000s)	848,728	961,898	1,055,754	1,167,607
Cash/Deposits (%)	2.23	1.98	3.74	6.81
Gross Loans HFI/Total Assets (%)	81.92	75.63	80.05	80.59
Gross Loans/HFI Deposits (%)	105.20	94.62	98.95	101.12
Nonint. Bearing Deposits/Total Deposits (%)	20.04	19.12	21.04	22.74
Growth (2)
Asset Growth Rate (%)	23.54	5.63	8.64	15.07
Loan Growth Rate (%)	27.94	6.85	8.30	18.70
Deposit Growth Rate (%)	27.63	5.79	7.06	14.75
Capital
Tangible Equity/Tangible Assets (%)	6.77	8.40	8.96	9.59
Tangible Common Equity/Tangible Assets (%)	6.77	8.40	8.96	9.59
Asset Quality
Adjusted Texas Ratio (%) (3)	9.22	6.77	8.21	9.00
Adjusted NPAs/Total Assets (%) (4)	1.05	0.64	1.00	1.07
Profitability
Net Interest Margin (FTE) (%)	3.39	3.40	3.63	3.69
Core ROAA (%)	0.68	0.82	0.94	1.00
Core ROAE (%)	9.10	8.06	8.70	9.44

(1)	Source: SNL Financial
(2)	Growth rates are for the trailing twelve months
(3)	Adjust Texas Ratio is defined as NPA ex. Performing TDRs / Tangible Equity + ALLL.
(4)	Adjusted NPAs is adjusted for FDIC loss share coverage.

Sussex has a smaller asset size than the comparable medians but loan levels are stronger. Asset, loan and deposit growth are very strong and well above comparable medians and the 75th percentile. Sussex’s tangible common equity ratio is better leveraged than the comparable median, while asset quality ratios are generally in line with the comparables. Core ROAE is above the comparable median but below the 75th percentile.

Pro Forma Analysis. FinPro considered and reviewed the pro forma financial impact of the transaction to ensure that Sussex, post-transaction, has key ratios for the combined entity that are likely to be acceptable from a regulatory perspective. FinPro analyzed certain potential pro forma effects of the merger, based on the following assumptions: (i) the merger closes during the fourth quarter of 2017; (ii) 100% of the outstanding shares of Community common stock are converted into the stock consideration at a 0.97 exchange ratio; (iii) all outstanding Community stock options with an exercise price less than consideration price will be cancelled in exchange for a cash payment equal to the difference between the consideration price and the per share exercise price. FinPro also utilized the following: (a) estimated earnings per share for Sussex; (b) estimated earnings per share for Community utilizing the same projections as those utilized in the investment value approach; (c) purchase accounting adjustments consisting of (x) a credit mark on loans, (y) interest rate marks on investments, loans, certificates of deposit and borrowings and (z) a write-up on fixed assets based on estimated values of Community’s properties; (d) cost savings projections provided by Sussex; (e) estimated costs and expenses associated with the merger; and (f) a core deposit intangible asset amortized over 10 years utilizing sum-of-the-digits methodology. The analysis indicated that the merger could be accretive to Sussex’s estimated earnings per share (excluding one-time transaction costs and expenses) in 2017 and modestly accretive to estimated tangible book value per share at closing of the transaction.

Pro Forma Contribution Analysis. FinPro considered and reviewed the pro forma financial impact of the transaction to ensure that Sussex post-transaction has key ratios for the combined entity that are likely to be acceptable from a regulatory perspective. FinPro also analyzed the potential future benefit to Community shareholders and the relative contribution analysis of assets, gross loans, nonmaturity core deposits, tangible common equity and net income based upon pro forma financial analysis as of the closing of the transaction. Based upon the exchange ratio, Sussex shareholders would own 72% of the pro forma company and Community shareholders would own 28% of the pro forma company.

	Sussex Contribution	Community Contribution
Total Assets	73%	27%
Gross Loans (including HFS)	75%	25%
Core Deposits (1)	70%	30%
Tangible Common Equity	67%	33%
Historical Net Income (2)	78%	22%
Pro Forma Ownership	72%	28%

(1)	Core deposits shown in this table are all nonmaturity deposit balances
(2)	Historical net income adjusted for nonrecurring items

Miscellaneous. FinPro acted as financial advisor to Community associated with the proposed acquisition and did not act as an advisor to or agent of any other person.

FinPro is being compensated for its services. FinPro’s fee is equal to 1.00% of the aggregate purchase price. A portion of this fee became payable to FinPro upon the rendering of FinPro’s opinion and the signing of the merger agreement, a portion of which became payable upon the mailing of this document to Community shareholders, and the balance of which is contingent upon the consummation of the merger. Additionally, Community has agreed to reimburse FinPro for its out-of-pocket expenses and has agreed to indemnify FinPro and certain related persons against certain liabilities possibly incurred in connection with the services performed.

Prior to this engagement, FinPro has not provided investment banking services to Community within the past two years for which it has received compensation. No investment banking services have been provided to Sussex by FinPro in the last two years. FinPro, Inc., FinPro’s parent organization has provided consulting partnership services to Community within the past two years. The amount of compensation received from Community for these services is not, and has not been, material to FinPro, Inc.’s annual gross revenue. FinPro, Inc. has provided consulting services to Sussex within the past two years. The amount of compensation received from Sussex for these services is not, and has not been, material to FinPro, Inc.’s annual gross revenue.

FinPro expresses no opinion as to the amount or nature of the compensation to be received by any of either bank’s officers, directors or employees, or class of such persons. FinPro does not express an opinion as to the underlying decision by Community to engage in the merger or the relative merits of the merger compared to other strategic alternatives which may be available to Community. The issuance of this opinion has been approved by FinPro’s Fairness Opinion Committee.

Interests of Community’s Directors and Executive Officers in the Merger

When Community’s shareholders are considering the recommendation of the Community board of directors in connection with the merger agreement proposal, they should be aware that some of the directors and executive officers of Community have interests that are in addition to, or different from, the interests of Community’s shareholders generally, which are described below. Sussex’s and Community’s boards of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

The following discussion sets forth the interests in the merger of each person who has served as a director or executive officer of Community since January 1, 2016. Except as described below, to the knowledge of Community, the directors and executive officers of Community do not have any substantial interest, direct or indirect, by security holdings or otherwise in the merger or the merger agreement proposal apart from their interests as shareholders of Community. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Treatment of Stock Options

Under the terms of the merger agreement, each option to purchase shares of Community common stock issued by Community and outstanding at the effective time of the merger pursuant to the Community 2002 Stock Option Plan shall be cancelled. In exchange for the cancellation of each option, the holder of such option shall be paid in cash an amount equal to the product of (x) the number of shares of Community common stock subject to such option at the effective rime of the merger multiplied by (y) $24.30 less the exercise price per share of such option, less any required tax withholdings. In the event that the exercise price of an option is greater than the cash payment to be made pursuant to the foregoing formula, then Community shall take such actions as may be reasonably necessary or appropriate to cause, at the effective time, such option to be canceled without any payment made in exchange therefor, including providing 30 days’ notice of such cancellation and right to exercise prior to the effective time.

Cash Payment for Stock Options

The following table sets forth, as of July 18, 2017 the number of shares of Community common stock underlying the options held by each director and executive officer of Community, as well as the cash payment that each director and executive officer of Community would receive, assuming that the consummation of the merger occurred on the same date:

	Shares Underlying Outstanding Options (#)	Cash Payment ($)
Executive Officer
Peter A. Michelotti (1)	3,466	29,852
Cecelia McMullen James	1,733	20,962
Barbara J. Maier	1,560	17,503
Raymond Zachmann	1,560	17,510
Vincent J Fantacone III	925	10,777
Director
Marianne Byrne	3,178	25,845
Carlton E. Meier	3,178	25,845
Jean D. Michelotti	2,312	15,824
Walter E. Loeffler	0	—
Dominick D’Agosta	0	—
Dominick Langieri (2)	0	—

(1)	Also a director.
(2)	Dominick Langieri was a director from January 1, 2016 until the 2016 Community Annual Meeting held on April 26, 2016.

Payments Under Amendment Agreements with Sussex, Sussex Bank, and Community

Mr. Michelotti, Ms. James and Mr. Fantacone each entered into an amendment agreement with Sussex, Sussex Bank, and Community, amending their respective employment agreements with Community. Pursuant to their respective agreements: (i) Mr. Michelotti will be paid $348,250 within five days of the effective time of the merger agreement and $348,250 on January 5, 2018; (ii) Mr. Fantacone will be paid $58,384 within five days of the effective time of the merger agreement and $58,384 on January 5, 2018; and (iii) Ms. James will be paid $204,550 within five days of the effective time of the merger agreement and $204,550 on January 5, 2018. The payments are in consideration for each individual agreeing to terminate his or her respective existing employment agreement and all amounts paid will be subject to applicable tax withholdings. If the merger does not occur on or prior to December 31, 2017, or if the merger agreement is terminated prior to the consummation of the merger, these amendment agreements will expire and be of no further effect, the executives will not receive the payments described above, and the terms of the existing employment agreements will be reinstated.

Employment Agreement with Sussex and Sussex Bank

Concurrently with the execution of the merger agreement, Mr. Michelotti entered into an employment agreement with Sussex and Sussex Bank that will be effective as of the closing date of the merger. Under the agreement, Mr. Michelotti will serve as Senior Executive Vice President and Chief Operating Officer of Sussex and Sussex Bank. The employment agreement provides for a two-year term, commencing on the closing date of the merger. The agreement also provides for the payment of an annual base salary in the amount of $245,000. The agreement further provides for participation in the incentive plan for executive officers of Sussex and Sussex Bank and any other employee benefit, incentive or retirement plans offered to employees generally or to senior management of Sussex or Sussex Bank, as well as automobile and country club benefits. In the event that Mr. Michelotti’s employment is terminated by Sussex and Sussex Bank without cause before or after a change in control of Sussex or Mr. Michelotti resigns for cause outside of the 18-month period following the occurrence of a change in control of Sussex, he is entitled to receive a lump sum severance payment equal to the amount of base salary that would have been paid to him for the lesser of (i) one year or (ii) the remaining unexpired term of the agreement (such period, the “Remaining Unexpired Term”), plus Sussex and Sussex Bank will continue to provide Mr. Michelotti with hospital, medical, life and other like benefits in effect at the time of such termination for Remaining Unexpired Term to the extent such continued benefits are not duplicative of benefits provided by Mr. Michelotti’s subsequent employers. In the event that Mr. Michelotti’s employment is terminated by Sussex and Sussex Bank upon the occurrence of a change in control of Sussex or Mr. Michelotti resigns for cause with 18 months following the occurrence of a change in control of Sussex, he is entitled to a lump sum payment equal to two times his then-current base salary, plus hospital, medical, life and other like benefits in effect at the time of such termination for a period of two years following termination. In the event of the termination of his employment with Sussex and Sussex Bank, for a period of one year following the date of such termination he will be subject to certain non-competition, non-solicitation, non-hire and cooperation covenants.

Potential Payments Under Employment Agreements with Community

On January 1, 2013 (as amended on January 1, 2017), January 1, 2013 and January 1, 2017, Community entered into employment agreements with Mr. Zachmann, Ms. Maier and Ms. Derian, respectively. Except as otherwise noted below, each agreement provides for substantially the same change in control severance benefits, which could become payable if any of the executive officers experiences a qualifying termination of employment following the consummation of the merger. In the event that Community (or its successor) terminates the applicable executive officer’s employment other than for cause or if the executive officer resigns for good reason effective within 24 months after a change in control of Community, subject to the execution and delivery of a release of claims against Community, such executive officer is entitled to a lump sum payment equal to one times the executive officer’s then-current base salary (or, for Ms. Derian, one-half of her then-current base salary), payable within 30 days following the termination date. In addition, Community will provide the same (or similar, if modified for similarly situated executives) health benefit plan to the applicable executive officer for 12 months (or, for Ms. Derian, 6 months) following termination. In the event of any termination of employment, for a period of 12 months (or, for Ms. Derian, 6 months) following the termination date, the executive officers will be subject to certain non-solicitation and non-hire covenants.

Community’s 2011 Executive Retirement Incentive Plan

Community maintains the 2011 Executive Retirement Incentive Plan (the “Retirement Incentive Plan”) for the benefit of certain executives selected for participation by Community’s board of directors, including Mr. Michelotti, Ms. James, Ms. Maier, Mr. Zachmann, and Mr. Fantacone. The Retirement Incentive Plan is a nonqualified deferred compensation plan intended to provide supplemental retirement income to participants. Under the Retirement Incentive Plan, each participant has a notional account that is credited with (i) annual incentive awards based on the participant’s salary and Community’s satisfaction of certain predetermined performance benchmarks and (ii) interest. In general, participants become vested in their account balances after ten years of service and do not receive distributions until they experience a separation from service. At the effective time of the merger, however, participants will become fully vested in their account balances and receive a lump sum distributions in the amount of their vested account balances, in each case, pursuant to the terms of the Retirement Incentive Plan.

The following table sets forth, as of July 18, 2017 the amount that would be payable to each executive officer under the Retirement Incentive Plan, assuming that the consummation of the merger occurred on the same date:

Executive Officer	Cash Payment ($)
Peter A. Michelotti	$60,688
Cecelia McMullen James	$45,273
Barbara J. Maier	$20,421
Raymond Zachmann	$20,300
Vincent J Fantacone III	$10,537

Appointment of Three Directors to Sussex and Sussex Bank Boards

At the effective time of the merger, Mr. Michelotti, the current President and Chief Executive Officer of Community, and two other members of the Community board, to be selected by Sussex upon consultation with Community, will become members of Sussex’s board of directors. Each of the designees must meet the qualifications for directors as set forth in Sussex’s bylaws. The designees will serve on the Sussex board until the next annual meeting, at which time they will each be nominated for a three-year term. The designees will also be appointed to the board of directors of Sussex Bank, effective immediately following the effective time of the merger. Each director will be entitled to receive compensation from Sussex and Sussex Bank for their services on the boards in accordance with the fee schedule for services that is applicable from time to time for similar services by other members of Sussex’s and Sussex Bank’s boards.

Indemnification and Insurance of Directors and Officers

Pursuant to the merger agreement, Sussex has agreed that, for a period of six years after the effective date of the merger, it will indemnify, defend and hold harmless each present and former officer and director of Community against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the Effective Time, arising out of the fact that he or she was a director or officer of Community or is or was serving at the request of Community as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Community, including without limitation matters related to the negotiation, execution and performance of the merger agreement or any of the related transactions, to the fullest extent which Sussex is entitled to indemnify persons serving at its request as directors and officers of another corporation or other enterprise under the Restated Certificate of Incorporation of Sussex as in effect on the date of the merger agreement (and Sussex has acknowledged that the present and former officers and directors of Community are serving at its request for such purposes).

In addition, Sussex has agreed to maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the merger to cover the present officers and directors of Sussex and Sussex Bank with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger; provided that, Sussex is not obligated to pay each year more than 200% of Sussex’s annual premiums for such coverage.

Sussex’s Reasons for the Merger

In reaching its decision to approve the merger agreement and related transactions, the Sussex board of directors evaluated the merger and related transactions in consultation with senior management, Sussex’s financial advisor and Sussex’s legal counsel, and considered a number of factors, including, among others, the following, which are not presented in order of priority:

•	information concerning the business, operations, financial condition, earnings and prospects of each of Sussex and Community as separate entities and on a combined basis, including that the transaction is estimated to be approximately 12% accretive from an earnings per share perspective for the pro forma company in the first full year after completion;

•	the merger will expand and enhance Sussex’s existing franchise in the attractive market of Bergen County;

•	the merger will increase Sussex’s assets in Bergen County by 162.1% and increase Sussex’s deposits in Bergen County by 485.1%, with resulting economies of scale;

•	the opportunity to further diversify Sussex’s customer base as a whole, by expanding the size of its footprint through the merger, and to do so in a market where Sussex has an existing presence;

•	the compatibility of the cultures of Sussex and Community, particularly with respect to the meeting of local banking needs and strong community ties;

•	the potential challenges in combining the two banks;

•	the agreement by Peter A. Michelotti to remain with Sussex and the combined bank for two years following the merger and the addition of three Community board members, including Mr. Michelotti, to the Sussex board;

•	the potential for the combined bank to enhance non-interest income growth by providing enhanced and additional financial products and services to the customers of Community;

•	the anticipated operating efficiencies, cost savings, new branding and opportunities for revenue enhancements of the combined bank following the completion of the merger, and the likelihood that they would be achieved after the merger;

•	the fact that the merger is likely to provide an increase in shareholder value, including the benefits of a stronger strategic position;

•	the structure of the merger and the financial and other terms of the merger agreement, including the fixed exchange ratio and Sussex’s right to terminate the merger agreement if the price of Sussex common stock decreases to the extent set forth in the merger agreement (with Sussex’s option to increase the exchange ratio to avoid termination);

•	the deal protection provided by the terms of the merger agreement and the termination fee of $1,816,000 to Sussex under certain circumstances;

•	the opinion, dated April 5, 2017, of KBW to the Sussex board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Sussex of the exchange ratio in the proposed merger, as more fully described below under “Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Sussex” beginning on page 100;

•	the intended tax treatment of the merger as a tax-free reorganization; and

•	the likelihood of receiving all of the regulatory approvals required for the merger.

The foregoing discussion of the factors considered by the Sussex board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. Based on the factors described above, the Sussex board of directors determined that the merger with Community was advisable and that the merger agreement and the transactions contemplated by the merger agreement were in the best interests of Sussex and its shareholders, and voted unanimously to adopt and approve the merger agreement and related documents and the transactions contemplated by the merger agreement. In view of the wide variety and complexity of factors considered by the Sussex board of directors in connection with its evaluation of the merger, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any factor, was favorable or unfavorable to the ultimate determination of the board. Rather, the Sussex board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of the Sussex Board of Directors

The Sussex board of directors has unanimously adopted and approved the merger agreement and recommends that Sussex shareholders vote “FOR” adoption and approval of the merger agreement and the transactions contemplated thereby.

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Sussex

Sussex engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to Sussex, including an opinion to the Sussex board of directors as to the fairness, from a financial point of view, to Sussex of the exchange ratio in the proposed merger. Sussex selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Sussex board held on April 5, 2017, at which the Sussex board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion (which was initially rendered verbally and confirmed by a written opinion, dated April 5, 2017) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Sussex.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Sussex board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to Sussex. It did not address the underlying business decision of Sussex to engage in the merger or enter into the merger agreement or constitute a recommendation to the Sussex board in connection with the merger, and it does not constitute a recommendation to any holder of Sussex common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Sussex and Community and bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated March 31, 2017 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Sussex;

•	the audited financial statements for the three fiscal years ended December 31, 2016 of Community;

•	certain unaudited monthly financial results for Community in respect of January 2017 (provided to KBW by representatives of Community);

•	certain regulatory filings of Sussex, Sussex Bank and Community, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three year period ended December 31, 2016;

•	certain other interim reports and other communications of Sussex and Community to their respective shareholders; and

•	other financial information concerning the respective businesses and operations of Sussex and Community furnished to KBW by Sussex and Community or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Sussex and Community;

•	the assets and liabilities of Sussex and Community;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information of Sussex and Community with similar information for certain other companies, the securities of which were publicly traded;

•	financial and operating forecasts and projections of Community that were prepared by Sussex management, provided to KBW and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Sussex board;

•	publicly available consensus “street estimates” of Sussex, as well as assumed Sussex long term growth rates provided to KBW by Sussex management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the Sussex board; and

•	estimates regarding certain pro forma financial effects of the merger on Sussex (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Sussex management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Sussex board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by management of each of Sussex and Community regarding the past and current business operations, regulatory relations, financial condition and future prospects of each of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available, and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Sussex as to the reasonableness and achievability of the financial and operating forecasts and projections of Community, the publicly available consensus “street estimates” of Sussex and assumed Sussex long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Sussex (including, without limitation, the cost savings, and related expenses expected to result or be derived from the merger), all as referred to above, as well as the assumptions set forth in and the bases for all such information. KBW assumed, at the direction of Sussex, that all of such forecasts, projections and estimates were reasonably prepared on bases reflecting, or in the case of the publicly available consensus “street estimates” of Sussex referred to above were consistent with, the best currently available estimates and judgments of Sussex management, and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the forecasts, projections and estimates of Sussex and Community that were provided to and discussed with KBW were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of Sussex referred to above were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with Sussex management, and with the consent of the Sussex board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Sussex or Community since the date of the last financial statements of each such entity that were made available to KBW and that KBW was directed to use. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Sussex’s consent, that the aggregate allowances for loan and lease losses for each of Sussex and Community are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Sussex or Community, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Sussex or Community under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•	the merger and any related transactions would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement that had been reviewed) with no adjustments to the exchange ratio and with no other consideration or payments in respect of the Community common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and any related transaction and that all conditions to the completion of the merger or any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Sussex, Community or the pro forma entity or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Sussex that Sussex relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Sussex, Community, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to Sussex. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction, including without limitation, the form or structure of the merger or any related transaction, any consequences of the merger to Sussex, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Sussex to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Sussex or the Sussex board;

•	any business, operational or other plans with respect to Community or the pro forma entity that may be currently contemplated by Sussex or the Sussex board or that may be made by Sussex or the Sussex board subsequent to the closing of the merger;

•	the fairness of the amount or nature of any compensation to any of Sussex’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Sussex common stock or relative to the exchange ratio;

•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Sussex, Community or any other party to any transaction contemplated by the merger agreement;

•	any adjustment (as provided in the merger agreement) to the exchange ratio assumed to be paid in the merger for purposes of KBW’s opinion;

•	the actual value of Sussex common stock to be issued in connection with the merger;

•	the prices, trading range or volume at which Sussex common stock or Community common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Sussex common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Sussex, Community, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Sussex and Community. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Sussex board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Sussex board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Sussex and Community and the decision of Sussex to enter into the merger agreement was solely that of the Sussex board.

The following is a summary of the material financial analyses presented by KBW to the Sussex board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Sussex board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $46.5 million, or $24.10 per outstanding share of Community common stock, based on the 0.97x exchange ratio in the proposed merger and the closing price of Sussex common stock on April 4, 2017.

Community Bank of Bergen County Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Community to 19 selected publicly traded banks and thrifts, including Sussex, headquartered in the New York City Metropolitan Statistical Area with total assets between $200 million and $1.0 billion. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

Bancorp of New Jersey, Inc.	Highlands Bancorp, Inc.
Berkshire Bancorp Inc.	MSB Financial Corp.
Carver Bancorp, Inc.	New Millennium Bank
Country Bank Holding Company, Inc.	Orange County Bancorp, Inc.
Empire Bancorp Inc.	Shore Community Bank
Enterprise Bank N.J.	Stewardship Financial Corporation
ES Bancshares, Inc.	Sussex Bancorp
First American International Corp.	Two River Bancorp
Gold Coast Bank	VSB Bancorp, Inc.
Greater Hudson Bank

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of latest 12 months (“LTM”) information, through the most recent completed quarter available (which in the case of Community was the fiscal quarter ended December 31, 2016) and market price information as of April 4, 2017. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (except that, in the case of Sussex, consolidated holding company level leverage and total risk-based capital ratios were provided by Sussex management). Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Community’s historical financial statements, or the data prepared by Community’s financial advisor presented under the section “The Merger—Opinion of FinPro Capital Advisors, Inc., Financial Advisor to Community, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Community and the selected companies:

		Selected Companies
	Community	Bottom Quartile	Average	Median	Top Quartile
LTM Core Return on Average Assets (%) (1)	0.50	0.45	0.57	0.65	0.71
LTM Core Return on Average Equity (%) (1)	5.72	4.24	5.94	6.75	8.03
LTM Net Interest Margin (%)	3.38	3.09	3.33	3.20	3.47
LTM Fee Income / Revenue Ratio (%) (2)	7.2	3.1	12.6	12.8	20.1
LTM Efficiency Ratio (%)	77.1	79.8	74.5	72.4	68.0

(1)	Core income excludes extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses and amortization of intangibles as calculated by SNL Financial.
(2)	Excludes gains / losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Community and the selected companies:

		Selected Companies
	Community	Bottom Quartile	Average	Median	Top Quartile
Tangible Common Equity / Tangible Assets (%)	8.43	6.78	9.02	9.16	9.81
Leverage Ratio (%)	8.45	8.96	10.20	9.59	10.09
Total Risk-Based Capital Ratio (%)	15.69	12.93	15.52	14.35	16.60
Loans / Deposits (%)	75	80	89	92	99
Loan Loss Reserve / Gross Loans (%)	1.37	1.13	1.32	1.26	1.39
Nonperforming Assets / Loans + OREO (%)	3.59	2.64	1.88	1.50	1.13
Nonperforming Assets / Assets	2.43	1.69	1.35	1.07	0.78
LTM Net Charge-Offs / Average Loans	0.17	0.04	0.04	0.01	(0.01)

In addition, KBW’s analysis showed the following concerning the market performance of Community and the selected companies (other than Country Bank Holding Company, Inc. due to lack of recent public trading information and, in the case of one–year stock price change, Gold Coast Bank and also excluding the impact of the LTM earnings per share (“EPS”) multiples for five of the selected companies, which multiples were considered to be not meaningful because they were either less than 5.0x or greater than 30.0x):

		Selected Companies
	Community	Bottom Quartile	Average	Median	Top Quartile
One—Year Stock Price Change (%)	34.1	14.4	32.3	34.4	43.9
1-year Total Return (%)	34.1	17.4	35.0	34.6	44.3
Year-to-Date Price Change (%)	3.0	3.6	12.2	10.9	19.0
Stock Price / Tangible Book Value per Share (x)	0.93	0.98	1.28	1.12	1.48
Stock Price / LTM EPS (x)	16.0	12.2	17.0	15.4	20.9
Dividend Yield (%) (1)	0.0	0.0	0.6	0.0	0.9
LTM Dividend Payout Ratio (%) (1)	0.0	14.7	27.0	17.0	26.5

(1)	Based on the eight selected companies which paid quarterly dividends in the most recent completed quarter available.

No company used as a comparison in the above selected companies analysis is identical to Community. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Sussex Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Sussex to 17 selected publicly traded banks and thrifts, including Community, headquartered in New Jersey with total assets between $250 million and $2.0 billion. Merger targets, mutual holding companies and Marlin Services Corp. (the banking subsidiary of which is located in Utah) were excluded from the selected companies.

The selected companies were as follows:

1st Colonial Bancorp, Inc.	Highlands Bancorp, Inc.
1st Constitutional Bancorp	MSB Financial Corp.
Bancorp of New Jersey, Inc.	New Millenium Bank
Bank of Princeton	Parke Bancorp, Inc.
BCB Bancorp, Inc.	Shore Community Bank
Capital Bank of New Jersey	Stewardship Financial Corporation
Clifton Bancorp Inc.	Two River Bancorp
Community Bank of Bergen County, NJ	Unity Bancorp, Inc.
First Bank

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of LTM information, through the most recent completed quarter available (which in the case of Sussex was the fiscal quarter ended December 31, 2016) and market price information as of April 4, 2017. KBW also used 2017 and 2018 earnings per share estimates taken from consensus “street estimates” of Sussex and the four selected companies for which consensus “street estimates” were publicly available. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. In the case of Sussex, consolidated holding company level leverage and total risk-based capital ratios were provided by Sussex management. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Sussex’s historical financial statements, or the data prepared by Community’s financial advisor presented under the section “The Merger—Opinion of

FinPro Capital Advisors, Inc., Financial Advisor to Community”, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Sussex and the selected companies:

		Selected Companies
	Sussex	Bottom Quartile	Average	Median	Top Quartile
LTM Core Return on Average Assets (%) (1)	0.68	0.50	0.75	0.69	0.95
LTM Core Return on Average Equity (%) (1)	9.10	6.23	8.15	8.31	10.63
LTM Net Interest Margin (%)	3.37	3.13	3.36	3.34	3.58
LTM Fee Income / Revenue Ratio (2)	23.2	6.2	12.1	10.6	16.2
LTM Efficiency Ratio (%)	68.7	77.1	66.8	65.4	59.3

(1)	Core income excludes extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses and amortization of intangibles as calculated by SNL Financial.
(2)	Excludes gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Sussex and the selected companies:

		Selected Companies
	Sussex	Bottom Quartile	Average	Median	Top Quartile
Tangible Common Equity / Tangible Assets (%)	6.77	8.14	9.70	8.82	10.01
Leverage Ratio (%)	8.47	8.45	10.51	9.02	10.14
Total Risk Based Capital Ratio (%)	13.56	12.05	15.39	12.88	15.58
Loans / Deposits (%)	105	84	93	97	101
Loan Loss Reserve / Gross Loans (%)	0.96	1.14	1.29	1.26	1.37
Nonperforming Assets / Loans + OREO (%)	1.27	2.74	1.91	1.30	0.84
Nonperforming Assets / Assets	1.05	2.42	1.50	1.05	0.69
LTM Net Charge-Offs / Average Loans (%)	0.03	0.17	0.08	0.06	(0.01)

In addition, KBW’s analysis showed the following concerning the market performance of Sussex and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiples for two of the selected companies and the 2017 and 2018 estimated EPS multiples for one of the selected companies, which multiples were considered to be not meaningful because they were either less than 5.0x or greater than 30.0x):

		Selected Companies
	Sussex	Bottom Quartile	Average	Median	Top Quartile
One—Year Stock Price Change (%)	99.9	24.0	42.7	42.4	60.7
One—Year Total Return (%)	101.9	20.5	43.7	41.6	62.9
YTD Price Change (%)	18.9	2.6	6.8	6.7	10.9
Stock Price / Tangible Book Value per Share (x)	2.03	1.07	1.28	1.27	1.53
Stock Price / LTM EPS (x)	20.9	11.3	14.7	13.8	16.8
Stock Price / 2017 EPS (x)	18.3	15.7	16.6	16.0	17.3
Stock Price / 2018 EPS (x)	14.5	13.3	14.3	15.3	15.9
Dividend Yield (%)	0.6	0.0	0.8	0.7	1.2
LTM Dividend Payout Ratio (%)	13.4	13.1	22.6	15.1	17.5

No company used as a comparison in the above selected companies analysis is identical to Sussex. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis—Nationwide. KBW reviewed publicly available information related to 20 selected U.S. whole-bank transactions announced since November 8, 2016 with announced deal values between $20.0 million and $100.0 million. Terminated transactions, merger-of–equals transactions, transactions in which the acquire company was a mutual holding company and transactions by non-bank buyers were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company
First Bank	Bucks County Bank
Mid Penn Bancorp, Inc.	Scottdale Bank & Trust Company
United Bancshares, Inc.	Benchmark Bancorp, Inc.
Citizens Community Bancorp, Inc.	Wells Financial Corp.
Investar Holding Corporation	Citizens Bancshares, Inc.
West Town Bancorp, Inc.	Sound Banking Company
Progress Financial Corporation	First Partners Financial, Inc.
Old Line Bancshares, Inc.	DCB Bancshares, Inc.
First Guaranty Bancshares, Inc.	Premier Bancshares, Inc.
First Merchants Corporation	Arlington Bank
Hope Bancorp, Inc.	U & I Financial Corp.
HCBF Holding Company, Inc.	Jefferson Bankshares, Inc.
Southern Missouri Bancorp, Inc.	Tammcorp, Inc.
MainSource Financial Group, Inc.	FCB Bancorp, Inc.
BayCom Corp.	First ULB Corp.
Texas State Bankshares, Inc.	Blanco National Holdings, Inc.
ACNB Corporation	New Windsor Bancorp, Inc.
Simmons First National Corporation	Hardeman County Investment Company, Inc.
Glacier Bancorp, Inc.	TFB Bancorp, Inc.
Trustmark Corporation	RB Bancorporation

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Tangible equity premium to core deposits as calculated by SNL Financial (generally defined as total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income).

KBW also reviewed the price per common share paid for the acquired company for the 10 selected transactions involving publicly traded acquired companies as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger and using historical financial information for Community as of or for the twelve months ended December 31, 2016 and the closing price of Community common stock on April 4, 2017.

The results of the analysis are set forth in the following table (excluding the impact of LTM EPS multiple for one of the selected transactions, which multiple was considered to be not meaningful):

		Selected Transactions
	Sussex / Community Merger	Bottom Quartile	Average	Median	Top Quartile
Transaction Price to Tangible Book Value (x)	1.61	1.30	1.54	1.60	1.66
Core Deposit Premium (%) (1)	6.7	6.2	7.8	6.9	8.9
LTM EPS (x) (2)	27.8	16.9	21.6	19.5	21.9
One Day Market Premium (%)	73.4	44.2	68.4	64.8	85.5

(1)	Core deposits for Wells Financial Corp. and Jefferson Bankshares, Inc. per bank level regulatory filings.
(2)	Earnings for FCB Bancorp, Inc. per bank level data for most recent quarter available.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Community or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis—Mid-Atlantic. KBW reviewed publicly available information related to 24 selected Mid-Atlantic whole-bank transactions announced since January 1, 2014 with announced deal values between $20.0 million and $100.0 million. Terminated transactions, merger-of–equals transactions and transactions in which the acquire company was a mutual holding company were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company
First Bank	Bucks County Bank
Mid Penn Bancorp, Inc.	Scottdale Bank & Trust Company
Old Line Bancshares, Inc.	DCB Bancshares, Inc.
ANCB Corporation	New Windsor Bancorp, Inc.
Prudential Bancorp, Inc.	Polonia Bancorp, Inc.
Revere Bank	Monument Bank
DNB Financial Corporation	East River Bank
Lakeland Bancorp, Inc.	Harmony Bank
Bay Bancorp, Inc.	Hopkins Bancorp, Inc.
Revere Bank	BlueRidge Bank
Hamilton Bancorp, Inc.	Fraternity Community Bancorp, Inc.
NexTier Incorporated	Eureka Financial Corporation
Northfield Bancorp, Inc.	Hopewell Valley Community Bank
Lakeland Bancorp, Inc.	Pascack Bancorp, Inc.
ESSA Bancorp, Inc.	Eagle National Bancorp, Inc.
Preferred Bank	United International Bank
Citizens Financial Services, Inc.	First National Bank of Fredericksburg
WSFS Financial Corporation	Alliance Bancorp, Inc. of Pennsylvania
Putnam County Savings Bank	CMS Bancorp, Inc.
Cape Bancorp, Inc.	Colonial Financial Services, Inc.
Univest Corporation of Pennsylvania	Valley Green Bank
CB Financial Services, Inc.	FedFirst Financial Corporation
F.N.B. Corporation	OBA Financial Services, Inc.
Salisbury Bancorp, Inc.	Riverside Bank

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Core deposit premium; and

•	Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income).

KBW also reviewed the one day market premiums for the 15 selected transactions involving publicly traded acquired companies. The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger and using historical financial information for Community as of or for the twelve months ended December 31, 2016 and the closing price of Community common stock on April 4, 2017.

The results of the analysis are set forth in the following table (excluding the impact of LTM EPS multiples for eight of the selected transactions, which multiples were considered to be not meaningful):

		Selected Transactions
	Sussex / Community Merger	Bottom Quartile	Average	Median	Top Quartile
Transaction Price to Tangible Book Value (x)	1.61	1.09	1.31	1.30	1.45
Core Deposit Premium (%) (1)	6.7	2.0	5.4	3.6	7.3
LTM EPS (x)	27.8	20.5	28.2	21.9	37.6
1 Day Market Premium (%)	73.4	15.1	43.2	29.6	52.9

(1)	Core deposits for Monument Bank per bank level regulatory filings.

No company or transaction used as a comparison in the above selected transaction analysis is identical to Community or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Sussex and Community to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings, except as noted. To perform this analysis, KBW used (i) historical balance sheet and income statement data for Sussex and Community as of or for the twelve months ended December 31, 2016, (ii) publicly available consensus “street estimates” of Sussex, (iii) financial forecasts and projections of Community provided by Sussex management, and (iv) market price data as of April 4, 2017. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Sussex and Community shareholders in the combined company based on the exchange ratio in the proposed merger of 0.97x:

	Sussex as a % of Total	Community as a % of Total
Ownership
Pro Forma Ownership	72%	28%

Balance Sheet
Assets	71%	29%
Gross Loans Held for Investment	75%	25%
Deposits	68%	32%
Tangible Common Equity	67%	33%

Income Statement
LTM Net Income	77%	23%
2017 Est. GAAP Net Income	79%	21%
2018 Est. GAAP Net Income	79%	21%

Market Capitalization
Market Capitalization as of April 4, 2017	82%	18%

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Sussex and Community. Using (i) closing balance sheet estimates as of September 30, 2017 for Sussex and Community provided by Sussex management, (ii) publicly available consensus “street estimates” of Sussex for 2017 and 2018 and an assumed long term earnings growth rate for Sussex provided by Sussex management, (iii) financial forecasts and projections of Community provided by Sussex management, and (iv) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger as well as purchase accounting adjustments assumed with respect thereto) provided by Sussex management. KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Sussex’s 2018 and 2019 estimated EPS and Sussex’s estimated tangible book value per share as of September 30, 2017. Furthermore, the analysis indicated that, pro forma for the merger, both Sussex’s tangible common equity to tangible assets ratio and Tier 1 Risk-Based Capital Ratio as of September 30, 2017 could be higher while its leverage ratio and Total Risk Based Capital Ratio as of September 30, 2017 could be lower. For all of the above analysis, the actual results achieved by Sussex following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Community, taking into account cost savings expected to result from the merger as well as certain purchase accounting adjustments assumed with respect thereto provided by Sussex management. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of Community Bank and estimated cost savings and purchase accounting adjustments provided by Sussex management, and assumed discount rates ranging from 14.0% to 17.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that Community could generate over the six-year period from 2017 to 2022, and (ii) the present value of Community’s implied terminal value at the end of such period, in each case applying estimated cost savings and certain estimated purchase accounting adjustments provided by Sussex management. KBW assumed that Community would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Community Bank, KBW applied a range of 14.0x to 17.0x estimated 2022 net income. This discounted cash flow analysis resulted in a range of implied values per share of Community common stock of $23.25 to $30.71.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Community Bank.

Miscellaneous. KBW acted as financial advisor to Sussex in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses, and in the case of Sussex further to an existing sales and trading relationship between Sussex and a KBW affiliate, may from time to time purchase securities from, and sell securities to, Sussex and Community. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Sussex or Community for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Sussex agreed to pay KBW a non-refundable cash fee equal to $500,000, $100,000 of which became payable with the rendering of KBW’s opinion, $100,000 of which became payable upon the first date of mailing of this joint proxy statement/prospectus to holders of Sussex common stock in connection with the merger, and the balance of which is contingent upon the consummation of the merger. Sussex also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, in the two years preceding the date of KBW’s opinion, KBW did not provide investment banking and financial advisory services to Sussex. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking and financial advisory services to Community. KBW may in the future provide investment banking and financial advisory services to Sussex or Community and receive compensation for such services

Sussex and Sussex Bank’s Boards of Directors After the Merger

Pursuant to the merger agreement, at the effective time of the merger, the number of persons constituting the board of directors of Sussex and Sussex Bank shall each be increased by three directors, and Sussex will appoint Peter A. Michelotti, the current President and Chief Executive Officer of Community, and two other members of the Community board, to be selected by Sussex upon consultation with Community, to serve as members of Sussex’s board of directors. Each of the designees must meet the qualifications for directors as set forth in Sussex’s bylaws. The designees will serve on the Sussex board until the next annual meeting, at which time they will each be nominated for a three-year term. The designees will also be appointed to the board of directors of Sussex Bank, effective immediately following the effective time of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of material U.S. federal income tax consequences of the merger of Sussex Bank and Community. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to Community shareholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular Community shareholder.

The following discussion may not apply to particular categories of holders of shares of Community common stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold Community capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the U.S. dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States and holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. This discussion assumes that holders of shares of Community common stock hold their shares as capital assets. The following discussion does not address state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors to determine the specific tax consequences of the merger, including any state, local or foreign tax consequences of the merger.

Tax Consequences of the Merger Generally

Sussex will receive an opinion from Hogan Lovells US LLP and Community will receive an opinion from Stevens & Lee, each to be filed with the SEC and dated as of the effective time of the merger same date as the registration statement of which this joint proxy statement/prospectus is a part, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code. The tax opinions to be received by Sussex and Community will be based on certain representations, covenants and assumptions, as set forth in certificates provided to Hogan Lovells US LLP and Stevens & Lee by appropriate officers of Sussex and Community, all of which must continue to be true and accurate in all material respects as of the effective time of the merger. Neither Sussex nor Community intends to waive this condition. If any of the representations, covenants or assumptions relied upon by tax counsel is inaccurate, tax counsel may not be able to provide the required closing date opinions or the tax consequences of the merger could differ from those described below. An opinion of counsel neither binds the Internal Revenue Service, the IRS, nor precludes the IRS or the courts from adopting a contrary position. Neither Sussex nor Community intends to obtain a ruling from the IRS regarding the tax consequences of the merger.

Based on the opinions that the merger will qualify as a reorganization under Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger are as follows:

•	no gain or loss will be recognized by Sussex or Community as a result of the merger;

•	no gain or loss will be recognized by a Community shareholder on the exchange, except to the extent the shareholder receives cash in lieu of a fractional share of Sussex common stock;

•	the aggregate tax basis in the Sussex common stock received by a Community shareholder pursuant to the merger will equal that shareholder’s aggregate tax basis in the shares of Community common stock being exchanged, reduced by any amount allocable to a fractional share of Sussex common stock for which cash is received;

•	the holding period of Sussex common stock received by a Community shareholder in the merger will include the holding period of the shares of Community common stock being exchanged; and

•	although no fractional shares of Sussex common stock will be issued in the merger, a Community shareholder who receives cash in lieu of such a fractional share will be treated as having received that fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Sussex. A Community shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the difference between the amount of cash received and the shareholder’s tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Community common stock was held for more than one year.

For purposes of the above discussion of the bases and holding periods for shares of Community common stock and Sussex common stock, Community shareholders who acquired different blocks of Community common stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, cancelled or received in the merger.

Backup Withholding

Payments of cash to a Community shareholder pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding unless such shareholder provides Sussex with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a Community shareholder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the Community shareholder’s federal income tax liability; provided that the Community shareholder timely furnishes the required information to the IRS.

Reporting Requirements

Community shareholders who receive Sussex common stock as a result of the merger will be required to retain records pertaining to the merger and Community shareholders who hold at least 5% of the outstanding Community common stock immediately before the merger will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.

Regulatory Approvals Required for the Merger

General

Sussex and Community have agreed to use their reasonable best efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary to consummate the merger of Sussex Bank and Community. This includes the approval or non-objection of the Board of Governors of the Federal Reserve System, or the FRB, the New Jersey Department of Banking and Insurance, or the NJDBI, and the Federal Deposit Insurance Corporation, or the FDIC. Sussex and Sussex Bank have filed or will file all required applications, notices and waiver requests to obtain the regulatory approvals and non-objections necessary to consummate the merger. Sussex and Community cannot predict whether the required regulatory approvals will be obtained, when they will be received or whether such approvals will be subject to any conditions.

Board of Governors of the Federal Reserve System

To consummate the merger, Sussex will seek a waiver from the FRB of the formal application requirement under section 3 of the Bank Holding Company Act of 1956, as amended, and 12 C.F.R. § 225.12(d)(2). 12 C.F.R. § 225.12(d)(2) provides that an application for FRB approval is not required for certain acquisitions involving banks pursuant to the Bank Merger Act, or the BMA, if, among other conditions, the transaction requires prior regulatory approval of a federal supervisory agency under the BMA and does not involve the acquisition of shares of a bank.

Sussex believes that the merger meets the requirements to obtain a waiver from the FRB. In the event that the FRB does not waive the application requirements, the merger of Sussex Bank and Community will require an application to the FRB for prior approval to consummate the transaction. The FRB may not approve the merger if:

•	such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless the FRB finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every case, the FRB is required to consider the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy of the institutions involved. Under the Community Reinvestment Act of 1977, as amended, or the CRA, the FRB also must consider the record of performance of Sussex Bank and Community Bank of Bergen County, NJ in meeting the credit needs of the entire community, including low and moderate-income neighborhoods. In addition, the FRB must review the effectiveness of the companies in combating money laundering activities. The FRB must also consider the extent to which the proposed transaction would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

New Jersey Department of Banking and Insurance

To consummate the merger, Sussex will seek the approval of the Commissioner of the NJDBI pursuant to sections 17:9A-136 and 17:9A-412 of the New Jersey Banking Act of 1948. The Commissioner may not withhold his approval of the merger unless he finds that the merger agreement contains provisions which do not conform to the Banking Act, or that the merger will not be in the public interest. In deciding whether to approve Sussex’ acquisition of Community, the Commissioner will consider whether the merger:

•	will be detrimental to the safety and soundness of the bank to be acquired;

•	will result in an undue concentration of resources or a substantial reduction of competition in New Jersey; or

•	will have a significantly adverse impact on the convenience and needs of the community or communities in New Jersey that are served by the bank to be acquired.

Sussex does not believe that the merger will result in any of the foregoing.

Federal Deposit Insurance Corporation

To consummate the merger, Sussex will seek the approval of the FDIC under the BMA. The FDIC may not approve the merger if:

•	such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless the FDIC finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every case, the FDIC is required to consider the financial and managerial resources and future prospects of the institutions concerned, the convenience and needs of the communities to be served, and the effectiveness of each insured depository institutions involved in the proposed merger in combating money-laundering activities. Consideration of financial resources generally focuses on capital adequacy of the institutions involved. In assessing the convenience and needs of the community to be served, the FDIC will consider such elements as the extent to which the proposed merger is likely to benefit the general public through higher lending limits, new or expanded services, reduced prices, increased convenience in utilizing the services and facilities of the resulting institution, or other means. The FDIC, as required by the CRA, will also note and consider the record of performance of Sussex Bank and Community Bank of Bergen County, NJ in meeting the credit needs of the entire community, including low and moderate-income neighborhoods. An unsatisfactory record may form the basis for denial or conditional approval of an application. Applicable regulations require publication of notice of an application for approval of the merger.

Accounting Treatment of the Merger

The merger will be accounted for using the acquisition method of accounting with Sussex treated as the acquirer. Under this method of accounting, Community’s assets and liabilities will be recorded by Sussex at their respective fair values as of the closing date of the merger and added to those of Sussex. Any excess of purchase price over the net fair values of Community’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Community’s net assets over the purchase price will be recognized in earnings by Sussex on the closing date of the merger. Financial statements of Sussex issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Community prior to the merger. The results of operations of Community will be included in the results of operations of Sussex beginning on the effective date of the merger.

Dissenters’ Rights

Under the New Jersey Banking Act, shareholders of Community have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Community common stock instead of the merger consideration. Community shareholders electing to do so must comply with the statutory provisions relating to dissenters’ rights in order to perfect their dissenters’ rights. A copy of the applicable statutory provisions are attached as Annex D of this document.

Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A Community shareholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

The following is intended as a brief summary of the material provisions of the New Jersey banking law procedures that a Community shareholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Community common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the statutory provisions relating to dissenters’ rights, the full text of which appears in Annex D of this proxy statement and prospectus. Community is notifying each of the holders of record of its capital stock as of             , 2017 that dissenters’ rights are available and intends that this proxy statement and prospectus constitutes this notice.

If you are a Community shareholder and you wish to exercise your dissenters’ rights, you must satisfy the following:

You must serve a written notice of dissent: You must serve a written notice of dissent from the merger agreement at the principal office of Community no later than the third day prior to the Community special meeting of shareholders. Delivery of the notice of dissent may be made by registered mail or in person by you or your agent.

You must not vote for approval of the merger agreement: You must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your dissenters’ rights.

You must make a written demand for dissenters’ rights: You must deliver a written demand for dissenters’ rights to the principal office of Sussex within 30 days after the filing of the merger agreement with the New Jersey Department of Banking and Insurance following the Community special meeting of shareholders where the merger agreement was approved by shareholders. This written demand for dissenters’ rights must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for dissenters’ rights.

Delivery of the demand for payment may be made by registered mail or in person by you or your agent. If you are a Community shareholder who elects to exercise dissenters’ rights, you may mail or deliver a written demand to:

Sussex Bank

100 Enterprise Drive, Suite 700

Rockaway, New Jersey 07866

Attention: Secretary

The written demand for dissenters’ rights should state that the shareholder is demanding payment of the value of the shareholder’s shares and may specify the shareholder’s name, mailing address and the number of shares of common stock owned. Sussex may within ten days of receipt of the demand for dissenters’ rights offer to pay the shareholder an amount for his shares that in the opinion of Sussex does not exceed the amount which would be paid if Community liquidated as of the filing of the merger agreement with the New Jersey Department of Banking and Insurance following the special meeting of shareholders. Sussex intends that any such payment would be in cash.

If a shareholder fails to accept the offer from Sussex or if no offer is made, the shareholder must within three weeks after the receipt of the offer from Sussex or within three weeks after the demand was made if no offer was made by Sussex, initiate an action in New Jersey Superior Court. Neither Community nor Sussex has an obligation to file this action, and if you do not file this action within the above time frame, you will lose your dissenters’ rights.

The court will appoint a board of three appraisers to determine the value of the shares of all shareholders who are party to the action. In determining such fair value, the appraisers may take into account all relevant factors, including hearing evidence from the parties and upon such determination will file a report in the Superior Court where the determination of any two of the appraisers will control. Either party may appeal the ruling to the Superior Court within ten days of the filing of the appraisers’ report and the Superior Court will issue a final ruling. Sussex will then pay the dissenting shareholders of Community the judicially determined value of the Community shares, which Sussex intends to pay in cash, plus a judicially determined interest rate. Sussex will be responsible for paying the fees of the appraisers.

Shareholders considering seeking dissenters’ rights for their shares should note that the fair value of their shares determined under New Jersey banking law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

IF YOU FAIL TO STRICTLY COMPLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR DISSENTERS’ RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR DISSENTERS’ RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

Restrictions on Sales of Shares by Certain Affiliates

The shares of Sussex common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, as amended, or the Securities Act, except for shares issued to any shareholder who is an “affiliate” of Sussex as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by or are under common control with Sussex, and include the executive officers and directors of Sussex and may include significant shareholders of Sussex.

Name Change of Combined Bank

Following the date of the merger agreement, Sussex, Sussex Bank and Community will collaborate to designate a new name for the surviving bank, or if after effective time, then the Sussex board shall determine a new name. Until such time, the name of the surviving bank shall remain Sussex Bank.

Stock Exchange Listing

Following the merger, the shares of Sussex common stock will continue to trade on the NASDAQ Global Market under the symbol “SBBX”.

Delisting of Community Common Stock After the Merger

When the merger is completed, the Community common stock currently quoted on OTC will no longer be quoted on OTC.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference into this joint proxy statement/prospectus and attached as Annex A to this joint proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the full text of the merger agreement. The merger agreement contains customary representations and warranties of Sussex and Community made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the agreement between Sussex and Community and are not intended to provide factual, business or financial information about Sussex and Community. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, may have been used for purposes of allocating risk between Sussex and Community rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the merger agreement that were made to the other party in connection with the negotiation of the merger agreement, and generally were solely for the benefit of the parties to that agreement.

Structure

Subject to the terms and conditions of the merger agreement, and in accordance with the NJBCA, New Jersey Banking Act and the regulations promulgated thereunder, at the completion of the merger, Community will merge with and into Sussex Bank. Sussex Bank will be the surviving bank in the merger and will continue its existence under the laws of the State of New Jersey. Upon completion of the merger, the separate existence of Community will terminate.

Each share of Sussex common stock that is issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding as one share of common stock of Sussex and will not be affected by the merger, and each share of Community common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.97 shares of Sussex common stock, as described below in the section entitled “—Consideration to be Received in the Merger.”

The restated certificate of incorporation of Sussex and Sussex’s amended and restated bylaws will remain as the restated certificate of incorporation and bylaws, respectively, of Sussex. See “Comparison of Shareholder Rights” beginning on page 134.

The merger agreement provides that Sussex may, at any time prior to the effective time, change the method of effecting the business combination of Sussex Bank and Community Bank of Bergen County, NJ. However, no such change may (a) alter or change the kind or value, or reduce the amount, of the merger consideration in any way, (b) adversely affect the tax treatment of Sussex or Community in connection with the merger, or (d) materially impede or delay consummation of the merger.

Effective Time and Timing of Closing

The merger can be completed and become effective after the following three steps are completed: (1) approval of the merger agreement by the New Jersey Department of Banking and Insurance and the FDIC, (2) approval of the merger agreement by the shareholders of Sussex and Community, respectively, and (3) submission to the New Jersey Department of Banking and Insurance of the certified results by the President of Sussex and President of Community, respectively, of the foregoing shareholder approval. Subject to the satisfaction or waiver of all conditions to closing set forth in the merger agreement, the closing of the merger will occur as promptly as practicable after all of the conditions in the agreement have been satisfied, or if permissible, waived by the party entitled to the benefit of the same, or on such other date as Sussex and Community may mutually agree upon.

Sussex and Community anticipate that the merger will be completed in the third quarter of 2017. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Sussex and Community will obtain the required approvals or complete the merger.

Sussex and Sussex Bank’s Boards of Directors After the Merger

Immediately following the effective time of the merger, Sussex will expand the size of its board of directors by three seats and designate Peter A. Michelotti, the current President and Chief Executive Officer of Community, and two other members of the Community board, to be selected by Sussex upon consultation with Community, to serve as members of Sussex’s board of directors. Each of the designees must meet the qualifications for directors as set forth in Sussex’s bylaws. The designees will serve on the Sussex board until the next annual meeting, at which time they will each be nominated for a three-year term. The designees will also be appointed to the board of directors of Sussex Bank, effective immediately following the effective time of the merger.

Consideration to be Received in the Merger

Upon completion of the merger, each outstanding share of Community common stock will be converted into the right to receive 0.97 shares of Sussex common stock. No fractional shares of Sussex common stock will be issued to any holder of Community common stock upon completion of the merger. For each fractional share that would otherwise be issued, Sussex will pay each shareholder cash (without interest) in an amount determined by multiplying the fractional share interest to which such shareholder would otherwise be entitled by the average of the closing sales prices of one share of Sussex common stock on NASDAQ for the 5 trading days immediately preceding the effective time.

Community’s 2002 Stock Option Plan

Under the terms of the merger agreement, each option to purchase shares of Community common stock issued by Community and outstanding at the effective time of the merger pursuant to the Community 2002 Stock Option Plan shall be cancelled. In exchange for the cancellation of each option, the holder of such option shall be paid in cash an amount equal to the product of (x) the number of shares of Community common stock subject to such option at the Effective Time multiplied by (y) $24.30 less the exercise price per share of such option, less any required tax withholdings.

Exchange of Certificates; Dividends

A letter of transmittal in a form satisfactory to Sussex and Community will be mailed as soon as practicable to each holder of record of Community common stock as of the effective time of the merger. The letter of transmittal will include instructions for use in surrendering Community stock certificates in exchange for the merger consideration. Upon proper surrender of stock certificates by a Community shareholder to the exchange agent, together with a properly completed and duly executed letter of transmittal and any other required documents, the Community stock certificates will be canceled and in exchange the shareholder will be entitled to receive: (a) a Sussex stock certificate representing the number of whole shares of Sussex common stock that the shareholder is entitled to receive under the merger agreement; and (b) a check in the amount of cash that the shareholder is entitled to receive in lieu of any fractional shares, and for any dividends or other distributions pursuant to the merger agreement.

Prior to the effective time of the merger, Sussex will (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of Sussex common stock to provide for payment of the aggregate merger consideration, and (ii) deposit with the exchange agent an amount of cash sufficient to pay any cash in lieu of fractional shares.

Community shareholders are not entitled to receive any dividends or other distributions on Sussex common stock declared or made after the effective time of the merger until they have surrendered their Community stock certificates in exchange for Sussex stock certificates. Upon the surrender of their Community stock certificates, Community shareholders will be entitled to receive any dividends or other distributions, without interest, which had become payable with respect to their Sussex common stock.

Representations and Warranties

The merger agreement contains representations and warranties made by and to Sussex and Community. The statements embodied in those representations and warranties were made for purposes of the agreement between Sussex and Community and are subject to important qualifications and limitations agreed to by Sussex and Community in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between Sussex and Community rather than establishing matters as fact. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.

Each of Sussex and Community has made representations and warranties to the other regarding, among other things:

•	due organization, good standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate records;

•	corporate authority;

•	regulatory approvals, no defaults;

•	financial statements;

•	financial controls and procedures;

•	absence of certain changes or events;

•	regulatory matters;

•	legal proceedings;

•	compliance with laws;

•	brokers;

•	employee benefit plans;

•	labor matters;

•	tax matters;

•	derivative transactions;

•	properties and leases;

•	intellectual property; and

•	anti-money laundering, community reinvestment and customer information security.

In addition, Community has made representations and warranties to Sussex regarding, among other things:

•	regulatory action;

•	material contracts;

•	environmental matters

•	investment securities;

•	loans and nonperforming and classified assets;

•	tangible properties and assets;

•	fiduciary accounts;

•	insurance;

•	inapplicability of antitakeover laws; and

•	transactions with affiliates.

In addition, Sussex has made representations and warranties to Community regarding, among other things:

•	SEC filings;

•	stock issued in the merger; and

•	deposit insurance.

The representations and warranties of each of Sussex and Community will expire upon the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Conduct of Business Pending the Merger

Conduct of Business of Community Pending the Merger

Under the merger agreement, Community has agreed that, until the effective time of the merger or the termination of the merger agreement, Community will not, except as expressly permitted by the merger agreement or with the prior written consent of Sussex:

•	conduct its business other than in the ordinary course consistent with past practice and prudent banking practice and in compliance in all material respects with all applicable laws and regulations;

•	fail to use reasonable best efforts to preserve its business organization intact, maintain the services of current officers and employees of Community, and preserve the goodwill of Community’s customers and others with whom business relationships exist;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any securities or equity equivalents or enter into any agreement with respect to the foregoing, except with respect to stock based awards outstanding on the date of the merger agreement;

•	permit any additional shares of capital stock to become subject to grants of employee or director stock options, warrants, rights, convertible securities and other arrangements or commitments which obligate Community to issue or dispose of any of its capital stock or other ownership interests

•	directly or indirectly redeem, retire, purchase or otherwise acquire any shares of its capital stock;

•	make declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Community stock;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

•	enter into, amend or renew any employment, consulting, severance or similar agreement or arrangement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except for (i) normal increases in compensation in the ordinary course of business consistent with past practice not to exceed 3% with respect to any individual director, officer or employee, and provided that any increases, either singularly or collectively, are consistent with its 2017 budget, (ii) cash contributions to its 401(k) plan in the ordinary course of business consistent with past practice, (iii) accrued bonuses at the closing of the Merger consistent with past practice and prorated through the closing date, and (iv) annual increases in compensation to certain employees;

•	hire any person as an employee or promote any employee, except (i) to satisfy existing contractual obligations, and (ii) persons hired to fill any vacancies at an annual salary of less than $50,000 and whose employment is terminable at will;

•	enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee;

•	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any other transaction with, its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors, other than (1) compensation in the ordinary course of business consistent with past practice, (2) certain loans permitted under the merger agreement, or (3) loans made in compliance with Regulation O;

•	sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Community taken as a whole;

•	acquire all or any portion of the assets, business, deposits or properties of any other entity other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice;

•	make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate, other than planned renovations of Community’s Maywood branch;

•	amend its certificate of incorporation or bylaws;

•	implement or adopt any change in its accounting principles, practices or methods other than as may be required by applicable laws or regulations or by accounting principles generally accepted in the United States, or GAAP;

•	enter into, amend, modify or terminate any contract, lease or insurance policy that involves the payment of, or incurs fees, in excess of $25,000 per annum, except in the ordinary course of business consistent with past practice or as expressly permitted by the merger agreement;

•	enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Community or any of its subsidiaries is or becomes a party, which involves a payment that exceeds $25,000 and/or would impose a material restriction on its business;

•	enter into any new material line of business;

•	materially change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any regulatory authority;

•	file any application or make any contract with respect to branching or site location or site relocation;

•	enter into any derivatives transactions, except in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank or Atlantic Community Bankers Bank, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

•	acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (a) any debt security or equity investment of a type or in an amount that is not permissible for a national bank, or (b) any debt security which would be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice;

•	restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio is classified under GAAP or reported for regulatory purposes;

•	make, renegotiate, renew, increase, extend, modify or purchase any loan, other than in accordance with its existing loan policies and procedures, or to satisfy existing contractual obligations; provided, however, that prior notification to Sussex Bank and Sussex’s prior approval is required for (i) any new origination in excess of $750,000, or (ii) any loan not made in accordance with its existing loan policies;

•	make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

•	make or change any tax election, file any amended tax return, enter into any closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•	commit any act or omission which constitutes a material breach or default under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license to which it is a party or by which it or its properties is bound;

•	foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a hazardous substance in amounts which would be material;

•	cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar to that now in effect;

•	discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;

•	take any action or fail to take any action that is intended or is reasonably likely to (i) result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) result in any of the conditions to the merger set forth in the merger agreement not being satisfied or (iii) result in a material violation of any provision of the merger agreement, except, in each case, as required by applicable law or regulation; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of these prohibited activities.

Conduct of Business of Sussex Pending the Merger

Under the merger agreement, Sussex has agreed that, until the effective time of the merger or the termination of the merger agreement, Sussex and Sussex Bank will not, except as expressly permitted by the merger agreement or with the prior written consent of Community:

•	conduct its business other than in the ordinary course consistent with past practice and prudent banking practice and in compliance in all material respects with all applicable laws and regulations;

•	fail to use reasonable best efforts to preserve its business organization intact, and preserve the goodwill of Sussex’s customers and others with whom business relationships exist;take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (ii) any of the conditions to the merger agreement not being satisfied or (iii) a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation;

•	amend its certificate of incorporation or bylaws or similar governing documents of any of its subsidiaries in a manner that would adversely affect the economic benefits of the merger to the holders of Community common stock or that would impede Sussex’s or Sussex Bank’s ability to consummate the transactions contemplated by the merger agreement;

•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	close or complete a transaction (A) to acquire a third party or group by way of merger, consolidation, share exchange, or similar transaction or (B) with respect to any transaction pursuant to which Sussex acquires or would acquire, directly or indirectly, twenty-five percent (25%) or more of the assets of any third party or group involving a third party;

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by the merger agreement, except that any agreement, commitment or resolutions contemplated by the above bullet as long as the closing and completion of the transaction are after the effective time of the merger; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of these prohibited activities, except that any agreement, commitment or resolutions contemplated by the above bullet as long as the closing and completion of the transaction are after the effective time of the merger.

Sussex and Community Shareholder Meetings

Sussex and Community have each agreed to use their best efforts to call, hold and convene a meeting of their respective shareholders within 35 days after the initial mailing of this joint proxy statement/prospectus to their respective shareholders (and in any event to convene such meeting within 45 days after the initial mailing of this joint proxy statement/prospectus to their respective shareholders) to consider and vote on the approval of the merger agreement and any other matters required to be approved by their shareholders in order to consummate the merger. Sussex and Community have also each agreed to ensure that their shareholder meetings are called, noticed, convened, held and conducted, and that all proxies solicited in connection with the meetings are solicited, in compliance with applicable law, and the respective certificate of incorporation and bylaws of each company.

Additionally, the boards of directors of Sussex and Community have each agreed to recommend that their shareholders vote to approve the merger agreement and the transactions contemplated thereby (including the merger) and any other matters required to be approved by their shareholders for consummation of the merger.

No Solicitation

Community has agreed that neither it nor any of its respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representative retained by Community (which we refer to as Community’s representatives) will, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any action designed to facilitate the making of, any inquiry or proposal that constitutes, or is reasonably likely to lead to, an acquisition proposal;

•	enter into any agreement with respect to an acquisition proposal;

•	participate in any discussions or negotiations regarding any acquisition proposal; or

•	make or authorize any statement or recommendation in support of an acquisition proposal.

Community must immediately cease any existing discussions or negotiations with any person (other than Sussex) with respect to any of the foregoing, and use reasonable best efforts to cause all persons (other than Sussex) who have been furnished confidential information regarding Community in connection with the solicitation of or discussions regarding an acquisition proposal within the 12 months prior to the date of the merger agreement to promptly return or destroy such information. Community will not release any third party from the confidentiality and standstill provisions of any agreement to which Community is or may become a party, and will immediately take all steps necessary to terminate any approval that may have been given under any such provisions authorizing any person to make an acquisition proposal.

Under the merger agreement, an “acquisition proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated thereunder):

•	merger, consolidation, share exchange, business combination or other similar transactions;

•	sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Community in a single transaction or series of transactions;

•	tender offer or exchange offer for 20% or more of the outstanding shares of capital stock or the filing of a registration statement under the Securities Act in connection therewith; or

•	public announcement by any person of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

If Community receives a bona fide unsolicited written acquisition proposal prior to its shareholder meeting that did not result from a breach by Community of any of the non-solicitation provisions in the merger agreement as discussed above, Community may participate in discussions or negotiations regarding the unsolicited acquisition proposal or furnish the third party with, or otherwise afford access to the third party of, any information or data with respect to Community or any of its subsidiaries or otherwise relating to the acquisition proposal if:

•	the Community board of directors first determines in good faith, after consultation with its outside legal counsel and financial advisor, that such action would be required in order for directors of Community to comply with their fiduciary duties under applicable law in response to an acquisition proposal that the Community board of directors believes in good faith is reasonably likely to lead to a superior proposal;

•	during the three day period following notification by Community to Sussex about such proposal, Community and its advisors negotiate in good faith with Sussex to make adjustments in the terms and conditions of the merger agreement so that such proposal no longer constitutes a superior proposal;

•	such negotiations with Sussex fail to result in the necessary adjustments to the merger agreement;

•	Community has provided Sussex with at least one business day notice of receipt of such acquisition proposal; and

•	prior to furnishing or affording access to any information or data with respect to Community or any of its subsidiaries or otherwise relating to an acquisition proposal, the third party enters into a confidentiality agreement with Community containing terms no less favorable to Sussex than those contained in its confidentiality agreement with Sussex.

A “superior proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of Community common stock then outstanding or all or substantially all of the assets of Community and otherwise (a) on terms which the Community board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the Community shareholders than the transactions contemplated with Sussex, and (b) that constitutes a transaction that, in the Community board of directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

Community must deliver to Sussex within twenty-four hours a new notice of each such superior proposal.

Employee Benefits

Following the closing date of the merger, Sussex may, in its sole discretion, choose to maintain any or all of Community’s benefit plans and Community must cooperate with Sussex in order to effect any plan mergers or terminations to be made as of the effective time of the merger. However, for any terminated Community benefit plan for which there is a comparable Sussex benefit plan of general applicability, Sussex must take all commercially reasonable actions so that Community employees are entitled to participate in such Sussex benefit plan to the same extent as similarly-situated Sussex employees. Sussex will cause each Sussex benefit plan in which Community employees are eligible to participate to take into account for purposes of eligibility and vesting under the Sussex benefit plans, but not for purposes of benefit accrual, the service of such employees with Community to the same extent as such service was credited for such purpose by Community. Such service, however, will not be recognized to the extent that such recognition would result in a duplication of benefits. Sussex may amend, merge or terminate any Community benefit plan or Sussex benefit plan in accordance with their terms at any time. However, Sussex will continue to maintain the Community benefit plans (other than stock-based or incentive plans) for which there is a comparable Sussex benefit plan until the Community employees are permitted to participate in the Sussex benefit plan, unless such Sussex benefit plan has been frozen, merged or terminated with respect to similarly-situated Sussex employees.

Sussex will assume and honor, under the vacation policies of Community, the accrued but unused vacation time of Community employees who remain with Sussex Bank.

If Community employees become eligible to participate in a medical, dental or health plan of Sussex upon termination of such plan of Community, Sussex will make all commercially reasonable efforts to cause each such plan to (a) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plan of Sussex, (b) honor under any such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (c) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger, in each case to the extent such employee satisfied any similar limitation or requirement under an analogous Community benefit plan prior to the effective time of the merger.

Any Community employee (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment is terminated (other than for cause) at the request of Sussex prior to the effective time of the merger, or is terminated by Sussex within six months following the effective date of the merger, shall be entitled to receive severance payments in an amount equal to two weeks of base pay for each full year of service (including all service with Community and Sussex), with a minimum of four and a maximum of 26 weeks of base pay.

Concurrently with the execution of the merger agreement, Peter A. Michelotti, the current President and Chief Executive Officer of Community, entered into an employment agreement with Sussex and Sussex Bank.

Sussex, as mutually agreed to by Sussex and Community, will also provide a retention pool, currently estimated to be $75,000, for the benefit of certain Community employees.

Indemnification and Insurance

Indemnification

Under the merger agreement, Sussex has agreed that for a period of six years following the effective time of the merger, it will indemnify and hold harmless each present and former director and officer of Community against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for matters existing or occurring at or prior to the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Community or is or was serving at the request of Community as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Community, to the fullest extent which Sussex is entitled to indemnify persons serving at its request as directors and officers of another corporation or other enterprise under the certificate of incorporation of Sussex as in effect on the date of the merger agreement.

Directors’ and Officers’ Insurance

The merger agreement requires Sussex to use its reasonable best efforts to cause the directors and officers of Community immediately prior to the effective time of the merger to be covered by Community’s directors’ and officers’ liability insurance policy for a six-year period following the effective time of the merger with respect to acts or omissions occurring prior to the effective time committed by such directors and officers in their capacities as such. Sussex will not be required to expend in any one year more than 200% of the current annual amount expended by Community to maintain such insurance. If the current insurance policy requires Sussex to expend more than this amount, Sussex shall use reasonable best efforts to obtain as much comparable insurance as is available.

Voting Agreements

Each of the directors and three executive officers of Community have entered into a voting agreement with Sussex. In the voting agreement, the directors and three executive officers agreed to vote, and granted Sussex an irrevocable proxy and power of attorney to vote, all of his or her shares of Community common stock in favor of the consummation of the merger or any of the transactions contemplated by the merger agreement and against any other acquisition proposal.

Except under limited circumstances, the directors and three executive officers also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any such shares. Each voting agreement terminates immediately upon the earlier of the adjournment of the meeting of shareholders of Community called and held pursuant to merger agreement, or the termination of the merger agreement in accordance with its terms.

As of the record date, the directors and executive officers held                  shares of Community common stock, which represented approximately     % of the outstanding shares of Community common stock. The directors and executive officers were not paid any additional consideration in connection with the execution of the voting agreement.

Additional Agreements

Sussex and Community have also agreed to use their reasonable best efforts in good faith to:

•	take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the merger and the transactions contemplated thereby as promptly as practicable; and

•	enable consummation of the transactions contemplated under the merger agreement, including the conditions set forth in the merger agreement, and cooperate fully with the other parties to the merger agreement to such end.

The merger agreement also contains covenants relating to cooperation in the preparation of this joint proxy statement/prospectus and additional agreements relating to, among other things, access to information and notice of certain matters.

Conditions to Complete the Merger

The obligations of Sussex and Community to consummate the merger are subject to the fulfillment of the following conditions:

•	Sussex and Community having obtained all regulatory approvals required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired or been terminated;

•	the registration statement, of which this joint proxy statement/prospectus is a part, being declared effective and the absence of any stop order suspending that effectiveness;

•	the shares of Sussex common stock issuable in connection with the merger being approved for listing on NASDAQ;

•	the absence of any judgment, order, injunction or decree, or any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced, preventing, prohibiting or making illegal the consummation of any of the transactions contemplated by the merger agreement; and

•	Sussex having received the written opinion of Hogan Lovells US LLP and Community having received the written opinion of Stevens & Lee, in each case substantially to the effect that the merger will constitute a tax free reorganization described in Section 368(a) of the Code.

In addition, the obligations of Sussex to consummate the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•	each of the representations and warranties of Community set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on Community;

•	Community shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	except under limited circumstances, no regulatory approval shall contain any non-standard condition, restriction or requirement that the Sussex board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Sussex would not have entered into the merger agreement had such condition, restriction or requirement been known on the date of the merger agreement;

•	the voting agreements shall have been executed and delivered concurrently with Community’s execution and delivery of the merger agreement;

•	the merger agreement shall have been duly approved by the requisite vote of Community shareholders; and

•	Community shall have furnished certificates of its respective officers and such other documents to evidence fulfillment of certain conditions set forth in the merger agreement as Sussex may reasonably request.

The obligations of Community to consummate the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

•	each of the representations and warranties of Sussex set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on Sussex;

•	Sussex shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	Sussex shall have furnished certificates of its respective officers and such other documents to evidence fulfillment of certain conditions set forth in the merger agreement as Community may reasonably request; and

•	the merger agreement shall have been duly approved by the requisite vote of Sussex shareholders.

“Material adverse effect” when used with respect to Sussex or Community means any effect that is material and adverse to its financial condition, results of operations or business or that would materially impair its ability to perform its obligations under the merger agreement or otherwise materially threaten or materially impede its ability to consummate the transactions contemplated by the merger agreement. However, material adverse effect does not include the impact of:

•	changes in GAAP or applicable regulatory accounting requirements, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry;

•

changes in rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any bank regulator or governmental authorities, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry;

•	changes in in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry;

•	public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated under the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated under the merger agreement;

•	a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect has occurred); and

•	the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and the merger and the transactions contemplated by the merger agreement abandoned as follows:

•	by mutual consent of the parties;

•	by Sussex or Community if any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, nonappealable action of any governmental authority, or an application for regulatory approval has been permanently withdrawn at the request of a governmental authority;

•	by Sussex or Community if the approval of the shareholders of either party required for the consummation of the merger is not obtained at a duly held shareholder meeting or at any adjournment or postponement thereof;

•	by Sussex or Community if the other party materially breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), which breach is not cured within 30 days of written notice of the breach, or by its nature cannot be cured prior to the closing of the merger, and such breach would entitle the non-breaching party not to consummate the merger;

•	by Sussex or Community if the merger is not consummated by December 31, 2017, unless the failure to consummate the merger by such date is due to a material breach of the merger agreement by the terminating party;

•	by Community if its board of directors decides to accept a superior proposal in accordance with the merger agreement;

•	by Sussex if:

•	Community materially breaches the non-solicitation provisions in the merger agreement;

•	the Community board of directors fails to recommend approval of the merger agreement by the Community shareholders, or withdraws, modifies or changes such recommendation in a manner adverse to Sussex’s interests;

•	the Community board of directors recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than Sussex or any of its subsidiaries; or

•	Community fails to call, give notice of, convene and hold its special meeting;

Under the merger agreement, an “acquisition transaction” means (other than the transactions contemplated between Sussex and Community) (a) a merger, consolidation, share exchange, business combination or any similar transaction, (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of net revenues, net income or assets in a single transaction or series of transactions, (c) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock or the filing of a registration statement under the Securities Act in connection therewith, or (d) an agreement or commitment to take any of the foregoing actions.

•	by Community if:

•	Sussex fails to call, give notice of, convene and hold its special meeting;

•	the Sussex board of directors fails to recommend adoption and approval of the merger agreement by the Sussex shareholders, or withdraws, modifies or changes such recommendation in a manner adverse to Community’s interests; or

•	the Community board of directors so determines by a majority vote of the members of the entire board, at any time during the five-day period commencing on the 10th day prior to the closing date of the merger (or the immediately preceding trading day if shares of Sussex common stock are not trading on NASDAQ on such 10th day), which is referred to as the determination date, if both of the following conditions are satisfied:

•	the quotient obtained by dividing (i) the average of the daily closing prices for shares of Sussex common stock for the 10 consecutive full trading days on which such shares are traded on NASDAQ (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending at the close of trading on the determination date by (ii) the closing price of a share of Sussex common stock on NASDAQ (as reported by Bloomberg or, if not reported thereby, any other authoritative source) on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement, which is referred to as the Sussex ratio, is less than 0.80; and

•	the Sussex ratio is less than the quotient obtained by dividing (A) the average of the closing prices of the NASDAQ Bank Index for the 10 consecutive full trading days ending on the trading day prior to the determination date by (B) the closing price of the NASDAQ Bank Index on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement, and subtracting 0.20 from the quotient;

If the Community board of directors exercises the termination right described immediately above, Sussex will have the option to increase the merger consideration such that the implied value of the exchange ratio would be equivalent to the minimum implied value that would have avoided triggering the termination right described above. If Sussex elects to increase the merger consideration pursuant to the preceding sentence, no termination will occur.

Termination Fee

Under the terms of the merger agreement, Community must pay Sussex a termination fee of $1,816,000 if:

•	Sussex terminates the merger agreement as a result of:

•	Community materially breaching the non-solicitation provisions in the merger agreement;

•	the Community board of directors failing to recommend approval of the merger agreement by the Community shareholders, or withdrawing, modifying or changing such recommendation in a manner adverse to Sussex’s interests;

•	the Community board of directors recommending, proposing or publicly announcing its intention to recommend or propose to engage in an acquisition transaction with any person other than Sussex or any of its subsidiaries; or

•	Community failing to call, give notice of, convene and hold its special meeting;

•	Community terminates the merger agreement as a result of its board of directors deciding to accept a superior proposal in accordance with the merger agreement; or

•	Community enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within 12 months following the termination of the merger agreement by Sussex as a result of a willful breach by Community after an acquisition proposal has been publicly announced or otherwise made known to Community.

Waiver and Amendment

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision, or amended or modified by a written agreement between Sussex, Sussex Bank and Community. However, after the Community special meeting and the Sussex special meeting, no amendment will be made which by law requires further approval by the shareholders of Community or Sussex, respectively, without obtaining such approval.

Expenses

Each party will pay all expenses it incurs in connection with the merger agreement and the related transactions, including fees and expenses of its own financial consultants, accountants and counsel, except that Sussex and Community will share equally any printing expenses and SEC filing and registrations fees for this joint proxy statement/prospectus.

Specific Performance

Sussex and Community have agreed that they are each entitled to an injunction or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

COMPARISON OF SHAREHOLDER RIGHTS

Sussex and Community are both incorporated under the laws of the State of New Jersey. Upon completion of the merger, Sussex Bank’s restated certificate of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the combined bank. The rights of Community shareholders who receive shares of Sussex common stock as a result of the merger will be governed by Sussex’s restated certificate of incorporation, or certificate, and amended and restated bylaws, or bylaws. The following discussion summarizes certain material differences between the rights of Sussex shareholders and Community shareholders, resulting from the differences in the companies’ respective governing documents.

This discussion does not purport to be a complete statement of the rights of Sussex shareholders under applicable New Jersey law and Sussex’s restated certificate of incorporation and bylaws, or the rights of Community shareholders under applicable New Jersey law and Community’s restated certificate of incorporation, or certificate, and Community’s bylaws, and is qualified in its entirety by reference to the governing corporate documents of Sussex and Community and applicable New Jersey law. See “Where You Can Find More Information” beginning on page 150.

	Sussex	Community
Authorized Capital Stock	Sussex’s certificate authorizes it to issue up to 11,000,000 shares of capital stock, 10,000,000 of which is common stock, no par value; and 1,000,000 of which is preferred stock, issued in one or more classes or series, no par value.	Community’s certificate authorizes it to issue up to 5,000,000 shares of common stock, par value $5.00 per share.
Directors	Sussex’s bylaws provide for not less than one (1) director and not more than twenty-five (25) directors.	Community’s certificate and bylaws provide for not less than five (5) directors and nor more than fifteen (15) directors.
Director Classes	Sussex’s certificate provide that directors are divided into three classes, as nearly identical in number as the then total number of directors constituting the entire board permits, and are elected for three year staggered terms.	Community’s certificate and bylaws provide that directors are divided into three classes, each as nearly equal in number as possible, and are elected for three year staggered terms.
Removal of Directors	The New Jersey Business Corporation Act (the “NJBCA”) provides that directors can be removed at any time, with cause, by a majority vote of shareholders.	The New Jersey Banking Act of 1948 (the “NJBA”) provides that directors who (i) cease to own the required number of shares (as provided by both the NJBA and Community’s certificate); (ii) fail to subscribe to the oath prescribed by the NJBA; or (iii) default for thirty (30) days in payment of an undisputed obligation to the bank; shall cease to be directors of the bank.

Filling Board Vacancies	Sussex’s certificate provides that any vacancy for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the board of directors, acting by a majority of the directors then in office, and such elected directors hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Sussex’s bylaws provide that any vacancy in the board of directors, however caused, and newly created directorships resulting from an increase in the number of directors may be filled by the vote of a majority of the directors then in office, or by a sole remaining director, and such elected directors hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. The new director will hold the office until the next annual meeting.	Community’s certificate provides that a vacancy, caused by any reason, can be filled by a vote of the majority vote of the remaining directors. The new director will hold the office for the unexpired term of the previous director.
Nomination of Director Candidates by Shareholders	Sussex’s bylaws provide that any shareholder of record may nominate a candidate for director if the shareholder provides notice to the corporate Secretary of Sussex at least 90 days, but not more than 120 days, prior to the anniversary of the last annual meeting with the following information about the nominee: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person; and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in	Community’s bylaws provide that any shareholder entitled to vote for the election of directors may nominate a director. Shareholder nominations must be made in writing to the Secretary of Community not less than ninety (90) days prior to any meeting called for the election of directors; provided, however, if Community provides shareholder less than twenty-one (21) days’ notice of the meeting, then the shareholder nomination must be provided to the Secretary not last than the close of the seventh (7th) day following the day on which notice of the meeting was mailed to shareholders. The notice shall provide the nominee’s (i) name, age, business address, and, if known, residence address; (ii) principal occupation or connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated. The nominating shareholder must provide (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee agreeing to be named as a nominee and to serve as a director, if elected.

employment; and (iii) number of shares of Community capital stock beneficially owned by the nominee. The Community board of directors may request any other information about the nominee that it deems relevant. The Chairman of the Community board of directors may determine and declare the nomination was not made in accordance with requirements and disregard the nomination.
Vote Required	Sussex’s bylaws provide that any corporate action requiring a vote of shareholders, except for the election of directors, requires a majority vote, unless otherwise specified by the NJBCA or the certificate. Directors can be elected with a plurality of the vote.	Community’s bylaws provide that directors shall be elected by a plurality of the votes cast at the election. The NJBA provides that certain corporate actions, including but not limited to amendments to a bank’s certificate of incorporation, adoption of an equity compensation plan and mergers or other consolidations are subject to the affirmative vote of the holders of at least two-thirds of the outstanding stock of the bank.

Exculpation of Directors and Officers	Sussex’s certificate and the NJBCA provide that directors and officers shall not be personally liable to the corporation except in cases where the director or officer commits an act or omission that is: (i) a breach of the duty of loyalty; (ii) not in good faith or involving a knowing violation of the law; or (iii) results in an improper personal benefit.	Community’s certificate provides that directors and officers shall not be personally liable to Community or to any shareholders of Community for breach of any duty owed to Community or its shareholders, provided, however the foregoing does not relieve any director or officer of Community from liability for any breach of duty based upon an act or omission: (i) in breach of the duty of loyalty; (ii) not in good faith or involving a knowing violation of the law; or (iii) or results in an improper personal benefit.
Indemnification	Sussex’s certificate provide broad indemnification for current and former directors, officers, employees, and agents in civil and criminal suits, except in cases where the director or officer’s acts or omissions (i) constitute a breach of the duty of loyalty; (ii) were not in good faith; (iii) involved a knowing violation of the law; (iv) resulted in an improper personal benefit; or (v) were otherwise barred from indemnification under New Jersey law.	The NJBA provides for the indemnification of current and former directors, officers, employees, and agents of a bank in civil and criminal cases, provided the person’s act or omission (a) was not a breach of his duty of loyalty to the bank or its shareholders, (b) was not in good faith or involved a knowing violation of law or (c) did not result in receipt by the person of an improper personal benefit.
Dissenters’ Rights	Pursuant to the NJBCA, to dissent from a merger or consolidation, Sussex shareholders have the right to dissent from a merger or consolidation, except that they do not have the right to dissent from a merger or consolidation with respect to shares: (i) of a class or series listed on a national securities exchange or held of record by not less than 1,000 holders, or (ii) for which, pursuant to the plan of merger or consolidation, upon the consummation of the merger or consolidation, the shareholders will receive (x) cash, (y) shares which will either be listed on national securities exchange or held of record by not less than 1,000 holders or (z) cash and such securities.	The NJBA provides for dissenters’ rights, and does not contain any of the exemptions provided for under the NJBCA.

Notice of Shareholder Meetings

Sussex’s bylaws provide that shareholders will be given written notice stating the place, date, and time of a shareholder meeting not less than ten (10) days nor more than sixty (60) days before the date of the meeting.

The NJBCA provides that written notice for a meeting called for the purpose of voting on a merger, consolidation, or acquisition with/of/by another corporation must be provided not less than twenty (20) days and not more than sixty (60) days before such meeting.

Community’s bylaws provide that notice of the shareholder annual meeting shall be published once in a newspaper and circulated in the municipality in which Community maintains its principal office at least ten (10) days before the annual meeting. The NJBA requires that notice of all meetings of shareholder be given to the shareholder not less than 10 nor more than 60 days prior to the meeting, by mail addressed to each shareholder at his address as it appears on the books of the bank. Community’s bylaws provide that notice of a special meeting of shareholders shall be published once in a newspaper and circulated in the municipality in which Community maintains its principal office at least ten (10) days but not more than thirty (30) days before the annual meeting, and such notice shall specify the place, day and hour of the meeting and the nature of the business to be transacted.
Calling a Special Meeting of Shareholders

Sussex’s bylaws provide that a special meeting of shareholders can be called for any purpose by: (i) the chairman of the board of directors; (ii) the majority of the board of directors, by written request; (iii) the CEO; (iv) the President; or (v) by the CEO or Secretary in response to a written request from holder(s) of the majority of the outstanding stock entitled to vote. The written request must specify the purpose of the special meeting. The required notice for a special meeting is the same as other shareholder meetings.

The NJBCA provides that the holder(s) of not less than 10% of all shares entitled to vote at a meeting may order a special meeting of shareholders. In addition, the Superior Court can, upon showing good cause, order a

Community’s bylaws provide that a special meeting of shareholders can be called by: (i) the President; (ii) the board of directors; or (iii) by the President at the written request of shareholders of not less than one-tenth of majority of outstanding stock.

special meeting of shareholders in action in which the court may proceed in a summary manner.
Record Date	Sussex’s bylaws provide that the board of directors may fix the record date to determine which shareholders are entitled to vote or entitled to exercise other rights. The record date will be: (1) in the case of determination of shareholders entitled to vote at any meeting of shareholders or adjournment thereof, shall not be more than 60 nor less than 10 days before the date of such meeting; and (2) in the case of any other action, shall not be more than 60 days prior to such other action. If no record date is fixed: (1) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the relevant resolution.	Community’s bylaws provided that board of directors may fix the record date not more than sixty (60) days prior to (i) the date of any shareholder meeting; (ii) the date upon which a dividend is to be paid; (iii) the date upon which rights are to be allotted; or (iv) the date upon which any change or conversion or exchange of capital state is to take effect, as a record date for the determination of the shareholders who are entitled to (a) notice of and to vote at any such meeting, and at any adjournment thereof, or (b) to receive payment of any such dividend, or (c) to receive any such allotment of rights, or (d) to participate in any such change, conversion or exchange of capital stock. If the board of directors does not fix a record date, shareholders at the close of business on the sixty-fifth (65th) day prior to any of the above dates is entitled to the enumerated rights.
Dividends	Sussex’s bylaws provide that the board of Directors has the power to determine the amount of any dividend to be paid. The NJBCA provides that a corporation may not make a distribution if, after giving effect thereto, either: (i) it would be unable to pay its debts as they become due in the usual course of its business; or (ii) its total assets would be less than its total liabilities.	Community’s certificate provides that the board of directors has the power to pay dividends without the approval or ratification of shareholder. The NJBA states that dividends cannot be paid unless the capital stock of the bank will remain unimpaired and either the bank will have a surplus of not less than 50% of the bank’s capital stock or the dividend payment will not reduce the bank’s surplus.
Action Without a Meeting	Sussex’s bylaws provide that any action required or permitted to be taken at a shareholder meeting, except the annual election of	The NJBA provides that any action required or permitted to be taken at a shareholder meeting can be taken

	directors, can be taken without a meeting, prior notice, or vote, if the required shareholders provide written consent. The NJBCA provides that actions regarding the merger, consolidation, or acquisition with/of another corporation cannot be taken without a meeting. If action is taken without a meeting and without the unanimous written consent of shareholders, Sussex must provide prompt notice to non-consenting shareholders stating the action, the proposed effective date, and any conditions precedent to the action.	without a meeting if all shareholders consent in writing.
Stock Ownership Requirement for Directors	Sussex’s bylaws require each director elected or re-elected to the Board after July 1, 2008 to, within two years of such selection or re-election, beneficially own at least (i) 10,000 shares of Sussex’s common stock or (ii) 5,000 shares and, to the extent permitted under Sussex’s Director Deferred Compensation Agreement, defer 50% of such director’s fees toward the purchase of additional Sussex’s common stock until a minimum of 10,000 shares of Sussex’s common stock is beneficially owned by such director.	Community’s bylaws require each director of Community to own not less than $500 par value of unpledged shares of the capital stock of Community.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial data is based on the historical financial data of Sussex and Community, and has been prepared to illustrate the effects of the merger. It is also based on certain assumptions that Sussex and Community believe are reasonable, which are described in the notes to the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial data does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger. The unaudited pro forma condensed combined income statement also does not include any integration costs the companies may incur related to the merger as part of combining the operations of the companies.

The results of operations data below is presented using the acquisition method of accounting as if the merger was completed on January 1, 2017 and the balance sheet data below is presented as if the merger was completed on March 31, 2017.

Certain reclassifications were made to Community’s historical financial information to conform to Sussex’s presentation of financial information. This data should be read in conjunction with the Sussex historical consolidated financial statements and accompanying notes in Sussex’s Annual Report on Form 10-K, as amended, as of and for the year ended December 31, 2016 and the Community historical financial statements and accompanying notes included in this joint proxy statement/prospectus.

Sussex has not performed the detailed valuation analysis necessary to determine the fair market values of Community’s assets to be acquired and liabilities to be assumed. Accordingly, the unaudited pro forma condensed combined financial data does not include an allocation of the purchase price, unless otherwise specified. The pro forma adjustments included in this joint proxy statement/prospectus are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of Community’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial data may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact Sussex’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Community’s shareholders’ equity, including results of operations and certain balance sheet changes from March 31, 2017 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented in this joint proxy statement/prospectus.

Sussex anticipates that the merger with Community will provide financial benefits that include reduced operating expenses. The pro forma information does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical benefits would have been had the two companies been combined during these periods.

The unaudited pro forma shareholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Sussex common stock or the actual or future results of operations of Sussex for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Combined Condensed Consolidated Pro Forma Statement of Financial Condition

As of March 31, 2017

Pro Forma Balance Sheet March 31, 2017	Sussex Bancorp		Community Bank of Bergen County		Acqusition Adjustments		Capital Raise adjustments		Post Merger and Capital Raise Pro Forma
(dollars in thousands)
ASSETS
Cash and due from banks	$3,051		$2,815		$(3,900	) (a)	$27,960	(k)	$29,926
Interest-bearing deposits with other banks	4,637		15,137		—		—		19,774

Cash and cash equivalents	7,688		17,952		(3,900)		27,960		49,700
Interest bearing time deposits with other banks	100		1,300		—		—		1,400
Securities available for sale, at fair value	99,797		83,892		—		—		183,689
Securities held to maturity, at amortized cost	8,630		—		—		—		8,630
Federal Home Loan Bank Stock, at cost	4,269		1,286		—		—		5,555
Loans receivable, net of unearned income	718,800		236,133		(7,060	) (b)(c)	—		947,873
Less: allowance for loan losses	6,797		2,997		(2,997	) (d)	—		6,797

Net loans receivable	712,003		233,136		(4,063)		—		941,076
Foreclosed real estate	2,464		410		—		—		2,874
Premises and equipment, net	8,505		5,907		5,172	(e)	—		19,584
Accrued interest receivable	2,006		1,038		—		—		3,044
Goodwill	2,820		—		13,515	(h)	—		16,335
Other intangible assets	—		—		3,645	(f)	—		3,645
Bank-owned life insurance	16,638		7,816		—		—		24,454
Other assets	7,362		2,989		183	(j)	—		10,534

Total Assets	$872,282		$355,726		$14,552		$27,960		$1,270,520

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$130,130		$61,108		$—		$—		$191,238
Interest bearing	566,446		256,976		1,304	(g)	—		824,726

Total deposits	696,576		318,084		1,304	(g)	—		1,015,964
Short-term borrowings	14,800		—		—		—		14,800
Long-term borrowings	66,000		4,000		—		—		70,000
Accrued interest payable and other liabilities	4,643		4,174		—		—		8,817
Subordinated debentures	27,841		—		—		—		27,841

Total Liabilities	809,860		326,258		1,304		—		1,137,422
Stockholders’ Equity:
Preferred stock, no par value	—		—		—		—		—
Common stock	36,703		14,830		27,886	(a)(i)(j)	27,960	(k)	107,379
Deferred compensation obligation under Rabbi Trust	(1,272)		—		—		—		(1,272)
Retained earnings	25,111		14,941		(14,941	)(i)	—		25,111
Accumulated other comprehensive income	608		(303)		303	(i)	—		608
Stock held by Rabbi Trust	1,272		—		—		—		1,272

Total Stockholders’ Equity	62,422		29,468		13,248	(i)	27,960		133,098

Total Liabilities and Stockholders’ Equity	$872,282		$355,726		$14,552		$27,960		$1,270,520

Per share information:
Shares outstanding	4,785,159		1,918,144		(57,544	)(i)	1,249,999	(k)	7,895,758
Book value per common share	$13.04	(l)	$15.36	(l)					$16.86	(l)
Tangible Book value per share	$12.46	(l)	$15.36	(l)					$14.36	(l)

Unaudited Pro Forma Condensed Combined Income Statements

For the Three Months Ended March 31, 2017

Pro Forma Income Statement For 3 month period ending March 31, 2017	Sussex Bancorp	Community Bank of Bergen County	Acqusition Adjustments		Capital Raise Adjustments	Post Merger and Capital Raise Pro Forma
(dollars in thousands)
INTEREST INCOME
Loans receivable, including fees	$7,598	$2,720	$(22	)(c)	—	$10,296
Securities:
Taxable	341	384	—		—	725
Tax-exempt	313	—	—		—	313
Interest bearing deposits	16	35	—		—	51

Total Interest Income	8,268	3,139	(22)		—	11,385

INTEREST EXPENSE
Deposits	717	503	(163	)(g)	—	1,057
Borrowings	481	12	—		—	493
Junior subordinated debentures	321	—	—		—	321

Total Interest Expense	1,519	515	(163)		—	1,871

Net Interest Income	6,749	2,624	141		—	9,514
PROVISION FOR LOAN LOSSES	407	—	—		—	407

Net Interest Income after Provision for Loan Losses	6,342	2,624	141		—	9,107

OTHER INCOME
Service fees on deposit accounts	253	134	—		—	387
ATM and debit card fees	180	—	—		—	180
Bank-owned life insurance	106	48	—		—	154
Insurance commissions and fees	1,747	—	—		—	1,747
Investment brokerage fees	3	—	—		—	3
Net gain on sales of securities	107	—	—		—	107
Other	81	7	—		—	88

Total Other Income	2,477	189	—		—	2,666

OTHER EXPENSES
Salaries and employee benefits	3,558	1,124	—		—	4,682
Occupancy, net	500	215	33	(e)	—	748
Data processing	557	214	—		—	771
Furniture and equipment	240	—	—		—	240
Advertising and promotion	106	49	—		—	155
Professional fees	277	209	—		—	486
Director fees	107	—	—		—	107
FDIC assessment	51	56	—		—	107
Insurance	66	—	—		—	66
Stationary and supplies	32	—	—		—	32
Loan collection costs	24	—	—		—	24
Net expenses and write-downs related to foreclosed real estate	45	—	—		—	45
Amortization of intangible assets	—	—	166	(f)	—	166
Other	414	337	—		—	751

Total Other Expenses	5,977	2,204	199		—	8,380

Pro Forma Income Statement For 3 month period ending March 31, 2017	Sussex Bancorp	Community Bank of Bergen County	Acqusition Adjustments		Capital Raise Adjustments		Post Merger and Capital Raise Pro Forma
(dollars in thousands)
Income before Income Taxes	2,842	609	(58)		—		3,393
EXPENSE FOR INCOME TAXES	831	209	(24	)(j)	—		1,016

Net Income	2,011	400	(34)		—		2,377

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized losses (gains) on available for sale securities arising during the period	676	631	—		—		1,307
Fair value adjustments on derivatives	40	—	—		—		40
Post retirement health benefits adjustments	—	—	—		—		—
Reclassification adjustment for net gain on securities transactions included in net income	(107)	—	—		—		(107)
Income tax related to items of other comprehensive income	(244)	(252)	—		—		(496)

Other comprehensive income, net of income taxes	365	379	—		—		744

Comprehensive income	$2,376	$779	—		—		$3,121

EARNINGS PER SHARE
Earnings per share, basic	$0.43	$0.21	—		—		$0.30	(m)
Earnings per share, diluted	$0.43	$0.21	—		—		$0.30	(m)
Average basic shares outstanding	4,685,553	1,918,144	(57,544	) (i)	1,249,999	(k)	7,796,152
Average diluted shares outstanding	4,727,333	1,918,144	(57,544	) (i)	1,249,999	(k)	7,837,932

Unaudited Pro Forma Condensed Combined Income Statements

Twelve Months December 31, 2016

Pro Forma Income Statement For 12 month period ending December 31, 2016	Sussex Bancorp	Community Bank of Bergen County	Acqusition Adjustments		Capital Raise Adjustments	Post Merger and Capital Raise Pro Forma
(dollars in thousands)
INTEREST INCOME
Loans receivable, including fees	$26,862	$11,419	$(89	)(c)$	—	$38,192
Securities:
Taxable	1,443	978	—		—	2,421
Tax-exempt	832	90	—		—	922
Interest bearing deposits	23	138	—		—	161

Total Interest Income	29,160	12,625	(89)		—	41,696

INTEREST EXPENSE
Deposits	2,449	1,877	(652	)(g)	—	3,674
Borrowings	1,922	58	—		—	1,980
Junior subordinated debentures	391	—	—		—	391

Total Interest Expense	4,762	1,935	(652)		—	6,045

Net Interest Income	24,398	10,690	563		—	35,651
PROVISION FOR LOAN LOSSES	1,291	100	—			1,391

Net Interest Income after Provision for Loan Losses	23,107	10,590	563		—	34,260

OTHER INCOME
Service fees on deposit accounts	975	505	—		—	1,480
ATM and debit card fees	767	—	—		—	767
Bank-owned life insurance	308	196	—		—	504
Insurance commissions and fees	4,796	—	—		—	4,796
Investment brokerage fees	75	—	—		—	75
Net gain on sales of securities	444	1	—		—	445
Net loss on disposal of premises and equipment	(19)	(17)	—		—	(36)
Other	483	125	—		—	608

Total Other Income	7,829	810	—		—	8,639

OTHER EXPENSES
Salaries and employee benefits	13,078	4,661	—		—	17,739
Occupancy, net	1,859	833	133	(e)	—	2,825
Data processing	2,108	840	—		—	2,948
Furniture and equipment	993	—	—		—	993
Advertising and promotion	311	275	—		—	586
Professional fees	788	740	—		—	1,528
Director fees	450	—	—		—	450
FDIC assessment	508	330	—		—	838
Insurance	280	—	—		—	280
Stationary and supplies	191	—	—		—	191
Loan collection costs	140	—	—		—	140
Net expenses and write-downs related to foreclosed real estate	458	—	—		—	458
Amortization of intangible assets	—	—	663	(f)	—	663
Other	1,421	1,201	—		—	2,622

Total Other Expenses	22,585	8,880	796		—	32,261

Income before Income Taxes	8,351	2,520	(233)		—	10,638

Pro Forma Income Statement For 12 month period ending December 31, 2016	Sussex Bancorp	Community Bank of Bergen County	Acqusition Adjustments		Capital Raise Adjustments		Post Merger and Capital Raise Pro Forma
(dollars in thousands)
EXPENSE FOR INCOME TAXES	2,828	856	(95	)(j)	—		3,589

Net Income	5,523	1,664	(138)		—		7,049

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized losses (gains) on available for sale securities arising during the period	(950)	(1,475)	—		—		(2,425)
Fair value adjustments on derivatives	1,647	—	—		—		1,647
Post retirement health benefits adjustments	—	(66)	—		—		(66)
Reclassification adjustment for net gain on securities transactions included in net income	(436)	1	—		—		(435)
Income tax related to items of other comprehensive income	(104)	616	—		—		512

Other comprehensive income, net of income taxes	157	(924)	—		—		(767)

Comprehensive income	$5,680	$740	$—		$—		$6,282

EARNINGS PER SHARE
Earnings per share, basic	$1.20	$0.87	$—		$—		$0.91 (m)
Earnings per share, diluted	$1.19	$0.87	$—		$—		$0.91 (m)
Average basic shares outstanding	4,619,124	1,918,144	(57,544	) (i)	1,249,999	(k)	7,729,723
Average diluted shares outstanding	4,651,108	1,918,144	(57,544	) (i)	1,249,999	(k)	7,761,707

(a)	The adjustment includes the assumption that the cost for Investment Banking and Legal Advisors will be $1.4 million and that $262 thousand will be paid to holders of in-the-money Community stock options.

Also, included in the adjustment is the assumption that compensation will made to the Community Bank of Bergen County’s employees in the form of severance pay, cash payouts, those who are bound by change in control agreements and other expenses estimated at $2.2 million.

(b)	The pro forma adjustment to loans, net of $4.1 million includes a negative $7.4 million credit component. The credit component fair value adjustment to loans, net is based on an estimated 3.1% of loans receivable, net of any unearned income.
(c)	The pro forma adjustment to loans, net of $4.1 million includes a positive $354 thousand interest component, which will be amortized over an estimated 4 years. The estimated loan portfolio interest component adjustment is estimated to be 0.15% of loans receivable, net of any unearned income.
(d)	The pro forma adjustment to loans, net of $4.1 million also includes the reversal of Community’s allowance for loan losses of $3.0 million.
(e)	Represents the pro forma fair value adjustment to real estate of $5.2 million and will be amortized over an estimated 39 years.
(f)	Represents the recognition of the fair value of the core deposit intangible, which is estimated to be $3.6 million and will be amortized over 10 years using the sum of the years’ digits method. The amount of core deposit intangible is estimated at 1.6% of core deposits.
(g)	Represents the fair value adjustment of the deposit portfolio due to interest estimated to be $1.3 million and will be amortized over 2 years. The estimated deposit portfolio fair value adjustment is estimated 0.41% of total deposits.

(h)	Total goodwill due to the merger is calculated as follows (in thousands):

Total purchase price of Community	$45,027
Less: Community Equity	(29,468)
Estimated adjustments to reflect assets acquired at fair value
Loans:
Interest rate mark	354
Credit mark	(7,414)
Allowance for loan losses	2,997
Core deposit intangible	3,645
Fixed assets	5,172
Estimated adjustments to reflect liabilities acquired at fair value
Fair value of deposits	(1,304)
Deferred Tax Liability	(1,406)

Total adjustments	(2,044)

Goodwill resulting from the merger	$13,515

Any change in the price of Sussex common stock would change the purchase price allocated to goodwill. The following table presents the sensitivity of the purchase price and resulting goodwill to changes in the price of Sussex common stock of $24.20, the price of Sussex common stock on July 20, 2017, the latest practicable date at the time of filing:

	Purchase Price	Estimated Goodwill
Up 20%	$54,032	$22,520
Up 10%	49,529	18,017
As presented in pro forma financial information	45,027	13,514
Down 10%	40,524	9,012
Down 20%	36,021	4,509

(i)	The merger agreement provides that each outstanding share of Community stock will be exchanges for 0.97 shares of Sussex Bancorp Stock.

The purchase price consideration in Common Stock is as follows (in thousands):

Community shares outstanding, March 31, 2017	1,918,144
Percent of Community common shares to be converted to Sussex Bancorp	100%

Community shares settled for stock	1,918,144
Exchange ratio	0.97

Sussex Bancorp stock to be issued	1,860,600
Market price per share of Sussex Bancorp common stock on July 20, 2017, the latest practicable date at the time of filing	$24.20

Total market value of Sussex Bancorp common stock to be issued	$45,027

Total purchase price of Community	$45,027

Proforma adjustment to capital
Fair value of Sussex Bancorp shares to be issued, including stock options	$45,027
Elimination of Community’s equity	(29,468)
After tax acquisition expenses Sussex Bancorp	(2,311)

Total stockholders’ equity adjustment for acquisition	$13,248

(j)	Effective Tax Rate on pre-tax amounts in the Deferred tax adjustment is 40.75%. Represents deferred tax liabilities of $1.4 million related to the fair value adjustment and Tax receivable amount of $1.5 million related to merger expenses of $3.6 million.

(k)	Issued 1,249,999 shares as part of common stock offering that raised capital of $30.0 million less estimated underwiting discount and issuance costs of 6.8%.

	Per share	Total
Public Offering Price	$24.00	$30,000
Underwiting discount	$1.20	$1,500
Proceeds before Expenses, to Sussex Bancorp	$22.80	$28,500
Estimated issuance expenses	$0.43	$540
Estimated net proceeds to Sussex Bancorp	$22.37	$27,960

(l)	Book value is calculated by dividing Total Equity by shares outstanding. Tangible book value is calculated by dividing Total equity less Goodwill and other intangibles by shares outstanding.
(m)	Earnings per share is calculated by dividing post merger and capital raise pro forma net income by post merger and capital raise weighted average basic shares.

LEGAL MATTERS

The validity of the shares of Sussex common stock to be issued in the merger will be passed upon for Sussex by Hogan Lovells US LLP. Hogan Lovells US LLP and Stevens & Lee will deliver opinions to Sussex and Community, respectively, as to certain federal income tax consequences of the merger. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 112.

EXPERTS

The Sussex Bancorp consolidated financial statements as of December 31, 2016 and 2015 and for each of the years then ended incorporated by reference in this joint proxy statement / prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

FUTURE SHAREHOLDER PROPOSALS

Sussex

If the merger is completed, Community shareholders will become shareholders of Sussex. Sussex currently intends to hold a regularly scheduled annual meeting of shareholders in 2018. To be included in Sussex’s 2018 annual meeting, shareholder proposals will only be considered for inclusion in Sussex’s proxy statement for the 2018 annual meeting if they (a) are submitted to Sussex’s Secretary at 100 Enterprise Drive, Suite 700, Rockaway, New Jersey 07866 on or before November 23, 2017, and (b) concern a matter that may properly be considered and acted upon at the annual meeting in accordance with law and the rules of the SEC, including Rule 14a-8 under the Exchange Act. In addition, under Sussex’s bylaws, if a shareholder wishes to nominate a director for the 2018 annual meeting, the following criteria must be met: (i) the shareholder must be a shareholder of record; (ii) the shareholder must have given timely notice in writing to Sussex’s Secretary; and (iii) the shareholder’s notice must contain specific information required in Section 3.23 of Sussex’s bylaws. To be timely, a shareholder’s notice to the Secretary of Sussex must be delivered to or mailed and received at Sussex’s principal executive offices between November 23, 2017 and December 23, 2017. Nothing in this paragraph shall be deemed to require Sussex to include in its proxy statement and proxy card for the 2018 annual meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the rules and regulations promulgated by the SEC under the Exchange Act.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are shareholders of Sussex will be “householding” the proxy materials. A single joint proxy statement/prospectus will be delivered to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

WHERE YOU CAN FIND MORE INFORMATION

Sussex files file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Sussex has filed a registration statement on Form S-4 to register with the SEC the shares of Sussex common stock that Community shareholders will receive in the merger. This joint proxy statement/prospectus is part of Sussex’s registration statement on Form S-4, and is a prospectus of Sussex and a joint proxy statement of Community and Sussex for their respective shareholder meetings.

The SEC permits Sussex to “incorporate by reference” information into this joint proxy statement/prospectus. This means that Sussex can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this joint proxy statement/prospectus that is incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Sussex and Community and their financial conditions.

Sussex SEC Filings (SEC File Number 001-12569)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2016, filed March 17, 2017
Proxy Statement on Schedule 14A	Filed March 23, 2017
Quarterly Report on Form 10-Q	Quarter ended March 31, 2017, filed May 10, 2017
Current Reports on Form 8-K	Filed January 27, 2017, January 31, 2017, April 11, 2017, April 26, 2017, April 27, 2017 and April 28, 2017 (other than the portions of those documents not deemed to be filed)
Description of Sussex common stock contained in Sussex’s registration statement on Form 8-A and any amendment or report filed for the purpose of updating such description.	Filed October 2, 2006

In addition, Sussex also incorporates by reference additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this joint proxy statement/prospectus and the date of the Sussex special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit to such report, was furnished to, rather than filed with, the SEC, such information or exhibit is not specifically incorporated by reference into this joint proxy statement/prospectus.

Documents incorporated by reference are available from Sussex, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this joint proxy statement/ prospectus. You can obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Sussex Bancorp

Attention: Secretary

100 Enterprise Drive, Suite 700

Rockaway, New Jersey 07866

(844) 256-7328

www.sussexbank.com

(“Investors” tab)

Neither Sussex nor Community has authorized anyone to give any information or make any representation about the merger or the shareholder meetings that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Sussex was provided by Sussex, and the information contained in this joint proxy statement/prospectus with respect to Community was provided by Community. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A—AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 10, 2017

BY AND BETWEEN

SUSSEX BANCORP

AND

COMMUNITY BANK OF BERGEN COUNTY, NJ

A-i

A-ii

A-iii

TABLE OF DEFINITIONS

Page
Acquisition Proposal	42
Acquisition Transaction	42
Agreement	1
Average Closing Price	39
Bank Merger Act	42
Bank Regulator	42
BOLI	17
Burdensome Condition	37
Business Day	43
CBBC	1
CBBC Benefit Plans	11
CBBC Board	43
CBBC Disclosure Schedule	43
CBBC Employees	11
CBBC ERISA Affiliate	12
CBBC Financial Statements	8
CBBC Intellectual Property	43
CBBC Option	6
CBBC Pension Plan	11
CBBC Stock	6
Certificate	3, 43
Change in Recommendation	29
Closing	2
Closing Date	2
Code	1
Community Reinvestment Act	9
Confidentiality Agreement	31
Derivative Transaction	43
Determination Date	39
Dissenters’ Rights Laws	4
Dissenting Shares	4
Effective Date	2
Effective Time	2
Employee Stock Incentive Plan	43
Environmental Law	43
ERISA	43
Exchange Act	43
Exchange Agent	4, 43
Exchange Fund	4
Exchange Ratio	3
FDIC	43
FHLB	43
Final Index Price	39
Finance Laws	10
FRB	43
GAAP	43
Governmental Authority	43
Hazardous Substance	43
Indemnified Parties	33

Page
Indemnifying Party	33
Index Group	39
Index Price	39
Informational Systems Conversion	35
Insurance Amount	34
Insurance Policies	17
Intellectual Property	44
IRS	44
Joint Proxy Statement/Prospectus	44
Knowledge	44
Leases	16
Liens	44
Loans	15
Material Adverse Effect	44
Merger	1
Merger Consideration	45
Merger Registration Statement	30
NASDAQ	2
New Certificates	4
New Members	2
NJDBI	2
OREO	16
Person	45
Regulatory Approvals	19
Regulatory Order	9
Renovations	27
Renovation Contracts	27
Renovation Costs	27
Rights	45
Securities Documents	21
SBBX	1
SBBX Board	45
SBBX Benefit Plans	22
SBBX Disclosure Schedule	45
SBBX ERISA Affiliate	23
SBBX Intellectual Property	45
SBBX Meeting	30
SBBX Ratio	39
SBBX SEC Documents	20
SBBX Stock	45
SBBX 2016 Form 10-K	20
SEC	8
Securities Act	45
Settlement Agreement	31
Software	45
Starting Date	39
Starting Price	39
Subsidiary	45
Superior Proposal	45

A-iv

Surviving Bank	1
Sussex Bank	1
Tax	45
Tax Returns	45

Taxes	45
Termination Date	38
Voting Agreement	1

A-v

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 10, 2017, by and between Sussex Bancorp, a New Jersey corporation (“SBBX”), Sussex Bank, a New Jersey-chartered bank (“Sussex Bank”), and Community Bank of Bergen County, NJ, a New Jersey-chartered bank (“CBBC”).

WITNESSETH

WHEREAS, the Board of Directors of SBBX and the Board of Directors of CBBC have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, CBBC will merge with and into Sussex Bank, a New Jersey-chartered bank and wholly owned subsidiary of SBBX (the “Merger”);

WHEREAS, as a material inducement to SBBX to enter into this Agreement, each of the directors and certain executive officers of CBBC has entered into a voting agreement with SBBX dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of CBBC Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, CBBC shall merge with and into Sussex Bank, and Sussex Bank shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of the State of New Jersey. SBBX will cause Sussex Bank to, and CBBC shall, execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B. As part of the Merger, shares of CBBC Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.

Section  1.02 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. CBBC and SBBX each hereby agree to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinion contemplated by Section 6.01(e).

Section 1.03 Name of the Surviving Bank. After the date hereof, SBBX, Sussex Bank and CBBC shall collaborate to designate a new name for the Surviving Bank. Until such time the name of the Surviving Bank shall be “Sussex Bank.”

Section 1.04 Charter and Bylaws of the Surviving Bank. The charter and bylaws of the Surviving Bank upon consummation of the Merger shall be the charter and bylaws of Sussex Bank as in effect immediately prior to consummation of the Merger.

Section 1.05 Directors and Officers of SBBX and Surviving Bank.

(a) At Effective Time, the directors of each of SBBX and Surviving Bank immediately prior the Effective Time shall continue to be the directors of SBBX and Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of SBBX and Surviving Bank shall each be increased by three (3) directors (the “New Members”). Each New Member shall have been a member of the CBBC’s board of directors immediately prior to the Effective Time and will be selected by SBBX upon consultation with CBBC. The New Members shall be appointed to the board of directors of both SBBX and Surviving Bank for terms to expire at SBBX’s and Surviving Bank’s next annual meeting. At the next annual meeting of shareholders of SBBX after the Effective Date, the New Members shall be nominated to the board of directors of SBBX for a term of three (3) years and SBBX shall recommend that its stockholders vote in favor of the election of such nominees. Sussex Bank shall nominate and SBBX shall elect the New Members to the Sussex Bank board of directors through at least the year 2021. It is intended that at least two of the three New Members will qualify as an “independent director” under applicable securities laws and The NASDAQ Stock Market LLC (“NASDAQ”) listing standards. Each of the directors of SBBX and Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of SBBX and Surviving Bank.

(b) At the Effective Time, the officers of SBBX and Surviving Bank shall consist of the officers of SBBX and Surviving Bank in office immediately prior to the Effective Time with the addition of Peter A. Michelotti as Chief Operating Officer of SBBX and Surviving Bank, and Cecelia M. James and Vincent J. Fantacone III as officers of Sussex Bank with positions to be determined prior to the Effective Time by mutual agreement of the parties.

Section 1.06 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under federal law, applicable provisions of the New Jersey Business Corporation Act, New Jersey Banking Act of 1948, as amended, and the regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of CBBC shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of CBBC shall be vested in and assumed by Sussex Bank.

Section 1.07 Effective Date and Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, SBBX will make all such filings as may be required to consummate the Merger by applicable laws and regulations. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VI shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, SBBX and CBBC shall file a Certificate of Merger with the New Jersey Department of Banking and Insurance (the “NJDBI”) in accordance with the New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder. The date of such filings is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified by the NJDBI on the articles of combination.

(b) A closing (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m., Eastern time, or in person at the principal offices of Hogan Lovells US LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to SBBX and CBBC the certificates and other documents required to be delivered under Article VI hereof.

Section 1.08 Alternative Structure. SBBX may, at any time prior to the Effective Time, change the method of effecting the combination of Sussex Bank and CBBC (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the kind or value, or reduce the amount, of the Merger Consideration; (b) adversely affect the tax treatment of or CBBC’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of SBBX or CBBC pursuant to this Agreement; or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event SBBX makes such a change, CBBC agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.09 Additional Actions. If, at any time after the Effective Time, SBBX shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in SBBX its right, title or interest in, to or under any of the rights, properties or assets of CBBC, or (ii) otherwise carry out the purposes of this Agreement, CBBC and its officers and directors shall be deemed to have granted to SBBX an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in SBBX or Sussex Bank its right, title or interest in, to or under any of the rights, properties or assets of CBBC or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of SBBX or Sussex Bank are authorized in the name of CBBC or otherwise to take any and all such action.

Section 1.10 Absence of Control. It is the intent of the parties to this Agreement that SBBX by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, CBBC and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of CBBC.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Each share of SBBX Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of CBBC Stock held as treasury stock, if any, immediately prior to Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of CBBC Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive .97 shares (the “Exchange Ratio”) of SBBX Stock (the “Merger Consideration”).

Section 2.02 Rights as Shareholders; Stock Transfers. All shares of CBBC Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a “Certificate”) previously evidencing such shares shall thereafter represent only the right to receive for each such share of CBBC Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of SBBX Stock in accordance with Section 2.03. At the Effective Time, holders of the CBBC Stock shall cease to be, and shall have no rights as, shareholders of CBBC other than the right to receive the Merger Consideration and cash in lieu of fractional shares of SBBX Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of CBBC of shares of the CBBC Stock.

Section 2.03 No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of SBBX Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, SBBX shall pay to each holder of a fractional share of SBBX Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of SBBX Stock as reported on NASDAQ for the five (5) consecutive trading days ending on the third Business Day immediately prior to the Closing Date, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.04 Dissenting Shares. Each outstanding share of CBBC Stock the holder of which has perfected his or her right to dissent from the Merger under N.J.S.A. 17:9A-140 et seq. (the “Dissenters’ Rights Laws”) and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the NJBCA and the Dissenters’ Rights Laws. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 2.01(c) hereof. CBBC shall give SBBX prompt notice upon receipt by CBBC of any such written demands for payment of the fair value of shares of the CBBC Stock and of withdrawals of such demands and any other instruments provided pursuant to the NJBCA and the Dissenters’ Rights Laws. Any payments made in respect of Dissenting Shares shall be made by SBBX.

Section 2.05 Exchange Procedures.

(a) At or before the Effective Time, for the benefit of the holders of Certificates, (i) SBBX shall cause to be delivered to a bank or trust company designated by SBBX and reasonably satisfactory to CBBC (the “Exchange Agent”), for exchange in accordance with this Article II, certificates representing the shares of SBBX Stock issuable pursuant to this Article II (“New Certificates”) and (ii) SBBX shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of SBBX Stock (such New Certificates and cash hereinafter referred to as the “Exchange Fund”).

(b) As promptly as practicable following the Effective Time, and provided that CBBC has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of CBBC Stock represented by such Certificate or Certificates shall have been converted pursuant to Section 2.01 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of SBBX Stock to which such former holder of CBBC Stock shall have become entitled pursuant to this Agreement and (ii) a check representing the amount of cash (if any) payable in lieu of a fractional share of SBBX Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (other than Certificates representing treasury stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Section 2.01 and Section 2.03 and any unpaid dividends and distributions thereon as provided in Section 2.05(c). No interest shall be paid or accrued on (x) any cash in lieu of fractional shares or (y) any such unpaid dividends and distributions payable to holders of Certificates.

(c) No dividends or other distributions with a record date after the Effective Time with respect to SBBX Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of SBBX Stock represented by such Certificate.

(d) The Exchange Agent and SBBX, as the case may be, shall not be obligated to deliver a New Certificate or New Certificates representing shares of SBBX Stock (or any cash in lieu of fractional shares) to which a holder of CBBC Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of CBBC Stock for exchange as provided in this Section 2.05, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by SBBX. If any New Certificates evidencing shares of CBBC Stock are to be issued in a name other than that in which the Certificate evidencing CBBC Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of SBBX Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of CBBC for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to SBBX. Any shareholders of CBBC who have not theretofore complied with Section 2.05(b) shall thereafter look only to SBBX for the Merger Consideration deliverable in respect of each share of CBBC Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of CBBC Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of SBBX Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of SBBX (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of CBBC Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. SBBX and the Exchange Agent shall be entitled to rely upon the stock transfer books of CBBC to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of CBBC Stock represented by any Certificate, SBBX and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f) SBBX (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of CBBC Stock such amounts as SBBX is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of CBBC Stock in respect of which such deduction and withholding was made by SBBX.

Section 2.06 Anti-Dilution Provisions. In the event SBBX or CBBC changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of SBBX Stock or CBBC Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding SBBX Stock or CBBC Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to SBBX Stock if (a) SBBX issues additional shares of SBBX Stock and receives consideration for such shares in a bona fide third party transaction, (b) SBBX issues additional shares of SBBX Stock under its Employee Stock Incentive Plan, or (c) SBBX issues employee or director stock grants or similar equity awards or shares of SBBX Stock upon the exercise or settlement thereof.

Section 2.07 Reservation of Shares. Effective upon the date of this Agreement, SBBX shall reserve for issuance a sufficient number of shares of the SBBX Stock for the purpose of issuing shares of SBBX Stock to CBBC shareholders in accordance with this Article II.

Section 2.08 Listing of Additional Shares. Prior to the Effective Time, SBBX shall notify NASDAQ of the additional shares of SBBX Stock to be issued by SBBX in exchange for the shares of CBBC Stock.

Section  2.09 Stock Options. Each option to purchase shares of CBBC Stock issued by CBBC set forth on CBBC Disclosure Schedule 3.03(b) and outstanding at the Effective Time pursuant to the CBBC 2002 Stock Option Plan (each, a “CBBC Option”) shall be canceled, and in lieu thereof, the holders of such CBBC Options shall be paid in cash an amount equal to the product of (x) the number of shares of CBBC Stock subject to such CBBC Option at the Effective Time multiplied by (y) $24.30 less the exercise price per share of such CBBC Option and (z) net of any cash which must be withheld under federal and state income and employment tax requirements. As a condition to the receipt of a cash payment in cancellation of CBBC Options, each option holder shall execute and deliver to SBBX a cancellation agreement in form and substance reasonably satisfactory to SBBX. In the event that the exercise price of a CBBC Option is greater than the cash payment to be made under this Section 2.09, then CBBC shall take such actions as may be reasonably necessary or appropriate to cause, at the Effective Time, such CBBC Option to be canceled without any payment made in exchange therefor, including providing 30 days’ notice of such cancellation and right to exercise prior to the Effective Time. Prior to the Effective Time, the Board of Directors of CBBC and the compensation committee thereof, as applicable, will take all reasonable corporate actions, and adopt such resolutions as may be necessary or appropriate to effectuate this Section 2.09. If any holder of a CBBC Option exercises such CBBC Option before the Effective Time, CBBC shall issue shares of CBBC Stock upon such exercise in accordance with the terms of the CBBC Options and such shares of CBBC Stock shall be converted into the Merger Consideration at the Effective Time pursuant to the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CBBC

Section 3.01 Making of Representations and Warranties. Except as set forth in the CBBC Disclosure Schedule, CBBC hereby represents and warrants to SBBX that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section  3.02 Organization, Standing and Authority of CBBC. CBBC is a New Jersey-chartered bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. CBBC’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by CBBC when due. CBBC is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on CBBC Disclosure Schedule 3.02. The Restated Certificate of Incorporation and Bylaws of CBBC, copies of which have been made available to SBBX, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03 CBBC Capital Stock.

(a) The authorized capital stock of CBBC consists solely of 5,000,000 shares of common stock, par value $5.00 per share, of which 1,918,144 shares are outstanding as of the date hereof (“CBBC Stock”). As of the date hereof, there are no shares of CBBC Stock held in treasury by CBBC. The outstanding shares of CBBC Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for the CBBC Options to acquire 26,771 shares of CBBC Stock, CBBC does not have any Rights issued or outstanding with respect to CBBC Stock and CBBC does not have any commitment to authorize, issue or sell any CBBC Stock or Rights.

(b) CBBC Disclosure Schedule 3.03(b), contains a list setting forth, as of the date of this Agreement, all outstanding CBBC Options, the exercise price per share with respect to each such CBBC Option, a list of all option holders with respect to each CBBC Stock Option including identification of any such optionees that are not current or former employees, directors or officers of CBBC, the date of grant and date of expiration of each CBBC Option, and any vesting schedule applicable to each unvested CBBC Option. Upon issuance in accordance with the terms of the outstanding option agreements, the shares of CBBC Stock issued pursuant to the CBBC Options shall be issued in compliance with all applicable laws.

Section 3.04 Subsidiaries. Except as set forth on CBBC Disclosure Schedule 3.04, CBBC does not, directly or indirectly, own or control any Affiliate. Except as disclosed on CBBC Disclosure Schedule 3.04, CBBC does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by CBBC has not been conducted through any other direct or indirect Subsidiary or Affiliate of CBBC. No such equity investment identified in CBBC Disclosure Schedule 3.04 is prohibited by the State of New Jersey, the NJDBI, the FRB, or the FDIC.

Section 3.05 Corporate Power; Minute Books. CBBC has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and CBBC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of CBBC’s shareholders of this Agreement. CBBC does not conduct any trust business. The minute books of CBBC contain true, complete and accurate records in all material respects of all meetings and other material corporate actions held or taken by shareholders of CBBC and the CBBC Board (including committees of the CBBC Board).

Section 3.06 Execution and Delivery. Subject to the approval of this Agreement by the shareholders of CBBC, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CBBC and the CBBC Board on or prior to the date hereof. The CBBC Board has directed that this Agreement be submitted to CBBC’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of CBBC Stock entitled to vote thereon, no other vote of the shareholders of CBBC is required by law, the Restated Certificate of Incorporation of CBBC, the Bylaws of CBBC or otherwise to approve this Agreement and the transactions contemplated hereby. CBBC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by SBBX, this Agreement is a valid and legally binding obligation of CBBC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CBBC or any of its Subsidiaries in connection with the execution, delivery or performance by CBBC of this Agreement or to consummate the transactions contemplated hereby, except for (i) the Regulatory Approvals and any filings required to be made with the FRB, and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of CBBC Stock. As of the date hereof, CBBC has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by CBBC, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Restated Certificate of Incorporation or Bylaws (or similar governing documents) of CBBC or similar governing documents of any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBBC or any of its Subsidiaries, or any of its properties or assets or (iii) except as set forth in CBBC Disclosure Schedule 3.07(b)(iii), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of CBBC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which CBBC or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on CBBC and its Subsidiaries taken as a whole.

Section 3.08 Financial Statements.

(a) CBBC has previously made available to SBBX copies of the statements of condition of CBBC as of December 31 for the fiscal years 2016 and 2015, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2016, 2015 and 2014, in each case accompanied by the audit report of BDO USA, LLP, the independent registered public accounting firm of CBBC (the “CBBC Financial Statements”). The CBBC Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the results of the operations and financial position of CBBC and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of CBBC have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. BDO USA, LLP has not resigned or been dismissed as independent public accountants of CBBC as a result of or in connection with any disagreements with CBBC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) CBBC is not now, nor has it ever been, required to file with the Securities and Exchange Commission (the “SEC”) any periodic or other reports pursuant to Section 13 or Section 15(d) of the Exchange Act.

Section 3.09 Absence of Certain Changes or Events.

(a) Since December 31, 2016, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CBBC.

(b) Since December 31, 2016, each of CBBC and its Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(c) Except as set forth in CBBC Disclosure Schedule 3.09, since January 1, 2017, none of CBBC or any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of January 1, 2017, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of CBBC’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of CBBC’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of CBBC’s capital stock, (iv) changed any accounting methods (or underlying assumptions), principles or practices of CBBC affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by CBBC or any settlement or compromise of any income tax liability by CBBC, (vi) made any material change in CBBC’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.10 Financial Controls and Procedures. During the periods covered by the CBBC Financial Statements, each of CBBC and its Subsidiaries has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of CBBC’s or any of its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of CBBC or its accountants except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBBC.

Section 3.11 Regulatory Matters.

(a) Each of CBBC and its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2014 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of CBBC, and except as set forth in CBBC Disclosure Schedule 3.11, no Governmental Authority has initiated any proceeding, or to the Knowledge of CBBC, investigation into the business or operations of CBBC or any of its Subsidiaries, since December 31, 2014. Other than as set forth in CBBC Disclosure Schedule 3.11, there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement of CBBC, except any unresolved violation, criticism, or exception that CBBC is not permitted by law or regulation to disclose. CBBC is “well-capitalized” as defined in applicable laws and regulations, and CBBC has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.

(b) Other than as set forth in CBBC Disclosure Schedule 3.11, neither CBBC, nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. CBBC has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 3.12 Legal Proceedings; Regulatory Action.

(a) Other than as set forth in CBBC Disclosure Schedule 3.12, (i) there are no pending or, to CBBC’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBBC or any of its Subsidiaries and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) CBBC is not a party to any, nor are there any pending or, to CBBC’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBBC in which, to the Knowledge of CBBC, there is a reasonable probability of any material recovery against or other Material Adverse Effect on CBBC or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon CBBC or any of its Subsidiaries, or their respective assets of CBBC, and none of CBBC or any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

(d) Other than as set forth in CBBC Disclosure Schedule 3.12, none of CBBC or any of its Subsidiaries is a party to or subject to any assistance agreement, order, decree, supervisory agreement, or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the NJDBI and the FDIC) or the supervision or regulation of CBBC. None of CBBC or any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(e) CBBC has not been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission, other than any agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission that CBBC is not permitted by law or regulation to disclose.

Section 3.13 Compliance with Laws.

(a) Each of CBBC and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Each of CBBC and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CBBC’s Knowledge, no suspension or cancellation of any of them is threatened;

(c) Other than as set forth in CBBC Disclosure Schedule 3.13, none of CBBC or any Subsidiary has received, since December 31, 2013, any notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CBBC’s Knowledge, do any grounds for any of the foregoing exist); and

(d) CBBC has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance in all material respects with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of CBBC, threatened charge by any Governmental Authority that CBBC has violated, nor any pending or, to CBBC’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 3.14 Material Contracts; Defaults.

(a) Other than as set forth in CBBC Disclosure Schedule 3.14, none of CBBC or any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of CBBC or any Subsidiaries to indemnification from CBBC or such Subsidiaries; (iii) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from CBBC or any of its Subsidiaries to any director, officer or employee thereof; (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; (v) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of CBBC or any of its Subsidiaries; or (vi) which materially restricts the conduct of any business by CBBC. CBBC has previously delivered to SBBX true, complete and correct copies of each such document. Each contract, arrangement, commitment or understanding of the type of described in this Section 3.14(a), whether or not set forth on CBBC Disclosure Schedule 3.14 is referred to herein as a “Material Contract.”

(b) To its Knowledge, none of CBBC or any of its Subsidiaries is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by CBBC or any of its Subsidiaries is currently outstanding.

Section 3.15 Brokers. Neither CBBC nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that CBBC has engaged, and will pay a fee or commission to, FinPro Capital Advisors, Inc. A true, complete and correct copy of the engagement letter with FinPro Capital Advisors, Inc. has been provided to SBBX.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of CBBC (the “CBBC Employees”) and current or former directors of CBBC including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “CBBC Benefit Plans”), are identified in CBBC Disclosure Schedule 3.16(a). True and complete copies of all CBBC Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any CBBC Benefit Plans and all amendments thereto, have been provided to SBBX.

(b) To the Knowledge of CBBC, all CBBC Benefit Plans covering CBBC Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each CBBC Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “CBBC Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of CBBC, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such CBBC Pension Plan under Section 401(a) of the Code. There is no pending or, to CBBC’s Knowledge, threatened litigation relating to the CBBC Benefit Plans. CBBC has not engaged in a transaction with respect to any CBBC Benefit Plan or CBBC Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject CBBC to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by CBBC with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with CBBC under Section 4001 of ERISA or Section 414 of the Code (a “CBBC ERISA Affiliate”). CBBC has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a CBBC ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any CBBC Pension Plan or by any CBBC ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the Transactions contemplated by this Agreement. Neither CBBC nor any CBBC ERISA Affiliate has maintained an “employee stock ownership plan,” as defined in Section 4975(e)(7) of the Code or a CBBC Benefit Plan that otherwise invests in “employer securities” as defined in Section 409(l) of the Code,

(d) All contributions required to be made under the terms of any CBBC Benefit Plan have been timely made or have been reflected on the financial statements of CBBC. No CBBC Pension Plan or single-employer plan of a CBBC ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no CBBC ERISA Affiliate has an outstanding funding waiver. CBBC has not provided, and is not required to provide, security to any CBBC Pension Plan or to any single-employer plan of a CBBC ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Other than as identified in CBBC Disclosure Schedule 3.16(e), CBBC has no obligations for retiree health and life benefits under any CBBC Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. CBBC may amend or terminate any such CBBC Benefit Plan at any time without incurring any liability thereunder.

(f) Other than as set forth in CBBC Disclosure Schedule 3.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this

Agreement will not (i) entitle any CBBC Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the CBBC Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the CBBC Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of CBBC, or after the consummation of the transactions contemplated herby, SBBX or Surviving Bank, to merge amend, or terminate any of the CBBC Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. CBBC Disclosure Schedule 3.16(f) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of CBBC who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any CBBC Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other related fees or expenses together with such detail as is needed to ensure that no such payment or benefit would result in a parachute payment to a disqualified individual within the meaning of Section 280G of the Code.

(g) Each CBBC Benefit Plan that is a deferred compensation plan and any deferral elections thereunder are in compliance with Section 409A of the Code and the regulations thereunder, to the extent applicable.

(h) Each CBBC Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of CBBC Stock on the date of such grant, (iii) has a grant date identical to the date on which the CBBC Board or the CBBC’s compensation committee actually awarded it, (iv) is exempt from the Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the CBBC Tax Returns and the CBBC Financial Statements, respectively.

Section 3.17 Labor Matters. None of CBBC or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CBBC or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel CBBC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to CBBC’s Knowledge, threatened, nor is CBBC or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 3.18 are the sole representations and warranties regarding Environmental Matters.

(a) Each property owned, leased or operated by CBBC and its Subsidiaries are, and have been, in compliance, in all material respects, with all applicable Environmental Laws. None of CBBC or any of its Subsidiaries has received written notice of, any past or present conditions, events, activities, practices or incidents that may reasonably be expected to interfere with or prevent the compliance of CBBC with all applicable Environmental Laws.

(b) CBBC and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws for the conduct of its business and the ownership, lease or operation of the real property owned, leased or operated by CBBC and its Subsidiaries.

(c) Except in compliance, in all material respects with applicable Environmental Laws, no Hazardous Substances exist on, about or within any of the owned real properties, nor to CBBC’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the owned real properties, in any event at such concentrations or under such conditions as to constitute a violation or, or as to create a material liability under, applicable Environmental Laws. The use that CBBC or any of its Subsidiaries makes of the owned real properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of those properties, except in compliance, in all material respects, with applicable Environmental Laws.

(d) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to CBBC’s Knowledge threatened against CBBC relating in any way to any Environmental Law. None of CBBC or any of its Subsidiaries has received written notice of a claim or liability on the part of CBBC or any of its Subsidiaries for remedial action under any applicable Environmental Law. None of CBBC or any of its Subsidiaries has received any written request for information by any governmental authority with respect to the condition, use or operation of any of the owned real properties nor has CBBC or any of its Subsidiaries received any written notice from any governmental authority or other person with respect to any alleged violation of or claimed or potential liability under any applicable Environmental Law with respect to any of the owned real properties.

Section  3.19 Tax Matters.

(a) CBBC and its Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by CBBC and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of CBBC or such Subsidiary is contesting in good faith. None of CBBC or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on CBBC Disclosure Schedule 3.19, neither CBBC nor any its Subsidiaries currently has any open tax years. To CBBC’s Knowledge, no claim has ever been made by an authority in a jurisdiction where CBBC or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CBBC or any Subsidiary.

(b) Each of CBBC and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of CBBC are pending with respect to CBBC or any of its Subsidiaries. None of CBBC or any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where CBBC or any Subsidiary has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against CBBC or any of its Subsidiaries.

(d) CBBC has provided SBBX with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to CBBC and its Subsidiaries for taxable periods ended December 31, 2015, 2014 and 2013. CBBC has delivered to SBBX correct and complete copies of all tax examination reports, and statements of deficiencies assessed against or agreed to by CBBC or any of its Subsidiaries filed for the years ended December 31, 2015, 2014 and 2013. Each of CBBC and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices CBBC or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) None of CBBC or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) None of CBBC or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of CBBC and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of CBBC or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. None of CBBC or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than CBBC or such Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of CBBC and its Subsidiaries (i) did not, as of the end of the most recent period covered by CBBC’s or such Subsidiary’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in CBBC’s or such Subsidiary’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of CBBC and its Subsidiaries in filing its Tax Returns. Since the end of the most recent period covered by CBBC’s or such Subsidiary’s call reports filed prior to the date hereof, none of CBBC or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) None of CBBC or any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) None of CBBC or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) None of CBBC or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and CBBC has not been notified of, or to CBBC’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

Section 3.20 Investment Securities. CBBC Disclosure Schedule 3.20 sets forth the book and market value as of December 31, 2016 of the investment securities, mortgage backed securities and securities held for sale of CBBC and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Each of CBBC and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of CBBC or any Subsidiary.

Section 3.21 Derivative Transactions.

(a) All material Derivative Transactions entered into by CBBC or any of its Subsidiaries or for the account of any of its customers were entered into in all material respects in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by CBBC and its Subsidiaries, and to CBBC’s Knowledge were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Each of CBBC and its Subsidiaries has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of CBBC, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in CBBC Disclosure Schedule 3.21, no Derivative Transactions, were it to be a Loan held by CBBC or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of CBBC and its Subsidiaries under or with respect to each such Derivative Transactions has been reflected in the books and records of CBBC in accordance with GAAP consistently applied, and no open exposure of CBBC or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists.

Section 3.22 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in CBBC Disclosure Schedule 3.22(a), as of the date hereof, none of CBBC or any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of December 31, 2016, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of record of CBBC or any of its Subsidiaries, or to the Knowledge of CBBC, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. CBBC Disclosure Schedule 3.22(a) identifies (x) each Loan that as of December 31, 2016 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by CBBC or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of CBBC that as of December 31, 2016 was classified as other real estate owned (“OREO”) and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of CBBC, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The loan documents with respect to each Loan were in compliance with applicable laws and regulations and CBBC’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.

(d) Except as set forth in CBBC Disclosure Schedule 3.22(d), none of CBBC or any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates CBBC or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of CBBC or any of its Subsidiaries.

Section 3.23 Tangible Properties and Assets.

(a) CBBC Disclosure Schedule 3.23(a) sets forth a true, correct and complete list of all real property owned by CBBC or any of its Subsidiaries. Except as set forth in CBBC Disclosure Schedule 3.23(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, CBBC or any of its Subsidiaries has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the material real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent or which are being contested in good faith; (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset or which are being contested in good faith; and (iii) Liens which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York and Atlantic Community Bankers Bank, inter-bank credit facilities, reverse repurchase agreements or any transaction by CBBC or a CBBC Subsidiary acting in a fiduciary capacity.

(b) CBBC Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which CBBC or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, none of CBBC or any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by CBBC or any of its Subsidiaries of, or material default by CBBC in, the performance of any covenant, agreement or condition contained in any Lease, and to CBBC’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on CBBC Disclosure Schedule 3.23(b), there is no pending or, to CBBC’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that CBBC or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Each of CBBC and its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.24 Intellectual Property. CBBC Disclosure Schedule 3.24 sets forth a true, complete and correct list of all CBBC Intellectual Property. CBBC owns or has a valid license to use all CBBC Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). CBBC Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of CBBC and its Subsidiaries as currently conducted. CBBC Intellectual Property owned by CBBC or any of its Subsidiaries, and to the Knowledge of CBBC, all other CBBC Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and none of CBBC or any of its Subsidiaries has received notice challenging the validity or enforceability of CBBC Intellectual Property. To the Knowledge of CBBC, the conduct of the business of CBBC and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Transactions will not result in the loss or impairment of the right of CBBC or any of its Subsidiaries to own or use any of the CBBC Intellectual Property.

Section 3.25 Fiduciary Accounts. Since December 31, 2013, each of CBBC and its Subsidiaries has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither CBBC nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26 Insurance.

(a) CBBC Disclosure Schedule 3.26(a) identifies all of the material insurance policies, binders, or bonds currently maintained by CBBC or any of its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $50,000. Each of CBBC and its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, with reputable insurers against such risks and in such amounts as the management of CBBC reasonably has determined to be prudent in accordance with industry practices and has maintained all insurance required by applicable laws and regulations. All the Insurance Policies are in full force and effect, and to CBBC’s Knowledge, none of CBBC or any of its Subsidiaries is in material default thereunder and all material claims thereunder have been filed in due and timely fashion.

(b) CBBC Disclosure Schedule 3.26(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by CBBC or any of its Subsidiaries, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI as of the date hereof is fairly and accurately reflected in the CBBC Financial Statements in accordance with GAAP.

Section 3.27 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.28 Fairness Opinion. The CBBC Board has received the written opinion of FinPro Capital Advisors, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of CBBC Stock from a financial point of view.

Section 3.29 Joint Proxy Statement/Prospectus. As of the date of the Joint Proxy Statement/Prospectus and the dates of the meeting of the shareholders of CBBC to which such Joint Proxy Statement/Prospectus relates, the Joint Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to SBBX and its Subsidiaries included in the Joint Proxy Statement/Prospectus.

Section 3.30 CRA, Anti-money Laundering and Customer Information Security. CBBC is not a party to any agreement with any individual or group regarding CRA matters and CBBC has no Knowledge of, nor has CBBC been advised of, or has any reason to believe (based on CBBC’s Home Mortgage Disclosure Act data for the year ended December 31, 2016, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause CBBC: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, . Furthermore, the Board of Directors of CBBC has adopted and CBBC has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 3.31 Transactions with Affiliates. Except as set forth on CBBC Disclosure Schedule 3.31, there are no outstanding amounts payable to or receivable from, or advances by CBBC or any of its Subsidiaries to, and neither CBBC nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder to CBBC’s Knowledge owning five percent (5%) or more of the outstanding CBBC Stock, director, executive officer or Affiliate of CBBC or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with CBBC or any of its Subsidiaries. Neither CBBC nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders to CBBC’s Knowledge owning five percent (5%) or more of the outstanding CBBC Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between CBBC and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.32 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SBBX

Section 4.01 Making of Representations and Warranties. Except as set forth in the SBBX Disclosure Schedule, SBBX hereby represents and warrants to CBBC that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section  4.02 Organization, Standing and Authority of SBBX. SBBX is a New Jersey corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. SBBX has full corporate power and authority to carry on its business as now conducted. SBBX is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Restated Certificate of Incorporation, as amended or restated, and Amended and Restated Bylaws of SBBX, copies of which have been made available to CBBC, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03 Organization, Standing and Authority of Bank. Sussex Bank is a New Jersey-chartered bank duly organized, validly existing and in good standing under the laws of the New Jersey. Sussex Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Sussex Bank when due. Sussex Bank is a member in good standing of FHLB and owns the requisite amount of stock of FHLB as set forth on SBBX Disclosure Schedule 4.03. The Restated Certificate of Incorporation and Amended and Restated Bylaws of Sussex Bank, copies of which have been made available to CBBC, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.04 SBBX Capital Stock. The authorized capital stock of SBBX consists of 10,000,000 shares of SBBX Stock, of which 4,785,159 shares (including unvested shares of restricted stock) are outstanding as of the date hereof, and 1,000,000 shares of preferred stock, none of which are outstanding. As of the date hereof, no shares of SBBX Stock are held in treasury by SBBX. The outstanding shares of SBBX Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) the Employee Stock Incentive Plan pursuant to which there are outstanding options to acquire 69,123 shares of SBBX Stock, and (b) the SBBX Stock to be issued pursuant to this Agreement, SBBX does not have any Rights issued or outstanding with respect to SBBX Stock and SBBX does not have any commitments to authorize, issue or sell any SBBX Stock or Rights.

Section 4.05 Subsidiaries. Except as set forth on SBBX Disclosure Schedule 4.05, SBBX does not, directly or indirectly, own or control any Affiliate. Except as disclosed on SBBX Disclosure Schedule 4.05,

SBBX does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by SBBX has not been conducted through any other direct or indirect Subsidiary or Affiliate of SBBX. No such equity investment identified in SBBX Disclosure Schedule 4.05 is prohibited by the State of New Jersey, the NJDBI or the FDIC.

Section 4.06 Corporate Power; Minute Books. Each of SBBX and Sussex Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of SBBX and Sussex Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of SBBX contain true, complete and accurate records in all material respects of all meetings and other material corporate actions held or taken by shareholders of SBBX and the SBBX Board (including committees of the SBBX Board).

Section 4.07 Execution and Delivery. Subject to the approval of this Agreement by the shareholders of SBBX, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of SBBX and the SBBX Board on or prior to the date hereof. The SBBX Board has directed that this Agreement be submitted to SBBX’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of SBBX Stock entitled to vote thereon, no other vote of the shareholders of SBBX is required by law, the Restated Certificate of Incorporation of SBBX, and Amended and Restated Bylaws of SBBX or otherwise to approve this Agreement and the transactions contemplated hereby. SBBX has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CBBC, this Agreement is a valid and legally binding obligation of SBBX, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles)

Section 4.08 Regulatory Approvals; No Defaults.

(a) Subject to the receipt of all consents, approvals and waivers of a Governmental Authority required to consummate the transactions contemplated by this Agreement (“Regulatory Approvals”), and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by SBBX do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of SBBX or of any of its Subsidiaries or to which SBBX or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, SBBX’s Restated Certificate of Incorporation or Amended and Restated Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date of this Agreement, SBBX has no Knowledge of any reasons relating to SBBX or Sussex Bank the Regulatory Approvals will not be received in a timely manner or why any Burdensome Condition would be imposed.

Section 4.09 Absence of Certain Changes or Events.

(a) Since December 31, 2016, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse

Effect on SBBX. Since December 31, 2016, each of SBBX and its Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(b) Except as set forth in SBBX Disclosure Schedule 4.09, since December 31, 2016, none of SBBX or any of its Subsidiaries has (i) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of SBBX’s capital stock, (ii) effected or authorized any split, combination or reclassification of any of SBBX’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of SBBX’s capital stock, (iii) changed any accounting methods (or underlying assumptions), principles or practices of SBBX affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (iv) made any tax election by SBBX or any settlement or compromise of any income tax liability by SBBX, (v) made any material change in SBBX’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vi) suffered any strike, work stoppage, slow-down, or other labor disturbance, (vii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (viii) had any union organizing activities or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 4.10 SEC Documents; Financial Reports; and Financial Controls and Procedures.

(a) SBBX’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2016 (the “SBBX 2016 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by SBBX or any of its Subsidiaries subsequent to January 1, 2016, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “SBBX SEC Documents”), with the SEC, and all of SBBX SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SBBX SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such SBBX SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of SBBX and its Subsidiaries contained in SBBX 2016 Form 10-K and, except for liabilities reflected in SBBX SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2016, neither SBBX nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) SBBX and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. SBBX (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of SBBX Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SBBX’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SBBX’s internal control over financial reporting

Section 4.11 Regulatory Matters.

(a) SBBX has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2014 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of SBBX, no Governmental Authority has initiated any proceeding, or to the Knowledge of SBBX, investigation into the business or operations of SBBX, since December 31, 2014. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Sussex Bank. Sussex Bank is “well-capitalized” as defined in applicable laws and regulations, and Sussex Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b) Other than as set forth in SBBX Disclosure Schedule 4.11, SBBX has timely filed with the SEC and NASDAQ all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to applicable securities laws (“Securities Documents”) required by applicable securities laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the securities laws.

(c) Neither SBBX, nor any of its properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. SBBX has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 4.12 Legal Proceedings.

(a) Other than as set forth in SBBX Disclosure Schedule 4.12, there are no pending or, to SBBX’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SBBX.

(b) SBBX is not a party to any, nor are there any pending or, to SBBX’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SBBX in which, to the Knowledge of SBBX, there is a reasonable probability of any material recovery against or other Material Adverse Effect on SBBX or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon SBBX, or the assets of SBBX, and SBBX has not been advised of, or is aware of, the threat of any such action.

(d) None of SBBX or any of its Subsidiaries is a party to or subject to any assistance agreement, order, decree, supervisory agreement, or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the NJDBI and the FDIC) or the supervision or regulation of SBBX or any of its Subsidiaries. None of SBBX or any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(e) SBBX has not been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, or similar submission.

Section 4.13 Compliance With Laws.

(a) SBBX and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) SBBX or and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to SBBX’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Neither SBBX nor any of its Subsidiaries has received, since December 31, 2014, any notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to SBBX’s Knowledge, do any grounds for any of the foregoing exist).

(d) Sussex Bank has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance in all material respects with all Finance Laws, and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of SBBX, threatened charge by any Governmental Authority that Sussex Bank has violated, nor any pending or, to SBBX’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 4.14 Brokers. Neither SBBX nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that SBBX has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. A true, complete and correct copy of the engagement letter with Keefe, Bruyette & Woods, Inc. has been previously delivered to CBBC.

Section 4.15 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of SBBX and its Subsidiaries and current or former directors of SBBX and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “SBBX Benefit Plans”), are identified in SBBX Disclosure Schedule 4.15. True and complete copies of all SBBX Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any SBBX Benefit Plans and all amendments thereto, have been made available to CBBC.

(b) To the Knowledge of SBBX, each SBBX Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each SBBX Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS, and SBBX is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of SBBX, threatened action, suit or claim relating to any of the SBBX Benefit Plans (other than routine claims for benefits). Neither SBBX nor any of its Subsidiaries have engaged in a transaction, or omitted to take any action, with respect to any SBBX Benefit Plan that would reasonably be expected to subject SBBX or any Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c) Neither SBBX nor or any entity which is considered one employer with SBBX under Section 4001 of ERISA or Section 414 of the Code (a “SBBX ERISA Affiliate”) has ever sponsored a SBBX Benefit Plan that is subject to Title IV of ERISA. Neither SBBX nor any CBNK ERISA Affiliate has ever sponsored or contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA or “multiple employer plan,” as defined in Section 4063 of ERISA.

(d) All material contributions required to be made under the terms of any SBBX Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on SBBX’s consolidated financial statements to the extent required by GAAP. SBBX and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable SBBX Benefit Plan for financial reporting purposes as required by GAAP.

(e) Other than as identified in SBBX Disclosure Schedule 4.15(e), SBBX and Sussex Bank have no obligations for retiree health and life benefits under any SBBX Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

Section 4.16 Tax Matters.

(a) SBBX and its Subsidiaries have filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by SBBX (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of SBBX and which SBBX is contesting in good faith. SBBX is not the beneficiary of any extension of time within which to file any Tax Return, and neither SBBX nor any of its subsidiaries currently has any open tax years. To SBBX’s Knowledge, no claim has ever been made by an authority in a jurisdiction where SBBX does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SBBX.

(b) Each of SBBX and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of SBBX are pending with respect to SBBX or any of its Subsidiaries. None of SBBX or any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where SBBX has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against SBBX.

(d) None of SBBX or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Each of SBBX and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of SBBX or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. None of SBBX or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than group the common parent of which is SBBX), and (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than SBBX or such Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) None of SBBX or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and SBBX has not been notified of, or to SBBX’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

Section  4.17 Deposit Insurance. The deposits of Sussex Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by law, and Sussex Bank has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of SBBX, threatened.

Section 4.18 SBBX Stock. The shares of SBBX Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.19 CRA, Anti-money Laundering and Customer Information Security. Neither SBBX nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters and SBBX has no Knowledge of, and none of SBBX and its Subsidiaries has been advised of, or has any reason to believe (based on Sussex Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2016, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Sussex Bank: (i) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation of the USA PATRIOT Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy and data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the Board of Directors of Sussex Bank has adopted and Sussex Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 4.20 Intellectual Property. SBBX Disclosure Schedule 4.20 sets forth a true, complete and correct list of all SBBX Intellectual Property. SBBX owns or has a valid license to use all SBBX Intellectual

Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). SBBX Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of SBBX and its Subsidiaries as currently conducted. SBBX Intellectual Property owned by SBBX or any of its Subsidiaries, and to the Knowledge of SBBX, all other SBBX Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and none of SBBX or any of its Subsidiaries has received notice challenging the validity or enforceability of SBBX Intellectual Property. To the Knowledge of SBBX, the conduct of the business of SBBX and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Transactions will not result in the loss or impairment of the right of SBBX or any of its Subsidiaries to own or use any of the SBBX Intellectual Property.

Section 4.21 Joint Proxy Statement/Prospectus. As of the date of the Joint Proxy Statement/Prospectus and the dates of the meeting of the shareholders of SBBX to which such Joint Proxy Statement/Prospectus relates, the Joint Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to CBBC and its Subsidiaries included in the Joint Proxy Statement/Prospectus.

Section 4.22 Labor Matters. None of SBBX or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is SBBX or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel SBBX or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to SBBX’s Knowledge, threatened, nor is SBBX or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.23 Derivative Transactions.

(a) All material Derivative Transactions entered into by SBBX or any of its Subsidiaries or for the account of any of its customers were entered into in all material respects in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by SBBX and its Subsidiaries, and to SBBX’s Knowledge were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Each of SBBX and its Subsidiaries has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of SBBX, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in SBBX Disclosure Schedule 4.23, no Derivative Transactions, were it to be a Loan held by SBBX or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of SBBX and its Subsidiaries under or with respect to each such Derivative Transactions has been reflected in the books and records of SBBX in accordance with GAAP consistently applied, and no open exposure of SBBX or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists.

Section 4.24 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading

ARTICLE V

COVENANTS

Section 5.01 Covenants of CBBC. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of SBBX, CBBC shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. CBBC will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and SBBX the services of the current officers and employees of CBBC and (iii) preserve for itself and SBBX the goodwill of the customers of CBBC and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the CBBC Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by SBBX, which consent shall not be unreasonably withheld, CBBC shall not:

(a) Capital Stock. Other than pursuant to stock options, warrants or stock-based awards outstanding as of the date hereof and listed in the CBBC Disclosure Schedules, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any CBBC Stock, or obligate itself to purchase, retire or redeem, any of its shares of CBBC Stock (except to the extent necessary to effect a cashless exercise of CBBC Options outstanding on the date hereof).

(b) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of CBBC Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of CBBC or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than three percent (3%) with respect to any individual officer, director or employee and provided further that any increases, either singularly or in the aggregate, shall be consistent with CBBC’s 2017 budget, a copy of which has been made available to SBBX, (ii) CBBC shall be permitted to make cash contributions to the CBBC 401(k) Plan in the ordinary course of business consistent with past practice, (iii) CBBC shall be permitted to pay accrued bonuses at the Closing consistent with past practice and prorated through the Closing Date and (iv) annual increases in compensation that are not included in (i) of this Section 5.01 to the individuals set forth on CBBC Disclosure Schedule 5.01(c).

(d) Hiring. Hire any person as an employee of CBBC or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on CBBC Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $50,000 and whose employment is terminable at the will of CBBC, as applicable.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to SBBX, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on CBBC Disclosure Schedule 5.01(e)), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of CBBC.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, or loans made in compliance with Regulation O, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to CBBC taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Except for CBBC’s planned renovations of its Maywood branch, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate. Set forth on CBBC Disclosure Schedule 5.01(i) is (i) a description of the planned Maywood branch renovations (the “Renovations”), (ii) a list of all Maywood branch renovation related costs and the reason for each such cost (the “Renovation Costs”), and (iii) a list of all related Maywood branch renovation agreements, contracts, arrangements, commitments or understanding (whether written or oral) (the “Renovation Contracts”) including the value, term and parties of each Renovation Contract, and notwithstanding the prior sentence, the Renovations, Renovations Costs and Renovation Contracts shall not be changed, amended or altered except in accordance with the terms of this Section 5.01, provided, however a reasonable increase in fees, costs or expenses with respect to the Renovations and Renovation Costs may be permitted upon consent of SBBX, which shall not be unreasonably withheld.

(j) Governing Documents. Amend CBBC’s Restated Certificate of Incorporation or Bylaws.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any contract that involves the payment of, or incurs fees, in excess of $25,000 per annum, any Lease or any Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which CBBC is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by CBBC of an amount which exceeds $25,000 and/or would impose any material restriction on the business of CBBC.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Transactions. Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the FHLB or Atlantic Community Bankers Bank, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security which would be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on CBBC Disclosure Schedule 5.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with CBBC’s loan policies and procedures in effect as of the date hereof; provided, however, that the (A) prior notification by email to the Chief Lending Officer and Chief Credit Officer of Sussex Bank at email addresses supplied by Sussex Bank and (B) approval of SBBX is required for any new origination (i) in excess of $750,000 or (ii) not made in accordance with CBBC’s loan policies as they exist on the date hereof. For purposes of this Section 5.01(r), consent shall be deemed given unless SBBX objects within 48 hours of notification.

(s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Taxes. Make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by CBBC under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w) Insurance. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x) Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02 Covenants of SBBX. From the date hereof until the Effective Time, SBBX and Sussex Bank each shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. SBBX and Sussex Bank each will use its reasonable best efforts to (i) preserve its business organization intact, and (ii) preserve for itself and CBBC the goodwill of the customers of Sussex Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the SBBX Disclosure Schedule or except as expressly contemplated or permitted by this Agreement, without the prior written consent of CBBC, which consent shall not be unreasonably withheld, SBBX will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(b) Amendments. Amend its certificate of incorporation or bylaws or similar governing documents of any of the SBBX Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the holders of CBBC Common Stock or that would impede SBBX’s or Sussex Bank’s ability to consummate the transactions contemplated by this Agreement;

(c) Delay. Take any action that is intended to, would or would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(d) Tax Status. Take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) Acquisitions. Close or complete a transaction (A) to acquire a third party or group by way of merger, consolidation, share exchange, or similar transaction or (B) with respect to any transaction pursuant to which SBBX acquires or would acquire, directly or indirectly, twenty-five percent (25%) or more of the assets of any third party or group involving a third party;

(f) Actions. Agree to or make any commitment to, take, or adopt any resolutions of the board of directors of SBBX in support of, any of the actions prohibited by this Section 5.02, except any agreement, commitment or resolutions with respect to a transaction contemplated by clause (e) as long as the closing or completion of the transaction is after the Effective Time; or

(g) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing, except any contract, agreement or commitment with respect to a transaction contemplated by clause (e) as long as the closing and completion of the transaction are after the Effective Time.

Section 5.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04 Shareholder Approval.

(a) CBBC agrees to take, in accordance with applicable law, the Restated Certificate of Incorporation of CBBC and the Bylaws of CBBC, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by CBBC’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “CBBC Meeting”) and, subject to Section 5.08, shall take all lawful action to solicit such approval by such shareholders. CBBC agrees to use its best efforts to convene the CBBC Meeting within thirty-five (35) days after the initial mailing of the Joint Proxy Statement/Prospectus to shareholders of CBBC pursuant to Section 5.08, and in any event shall convene the CBBC Meeting within forty-five (45) days after such mailing. Except with the prior approval of SBBX, no other matters shall be submitted for the approval of CBBC shareholders at the CBBC Meeting. The CBBC Board shall at all times prior to and during the CBBC Meeting recommend adoption of this Agreement by the shareholders of CBBC and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to SBBX or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, this Agreement shall be submitted to the shareholders of CBBC for their approval at the CBBC Meeting and nothing contained herein shall be deemed to relieve CBBC of such obligation.

(b) SBBX agrees to take, in accordance with applicable law, the Restated Certificate of Incorporation of SBBX and the Amended and Restated Bylaws of SBBX, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by SBBX’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “SBBX Meeting”) and, subject to Section 5.08, shall take all lawful action to solicit such approval by such shareholders. SBBX agrees to use its best efforts to convene the SBBX Meeting within thirty-five (35) days after the initial mailing of the Joint Proxy Statement/Prospectus to shareholders of SBBX pursuant to Section 5.08, and in any event shall convene the SBBX Meeting within forty-five (45) days after such mailing. Except with the prior approval of CBBC, no other matters shall be submitted for the approval of SBBX shareholders at the SBBX Meeting. The SBBX Board shall at all times prior to and during the SBBX Meeting recommend adoption of this Agreement by the shareholders of SBBX and shall not withhold, withdraw, amend or modify such recommendation in any manner or take any other action or make any other public statement inconsistent with such recommendation.

Section 5.05 Merger Registration Statement; Joint Proxy Statement/Prospectus. For the purposes of (x) registering SBBX Stock to be offered to holders of CBBC Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the SBBX Meeting and the CBBC Meeting, SBBX shall draft and prepare, and CBBC shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by SBBX in the Merger (the “Merger Registration Statement”), including the Joint Proxy Statement/Prospectus. SBBX shall provide CBBC and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Joint Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. SBBX shall file the Merger Registration Statement with the SEC. Each of SBBX and CBBC shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CBBC shall thereafter promptly mail the Joint Proxy Statement/Prospectus to its shareholders. SBBX shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CBBC shall furnish to SBBX all information concerning CBBC and the holders of CBBC Stock as may be reasonably requested in connection with such action.

Section 5.06 Cooperation and Information Sharing. CBBC shall provide SBBX with any information concerning CBBC that SBBX may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Joint Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Joint Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to CBBC promptly copies of all correspondence between it or any of its representatives and the SEC. SBBX shall provide CBBC and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Joint Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of SBBX and CBBC agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. CBBC agrees to cause the Joint Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of CBBC Stock entitled to vote at the CBBC Meeting and the holders of SBBX Stock entitled to vote at the SBBX Meeting, respectively, at the earliest practicable time.

Section 5.07 Supplements or Amendment. CBBC and SBBX shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement/Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, CBBC shall cooperate with SBBX in the preparation of a supplement or amendment to such Joint Proxy Statement/Prospectus which corrects such misstatement or omission, and SBBX shall file an amended Merger Registration Statement with the SEC, and each of SBBX and CBBC shall mail an amended Joint Proxy Statement/Prospectus to their respective shareholders.

Section 5.08 Regulatory Approvals. Each of CBBC and SBBX will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. CBBC and SBBX will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Joint Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of SBBX or CBBC to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, SBBX and CBBC shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section  5.09 Press Releases. CBBC and SBBX shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. CBBC and SBBX shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10 Access; Information.

(a) CBBC agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford SBBX and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of CBBC and to such other information relating to CBBC as SBBX may reasonably request, except as provided below and, during such period, it shall furnish promptly to SBBX, as permitted by law, all information concerning the business, properties and personnel of CBBC as SBBX may reasonably request, other than (i) board and committee minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter CBBC reasonably determines should be treated as confidential and (ii) information where such access or disclosure, in CBBC’s reasonable judgment, would interfere with the normal conduct of CBBC’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to SBBX is prohibited by law or regulation.

(b) All information furnished to SBBX by CBBC pursuant to Section 5.10(a) shall be subject to, and SBBX shall hold all such information in confidence in accordance with, the provisions of the Mutual Agreement of Confidentiality, dated as of February 27, 2017, by and between CBBC and SBBX (the “Confidentiality Agreement”).

(c) No investigation by SBBX of the business and affairs of CBBC shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of SBBX to consummate the transactions contemplated by this Agreement.

Section 5.11 No Solicitation by CBBC.

(a) From the date of this Agreement through the Effective Time, CBBC shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. Notwithstanding the foregoing, if, and only to the extent that, (x) the CBBC Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of CBBC to comply with their fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 5.11(a) that the CBBC Board believes in good faith is or is reasonably likely to lead to a Superior Proposal; provided, however, that no Acquisition Proposal shall be considered a Superior Proposal unless, during the three (3) day period following the notification to SBBX of the Superior Proposal, CBBC and its advisors shall have negotiated in good faith with SBBX to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement; and (y) CBBC provides notice to SBBX of its decision to take such action in accordance with the requirements of Section 5.11(b), CBBC may (1) furnish information with respect to CBBC to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by CBBC after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to SBBX than, the terms contained in any such agreement between CBBC and SBBX (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation referred to in Section 5.04.

(b) CBBC shall notify SBBX promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to CBBC or for access to the properties, books or records of CBBC by any Person that informs the CBBC Board or a member of the senior management of CBBC that it is considering making, or has made, an Acquisition Proposal. Such notice to SBBX shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of CBBC, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. CBBC shall keep SBBX fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. CBBC also shall promptly, and in any event within twenty-four (24) hours, notify SBBX, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.11(a).

(c) CBBC shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than SBBX) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than SBBX who have been furnished confidential information regarding CBBC in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. CBBC agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which CBBC is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(d) CBBC shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of CBBC are aware of the restrictions described in this Section 5.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.11 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of CBBC, at the direction or with the consent of CBBC, shall be deemed to be a breach of this Section 5.11 by CBBC.

(e) Nothing contained in this Section 5.11 or elsewhere in this Agreement shall prohibit CBBC from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, to the extent applicable, or (ii) making any disclosure to its stockholders if, in each case, the CBBC Board, after consultation with outside counsel to CBBC, determines that the failure to make such disclosure to CBBC’s stockholders would be reasonably likely to result in a breach of their fiduciary duty under New Jersey law.

Section 5.12 Certain Policies. Prior to the Effective Date, CBBC shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SBBX; provided, however, that CBBC shall not be obligated to take any action pursuant to this Section 5.12 unless and until SBBX acknowledges, and CBBC is satisfied, that all conditions to CBBC’s and SBBX’s respective obligations to consummate the Merger have been satisfied and that SBBX shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by CBBC pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of CBBC or its management with any such adjustments.

Section 5.13 Indemnification.

(a) From and after the Effective Time, SBBX and Sussex Bank (collectively, the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of CBBC, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of CBBC or is or was serving at the request of CBBC as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of CBBC, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the Transactions contemplated hereby, to the fullest extent which SBBX is entitled to indemnify persons serving at its request as directors and officers of another corporation or other enterprise under the Restated Certificate of Incorporation of SBBX as in effect on the date hereof (and SBBX acknowledges that the Indemnified Parties are serving at its request for such purposes). SBBX’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Prior to the Effective Time, SBBX shall use its reasonable best efforts to cause the persons serving as directors and officers of CBBC immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by CBBC (provided that SBBX may substitute therefor policies which are not materially less advantageous to such directors and officers than such policy or single premium tail coverage with policy limits equal to CBBC’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall SBBX be required to expend in any one year more than an amount equal to 200% of the current annual amount expended by CBBC to maintain such insurance (the “Insurance Amount”), and further provided that if SBBX is unable to maintain or obtain the insurance called for by this Section 5.13(c) as a result of the preceding provision, SBBX shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d) If SBBX or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of SBBX shall assume the obligations set forth in this Section 5.13.

Section 5.14 Employees; Benefit Plans.

(a) Following the Closing Date, SBBX may choose to maintain any or all of the CBBC Benefit Plans in its sole discretion and CBBC shall cooperate with SBBX in order to effect any plan mergers or terminations to be made as of the Effective Time. However, for any CBBC Benefit Plan terminated for which there is a comparable SBBX Benefit Plan of general applicability, SBBX shall take all commercially reasonable action so that employees of CBBC shall be entitled to participate in such SBBX Benefit Plan to the same extent as similarly-situated employees of SBBX (it being understood that inclusion of the employees of CBBC in the SBBX Benefit Plans may occur at different times with respect to different plans). SBBX shall cause each SBBX Benefit Plan in which employees of CBBC are eligible to participate to take into account for purposes of eligibility and vesting under the SBBX Benefit Plans (but not for purposes of benefit accrual) the service of such employees with CBBC to the same extent as such service was credited for such purpose by CBBC; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of SBBX to amend, merge or terminate any of the CBBC Benefit Plans or SBBX Benefit Plans in accordance with their terms at any time; provided, however, that SBBX shall continue to maintain the CBBC Benefit Plans (other than stock-based or incentive plans) for which there is a comparable SBBX Benefit Plan until the CBBC Employees are permitted to participate in the SBBX Benefit Plans, unless such SBBX Benefit Plan has been frozen, merged or terminated with respect to similarly situated employees of SBBX or any Subsidiary of SBBX.

(b) SBBX shall assume and honor, under the vacation policies of CBBC, as disclosed on CBBC Disclosure Schedule 3.16, the accrued but unused vacation time of employees of the Surviving Bank who were employees of CBBC prior to the Effective Time.

(c) If employees of CBBC become eligible to participate in a medical, dental or health plan of SBBX upon termination of such plan of CBBC, SBBX shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of SBBX, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous CBBC Benefit Plan prior to the Effective Time.

(d) Any employee of CBBC (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment is terminated (other than for cause) at the request of SBBX (but by and in the sole discretion of CBBC) prior to the Effective Time, or is terminated by SBBX or a Subsidiary of SBBX within six (6) months following the Effective Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks base pay for each full year of service (including all service with CBBC, SBBX and any Subsidiary of SBBX), with a minimum of four (4) and a maximum of twenty-six (26) weeks of base pay.

(e) Concurrently with the execution of this Agreement, SBBX and/or Surviving Bank is entering into an employment agreement with Peter A. Michelotti in the form attached hereto as Exhibit C to be effective as of the Effective Time.

(f) SBBX and CBBC shall provide a retention pool as mutually agreed by SBBX and CBBC to certain employees of CBBC. Such payments shall be made to the applicable individuals if they are still employed upon their designated “work through” date as set forth in a written retention bonus pool agreement. The estimated aggregate amount of such retention bonuses payable shall be set forth in SBBX Disclosure Schedule 5.14(f).

Section 5.15 Notification of Certain Changes. SBBX and CBBC shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or the compliance by CBBC or SBBX, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16 Current Information. During the period from the date of this Agreement to the Effective Time, CBBC will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SBBX and to report the general status of the ongoing operations of CBBC. Without limiting the foregoing, CBBC agrees to provide SBBX (i), to the extent permitted by law, a copy of each report filed by CBBC with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in CBBC Disclosure Schedule 3.14.

Section 5.17 Board Packages. CBBC shall distribute a copy of each CBBC Board package, including the agenda and any draft minutes, to SBBX at the same time and in the same manner in which it distributes a copy of such packages to the CBBC Board; provided, however, that CBBC shall not be required to copy SBBX on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of CBBC or any other matter that the CBBC Board has been advised of by counsel that such distribution to SBBX may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 5.18 Transition; Informational Systems Conversion. From and after the date hereof, SBBX and CBBC shall use their reasonable best efforts to facilitate the integration of CBBC with the business of SBBX following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of CBBC’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by SBBX and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of CBBC’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by CBBC in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time, it being understood that CBBC shall not be obligated to take any such action prior to the Effective Time and, unless CBBC otherwise agrees in writing, no conversion shall take place prior to the Effective Time. In the event that CBBC takes, at the request of SBBX, any action relative to third parties to facilitate the Informational Systems Conversion, SBBX shall indemnify CBBC for any out-of-pocket fees, expenses or charges that CBBC may incur as a result of taking, at the request of SBBX, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by SBBX and/or CBBC in accordance with Section 7.01(a), 7.01(b), 7.01(c) or 7.01(f), or by CBBC only in accordance with Section 7.01(d), 7.01(e) or 7.01(h)(ii), SBBX shall indemnify CBBC for any fees, expenses or charges related to reversing the Informational Systems Conversion.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of CBBC and SBBX to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b) Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c) NASDAQ Listing. The shares of SBBX Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e) Tax Opinions. SBBX shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in and form and substance reasonably satisfactory to SBBX, dated as of the Closing Date, and CBBC shall have received a letter setting forth the written opinion of Stevens & Lee, in form and substance reasonably satisfactory to CBBC, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

Section 6.02 Conditions to Obligations of SBBX. The obligations of SBBX to consummate the Merger also are subject to the fulfillment or written waiver by SBBX prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CBBC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on CBBC or the Surviving Bank. SBBX shall have received a certificate, dated the Closing Date, signed on behalf of CBBC by the Chief Executive Officer of CBBC to such effect.

(b) Performance of Obligations of CBBC. CBBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SBBX shall have received a certificate, dated the Closing Date, signed on behalf of CBBC by the Chief Executive Officer of CBBC to such effect.

(c) Adverse Regulatory Conditions. No Regulatory Approvals referred to in Section 6.01(a) hereof shall contain any non-standard condition, restriction or requirement which the Board of Directors of SBBX reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that SBBX would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof (a “Burdensome Condition”) except as set forth in CBBC Disclosure Schedule 6.02(c).

(d) Voting Agreements. The Voting Agreements shall have been executed and delivered by each director of CBBC, and officers Peter A. Michelotti, Cecelia M. James and Vincent J. Fantacone III concurrently with CBBC’s execution and delivery of this Agreement.

(e) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of CBBC Stock.

(f) Other Actions. CBBC shall have furnished SBBX with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as SBBX may reasonably request.

Section 6.03 Conditions to Obligations of CBBC. The obligations of CBBC to consummate the Merger also are subject to the fulfillment or written waiver by CBBC prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of SBBX set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on SBBX. CBBC shall have received a certificate, dated the Closing Date, signed on behalf of SBBX by the Chief Executive Officer and the Chief Financial Officer of SBBX to such effect.

(b) Performance of Obligations of SBBX. SBBX shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CBBC shall have received a certificate, dated the Closing Date, signed on behalf of SBBX by the Chief Executive Officer and the Chief Financial Officer of SBBX to such effect.

(c) Other Actions. SBBX shall have furnished CBBC with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as CBBC may reasonably request.

(d) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of SBBX Stock.

Section 6.04 Frustration of Closing Conditions. Neither SBBX nor CBBC may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the Transactions may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of SBBX and CBBC if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By SBBX or CBBC, if its Board of Directors so determines by a vote of a majority of the members of its entire board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By either SBBX or CBBC (provided that the terminating party shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either SBBX or CBBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by SBBX) or Section 6.03(a) (in the case of a breach of a representation or warranty by CBBC).

(e) Breach of Covenants. By either SBBX or CBBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by CBBC) or Section 6.03(b) in the case of a breach of a representation or warranty by SBBX).

(f) Delay. By either SBBX or CBBC if the Merger shall not have been consummated on or before December 31, 2017 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Superior Proposal. By CBBC if it has received a Superior Proposal and the CBBC Board of Directors has determined to accept such Superior Proposal in accordance with Section 5.11 (including the obligation therein of the CBBC Board to take into account any adjusted, modified or amended terms of this Agreement proposed by SBBX).

(h) Failure to Recommend; Third-Party Acquisition Transaction; Etc.

(i) By SBBX, if (A) CBBC shall have breached its obligations under Section 5.11, (B) the CBBC Board shall have failed to make its recommendation referred to in Section 5.04(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of SBBX, (C) the CBBC Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than SBBX or a Subsidiary of SBBX or (D) CBBC shall have materially breached its obligations under Section 5.04(a) by failing to call, give notice of, convene and hold the CBBC Meeting in accordance with Section 5.04(a).

(ii) By CBBC, if SBBX shall have materially breached its obligations under Section 5.04(b) by failing to call, give notice of, convene and hold the SBBX Meeting in accordance with Section 5.04(b).

(i) Decrease in SBBX Stock Price. By CBBC, if the CBBC Board so determines by a vote of the majority of the members of the entire CBBC Board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(A) The quotient obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “SBBX Ratio”) shall be less than 0.80; and

(B) (x) the SBBX Ratio shall be less than (y) the quotient obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (B)(y) (such number in this clause (B)(y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If CBBC elects to exercise its termination right pursuant to this Section 7.01(i), it shall give written notice to SBBX promptly, and in any event within the five-day period commencing with the Determination Date. During the five-day period commencing with its receipt of such notice, SBBX shall have the option to increase the consideration to be received by the holders of CBBC Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the SBBX Ratio. If SBBX so elects within such five-day period, it shall give prompt written notice to CBBC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 7.01(i) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of SBBX Stock for the 10 consecutive full trading days on which such shares are actually traded on NASDAQ (as reported by Bloomberg or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“Determination Date” shall mean the 10th day prior to the Closing Date, provided that if shares of the SBBX Stock are not actually traded on NASDAQ on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of SBBX Stock actually trade on NASDAQ.

“Final Index Price” shall mean the average of the Index Prices for the 10 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the Nasdaq Bank Index.

“Index Price” shall mean the closing price on such date of the Nasdaq Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of SBBX Stock on NASDAQ (as reported by Bloomberg, or if not reported therein, in another authoritative source) on the Starting Date.

Section 7.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by SBBX while structuring and pursuing the Merger, the parties hereto agree that CBBC shall pay to SBBX a termination fee of $1,816,000 within three (3) Business Days after written demand for payment is made by SBBX, following the occurrence of any of the events set forth below:

(a) SBBX terminates this Agreement pursuant to Section 7.01(h)(i) or CBBC terminates this Agreement pursuant to 7.01(g); or

(b) CBBC enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving CBBC within twelve (12) months following the termination of this Agreement by SBBX pursuant to Section 7.01(d) or Section 7.01(e) because of a willful breach by CBBC after an Acquisition Proposal has been publicly announced or otherwise made known CBBC.

Section 7.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 7.01 and 8.01, and any other Section which, by its terms, relates to post termination rights or obligations, and (ii) that termination will not relieve a breaching party from liability for money damages for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including without limitation, Sections 1.05, 2.05, 5.10(b), 5.13, 5.14, 5.18 and 8.04) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.10(b), 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the CBBC Meeting and SBBX Meeting no amendment shall be made which by law requires further approval by the shareholders of CBBC or SBBX, respectively, without obtaining such approval.

Section 8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New Jersey, without regard for conflict of law provisions.

Section 8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between SBBX and CBBC; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to SBBX:

Sussex Bancorp

100 Enterprise Drive, Suite 700

Rockaway, NJ 07866

Attention: Anthony Labozzetta

President and Chief Executive Officer

Email:      alabozzetta@sussexbank.com

With a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, DC 20004

Attention: Richard A. Schaberg

Email: richard.schaberg@hoganlovells.com

If to CBBC:

Community Bank of Bergen County, NJ

25 W. Pleasant Ave.

Maywood, NJ 07607

Attention: Peter A. Michelotti

President and Chief Executive Officer

Email:      Peter.Michelotti@cbbcnj.com

With a copy to:

Stevens & Lee

Princeton Pike Corporate Center

100 Lenox Drive, Suite 200

Lawrenceville, NJ 08648

Attention: Edward C. Hogan

Email:      ech@stevenslee.com

Section 8.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Plan of Bank Merger, the Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce SBBX’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and for the rights of directors and employees to enforce Sections 1.05 and 5.14, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE IX

ADDITIONAL DEFINITIONS

Section 9.01 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving CBBC: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of CBBC in a single transaction or series of transactions; (c) any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 20% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Affiliate” means, with respect to any Person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of such Person.

“Bank Merger Act” means the Bank Merger Act, within the Federal Deposit Insurance Act and applicable regulations thereunder.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the NJDBI and the FRB, which regulates SBBX, Sussex Bank or CBBC, or any of their respective holding companies or subsidiaries, as the case may be.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of New Jersey are authorized or obligated to close.

“CBBC Board” means the Board of Directors of CBBC.

“CBBC Disclosure Schedule” means the disclosure schedule delivered by CBBC to SBBX on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V.

“CBBC Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of CBBC or any of its Subsidiaries.

“Certificate” means any certificate that immediately prior to the Effective Time represents shares of CBBC Stock.

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Employee Stock Incentive Plan” means, with respect to SBBX, the 1995 Incentive Stock Option Plan, the 2001 Stock Option Plan, the 2004 Equity Incentive Plan and 2013 Equity Incentive Plan.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such exchange agent as may be designated by SBBX and reasonably acceptable to CBBC to act as agent for purposes of conducting the exchange procedures described in Article II.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of New York, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve Bank.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily (i) present in the environment under natural conditions; or (ii) used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by SBBX and CBBC and as delivered to holders of SBBX Stock and CBBC Stock in connection with the solicitation of their approval of this Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers (as defined in the Exchange Act and the rules and regulation of the SEC thereunder) of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer of that Person.

“Lien” means any mortgage, pledge, lien, security interest, conditional and installment sale agreement, encumbrance, charge or other claim of third parties of any kind.

“Material Adverse Effect” means, with respect to SBBX or CBBC, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of SBBX and its Subsidiaries taken as a whole, or CBBC and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either SBBX or Sussex Bank, on the one hand, or CBBC, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (F) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

“Merger Consideration” means the SBBX Stock in an aggregate per share amount to be paid by SBBX for each share of CBBC Stock, pursuant to the terms of Article II.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SBBX Board” means the Board of Directors of SBBX.

“SBBX Disclosure Schedule” means the disclosure schedule delivered by SBBX to CBBC on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.

“SBBX Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of SBBX or any of its Subsidiaries.

“SBBX Stock” means the common stock, no par value per share, of SBBX.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of CBBC Stock then outstanding or all or substantially all of the assets of CBBC and otherwise (a) on terms which the CBBC Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to CBBC’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the CBBC Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SUSSEX BANCORP

By:
Name:	Anthony Labozzetta
Title:	President and Chief Executive Officer

SUSSEX BANK

By:
Name:	Anthony Labozzetta
Title:	President and Chief Executive Officer

COMMUNITY BANK OF BERGEN COUNTY, NJ

By:
Name:	Peter A. Michelotti
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Voting Agreement

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of April 10, 2017, by and between the undersigned holder (“Shareholder”) of common stock, par value $5.00 per share (“CBBC Common Stock”) of Community Bank of Bergen County, NJ, a New Jersey-chartered bank (“CBBC”), and Sussex Bancorp, a New Jersey corporation (“SBBX”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, SBBX and CBBC are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which CBBC shall merge with and into Sussex Bank, a New Jersey-chartered bank and wholly owned subsidiary of SBBX, and in connection therewith, each outstanding share of CBBC Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder owns the shares of CBBC Common Stock identified on Exhibit A hereto (such shares, together with all shares of CBBC Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock options, warrants or similar instruments, but excluding any shares as to which the Shareholder does not have, directly or indirectly, sole voting power, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of SBBX to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of CBBC, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by SBBX, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CBBC contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.

Section 2.    No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers to any immediate family member of the undersigned, to a trust for the benefit of the Shareholder or his or her immediate family members or upon the Shareholder’s death or to others in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and (d) such transfers as SBBX may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.    Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with SBBX as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by SBBX, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the record and beneficial owner of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of CBBC other than the Shares (other than any shares as to which the undersigned does not have, directly or indirectly, sole voting power, and shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). The Shares do not include (i) shares over which Shareholder exercises control as trustee or in a fiduciary capacity, and (ii) any shares as to which the undersigned does not have, directly or indirectly, sole voting power, and no representation by Shareholder is made thereby pursuant to the terms hereof. Shareholder has the right to vote the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4.    Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint SBBX with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of CBBC, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of CBBC taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5.    Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to SBBX if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, SBBX will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that SBBX has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with SBBX’s seeking or obtaining such equitable relief.

Section 6.    Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated at the earlier to occur of (i) the adjournment of the meeting of shareholders of CBBC called and held pursuant to Section7.01(c) of the Merger Agreement, or (ii) the termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder.

Section 8.    Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.    Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of CBBC, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of CBBC or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of CBBC.

Section 11.    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New Jersey, without regard for conflict of law provisions.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SUSSEX BANCORP

By:
Name:	Anthony Labozzetta
Title:	President and Chief Executive Officer

SHAREHOLDER

Name:

EXHIBIT A

NAME AND ADDRESS OF SHAREHOLDER	SHARES OF CBBC COMMON STOCK BENEFICIALLY OWNED

Exhibit B

Plan of Bank Merger

PLAN OF BANK MERGER

This PLAN OF BANK MERGER (this “Agreement”) is dated as of [    ], 2017, by and between Sussex Bank, a New Jersey-chartered bank whose main office is located in Rockaway, New Jersey (“Sussex Bank”), and Community Bank of Bergen County, NJ, a New Jersey-chartered bank whose main office is located in Rochelle, New Jersey (“CBBC”).

WHEREAS, Sussex Bank is the wholly owned subsidiary of Sussex Bancorp, a New Jersey corporation (“SBBX”);

WHEREAS, SBBX desires that CBBC merge with and into Sussex Bank pursuant to the Agreement and Plan of Merger, dated as of [    ], 2017, by and between SBBX and CBBC (the “Merger Agreement”); and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CBBC and Sussex Bank hereto agree as follows:

Section 1.    The Merger. Subject to the terms and conditions set forth in this Agreement and in the Merger Agreement, pursuant to applicable New Jersey and federal laws and regulations, at the Effective Time (as defined herein), CBBC shall merge with and into Sussex Bank (the “Merger”). Sussex Bank shall be the surviving entity (sometimes referred to herein as the “Surviving Bank”) of the Merger and shall continue its corporate existence as a New Jersey-chartered bank regulated by the New Jersey Department of Banking and Insurance (the “NJDBI”) and the Federal Deposit Insurance Corporation following consummation of the Merger. Upon consummation of the Merger, the separate corporate existence of CBBC shall cease.

(a)    Effective Time: Closing Date. A closing in respect of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Hogan Lovells US LLP in Washington, D.C., or such other place as the parties may mutually agree upon, at such time and on such date as Sussex Bank shall designate, which date shall be the Effective Date.

(b)    Name and Purpose. At the Effective Time, the name of the Surviving Bank shall be “Sussex Bank.” The purpose of the Surviving Bank shall be to exist as a New Jersey-chartered bank and to engage in activities incidental thereto in a manner consistent with New Jersey and federal law.

(c)    Charter. From and after the Effective Time, the charter of Sussex Bank, a New Jersey-chartered bank, and as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Bank until amended in accordance with applicable law.

(d)    Bylaws. From and after the Effective Time, the bylaws of Sussex Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until amended in accordance with applicable law.

(e)    Capital Stock. From and after the Effective Time, (i) each share of CBBC Stock issued and outstanding immediately prior to the Effective Time shall be converted in to the right to receive Merger Consideration pursuant to the terms of Article II of the Merger Agreement, and (ii) each share of common

stock, par value $[            ] per share, of Sussex Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and, together with the shares issued as part of the Merger Consideration, shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding following consummation of the Merger, until thereafter amended in accordance with applicable law and the charter of the Surviving Bank.

(f)    Directors. The directors of the Surviving Bank immediately after the Effective Time shall consist of (i) the directors of Sussex Bank in office immediately prior to the Effective Time and (ii) three directors of CBBC (each a “Former CBBC Director”) to be selected by SBBX and agreed to by CBBC. Each Former CBBC Director shall be appointed to the Board of Directors of the Surviving Bank effective at the Effective Time and shall hold office until the next annual election of the Board of Directors of the Surviving Bank, provided that, at each of four annual meetings of the Surviving Bank that occur after the date hereof, the Board of Directors of SBBX shall elect each Former CBBC Director to serve as a member of the Board of Directors of the Surviving Bank. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

(g)    Officers. The officers of the Surviving Bank shall consist of the officers set forth in Section 1.05(b) of the Merger Agreement. Each of the officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

Section 2.    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided herein and set forth in the applicable provisions of the regulations of the NJDBI.

(a)    Surviving Bank. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of CBBC and Sussex Bank and thereupon and thereafter all the property, rights, privileges, powers and franchises of CBBC and of Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of CBBC and of Sussex Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. Any reference to either of CBBC or Sussex Bank in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of CBBC or Sussex Bank is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of CBBC or Sussex Bank if the Merger had not occurred.

(b)    Deposits. All deposit accounts of CBBC shall be and become deposit accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Surviving Bank shall be provided by the Surviving Bank to each deposit account holder of CBBC, as necessary, after consummation of the Merger. All deposit accounts of Sussex Bank prior to consummation of the Merger shall continue to be deposit accounts in the Surviving Bank after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

(c)    Offices. At the Effective Time, the main office of the Surviving Bank shall be located in Rockaway, New Jersey. The former branch offices of CBBC shall be operated as branches of the Surviving Bank immediately following the Effective Time.

Section 3.    Approvals Required. The consummation of the Merger contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, including, but not limited to, the approvals of the NJDBI and the FDIC, as may be required, and the expiration of all applicable waiting periods with respect to the Merger. The shareholders of CBBC and of Sussex Bank shall have taken appropriate action to vote to approve this Agreement and the Merger.

Section 4.    Conditions Precedent. The respective obligations of each party under this Agreement shall be subject to: (i) the receipt of all required regulatory approvals and the expiration of any required waiting periods specified by applicable federal law; (ii) the approval of this Agreement by the shareholders of CBBC and the approval of this Agreement by SBBX in its capacity as sole shareholder of Sussex Bank; and (iii) the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Time of each of the conditions set forth in Article VI of the Merger Agreement.

Section 5.    Representations. Each of CBBC and Sussex Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6.    Effective Date and Effective Time. The Merger provided for herein shall become effective upon the filing of a certified copy of this Agreement with the NJDBI, provided, however, that such filing shall not occur until all of the events set forth in Section 4 have taken place. The date of such filings is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified by the NJDBI on the certificate accompanying this Agreement.

Section 7.    Amendments. To the extent permitted by applicable New Jersey and federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

Section 8.    Termination. This Agreement shall terminate and forthwith become void automatically and without any action on the part of CBBC or Sussex Bank immediately upon the termination of the Merger Agreement in accordance with Article VII thereof and, except as set forth in Article VII of the Merger Agreement, there shall be no further liability on the part of CBBC or Sussex Bank upon such termination.

Section 9.    Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10.    Successors. This Agreement shall be binding on the successors of CBBC and Sussex Bank.

Section 11.    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of New Jersey, except to the extent the laws of the United States of American govern, without regard for conflict of law provisions.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SUSSEX BANK

By:
Name:	Anthony Labozzetta
Title:	President and Chief Executive Officer

COMMUNITY BANK OF BERGEN COUNTRY, NJ

By:
Name:	Peter A. Michelotti
Title:	President and Chief Executive Officer

[Signature Page to Plan of Bank Merger]

Exhibit C

Form of Employment Agreement with Peter A. Michelotti

EMPLOYMENT AGREEMENT

Employment Agreement (the “Employment Agreement”) made as of this 10th day of April, 2017, by and between PETER A. MICHELOTTI an individual residing at 12 Hoyt Street, Madison, New Jersey 07940 (the “Employee”), SUSSEX BANK, a New Jersey state chartered commercial bank with its principal place of business located at 100 Enterprise Drive, Suite 700, Rockaway, New Jersey, 07866 (the “Bank”), and SUSSEX BANCORP, a New Jersey corporation with its principal place of business located at 100 Enterprise Drive, Suite 700, Rockaway, New Jersey, 07866 (the “Company”; the Bank and the Company sometimes collectively are referred to herein as “Employer”).

WHEREAS, Community Bank of Bergen County, NJ (“CBBC”) has entered into a Plan and Agreement of Merger (the “Merger Agreement”) with the Company pursuant to which CBBC will merge with and into the Bank (the “Merger”);

WHEREAS, the Board of Directors of the Bank and the Board of Directors of the Company have each determined that it is in the best interests of each of the Bank and the Company to enter into this Agreement with Employee, and each respective Board has authorized the Bank and the Company to enter into this Agreement;

WHEREAS, the Employee agrees to be employed pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and with the intent to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Employment. The Company and the Bank hereby jointly agree to employ the Employee, and the Employee hereby accepts such employment, upon the terms and conditions set forth herein.

2.    Position and Duties. The Employee shall be employed as Senior Executive Vice President and Chief Operating Officer of the Company and the Bank, to perform such services in that capacity as are usual and customary for comparable institutions and as shall from time-to-time be established by the Chief Executive Officer and/or the Board of Directors of the Company and the Bank. Employee agrees that he will devote his full business time and efforts to his duties hereunder.

3.    Compensation. Employer shall pay to the Employee compensation for his services commencing upon the Employment Commencement Date (as defined herein) as follows:

(a)    Base Salary. The Employee shall be entitled to receive an annual base salary (the “Base Salary”) at a rate of Two Hundred Forty-Five Thousand dollars ($245,000) per year, which shall be payable in installments in accordance with Employer’s usual payroll method. Annually thereafter, on or prior to the anniversary date of this Agreement, the Board of Directors shall review the Employee’s performance, the status of Employer and such other factors as the Board of Directors or a committee thereof shall deem appropriate and shall increase the Base Salary accordingly.

(b)    Incentive Plans. Employee shall be entitled to participate in the Employer’s incentive plan for executive officers of the Employer.

4.     Other Benefits.

(a)    Automobile. During the Term, the Employee shall be entitled to the use of an Employer-owned car at all times as was provided on the closing date of the Merger. Upon request by the Employer, the Employee shall submit to the Employer on a timely basis documentation which defines the percentage of the Employee’s use of the vehicle which was for business purposes.

(b)    Insurance. The Employee shall be entitled to receive hospital, health, medical, and life insurance of a type currently provided to and enjoyed by other senior officers of Employer, and shall be entitled to participate in any other employee benefit, incentive or retirement plans offered by Employer to its employees generally or to its senior management.

(c)    Expenses and Country Club. The Employee shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Employer upon the provision of documentation evidencing such expenses in accordance with the Employer’s expense reimbursement policies and in the same manner and to the same extent as such expenses are reimbursed to other officers of the Employer. In addition, during the Term the Employer shall pay the cost of a membership at Arcola Country Club in Paramus, New Jersey.

5.    Term. The term of this Agreement shall commence on the closing date of the Merger (the “Employment Commencement Date”) and continue until the second (2nd) anniversary of the Employment Commencement Date (the “Initial Term”). At the end of the Initial Term, and thereafter at the end of the Extension Term (as defined below) if any, the term of this Agreement shall automatically be renewed for one year (each such extension, an “Extension Term” and, with the Initial Term, the “Term”) unless either party hereto, by written notice provided at least 90 days prior to the end of the Initial Term or an Extension Term, as appropriate, elects not to so renew.

6.    Termination. Employee may be terminated at any time, without prejudice to Employee’s right to compensation or benefits as provided herein. Employee’s rights upon a termination shall be as follows:

(a)    Cause. As used in this Agreement, the term “Cause” shall mean the Employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties (other than any failure resulting from the Employee’s incapacity due to physical or mental health) which failure has not been cured within ten (10) days after a written notice of such noncompliance has been given to Employee by Employer, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or a material breach of any provision of this Agreement. Notwithstanding the above, the Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board of Directors of each of the Company and the Bank at meetings of their respective Boards called and held for that purpose (after reasonable notice to the Employee and an opportunity for him, together with counsel, to be heard before each such Board of Directors), finding that in the good faith opinion of the Board of Directors, the Employee was guilty of conduct justifying termination for cause and specifying the particulars thereof in detail; provided, however, that nothing contained herein shall prohibit Employee from being suspended from his duties hereunder by a duly authorized agent of the Board upon a good faith determination that “cause” exists. Such suspension shall last until such time as the Board meeting provided for above shall have occurred, provided that such Board meeting shall occur within a reasonable period of time. During such suspension Employee shall continue to be an employee, entitled to all salary and benefits provided for hereunder.

(b)    Termination With Cause. Employer shall have the right to terminate the Employee for “cause”. In the event of such termination, the Employee shall not be entitled to any further benefits under this Agreement.

(c)    Termination Without Cause. Upon a termination of Employee’s employment hereunder without “cause”, in recognition of such termination and Employee’s agreement to be bound by the covenants contained in Section 9 hereof, Employee shall be entitled to receive a lump sum severance payment equal to the amount that would have been paid to Employee for the lesser of (i) one year or (ii) the remaining unexpired term of this Employment Agreement as determined under Section 5, assuming no renewal or extension of the Term (the “Remaining Unexpired Term”) at his then current Base Salary with no discounting for early payment. In addition, Employer shall continue to provide the Employee with hospital, health, medical and life insurance, and any other like benefits in effect at the time of such termination for the lesser of (i) the period of one year or (ii) the Remaining Unexpired Term. The Employee shall have no duty to mitigate damages in connection with his termination by Employer without “cause”. However, if the Employee obtains new employment and such new employment provides for hospital, health, medical and life insurance, and other benefits, in a manner substantially similar to the benefits payable by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder.

(d)    Death or Disability. This Agreement shall automatically terminate upon the death or disability of Employee. Upon such termination, Employee shall not be entitled to any additional compensation hereunder, provided, however that the forgoing shall not prejudice Employee’s right to be paid for all compensation earned through the date of such termination and the benefits of any insurance programs maintained for the benefit of Employee or his beneficiaries in the event of his death or disability.

7.    Resignation for Cause. During the term of this Agreement, the Employee shall be entitled to resign from his employment with Employer, and in recognition of the termination of Employee’s employment in such circumstances and Employee’s agreement to be bound by the covenants contained in Section 9 hereof, Employee shall receive the payments provided for below, in the event that the Employee is not in breach of this Agreement and Employer (i) reassigns the Employee to a position of lesser rank or status than Chief Operating Officer, (ii) relocates the Employee’s principal place of employment by more than fifty (50) miles from its location on the date hereof, or (iii) reduces the Employee’s compensation or other benefits below the level specified herein. Upon the occurrence of any of these events, the Employee shall have thirty days to provide Employer notice of his intention to terminate this Agreement. In the event the Employee elects to so terminate this Agreement, such termination shall be treated as a termination without “cause” by Employer under Section 6(c) hereof, and the Employee shall be entitled to receive all payments and other benefits called for under such Section 6(c).

8.    Change in Control.

(a)    Upon the termination of Employee’s employment upon the occurrence of a Change in Control (as herein defined), Employee shall be entitled to receive the payments provided for under paragraph (c) hereof. In addition, if within eighteen (18) months of the occurrence of a Change in Control Employer or its successor shall (i) reassign the Employee to a position of lesser rank or status than Chief Operating Officer, (ii) relocate the Employee’s principal place of employment by more than fifty (50) miles from its location prior to consummation of the Change in Control, or (iii) reduces the Employee’s compensation or other benefits below the level in effect prior to the consummation of Change in Control, Employee have the right to resign his employment with the Employer or its successor and thereafter Employee shall become entitled to receive the payments provided for under paragraph (c) below.

(b)    A “Change in Control” shall mean:

(i)    A reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction, in any case in which the holders of the voting stock of the Company prior to such transaction do not hold a majority of the voting power of the resulting entity; or

(ii)    Individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof; or

(iii)    Without limitation, a change in control shall be deemed to have occurred at such time as (i) any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or the trustees or any administration of any employee stock ownership plan and trust, or any other employee benefit plans, established by Employer from time-to-time in is or becomes a “beneficial owner” (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Company representing 35% or more of the Company’s outstanding securities ordinarily having the right to vote at the election of directors; or

(iv)    A tender offer is made for 35% or more of the voting securities of the Company and the shareholders owning beneficially or of record 35% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, “Incumbent Board” means the Board of Directors of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c)    In the event the conditions of Section (a) above are satisfied, Employee shall be entitled to receive a lump sum payment equal to two (2) times Employee’s then current Base Salary. In addition, Employee shall be entitled to receive from Employer, or its successor, hospital, health, medical and life insurance on the terms and at the cost to Employee as Employee was receiving such benefits upon the date of his termination for a period of two (2) years; provided, however, that in no event shall any payments provided for hereunder constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, and in order to avoid such a result the benefits provided for hereunder will be reduced, if necessary, to an amount which is One Dollar ($1.00) less than an amount equal to three (3) times Employee’s “base amount” as determined in accordance with such Section 280G.

9.    Covenant Not to Compete; Non-Solicitation.

(a)     As consideration for the benefits conferred upon Employee hereunder, including, but not limited to Employee’s right to severance under Section 6(c), Employee agrees that during the term of his employment hereunder and for a period of one (1) year after the termination of his employment (the “Covenant Term”) he will not in any way, directly or indirectly, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be connected with or own or have any other interest in or right with respect to (other than through ownership of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on a national securities exchange or on NASDAQ) any enterprise which competes with Employer in the business of banking in the counties in which Employer conducts its business on the date of Employee’s termination nor will Employee directly or indirectly, by and for Employee or on behalf or as agent for another, assist any third party directly or indirectly to solicit or provide services to customers of the Bank (including those customers who were customers within six (6) months prior to and including the date of the Employee’s termination of employment) for any products or services similar to or competing with those offered by the Bank. Similarly, the Employee shall not for the Covenant Term solicit or hire on his behalf or on behalf of any other entity, any individual who was or is an employee or independent contractor of the Employer within six (6) months prior to the date of the Employee’s termination of employment.

(b)    The Employee agrees that, during Covenant Term, he shall make himself available to the Employer for consultation from time to time to provide transition assistance to Employer and/or its successor. Such consultation shall not be on a full time basis and shall, to the fullest extent possible, be undertaken on a remote basis so that Employee shall not generally be required to render such consultations at the business location of the Employer.

(c)    In the event that this covenant not to compete or non-solicitation provision shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise discretion in reforming such covenant to the end that Employee shall be subject to a covenant not to compete and non-solicitation provision that is reasonable under the circumstances and enforceable by Employer. Employee agrees to be bound by any such modified covenant not to compete and non-solicitation provision.

10.    Miscellaneous.

(a)    Governing Law. In the absence of controlling Federal law, this Agreement shall be governed by and interpreted under the substantive law of the State of New Jersey.

(b)    Severability. If any provision of this Agreement shall be held to be invalid, void, or unenforceable, the remaining provisions hereof shall in no way be affected or impaired, and such remaining provisions shall remain in full force and effect.

(c)    Entire Agreement; Amendment. This Agreement sets for the entire understanding of the parties with regarding to the subject matter contained herein and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof and may only be amended by written agreement signed by both parties hereto or their duly authorized representatives. This Agreement is void ab initio if the Merger Agreement is terminated for any reason.

(d)    Successors and Assigns. This Agreement shall be binding upon and become the legal obligation of the successors and assigns of Employer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUSSEX BANK

By:
Name:	Anthony Labozzetta
Title:	President and Chief Executive Officer

SUSSEX BANCORP

By:
Name:	Anthony Labozzetta
Title:	President and Chief Executive Officer

EMPLOYEE

By:
Name:	Peter A. Michelotti

ANNEX B—OPINION OF FINPRO CAPITAL ADVISORS, INC.

April 10, 2017

Board of Directors

Community Bank of Bergen County, NJ

18 Railroad Avenue

Rochelle Park, NJ 07662

Dear Board Members:

You have requested our written opinion, as to the fairness, from a financial point of view to Community Bank of Bergen County, NJ (“CBBC”) stockholders, of the consideration as proposed in the Agreement and Plan of Merger (the “Agreement”) by and among Sussex Bancorp (“SBBX”) and CBBC, pursuant to which CBBC will merge into Sussex Bank, the wholly owned subsidiary of SBBX.

Under the terms of the agreement, each share of CBBC will be entitled to receive 0.97 shares of SBBX common stock. 100% of the consideration is payable in SBBX stock. CBBC’s in-the-money option holders will receive cash for the positive difference between the per share cash consideration and the option exercise price.

FinPro Capital Advisors, Inc. (“FCA”), member FINRA/SIPC, is a broker/dealer and an investment banking firm that provides valuation and merger advisory services to the bank and thrift industry, including appraisals and valuations of bank and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FCA has knowledge of and experience with the Mid-Atlantic bank and thrift market and financial institutions operating in the Mid-Atlantic region. CBBC’s Board chose FCA because of its expertise, experience and familiarity with the bank and thrift industry.

CBBC engaged FCA to advise the Board of Directors of CBBC in connection with its merger and acquisition activities and to provide its opinion as to the fairness, from a financial point of view, of the consideration as defined in the Agreement. FCA acted as sole financial advisor to CBBC in connection with the merger and will receive total advisory fees equal to 1.00% of aggregate deal value, or approximately $454 thousand, a portion of which is contingent upon the consummation of the merger. Additionally, CBBC has agreed to reimburse FCA for its out-of-pocket expenses and has agreed to indemnify FCA and certain related persons against certain liabilities possibly incurred in connection with the services performed.

Prior to this engagement, FCA has not provided investment banking services to CBBC for which it received a fee within the past two years. FinPro, Inc. (“FinPro”), FCA’s parent organization, has provided consulting partnership services to CBBC within the past two years. The amount of compensation received from CBBC for these services is not, and has not been, material to FinPro’s annual gross revenue. FinPro has provided services to SBBX within the past two years. The amount of compensation received from SBBX for these services is not, and has not been, material to FinPro’s annual gross revenue. FCA has not provided investment banking services to SBBX within the past two years. No material relationship exists between FCA or FinPro, and all parties to the transaction.

In connection with its opinion, FCA reviewed and considered, among other things:

•	Reviewed the Definitive Merger Agreement;

•	Review of the most recent year end audited and quarter end audited financial statements for each of CBBC and SBBX;

158 Route 206 ● Gladstone, NJ 07934 ● Tel: 908.234.9398 ● www.finprocapitaladvisors.com

FinPro Capital Advisors, Inc. (Member FINRA/SIPC) is a wholly owned subsidiary of FinPro, Inc.

Fairness Opinion as of April 10, 2017	Page: 2

•	Review of certain other public and non-public information regarding each of CBBC and SBBX including internal financial forecasts, regarding the financial results and the condition of CBBC and SBBX;

•	Review of the trading and merger market for bank and thrift stocks;

•	Review of acquisition multiples of comparable institutions;

•	Review of the potential investment value of CBBC’s shares;

•	Relative contribution of each entity to the pro forma combined institution; and

•	Review of the pro forma financial impact of the transaction.

FCA considered financial studies, analyses and investigations, and economic and market information that FCA deemed relevant. FCA had discussions with the management of CBBC regarding its financial results. FCA considered certain financial data of CBBC and compared that data to other banks, thrifts and their holding companies that were recently merged or acquired. Additionally, FCA considered a range of potential investment values for CBBC’s shares on a present value basis assuming the successful execution of their strategic plan.

FCA also considered the potential pro forma financial impact of the acquisition and considered the financial terms of the business combination involving these banks and the potential future benefit to CBBC stockholders. FCA analyzed the value of SBBX utilizing a trading valuation comparable approach to assess SBBX’s value in the exchange. FCA conducted reverse due diligence on SBBX and conducted interviews of the management of SBBX regarding its financial results. Based upon reverse due diligence and the analysis conducted, FCA determined that the value of SBBX stock falls within an acceptable range.

FCA did not independently verify the financial data provided by or on behalf of CBBC or SBBX, and relied upon and assumed the accuracy and completeness of the data provided.

FCA expresses no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the transaction relative to the consideration to be paid to CBBC stockholders in the transaction or with respect to the fairness of any such compensation.

The issuance of this opinion has been approved by FCA’s Fairness Opinion Committee.

In reaching this opinion, FCA took into consideration the financial benefits of the proposed transaction to CBBC stockholders. Based on all factors deemed relevant and assuming the accuracy and completeness of the information and data provided by CBBC and SBBX, it is FCA’s opinion as of this date, the merger consideration being offered by SBBX is fair, from a financial point of view, to CBBC’s stockholders.

Respectfully Submitted,

FinPro Capital Advisors, Inc.

Gladstone, New Jersey

ANNEX C—OPINION OF KEEFE, BRUYETTE & WOODS, INC.

April 5, 2017

The Board of Directors

Sussex Bancorp

100 Enterprise Drive, Suite 700

Rockaway, NJ 07866

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Sussex Bancorp (“Sussex”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Community Bank of Bergen County, NJ (“Community”) with and into Sussex Bank, a wholly-owned subsidiary of Sussex (“Sussex Bank”), with Sussex Bank as the surviving entity, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Sussex and Community and a separate plan of bank merger to be entered into by and between Sussex Bank and Community. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of any person, including without limitation Sussex, Community, the holders of common stock, par value $5.00 per share, of Community (“Community Common Stock”), or the holders of common stock, no par value per share, of Sussex (“Sussex Common Stock”), each share of Community Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Community treasury stock) shall become and be converted into the right to receive 0.970 shares of Sussex Common Stock. The ratio of 0.970 shares of Sussex Common stock for one share of Community Bancorp Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

KBW has acted as financial advisor to Sussex and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, and in the case of Sussex further to an existing sales and trading relationship between Sussex and a KBW affiliate, may from time to time purchase securities from, and sell securities to, Sussex and Community. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Sussex or Community for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Sussex (the “Board”) in rendering this opinion and will receive a fee from Sussex for our services. A portion of our fee is payable upon the rendering of this opinion, an additional portion is payable upon the first date of mailing of materials to holders of Sussex Common Stock in connection with the roposed Merger, and a significant portion is contingent upon the successful completion of the Merger. In addition, Sussex has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, during the past two years, KBW has not provided investment banking and financial advisory services to Sussex. In the past two years, KBW has not provided investment banking and financial advisory services to Community. We may in the future provide investment banking and financial advisory services to Sussex or Community and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Sussex and Community and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated March 31, 2017 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2016 of Sussex; (iii) the audited financial statements for the three fiscal years ended December 31, 2016 of Community; (iv) certain unaudited monthly financial results for Community in respect of January 2017 (provided to us by representatives of Community); (v) certain regulatory filings of Sussex, Sussex Bank and

The Board of Directors—Sussex Bancorp, Inc.

April 5, 2017

Community, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three year period ended December 31, 2016; (vi) certain other interim reports and other communications of Sussex and Community to their respective stockholders; and (vii) other financial information concerning the respective businesses and operations of Sussex and Community furnished to us by Sussex and Community or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Sussex and Community; (ii) the assets and liabilities of Sussex and Community; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of Sussex and Community with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of Community that were prepared by Sussex management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Sussex, as well as assumed Sussex long-term growth rates provided to us by Sussex management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Sussex (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by Sussex management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held by managements of Sussex and Community regarding the past and current business operations, regulatory relations, financial condition and future prospects of each of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Sussex as to the reasonableness and achievability of the financial and operating forecasts and projections of Community, the publicly available consensus “street estimates” of Sussex and assumed Sussex long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Sussex (including, without limitation, the cost savings, and related expenses expected to result or be derived from the Merger), all as referred to above, as well as the assumptions set forth in and the bases for all such information. We have assumed, at the direction of Sussex, that all of such forecasts, projections and estimates were reasonably prepared on bases reflecting, or in the case of the publicly available consensus “street estimates” of Sussex referred to above are consistent with, the best currently available estimates and judgments of Sussex management, and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the forecasts, projections and estimates of Sussex and Community that were provided to and discussed with us were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of Sussex referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without

Keefe, Bruyette & Woods, A Stifel Company • 787 Seventh Avenue • New York, NY 10019

Main: 212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

The Board of Directors—Sussex Bancorp, Inc.

April 5, 2017

limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with Sussex management and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Sussex or Community since the date of the last financial statements of each such entity that were made available to us and that we were directed to use. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Sussex and Community are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Sussex or Community, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Sussex or Community under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of the Community Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Sussex, Community or the pro forma entity or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Sussex that Sussex has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Sussex, Community, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

Keefe, Bruyette & Woods, A Stifel Company • 787 Seventh Avenue • New York, NY 10019

Main: 212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

The Board of Directors—Sussex Bancorp, Inc.

April 5, 2017

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Sussex. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger or any related transaction, any consequences of the Merger to Sussex, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Sussex to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Sussex or the Board, (iii) any business, operational or other plans with respect to Community or the pro forma entity that may be currently contemplated by Sussex or the Board or that may be made by Sussex or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of Sussex’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Sussex Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Sussex, Community or any other party to any transaction contemplated by the Agreement, (vi) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed to be paid in the Merger for purposes of our opinion, (vii) the actual value of Sussex Common Stock to be issued in connection with the Merger, (viii) the prices, trading range or volume at which Sussex Common Stock or Community Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Sussex Common Stock will trade following the consummation of the Merger, (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to Sussex, Community, any of their respective stockholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction, including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of Sussex Common Stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Keefe, Bruyette & Woods, A Stifel Company • 787 Seventh Avenue • New York, NY 10019

Main: 212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

The Board of Directors—Sussex Bancorp, Inc.

April 5, 2017

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Sussex.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company • 787 Seventh Avenue • New York, NY 10019

Main: 212.887.7777 • Toll Free: 800.966.1559 • www.kbw.com

ANNEX D—NEW JERSEY BANKING ACT CONCERNING DISSENTERS’ RIGHTS

17:9A-140. Rights of dissenting stockholders; settlement by agreement

A. A stockholder who

(1) is entitled to vote at the meeting of stockholders prescribed by section 137; and who

(2) serves a written notice of dissent from the merger agreement, in the manner, at the place, and within the time prescribed in subsections B and C of this section; and who

(3) does not vote to approve the merger agreement at the meeting prescribed by section 137, or at any adjournment thereof,

may, within thirty days after the filing of the agreement in the department as provided by section 137, serve a demand upon the receiving bank at its principal office, for the payment to him of the value of his shares of stock. The receiving bank may, within ten days after the receipt of such demand, offer to pay the stockholder a sum for his shares, which, in the opinion of the board of directors of the receiving bank, does not exceed the amount which would be paid upon such shares if the business and assets of the bank whose stock such stockholder holds were liquidated on the day of the filing of the agreement pursuant to section 137.

B. Service of the notice of dissent prescribed by paragraph (2) of subsection A of this section shall be made at the principal office of the bank whose stock is held by the dissenting stockholder, and shall be made not later than the third day prior to the day fixed for the meeting of the stockholders of such bank pursuant to section 137.

C. Service of the notice of dissent and of the demand for payment prescribed by this section may be made by registered mail or personally by the dissenting stockholder or his agent.

17:9A-141. Appointment of appraisers

If a stockholder fails to accept the sum offered for his shares pursuant to section one hundred forty, he may, within three weeks after the receipt by him of the bank’s offer of payment, or, if no offer is made by the bank, within three weeks after the date upon which his demand was served upon the bank as specified in section one hundred forty, institute an action in the Superior Court for the appointment of a board of three appraisers to determine the value of his shares of stock as of the day of the filing of the merger agreement pursuant to section one hundred thirty-seven. The court may proceed in the action in a summary manner or otherwise. Any other stockholder who has the right to institute a similar action may intervene. The court shall, in respect to any one bank, appoint a single board of three appraisers to determine the value of the shares of all stockholders of such bank who are parties to such action.

17:9A-142. Duties of appraisers; report; objections; compensation; vacancies

A. The appraisers shall be sworn to the faithful discharge of their duties. They shall meet at such place or places, and shall give such notice of their meetings as the court may prescribe. The bank and each stockholder who is a party to the action instituted pursuant to section one hundred forty-one, may be represented by attorneys in the proceedings before such appraisers, and may present such evidence to them as shall be material to the issue. The determination of any two of the appraisers shall control. Upon the conclusion of their deliberations, the appraisers shall file in the Superior Court a report and appraisal of the value of the shares of stock, and shall mail a copy thereof to the bank and to each stockholder who is a party to said action.

B. The bank and each stockholder who is a party to said action shall have ten days after the filing of the report and appraisal within which to object thereto in the Superior Court. In the absence of any objections, the

D-1

report and appraisal shall be binding upon the bank and upon such stockholders, and the bank shall pay each such stockholder the value of his shares, as reported by the appraisers, with interest from the date of the filing of the merger agreement pursuant to section one hundred thirty-seven, at such rate, not in excess of the legal rate, as shall be fixed by the appraisers. If objections are made, the court shall make such order or judgment thereon as shall be just.

C. The Superior Court shall fix the compensation of the appraisers, which shall be paid by the bank, and shall be vested with full jurisdiction over all matters arising out of an action instituted pursuant to section one hundred forty-one. In the case of a vacancy in the board of appraisers, the Superior Court shall, on its own motion, or upon motion of a stockholder, or of the receiving bank, fill such vacancy.

17:9A-143. Assignment of stock to bank

Upon payment by the bank of the value of shares of stock pursuant to this article, the holder thereof shall assign such shares to the bank.

17:9A-144. Effect of stockholder’s failure to act

A stockholder who fails to act pursuant to sections 140 or 141 shall be forever barred from bringing any action to enforce his right to be paid the value of his shares in lieu of continuing his status as a stockholder in the receiving bank.

17:9A-145. Obligation of bank to pay stockholder

An offer by the bank and an acceptance thereof by the stockholder pursuant to section 140 and the determination of value upon proceedings brought pursuant to sections 141 and 142 shall constitute a debt of the receiving bank for the recovery of which an action will lie.

D-2

COMMUNITY BANK OF

BERGEN COUNTY, NJ

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2016 and 2015

F-i

COMMUNITY BANK OF BERGEN COUNTY, NJ

AND SUBSIDIARIES

F-ii

Independent Auditor’s Report

Stockholders and Board of Directors

Community Bank of Bergen County, NJ

We have audited the accompanying consolidated financial statements of Community Bank of Bergen County, NJ and Subsidiaries, which comprise the consolidated statements of financial condition as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Bank of Bergen County, NJ and Subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

New York, New York

March 17, 2017

BDO USA, LLP. a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

Consolidated Statements of Financial Condition

As of December 31, 2016 and 2015

(In thousands except share information)

	2016	2015
Assets
Cash and due from banks	$1,298	$1,952
Interest-bearing deposits	12,122	8,151

Total cash and cash equivalents	13,420	10,103
Interest-bearing time deposits	1,300	1,300
Securities available for sale, at fair value	79,108	66,078
Loans receivable, net of allowance for loan losses of $3,130 and $3,413, respectively	226,026	227,712
Accrued interest receivable	1,002	1,058
Premises and equipment, net	5,759	5,942
Other real estate owned	1,521	1,134
Investments in restricted stock	1,286	1,294
Net deferred tax asset	2,868	2,639
Bank owned life insurance	7,768	7,573
Other assets	442	446

Total assets	$340,500	$325,279

Liabilities and stockholders’ equity
Liabilities
Deposits:
Non-interest-bearing	$60,288	$52,067
Interest-bearing	243,800	235,833

Total deposits	304,088	287,900
Advances from borrowers for taxes and insurance	1,987	1,864
Borrowed funds	4,000	6,000
Other liabilities	1,736	1,566

Total liabilities	311,811	297,330

Commitments and contingencies
Stockholders’ equity
Common stock; par value $5.00; 5,000,000 shares authorized; 1,918,144 and 1,743,618 shares issued and outstanding, respectively	9,591	8,718
Additional paid-in-capital	5,239	4,170
Retained earnings	14,541	14,819
Accumulated other comprehensive (loss) income	(682)	242

Total stockholders’ equity	28,689	27,949

Total liabilities and stockholders’ equity	$340,500	$325,279

See accompanying notes to consolidated financial statements.

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

Consolidated Statements of Income

For the Years ended December 31, 2016 and 2015

(In thousands except share information)

	2016	2015
Interest income:
Loans receivable	$11,419	$11,796
Securities—taxable	978	645
Securities—tax exempt	90	142
Other	138	93

Total interest income	12,625	12,676

Interest expense
Deposits	1,877	1,989
Borrowings	58	51

Total interest expense	1,935	2,040

Net interest income	10,690	10,636
Provision for loan losses	100	125

Net interest income after provision for loan losses	10,590	10,511

Non-interest income
Fees and service charges	505	592
Net loss on sale and write-downs of real estate owned	(17)	(165)
Income on bank owned life insurance	196	199
Net gain on sales and calls of securities	1	2
Other	125	9

Total non-interest income	810	637
Non-interest expense
Compensation and benefits	4,661	4,358
Occupancy and equipment	833	928
Data processing and telecommunications	840	754
Professional services	740	610
Federal deposit insurance premiums	330	420
Advertising and business development	275	260
Other	1,201	1,203

Total non-interest expense	8,880	8,533

Income before income taxes	2,520	2,615
Income tax expense	856	784

Net income	$1,664	$1,831

Basic earnings per share	$0.87	$0.95

Diluted earnings per share	$0.87	$0.95

Weighted average shares outstanding—basic	1,918,144	1,918,144

Weighted average shares outstanding—diluted	1,918,144	1,918,144

See accompanying notes to consolidated financial statements.

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2016 and 2015

(In thousands)

	2016	2015
Comprehensive income:
Net income	$1,664	$1,831
Other comprehensive loss:
Net unrealized holding loss on securities arising during the period, net of income tax benefit of $590 and $80, respectively	(884)	(118)
Less: reclassification adjustment for net gains realized in net income, net of income tax expense of $- and $-, respectively	1	2

	(885)	(120)
Post-retirement health benefits adjustments:
Prior service costs, net of income tax benefit of $59 and $59, respectively	(88)	(88)
Actuarial gains net of income tax expense of $33 and $54, respectively	49	80

	(39)	(8)

Other comprehensive loss	(924)	(128)

Total comprehensive income	$740	$1,703

See accompanying notes to consolidated financial statements.

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2016 and 2015

(In thousands except share information)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance—December 31, 2014	$8,718	$4,170	$12,988	$370	$26,246
Net income	—	—	1,831	—	1,831
Other comprehensive income	—	—	—	(128)	(128)

Balance—December 31, 2015	$8,718	$4,170	$14,819	$242	$27,949
Net income	—	—	1,664	—	1,664
Issuance of 10% stock dividend (174,526 shares)	873	1,069	(1,942)		—
Other comprehensive loss	—	—	—	(924)	(924)

Balance—December 31, 2016	$9,591	$5,239	$14,541	$(682)	$28,689

See accompanying notes to consolidated financial statements.

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2016 and 2015

(In thousands)

	2016	2015
Cash flows from operating activities
Net income	$1,664	$1,831
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	304	303
Write-down and losses on sale of real estate owned	17	165
Amortization of premiums on securities, net	106	160
Gain on sale and calls of securities available for sale, net	(1)	(2)
Amortization of deferred loan fees and costs, net	(102)	(142)
Provision for loan losses	100	125
Deferred tax expense	387	518
Decrease in other assets	4	216
Decrease in accrued interest receivable	56	13
Increase (decrease) in other liabilities	105	(110)
Income on bank owned life insurance	(195)	(199)

Net cash provided by operating activities	2,445	2,878

Cash flows from investing activities:
Purchase of securities available for sale	(38,131)	(31,055)
Purchase of interest-bearing time deposits	—	(1,200)
Proceeds from maturities of securities available for sale	13,170	5,270
Proceeds from sale and calls of securities available for sale	5,500	8,501
Proceeds from principal repayments of securities available for sale	4,851	2,869
Net decrease (increase) in loans receivable	172	(9,826)
Proceeds from sale of real estate owned	1,112	615
Purchase of premises and equipment	(121)	(118)
Redemption (purchase) of investments in restricted stock	8	(193)

Net cash used in investing activities	(13,439)	(25,137)

Cash flows from financing activities:
Net increase in deposits	$16,188	$23,181
(Decrease) increase in borrowed funds	(2,000)	3,000
Increase in advance payments by borrowers for taxes and insurance	123	342

Net cash provided by financing activities	14,311	26,523

Net increase in cash and cash equivalents	3,317	4,264
Cash and cash equivalents—Beginning	$10,103	$5,839

Cash and cash equivalents—Ending	$13,420	$10,103

Supplemental Disclosures of Cash Flow Information
Cash paid for
Interest	$1,940	$2,055

Income taxes	502	295

Supplemental Disclosures of Non-cash Activities
Transfer of loans to real estate owned	1,516	1,134

See accompanying notes to consolidated financial statements.

Note 1—Summary of Significant Accounting Policies

The following is a description of the more significant accounting policies used in preparation of the accompanying consolidated financial statements of Community Bank of Bergen County, NJ and Subsidiary (the “Bank”).

Principles of Consolidation

The consolidated financial statements are comprised of the accounts of Community Bank of Bergen County, NJ and its wholly-owned subsidiaries, Community Investment Company and GFR Maywood LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Consolidated Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (the “U.S. GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned.

Management believes that the allowance for loan losses considers all known and inherent losses. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the Bank’s market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Concentration of Risk

The Bank’s lending activity is concentrated in loans secured by real estate located in the State of New Jersey.

Interest-Rate Risk

The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits to make loans secured by real estate and, to a lesser extent, consumer and commercial loans and to purchase mortgage-backed and investment securities. The potential for interest-rate risk exists as a result of the shorter duration of the Bank’s interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets.

In a rising interest rate environment, liabilities will generally re-price faster than assets, and there may be a reduction in the market value of long-term assets and net interest income. For this reason, management regularly monitors the maturity structure of the Bank’s assets and liabilities in order to control its level of interest-rate risk and to plan for future volatility.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing accounts and federal funds sold. For the purpose of the statements of cash flows, the Bank considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Note 1—Summary of Significant Accounting Policies (continued)

Securities

Debt securities over which there exists positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holdings gains and losses included in earnings. Debt and equity securities not classified as trading securities, nor as held to maturity securities, are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported as a separate component of stockholders’ equity. The Bank held no trading securities as of December 31, 2016 and 2015.

Premiums and discounts on all securities are amortized/accreted using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the financial statements when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains and losses recognized in the consolidated statements of income.

The Bank reviews its investment portfolio on a monthly basis for indication of impairment and to determine if such impairment is other-than-temporary. This review includes analyzing the length of time and the extent to which the fair value has been lower than the amortized cost, and the financial condition and near-term prospects of the issuer, including any specific events that may influence the operations of the issuer. The Bank also assesses its intent with regard to selling or holding each security as well as any conditions that may require the Bank to sell the security prior to the recovery of fair value to a level which equals or exceeds amortized cost.

Other-than-temporary impairments on securities that the Bank has decided to sell or will more likely than not be required to sell prior to the full recovery of their fair value to a level to or exceeding amortized cost are recognized in earnings. Otherwise, the other-than-temporary is bifurcated into credit related and noncredit-related components. The credit related impairment generally represents the amount by which the present value of the cash flows expected to be collected on a debt security falls below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. Credit related other-than-temporary impairments are recognized in earnings while noncredit-related other-than-temporary impairments are recognized, net of deferred income taxes, in other comprehensive income.

Loans and Allowance for Loan Losses

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and discounts. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for prepayments.

Uncollected interest on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is reestablished, in which case the loan is returned to accrual status. At a minimum, an allowance is established for all interest payments that are more than 90 days delinquent.

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the statement of financial condition date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent

Note 1—Summary of Significant Accounting Policies (continued)

Loans and Allowance for Loan Losses (continued)

recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Any subsequent recoveries are credited to the allowance.

An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon the evaluation of known and inherent losses in the loan portfolio. Management of the Bank, in determining the allowance for loan losses considers the credit risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.

The allowance calculation methodology includes segregation of the total loan portfolio into segments. The Bank’s loans receivable portfolio is comprised of the following segments: residential real estate, commercial real estate, construction, commercial and industrial and consumer. Some segments of the Bank’s loan receivable portfolio are further disaggregated into classes, which allow management to better monitor risk and performance.

The residential mortgage loan segment is disaggregated into three classes: one-to-four family loans, which consist of first and second liens, one-to-four family revolving credit lines, and multi-family, which are primarily first liens. The commercial real estate loan segment includes both owner and non-owner occupied loans which have medium risk based on historical experience with these type loans. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans typically require a loan to value ratio of not greater than 75% and vary in terms. The construction loan segment, which includes land loans, is comprised mostly of owner occupied one-to-four family projects, which tend to have less risk than the non-owner occupied development projects. The commercial and industrial loan segment consists of loans made for the purpose of financing the activities of commercial customers. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. The consumer loan segment consists primarily of unsecured or overdraft lines of credit and an insignificant amount of other personal consumer loans.

The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan.

The Bank maintains a loan review system, which allows for a periodic review of its loan portfolio and the early identification of impaired problem loans. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly for multi-family, commercial real estate, construction, commercial and industrial loans and certain residential loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mentions have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

Note 1—Summary of Significant Accounting Policies (continued)

Loans and Allowance for Loan Losses (continued)

The Bank utilizes a two-tier approach to estimate its allowance for loan losses (1) identification of problem loans (impaired loans) and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio.

A loan is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

For loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

When the measurement of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through an individual (specific) loss allowance. The evaluation of the need and amount of the allowance for impaired loans and whether a loan can be removed from impairment status is made on a quarterly basis. The Bank’s policy for recognizing interest income on impaired loans does not differ from its overall policy for interest recognition.

The general valuation component covers pools of loans by loan class and includes all loans not individually evaluated for impairment. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors generally include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.

Note 1—Summary of Significant Accounting Policies (continued)

Loans and Allowance for Loan Losses (continued)

5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

6.	Effect of external factors, such as competition and legal and regulatory requirements.

Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer’s financial condition or changes in their conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. These other credit risk factors are regularly reviewed and revised by management where conditions indicate that the estimates initially applied are different from actual results.

The Bank may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan, which is then identified as a troubled debt restructuring (TDR). The Bank may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Bank’s allowance for loan losses until they are ultimately repaid in full or foreclosed and sold.

The Bank identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

Other Real Estate Owned

Other real estate owned represents real estate acquired through foreclosure or by deed in lieu of foreclosure and is initially recorded at the lower of cost or fair value, less estimated selling costs. Write-downs required at the time of acquisition are charged to the allowance for loan losses. Thereafter, the Bank maintains an allowance for decreases in the properties’ estimated fair value, through charges to earnings. Such charges are included in other non-interest expense along with any additional property maintenance.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization. Significant renovations and additions are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred. The Bank computes depreciation on a straight-line basis over the estimated useful lives of the assets.

Federal Reserve Bank of New York Stock

The Bank is a member of the Federal Reserve Bank of New York (“FRB”). Federal law requires a member institution of the Federal Reserve system to hold stock of its district Federal Reserve Bank

Note 1—Summary of Significant Accounting Policies (continued)

Federal Reserve Bank of New York Stock (continued)

according to a predetermined formula. Such stock is considered restricted and is carried at its cost of $444,900 and $386,650 as of December 31, 2016 and 2015 respectively and included in investments in restricted stock in the accompanying consolidated statements of financial condition.

Atlantic Community Bankers Bank Stock

The Bank is a member of the Atlantic Community Bankers Bank (“ACBB”). A requirement of membership is to hold stock in the ACBB according to a predetermined formula. Such stock is considered restricted and is carried at its cost of $60,000 as of December 31, 2016 and 2015 and included in investments in restricted stock in the accompanying consolidated statements of financial condition.

Federal Home Loan Bank of New York

The Bank qualified to do business with the Federal Home Loan Bank of New York (“FHLBNY”). A requirement of membership is to hold stock in the FHLBNY according to a predetermined formula and from time to time purchase from or sell to the FHLBNY predetermined shares depending on the amount of funds borrowed from the FHLBNY. Such stock is considered restricted and is carried at its cost of $530,700 and $597,500 as of December 31, 2016 and 2015 respectively and included in investments in restricted stock in the accompanying consolidated statements of financial condition.

Senior Housing Crime Prevention Foundation Investment Corporation

During the year ended December 31, 2011, the Bank purchased preferred shares in the Senior Crime Prevention Foundation Investment Corporation. This program provides capital to the foundation to support senior housing crime prevention programs and is useful in providing the Bank with qualified Community Reinvestment Act (CRA) credit. Such stock is restricted and is carried at its cost of $250,000 at December 31, 2016 and 2015 and included in investments in restricted stock in the accompanying consolidated statements of financial condition.

Bank Owned Life Insurance

The Bank invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves purchasing of life insurance by the Bank on a chosen group of employees and directors. The Bank is the owner and beneficiary of the policies. Bank owned life insurance is carried at net cash surrender value of the policies. The changes in the net cash surrender value are recorded in non-interest income. Death benefit proceeds received in excess of the policies cash surrender values are recognized in income upon receipt.

Income Taxes

The Bank accounts for income under the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset, which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

Note 1—Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Bank recognizes compensation costs related to share-based payment transactions under the grant date fair value method over the period the employee provides service in exchange for the reward, which is generally the vesting period.

2011 Executive Retirement Incentive Plan

In 2011, the Bank adopted a 2011 Executive Retirement Incentive Plan to provide supplemental retirement income to eligible participants who receive annual incentive awards of deferred compensation under the plan denominated as a percentage of base salary set by the Bank’s board of directors. This deferred compensation arrangement is accounted for in accordance with FASB ASC 710, Compensation, which requires that benefits be accrued over the relevant service period to which the benefits are attributed.

Earnings Per Share

Basic earnings per share are computed by dividing net income for the year by the weighted average numbers of shares of common stock outstanding. Diluted earnings per share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effect of outstanding stock options and compensation grants, if dilutive, using the treasury stock method.

Stock Dividend

All references in the consolidated financial statements and footnotes to the number of weighted average shares outstanding and the stock option data of the Bank’s common stock have been restated to reflect the 10% stock dividend granted in 2016 for all periods presented.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the consolidated statements of financial condition when they are funded.

Fair Value of Financial Instruments

The Bank follows the provisions of FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value, as required by FASB ASC 820, must maximize the use of observable inputs and minimize the use of unobservable inputs.

The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The Bank’s assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Note 1—Summary of Significant Accounting Policies (continued)

Reclassification

Certain amounts for prior period have been reclassified to conform with the current period’s presentation. Such reclassifications had no impact on the Bank’s net income or stockholders’ equity

Note 2—Securities Available for Sale

		Gross Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(in thousands)
December 31, 2016
U.S. Government agency securities
Due within one year	$2,000	$1	$(3)	$1,998
Due after one through five years	31,101	—	(453)	30,648
Due after 10 years	5,037	—	(106)	4,931
Mortgage-backed securities
Due after one through five years	25,157	—	(552)	24,605
Due after five through ten years	6,746	—	(204)	6,542
Due after 10 years	3,012	—	(156)	2,856
Corporate Bonds
Due after one through five years	1,000	—	(2)	998
Municipal bonds:
Due within one year	3,542	1	(2)	3,541
Due after one through five years	3,011	2	(24)	2,989

Total	$80,606	$4	$(1,502)	$79,108

		Gross Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(in thousands)
December 31, 2015
U.S. Government agency securities
Due within one year	$9,486	$1	$(7)	$9,480
Due after one through five years	15,516	1	(89)	15,428
Mortgage-backed securities
Due after one through five years	9,279	97	—	9,376
Due after five through ten years	19,045	72	(106)	19,011
Corporate Bonds
Due after one through five years	1,000	—	(1)	999
Municipal bonds:
Due within one year	5,707	7	—	5,714
Due after one through five years	6,068	9	(7)	6,070

Total	$66,101	$187	$(210)	$66,078

There were no sales of securities available for sale during the years ended December 31, 2016 and 2015. Proceeds from the calls of securities available for sale during the years ended December 31, 2016 and 2015 totaled $5,500,000 and $8,501,000, respectively. There was $1,000 and $2,000 in gross gains on calls of securities available for sale during the years ended December 31, 2016 and 2015, respectively.

Note 2—Securities Available for Sale (continued)

Provided below is a summary of securities available for sale which were in an unrealized loss position at December 31, 2016 and 2015. The Bank has the intent to hold the securities that comprise the below schedule for a time necessary to recover the amortized cost. Management believes that it will not be required to sell these securities prior to recovery. Further, the Bank believes the change in fair value is attributable to changes in the market interest rates and not credit quality of the issuer.

	Under One Year		One Year or More
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(in thousands)
December 31, 2016
U.S. Government agency securities	$997	$3	$35,578	$559
Mortgage-backed securities	—	—	34,003	912
Corporate bonds	—	—	998	2
Municipal bonds	1,894	2	2,510	24

Total	$2,891	$5	$73,089	$1,497

December 31, 2015
U.S. Government agency securities	$4,488	$7	$14,427	$89
Mortgage-backed securities	—	—	12,448	106
Corporate bonds	—	—	999	1
Municipal bonds	207	—	3,676	7

Total	$4,695	$7	$31,550	$203

At December 31, 2016 and 2015, investment securities with a carrying value of approximately $20,838,000 and $23,415,000 respectively, were pledged to secure future Federal Reserve Bank and Federal Home Loan Bank of New York borrowings, treasury tax and loan deposits, and deposits under the Governmental United Deposit Protection Act (“GUDPA”).

Note 3—Loans Receivable and Allowance for Loan Losses

The following table presents the composition of loans receivable, net as of December 31, 2016 and 2015:

	2016	2015
	(in thousands)
Residential
One-to-four family	$137,037	$135,372
Revolving credit lines	9,584	9,076
Multi-family	6,687	5,960
Commercial real estate	55,672	54,895
Construction	15,979	21,286
Commercial and industrial	3,001	3,106
Consumer	1,714	1,918

Total loans	229,674	231,613

Less:
Net deferred loan origination fees	518	488
Allowance for loan losses	3,130	3,413

	$226,026	$227,712

Note 3—Loans Receivable and Allowance for Loan Losses (continued)

The following table summarizes the activity in the allowance for loan losses by portfolio class for the years ended December 31, 2016 and 2015 and information in regards to the allowance for loan losses and the loan receivable balances, by portfolio class segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of December 31, 2016 and 2015.

	2016
	One-to-four family	Revolving Credit Lines	Multi- family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Unallocated	Total
	(in thousands)
Allowance for loan losses:
Beginning Balance	$1,492	$79	$98	$1,177	$391	$30	$39	$107	$3,413
Provision	46	(96)	(23)	15	(156)	107	78	129	100
Charge offs	154	—	—	210	—	82	78	—	524
Recoveries	21	79	—	2	—	37	2	—	141

Ending Balance	$1,405	$62	$75	$984	$235	$92	$41	$236	$3,130

Ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—
Ending balance:
Collectively evaluated for impairment	$1,405	$62	$75	$984	$235	$92	$41	$236	$3,130
Loans receivables:
Ending balance	$137,037	$9,584	$6,687	$55,672	$15,979	$3,001	$1,714	$—	$229,674

Ending balance:
Individually evaluated for impairment	$4,083	$340	$382	$2,446	$—	$—	$—	$—	$7,251

Ending balance:
Collectively evaluated for impairment	$132,954	$9,244	$6,305	$53,226	$15,979	$3,001	$1,714	$—	$222,423

Note 3—Loans Receivable and Allowance for Loan Losses (continued)

	2015
	One-to-four family	Revolving Credit Lines	Multi- family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Unallocated	Total
	(in thousands)
Allowance for loan losses:
Beginning Balance	$1,374	$108	$66	$1,242	$457	$31	$55	$125	$3,458
Provision	287	(45)	32	(32)	(66)	(2)	(31)	(18)	125
Charge offs	(290)	—	—	(33)	—	—	(5)	—	(328)
Recoveries	121	16	—	—	—	1	20	—	158

Ending Balance	$1,492	$79	$98	$1,177	$391	$30	$39	$107	$3,413

Ending balance:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—	$—
Ending balance:
Collectively evaluated for impairment	$1,492	$79	$98	$1,177	$391	$30	$39	$107	$3,413
Loans receivables:
Ending balance	$135,372	$9,076	$5,960	$54,895	$21,286	$3,106	$1,918	$—	$231,613

Ending balance:
Individually evaluated for impairment	$5,747	$408	$—	$2,816	$—	$—	$—	$—	$8,971

Ending balance:
Collectively evaluated for impairment	$129,625	$8,668	$5,960	$52,079	$21,286	$3,106	$1,918	$—	$222,642

Note 3—Loans Receivable and Allowance for Loan Losses (continued)

The following table summarizes information in regards to impaired loans by loan portfolio class as of December 31, 2016 and 2015 and for the years then ended:

	2016			2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
	(in thousands)
With no related allowance recorded:
Residential:
One-to-four family	$4,083	$4,678	$—	$5,747	$6,650	$—
Revolving credit lines	340	347	—	408	415	—
Multi-family	382	382	—	—	—	—
Commercial real estate	2,446	2,827	—	2,816	3,059	—

Total	$7,251	$8,234	$—	$8,971	$10,124	$—

With an allowance recorded
Residential:
One-to-four family	$—	$—	$—	$—	$—	$—
Revolving credit lines	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$—

Total
Residential:
One-to-four family	$4,083	$4,678	$—	$5,747	$6,650	$—
Revolving credit lines	340	347	—	408	415	—
Multi-family	382	382	—	—	—	—
Commercial real estate	2,446	2,827	—	2,816	3,059	—

Total	$7,251	$8,234	$—	$8,971	$10,124	$—

Note 3—Loans Receivable and Allowance for Loan Losses (continued)

The following table summarizes information in regards to impaired loans by loan portfolio class for the years ended December 31, 2016 and 2015:

	2016		2015
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(in thousands)
With no related allowance recorded:
Residential:
One-to-four family	$4,006	$161	$6,140	$339
Revolving credit lines	371	16	199	12
Multi-family	161	—	28	—
Commercial real estate	2,378	180	1,808	29
Consumer	1	—	—	—

Total	$6,917	$357	$8,175	$380

With an allowance recorded
Residential:
One-to-four family	$247	$—	$389	$36
Revolving credit lines	—	—	—	—
Multi-family	—	—	—	—
Commercial real estate	30	—	432	12
Construction	—	—	—	—
Commercial & Industrial	—	—	9	—
Consumer	—	—	—	—

Total	$277	$—	$830	$48

Total
Residential:
One-to-four family	$4,253	$161	$6,529	$375
Revolving credit lines	371	16	199	12
Multi-family	161	—	28	—
Commercial real estate	2,408	180	2,240	41
Commercial & Industrial	—	—	9	—
Consumer	1	—	—	—

Total	$7,194	$357	$9,005	$428

Note 3—Loans Receivable and Allowance for Loan Losses (continued)

The following table presents the classes of the loan portfolio summarized by the pass categories (pass and bankable with care) and the criticized and classified categories of special mention, substandard and doubtful within the internal risk system as of December 31, 2016 and 2015:

	2016
	Pass	Bankable with care	Special Mention	Substandard	Total
	(in thousands)
Residential:
One-to-four family	$120,662	$13,498	$2,067	$810	$137,037
Revolving credit lines	6,098	2,991	266	229	9,584
Multi-family	1,031	4,713	561	382	6,687
Commercial real estate	2,164	43,745	4,054	5,709	55,672
Construction	7,846	6,605	1,528	—	15,979
Commercial and industrial	339	2,003	129	530	3,001
Consumer	1,211	218	285	—	1,714

Total	$139,351	$73,773	$8,890	$7,660	$229,674

	2015
	Pass	Bankable with care	Special Mention	Substandard	Total
	(in thousands)
Residential:
One-to-four family	$117,010	$15,518	$2,107	$737	$135,372
Revolving credit lines	5,774	2,655	556	91	9,076
Multi-family	141	4,864	569	386	5,960
Commercial real estate	2,288	41,170	4,928	6,509	54,895
Construction	7,757	12,492	1,037	—	21,286
Commercial and industrial	224	2,701	162	19	3,106
Consumer	1,268	256	394	—	1,918

Total	$134,462	$79,656	$9,753	$7,742	$231,613

Note 3—Loans Receivable and Allowance for Loan Losses (continued)

The Bank also monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of December 31, 2016 and 2015:

	2016
	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Loans Receivable	Non-accrual	90 Days or Greater Past Due and Accruing
	(in thousands)
Residential:
One-to-four family	$133,180	$954	$305	$2,598	$137,037	$2,399	$487
Revolving credit lines	9,360	55	0	169	9,584	295	—
Multi-family	6,061	245	—	381	6,687	381	—
Commercial real estate	53,156	439	823	1,254	55,672	1,619	—
Construction	15,979	0	0	0	15,979	0	—
Commercial and industrial	3,001	0	0	0	3,001	0	—
Consumer	1,675	39	0	0	1,714	0	—

Total	$222,412	$1,732	$1,128	$4,402	$229,674	$4,694	$487

	2015
	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Loans Receivable	Non-accrual	90 Days or Greater Past Due and Accruing
	(in thousands)
Residential:
One-to-four family	$130,110	$1,149	$24	$4,089	$135,372	$4,924	$—
Revolving credit lines	8,739	168	—	169	9,076	408	—
Multi-family	5,960	—	—	—	5,960	—	—
Commercial real estate	52,216	468	—	2,211	54,895	2,298	—
Construction	21,286	—	—	—	21,286	—	—
Commercial and industrial	3,024	82	—	—	3,106	—	—
Consumer	1,847	71	—	—	1,918	—	—

Total	$223,182	$1,938	$24	$6,469	$231,613	$7,630	$—

At December 31, 2016 and 2015, non-accrual loans for which accrual of interest had been discontinued totaled approximately $4,694,000 and $7,630,000, respectively. Interest income actually recognized on non-accrual loans totaled approximately $357,000 and $230,000 for the years ended December 31, 2016 and 2015, respectively. Interest income that would have been recognized had the loans been current and performing in accordance with the original terms of their contracts totaled approximately $243,000 and $249,000 for the years ended December 31, 2016 and 2015, respectively.

The recorded investment balance of TDRs totaled approximately $2,610,000 and $2,716,000 at December 31, 2016 and 2015, respectively, of which approximately $541,000 and $1,386,000 were on non-accrual status at December 31, 2016 and 2015, respectively. There were no loans modified in troubled debt restructurings during the years ended December 31, 2016 and 2015.

There were no loans modified in troubled debt restructuring during the previous 12 months for which there was a subsequent default during the years ended December 31, 2016 and 2015.

Note 3—Loans Receivable and Allowance for Loan Losses (continued)

The activity with respect to loans to directors, officers and associates of such persons during the years ended December 31, 2016 and 2015 is as follows:

	2016	2015
	(in thousands)
Balance—beginning	$2,689	$2,759
Loan disbursements	1,094	483
Collection of principal	(1,603)	(553)

Total	$2,180	$2,689

As it relates to the allowance for loan losses at December 31, 2016, management believes its current reserve levels to be adequate. It is possible however, that actual losses incurred could differ substantially from the estimate of allowance for loan losses recorded in these financial statements at December 31, 2016.

Note 4—Premises and Equipment, Net

	December 31, 2016	December 31, 2015
	(in thousands)
Land and improvements	$1,749	$1,741
Buildings and improvements	6,990	6,971
Furniture, fixtures and equipment	3,056	2,962

	11,795	11,674
Less accumulated depreciation	(6,036)	(5,732)

Total	$5,759	$5,942

Depreciation expense for the years ended December 31, 2016 and 2015 was approximately $304,000 and $303,000 respectively.

Useful lives used in the calculation of depreciation are as follows:

Buildings	25 to 50 years
Paving and other building related additions	5 to 10 years
Furniture and equipment	3 to 7 years

On November 16, 2016, the Bank entered into an agreement with a contractor to remodel and renovate its Maywood branch office at an estimated cost of approximately $1,033,000 which will be capitalized in premises and equipment upon completion.

Note 5—Deposits

	December 31, 2016		December 31, 2015
	Percent of Total	Amount	Percent of Total	Amount
	(dollars in thousands)
Non-interest-bearing	19.8%	$60,288	18.1%	$52,067
Interest-bearing checking	23.9%	72,737	24.1%	69,461
Money market	1.9%	5,843	1.9%	5,436
Saving	28.0%	85,011	23.1%	66,575
Time deposits	26.4%	80,209	32.8%	94,361

Total deposits	100.0%	$304,088	100.0%	$287,900

Note 5—Deposits (continued)

The aggregate amount of time deposits with a balance of more than $250,000 totaled approximately $7,001,000 and $14,396,000 at December 31, 2016 and 2015, respectively.

Scheduled maturities of time deposits are as follows:

December 31, 2016
(in thousands)
1 year or less	$42,834
Over 1 to 3 years	18,203
Over 3 years	19,172

$80,209

Note 6—Income Taxes

The components of income tax expense are summarized as follows:

	Year Ended December 31,
	2016	2015
	(in thousands)
Current tax expense:
Federal	$467	$218
State	2	48

	469	266

Deferred tax expense (benefit):
Federal	264	566
State	123	(48)

	387	518

	$856	$784

The provision for federal income taxes differs from that computed at the federal statutory rate of 34% as follows:

	Year Ended December 31,
	2016	2015
	(in thousands)
Tax at statutory rates	$857	$889
Increase (decrease) in tax resulting from
State taxes, net of federal tax effect	82	—
Tax exempt income	(97)	(116)
Non-deductible expense	16	16
Other items, net	(2)	(5)

	$856	$784

Note 6—Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

	December 31,
	2016	2015
	(in thousands)
Deferred tax assets:
Allowance for loan losses	$632	$641
Compensation and benefits (primarily pension and post-retirement healthcare plan)	631	475
Uncollected interest	163	247
Premises and equipment	285	319
Net operating loss	98	555
Minimum tax credit	691	629
Net unrealized loss on securities available for sale	599	9
Charitable contributions	—	22
Other	19	21

Total deferred tax assets	3,118	2,918

Deferred tax liabilities:
Deferred loan origination costs	(105)	(108)
Post-retirement healthcare plan	(145)	(171)

Total deferred tax liabilities	(250)	(279)

Net deferred tax asset	$2,868	$2,639

As a result of the Bank’s evaluation at December 31 2016 and 2015, no significant income tax uncertainties have been identified. Therefore, the Bank recognized no adjustment for unrecognized tax benefits at December 31, 2016 and 2015. The Bank’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the consolidated statement of income. There were no amounts related to interest and penalties recognized for the years ended December 31, 2016 and 2015. The federal and state tax returns for 2013, 2014 and 2015 tax years are subject to examination by the taxing authorities.

At December 31, 2016, the Bank had available unused net operating loss carry forwards for federal income tax purposes of $- and for state income tax purposes of $1,649,000 which will not expire until 2033.

Note 7—Commitments and Contingencies

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest –rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Bank’s involvement in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Note 7—Commitments and Contingencies (continued)

Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank has approved equity lines-of-credit, unsecured lines-of-credit, overdraft protection loans unused and construction loans yet to be advanced but accessible to borrowers of approximately $25,185,000 and $21,947,000 at December 31, 2016 and 2015, respectively. The Bank’s experience has been that approximately 60 percent of loan commitments are drawn upon by customers.

At December 31, 2016 and 2015, the Bank had approximately $9,259,000 and $12,633,000 in outstanding commitments to originate loans and $290,000 and $290,000 in outstanding commercial letters of credit. There are no commitments to sell any of the loans which have already been originated.

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral should be sufficient to cover the maximum potential amount under the corresponding guarantees. The current amount of the liability as of December 31, 2016 and 2015 for guarantees under standby letters of credit issued is not material.

The Bank, from time to time, is also a party to litigation, which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Bank.

Note 8—Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions, by regulators, that if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Federal banking agencies have substantially amended the regulatory risk-based capital rules applicable to the Bank. The amendments implemented the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. The new rules apply regulatory capital requirements to the Bank. The amended rules include new minimum risk-based capital and leverage ratios, which became effective in January 2015, with certain requirements to be phased in beginning in 2016, and refined the definition of what constitutes “capital” for purposes of calculating those ratios.

The new minimum capital level requirements applicable to the Bank include: (i) a new common equity Tier 1 risk-based capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage capital ratio of 4% for all institutions (unchanged from prior rules). The amended rules also established a “capital conservation buffer” of 2.5% above the minimum ratios: (i) a common equity Tier 1 risk-based capital ratio of 7.0%; (ii) a Tier 1 risk-based capital ratio of 8.5%; and (iii) a total risk-based capital

Note 8—Regulatory Capital (continued)

ratio of 10.5%. The new capital conservation buffer requirement began to be phased in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. The Bank will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that could be utilized for such actions.

The Bank is subject to a periodic examination from the State of New Jersey Department of Banking and Insurance (“NJDOBI”) and by the Federal Reserve Bank of New York (“FRBNY”).

As of December 31, 2016, the Bank was “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk-based and core ratios, as set forth in the accompanying table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table:

	December 31, 2016
	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
Tier 1 leverage capital	$28,625	8.45%	$13,555	4.00%	$16,943	5.00%
Common equity tier 1	28,625	14.43%	8,924	4.50%	12,890	6.50%
Risk-based capital:
Tier 1	28,625	14.43%	11,899	6.00%	15,865	8.00%
Total	31,116	15.69%	15,865	8.00%	19,831	10.00%

	December 31, 2015
	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
Tier 1 leverage capital	$25,806	7.85%	$13,151	4.00%	$16,439	5.00%
Common equity tier 1	25,806	12.88%	9,013	4.50%	13,019	6.50%
Risk-based capital:
Tier 1	25,806	12.88%	12,017	6.00%	16,023	8.00%
Total	28,335	14.15%	16,023	8.00%	20,029	10.00%

Note 9—Benefit Plans

Retirement Savings Plan (401k Plan)

The Bank maintains a retirement savings plan (the “401k” Plan). Employees are eligible to participate in the plan at age 21 after one thousand hours of service. Employees may elect to save up to 15% of their compensation subject to a limitation. The Bank makes contributions to the 401k Plan on a discretionary basis. The 401k Plan expense amounted to approximately $107,000 and $98,000 for the years ended December 31, 2016 and 2015, respectively, and is included in compensation and benefits on the accompanying consolidated statements of income.

Post Retirement Healthcare Plan

The Bank maintains a Post Retirement Healthcare Plan (the “Plan”) to provide retirement benefits to employees of the Bank. Any employee who has satisfied the eligibility requirements shall be a

Note 9—Benefit Plans (continued)

Post Retirement Healthcare Plan (continued)

participant in the Plan, and payments under the Plan commence once the employee retires. The Plan provides a retirement benefit based on the number of years of service to the Bank. Eligibility for the Plan is limited to employees hired prior to September 15, 1994 who have provided 25 or more years of service to the Bank and had attained 60 years of age and retired before reaching 65 years of age, or has provided 25 or more years of service to the Bank and has attained 65 years of age and retired.

The following table sets forth the Plan’s funded status.

	At and for the Year Ended December 31,
	2016	2015
	(in thousands)
Change in accumulated benefit obligation:
Accumulated benefit obligation at beginning of year	$959	$1,053
Service cost	13	13
Interest cost	39	40
Actuarial (gain)	(72)	(122)
Disbursements paid	(26)	(25)

Accumulated benefit obligation at end of year	913	959

Change in plan assets:
Fair value of assets—beginning	—	—
Employer contributions	26	25
Disbursements paid	(26)	(25)

Fair value of assets—ending	—	—

Accrued plan cost included in other liabilities	$913	$959

The amounts recognized in accumulated other comprehensive income were as follows:

	At December 31,
	2016	2015
	(in thousands)
Prior service credit	$410	$557
Net actuarial loss	(47)	(123)

Net amounts recognized in accumulated other comprehensive income	$362	$434

The components of the net periodic plan (benefit) expense were as follows:

	Year Ended December 31,
	2016	2015
	(in thousands)
Net periodic plan benefit:
Service cost	$13	$13
Interest cost	39	40
Amortization of past service credit	(147)	(147)
Amortization of net loss	4	19

Net periodic plan benefit included in compensation and benefits	$(91)	$(75)

Note 9—Benefit Plans (continued)

Post Retirement Healthcare Plan (continued)

A discount rate of 3.91% and 4.18% was assumed in the plan valuation for the years ended December 31, 2016 and 2015, respectively.

The assumed health care cost trend rate used to measure the expected cost of the plan for the year ended December 31, 2016 was 6.50% and for the year ended December 31, 2015 was 7.00%. The rate is assumed to decrease gradually to 5.00% to the year ending December 31, 2022, and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A 1% change in the assumed health care cost trend rate would have the following effects on plan benefits for the twelve months ended December 31, 2016:

	1% Increase	1% Decrease
	(in thousands)
Effect on total service cost and interest cost	$1	$(1)
Effect on benefit obligation	$20	$(23)

The following plan contributions, which reflect expected future service, as appropriate, are expected to be paid under the current provisions of the plan

Year	Benefits
(in thousands)
2017	$31
2018	34
2019	41
2020	47
2021	49
2022-2026	258

2002 Stock Option Plan

The Bank applies FASB ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values.

ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant. The Bank utilized a Black-Scholes option pricing model to measure the fair value of stock options granted to employees. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Bank’s consolidated statements of income. The Bank’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Bank’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Bank’s expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behaviors.

In 2001, the Bank adopted a 2002 Stock Option Plan pursuant to which an aggregate of 72,000 shares of common stock have been reserved for issuance to employees and directors of the Bank. Under this plan, the options are granted at the fair market value of the Bank’s common stock on the date of grant, and at 110% of the fair market value for any director who owns more than 10% of the common stock. These options expire in not more than ten (10) years after the date of grant, except for the directors who own more than 10% of the Bank’s common stock, whose options expire in not more than five (5) years after the date of grant. Options granted to employees and directors become exercisable at a rate of 25% per year over a four-year period. As of December 31, 2016 and 2015, there are no shares available for grant under the 2002 Stock Option Plan, as the plan expired in February 2011.

Note 9—Benefit Plans (continued)

2002 Stock Option Plan (continued)

The following table summarizes options granted, exercised, forfeited or expired under the 2002 Stock Option Plan and the range of exercise prices:

	Year Ended December 31,	Weighted Average Exercise Price
Balance, December 31, 2014	39,565	$16.86
Expired	(4,460)	23.03

Balance, December 31, 2015	35,105	$16.01
Forfeited	(4,164)	16.80
Expired	(4,170)	23.49

Balance, December 31, 2016	26,771	$14.54

Options exercisable, December 31, 2016	26,771	$14.54

The options outstanding at December 31, 2016 had a weighted average life 2.06. At December 31, 2016 and 2015, the stock options outstanding and stock options exercisable had no intrinsic value. There was no compensation expense recognized for stock options for the years ended December 31, 2016 and 2015, respectively. The 26,771 options outstanding as of December 31, 2016 are fully vested. There is no unrecognized compensation expense related to these options as of December 31, 2016.

2011 Executive Retirement Incentive Plan

The 2011 Executive Retirement Incentive Plan provides retirement benefits to individuals designated by the Bank’s board of directors to participate in the said plan. The Bank recognized a deferred compensation liability and compensation expense in the amount of approximately $124,000 and $32,000 for the years ended December 31, 2016 and 2015, respectively.

Note 10—Fair Value of Financial Instruments

Financial assets and financial liabilities recorded at fair value in the consolidated statement of financial condition are categorized based upon the level of judgment associated with the inputs used to measure their fair value. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy are described below:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2—Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market;

Level 3—Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Bank’s financial assets and financial liabilities

Note 10—Fair Value of Financial Instruments (continued)

carried at fair value. We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Investment securities classified as available for sale are reported at fair value utilizing Level I and II inputs. For these investment securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the investment security’s terms and conditions, among other things.

The following table summarizes financial assets measured at fair value on a recurring basis at December 31, 2016 and 2015, segregated by the level of valuation inputs within the fair value hierarchy utilized to measure fair value:

	2016
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in thousands)
U.S. Government agency securities	$—	$37,577	$—	$37,577
Mortgage backed securities	—	34,003	—	34,003
Corporate bonds	—	998	—	998
Municipal bonds	—	6,530	—	6,530

Total assets measured at fair value on a recurring basis	$—	$79,108	$—	$79,108

	2015
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in thousands)
U.S. Government agency securities	$—	$24,908	$—	$24,908
Mortgage backed securities	—	28,387	—	28,387
Corporate bonds	—	999	—	999
Municipal bonds	—	11,784	—	11,784

Total assets measured at fair value on a recurring basis	$—	$66,078	$—	$66,078

Certain financial and non-financial assets are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value

Note 10—Fair Value of Financial Instruments (continued)

adjustments in certain circumstances (for example, when there is evidence of impairment). The Bank’s financial assets measured at fair value on a nonrecurring basis at December 31, 2016 and 2015 are as follows:

	2016
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in thousands)
Impaired loans	$—	$—	$1,184	$1,184

	2015
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in thousands)
Impaired loans	$—	$—	$2,495	$2,495

The Bank’s impaired loans are generally collateral dependent and, as such are carried at the estimated fair value of the collateral less estimated selling cost, if such value is lower than its cost basis. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Other real estate is carried at the lower of cost or fair value less estimated selling costs. The fair value of other real estate is determined based upon independent third-party appraisals of the properties. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

For Level 3 assets measured at fair value on non-recurring basis as of December 31, 2016 and 2015, the significant unobservable inputs used in fair value measurements were as follows:

	2016
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(dollars in thousands)
Impaired loans	$1,184	Appraisal of collateral	Appraisal adjustments	10%-30.1% (16.4%)

	2015
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(dollars in thousands)
Impaired loans	$2,495	Appraisal of collateral	Appraisal adjustments	0%-87.6% (17.3%)

The following table summarizes the carrying amounts and fair values of financial instruments and placement in the fair value hierarchy at December 31, 2016 and 2015 which are carried on the statements of financial condition at cost and are not measured or recorded at fair value on a recurring basis. This table excludes financial instruments for which carrying amounts approximate fair value,

Note 10—Fair Value of Financial Instruments (continued)

which includes cash and cash equivalents, accrued interest receivable, investments in restricted stock and accrued interest payable.

As of December 31, 2016	Carrying Amount	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
	(in thousands)
Financial Assets:
Loans receivable (1)	$226,026	$229,495	$—	$—	$229,495
Financial Liabilities:
Deposits	304,088	305,207	223,877	81,330	—

As of December 31, 2015	Carrying Amount	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
	(in thousands)
Financial Assets:
Loans receivable (1)	$227,712	$232,010	$—	$—	$232,010
Financial Liabilities:
Deposits	287,900	288,883	193,539	95,344	—

(1)	Includes impaired loans

The following methods and assumptions were used to estimate the fair values of the Bank’s financial instruments at December 31, 2016 and 2015:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate their fair value.

Loans Receivable

The fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Accrued Interest Receivable

The carrying amount of accrued interest approximates its fair value.

Investment in Restricted Stock

The carrying amounts of investments in restricted stock approximate fair value considering the limited marketability of such securities.

Deposits

The fair value of demand deposits, savings deposits and money market accounts were the amounts payable on demand. The fair values of certificates of deposit were based on the discounted value of contractual cash flows. The discount rate was estimated using the rate currently offered for deposits of similar remaining maturities.

Accrued Interest Payable

The carrying amount of accrued interest approximates its fair value.

Note 10—Fair Value of Financial Instruments (continued)

Off-Balance-Sheet Instruments

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded. Their fair value would approximate fees currently charged to enter into similar agreements.

Limitations

The fair value estimates are made at discrete points in time based on relevant market information and information about the financial instruments. Fair value estimates are based on judgment regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Furthermore, the foregoing estimates may not reflect the actual amount that could be realized if all or substantially all of the financial instruments were offered for sale. This is due to the fact that no market exists for a sizable portion of the loan, deposit and off-balance-sheet financial instruments portfolios.

In addition, the fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Note 11— Reclassification Out of Accumulated Other Comprehensive Income

Details About Accumulated Other Comprehensive Income	Amount Reclassified out of Accumulated Other Comprehensive Income 2016	Amount Reclassified out of Accumulated Other Comprehensive Income 2015		Affected Line Item in the Consolidated Statements of Income
	(In thousands)	(In thousands)
Unrealized gains on available for sale securities	$1	$2	(a)	Net gain on sales and calls of securities available for sale

	1	2		Total before tax
	(—)	(—)		Tax expense

	$1	$2		Net of tax

Amortization of post-retirement health benefits adjustment
Prior service costs	$147	$147	(b)	Compensation and benefits
Actuarial losses	(4)	(19	)(b)	Compensation and benefits

	143	128		Total before tax
	(57)	(52)		Tax expense

	$86	$76		Net of tax

Total reclassifications for the period	$87	$78		Net of tax

Note 11— Reclassification Out of Accumulated Other Comprehensive Income (continued)

(a)	Amounts in parenthesis indicate debits to profit/loss.
(b)	These accumulated other comprehensive income components are included in the compensation of net periodic pension cost (see Note 9—Benefit Plans (Post Retirement Healthcare Plan) for additional details).

Note 12—Subsequent Events

The Bank evaluated its December 31, 2016 consolidated financial statements for subsequent events through March 17, 2017, the date that the consolidated financial statements were available to be issued. The Bank is not aware of any subsequent events which would require recognition or disclosure in the consolidated financial statements.

CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

OF COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

(Unaudited)

(Dollars in Thousands)	March 31, 2017	December 31, 2016
ASSETS
Cash and due from banks	$2,815	$1,298
Interest-bearing deposits with other banks	15,137	12,122

Cash and cash equivalents	17,952	13,420
Interest bearing time deposits	1,300	1,300
Securities available for sale, at fair value	83,892	79,108
Investments in restricted stock	1,286	1,286
Loans receivable, net of unearned income	236,133	229,156
Less: allowance for loan losses	2,997	3,130

Net loans receivable	233,136	226,026
Other real estate owned	410	1,521
Premises and equipment, net	5,907	5,759
Accrued interest receivable	1,038	1,002
Bank-owned life insurance	7,816	7,768
Net deferred tax asset	2,615	2,868
Other assets	374	442

Total Assets	$355,726	$340,500

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$61,108	$60,288
Interest bearing	256,976	243,800

Total deposits	318,084	304,088
Borrowed funds	4,000	4,000
Advances from borrowers for taxes and insurance	2,183	1,987
Other liabilities	1,991	1,736

Total Liabilities	326,258	311,811
Stockholders’ Equity:
Common stock, par value $5.00, 5,000,000 shares authorized; 1,918,144 shares issued and outstanding, respectively	9,591	9,591
Additional paid-in-capital	5,239	5,239
Retained earnings	14,941	14,541
Accumulated other comprehensive loss	(303)	(682)

Total Stockholders’ Equity	29,468	28,689

Total Liabilities and Stockholders’ Equity	$355,726	$340,500

See Notes to Unaudited Consolidated Financial Statements

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands except per share data)	2017	2016
INTEREST INCOME
Loans receivable, including fees	$2,720	$2,932
Securities—taxable	368	233
Securities—tax exempt	16	27
Other	35	13

Total Interest Income	3,139	3,205

INTEREST EXPENSE
Deposits	503	471
Borrowings	12	18

Total Interest Expense	515	489

Net Interest Income	2,624	2,716
PROVISION FOR LOAN LOSSES	—	100

Net Interest Income after Provision for Loan Losses	2,624	2,616

NON-INTEREST INCOME
Fees and service charges	134	110
Net loss on sale and write-downs or other real estate owned	(75)	(44)
Bank-owned life insurance	48	49
Other	7	8

Total Non-Interest Income	114	123

NON-INTEREST EXPENSES
Compensation and benefits	1,124	1,159
Occupancy and equipment	215	208
Data processing and telecommunications	214	197
Advertising and business development	49	61
Professional services	209	168
Federal deposit insurance premiums	56	108
Other	262	295

Total Non-Interest Expenses	2,129	2,196

Income before Income Taxes	609	543
EXPENSE FOR INCOME TAXES	209	142

Net Income	400	401

EARNINGS PER SHARE
Basic	$0.21	$0.21
Diluted	$0.21	$0.21

See Notes to Unaudited Consolidated Financial Statements

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2017	2016

Comprehensive income:
Net income	$400	$401
Other comprehensive income:
Net unrealized holding gains on securities arising during the period, net of income tax of $252 and $198, respectively	379	297
Less: reclassification adjustment for net gains (losses) realized in net income, net of income tax expense of $- and $-, respectively	—	—

	379	297

Prior service costs, net of income tax of $- and $3, respectively	—	4

Other comprehensive income	379	301

Total comprehensive income	$779	$702

See Notes to Unaudited Consolidated Financial Statements

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

(Dollars in Thousands)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance December 31, 2015	$8,718	$4,170	$14,819	$242	$27,949
Net income	—	—	401	—	401
Other comprehensive income	—	—	—	301	301

Balance March 31, 2016	$8,718	$4,170	$15,220	$543	$28,651

Balance December 31, 2016	$9,591	$5,239	$14,541	$(682)	$28,689
Net income	—	—	400	—	400
Other comprehensive income	—	—	—	379	379

Balance March 31, 2017	$9,591	$5,239	$14,941	$(303)	$29,468

See Notes to Unaudited Consolidated Financial Statements

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2017	2016
Cash Flows from Operating Activities
Net income	$400	$401
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	100
Depreciation and amortization	80	74
Amortization of securities premiums, net	24	21
Amortization of deferred loan fees and costs, net	(104)	(25)
Write-downs of and losses on sale of other real estate owned	75	44
Earnings on bank-owned life insurance	(48)	(49)
(Decrease) increase in assets:
Accrued interest receivable	(36)	123
Other assets	69	127
Increase in other liabilities	255	145

Net Cash Provided by Operating Activities	715	961

Cash Flows from Investing Activities
Securities available for sale:
Purchases	(6,220)	(1,514)
Maturities, calls and principal repayments	2,043	2,641
Net increase in loans	(7,006)	(5,041)
Proceeds from the sale of other real estate owned	1,036	484
Purchases of premises and equipment	(228)	(10)
Purchase of investments in restricted stock	—	(90)

Net Cash Used in Investing Activities	(10,375)	(3,530)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	13,996	(643)
Net increase in borrowed funds	—	2,000
Increase in advance payments by borrowers for taxes and insurance	196	237

Net Cash Provided by Financing Activities	14,192	1,594

Net increase in Cash and Cash Equivalents	4,532	(975)
Cash and Cash Equivalents—Beginning	13,420	10,103

Cash and Cash Equivalents—Ending	$17,952	$9,128

Supplementary Cash Flows Information
Interest paid	$510	$484

Income taxes paid	$—	$25

See Notes to Unaudited Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACOUNTING POLICIES

The following is a description of the more significant accounting policies used in preparation of the accompanying consolidated financial statements of Community Bank of Bergen County, NJ and its subsidiaries (the “Bank”).

Principles of Consolidation

The consolidated financial statements are comprised of the accounts of Community Bank of Bergen County, NJ and its wholly-owned subsidiaries, Community Investment Company and GFR Maywood LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Consolidated Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (the “U.S. GAAP”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for full year financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. Operating results for the three month period ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto that are included in our consolidated financial statements for the fiscal year ended December 31, 2016.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned.

New Accounting Standards

In May 2014, the FASB issued an Accounting Standard Update (“ASU”) 2014-09 to amend its guidance on “Revenue from Contracts with Customers (Topic 606). The objective of the ASU is to align the recognition of revenue with the transfer of promised goods or services provided to customers in an amount that reflects the consideration which the entity expects to be entitled in exchange for those goods or services. This ASU will replace most existing revenue recognition guidance under GAAP when it becomes effective. In August 2015, the FASB issued an amendment (ASU 2015-14) which defers the effective date of this new guidance by one year. More detailed implementation guidance on Topic 606 was issued in March 2016 (ASU 2016-08), April 2016 (ASU 2016-10), May 2016 (ASU 2016-12), December 2016 (ASU 2016-20) and February 2017 (ASU 2017-05), and the effective date and transition requirements for these ASUs are the same as the effective date and transition requirements of ASU 2014-09. In February 2017, the FASB issued (ASU 2017-05) to clarify the scope of Subtopic 610-20 and to add guidance for partial sales of nonfinancial assets, including partial sales of real estate. Generally Accepted Accounting Principles (GAAP) contains several different accounting models to evaluate whether the transfer of certain assets qualified for sale treatment. Moving forward, the new standard reduces the number of potential accounting models that might apply and clarifies which model does apply in various circumstances. The amendments in ASU 2014-09 are effective for private business entities for annual periods beginning after December 15, 2018. The Bank currently believes the impact of adopting the standard, as modified and augmented by subsequently issued pronouncements, will not be material to either past or future periods as it relates to the Bank’s core banking revenue streams, but is still evaluating the potential impact the new standard will have on non-interest income components.

In January 2016, FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01, among other things; (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income, (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and (vii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale. For private entities, the guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. The Bank is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early application is permitted for all private business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Bank currently expects that upon adoption of ASU 2016-02, right-of-use assets and lease liabilities will be recognized in the consolidated balance sheet in amounts that will be material; however, there will be no material impact on operations.

In March 2016, FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. FASB issued ASU 2016-09 as part of its initiative to reduce complexity in accounting standards. The areas for simplification in this ASU 2016-09 involve several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Some of the areas for simplification apply only to nonpublic entities. For private entities, the amendments in this update are effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted for any entity in any interim or annual period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Bank’s adoption of the ASU had no impact on the Bank’s consolidated financial statements.

In June, 2016, the FASB issued Accounting Standards Update 2016-13, Financial Instruments—Credit Losses (Topic 326) (the “ASU”), which introduces new guidance for the accounting for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale (AFS) debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The ASU will be effective for private business entities that are SEC filers in fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. All other entities will have one additional year. Early application of the guidance will be permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Bank is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements. The Bank has taken steps to prepare for implementation when it becomes effective, such as evaluating the potential use of outside professionals for an updated model.

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB Emerging Issues Task Force), which addresses eight classification issues related to the statement of cash flows; (i) debt prepayment or debt extinguishment costs, (ii) settlement of zero-coupon bonds, (iii) contingent consideration payments made after a business combination, (iv) proceeds from the settlement of insurance claims, (v) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, (vi) distributions received from equity method investees, (vii) beneficial interests in securitization transactions, and (viii) separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is effective for private entities for annual and interim periods in fiscal years beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the ASU in an interim period, adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. Entities should apply this ASU using a retrospective transition method to each period presented. If it is impracticable for an entity to apply the ASU retrospectively for some of the issues, it may apply the amendments for those issues prospectively as of the earliest date practicable. The Bank’s adoption of the ASU will not have a significant impact on the Bank’s consolidated financial statements.

In March 2017, FASB issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities (Subtopic 310-20). The update shortens the amortization period for premiums on purchased callable debt securities to the earliest call date. The amendment will apply only to callable debt securities with explicit, noncontingent call features that are callable at fixed prices and on preset dates, apply to all premiums on callable debt securities, regardless of how they were generated, and require companies to reset the effective yield using the payment terms of the debt security if the call option is not exercised on the earliest call date. The ASU does not require an accounting change for securities held at a discount. The discount continues to be amortized to maturity and does not apply when the investor has already incorporated prepayments into the calculation of its effective yield under other GAAP. The amendments in the ASU are effective for private entities for fiscal years beginning after December 15, 2019, including interim periods within those years. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Bank’s adoption of the ASU will not have a significant impact on the Bank’s consolidated financial statements.

NOTE  2—SECURITIES–AVAILABLE FOR SALE

The amortized cost and fair value of securities available for sale as of March 31, 2017 and December 31, 2016 are summarized below by contractual maturity. Actual maturities may differ from contractual maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
March 31, 2017
U.S. government agencies
Due within one year	$6,000	$1	$(4)	$5,997
Due after one through five years	32,101	—	(309)	31,792
Due after 10 years	5,037	—	(74)	4,963
Mortgage-backed securities
Due after one through five years	16,866	80	(173)	16,773
Due after five through ten years	18,133	1	(391)	17,743
Due after 10 years	—	—	—	—
Corporate bonds
Due after one through five years	1,000	5	—	1,005
Municipal bonds
Due within one year	3,127	1	—	3,128
Due after one through five years	2,495	8	(12)	2,491

	$84,759	$96	$(963)	$83,892

December 31, 2016
U.S. government agencies
Due within one year	$2,000	$1	$(3)	1,998
Due after one through five years	31,101	—	(453)	30,648
Due after 10 years	5,037	—	(106)	4,931
Mortgage-backed securities
Due after one through five years	25,157	—	(552)	24,605
Due after five through ten years	6,746	—	(204)	6,542
Due after 10 years	3,012	—	(156)	2,856
Corporate bonds				—
Due after one through five years	1,000	—	(2)	998
Municipal bonds
Due within one year	3,542	1	(2)	3,541
Due after one through five years	3,011	2	(24)	2,989

	$80,606	$4	$(1,502)	$79,108

Securities with a carrying value of approximately $23.9 million and $20.8 million at March 31, 2017 and December 31, 2016, respectively, were pledged to secure public deposits and for borrowings at the Federal Reserve Bank and Federal Home Loan Bank of New York as required or permitted by applicable laws and regulations.

There were no sales of securities available for sale during the three months ended March 31, 2017 and 2016, respectively.

Temporarily Impaired Securities

The following table shows gross unrealized losses and fair value of securities with unrealized losses, aggregated by category and length of time that individual available for sale securities have been in a continuous unrealized loss position at March 31, 2017 and December 31, 2016.

	Less Than 12 Months		12 Months or More		Total
(Dollars in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
March 31, 2017
U.S. government agencies	$41,752	$387	$—	$—	$41,752	$387
Mortgage-backed securities	26,405	564	—	—	26,405	564
Municipal bonds	1,048	11	226	1	1,274	12

Total temporarily impaired securities	$69,205	$962	$226	$1	$69,431	$963

December 31, 2016
U.S. government agencies	$997	$3	$35,578	$559	$36,575	$562
Mortgage-backed securities	—	—	34,003	912	34,003	912
Corporate bonds	—	—	998	2	998	2
Municipal bonds	1,894	2	2,510	24	4,404	26

Total temporarily impaired securities	$2,891	$5	$73,089	$1,497	$75,980	$1,502

For each security whose fair value is less than their amortized cost basis, a review is conducted to determine if an other-than-temporary impairment has occurred. As of March 31, 2017, the Bank reviewed its available for sale securities portfolio for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer and the intent and likelihood of selling the security. The intent and likelihood of sale of debt securities are evaluated based upon the Bank’s investment strategy for the particular type of security and its cash flow needs, liquidity position, capital adequacy and interest rate risk position. As of March 31, 2017, management believes that it will not be required to sell these securities prior to recovery. Further, the Bank believes the change in fair value is attributable to changes in the market interest rates and not credit quality of the issuer.

At March 31, 2017, there were twenty two U.S. government agency, eighteen mortgage-backed, and three municipal bond securities in an unrealized loss position.

NOTE 3 —LOANS RECEIVABLE

The composition of net loans receivable at March 31, 2017 and December 31, 2016 is as follows:

(Dollars in thousands)	March 31, 2017	December 31, 2016
Residential
One-to-four family	$138,376	$137,037
Revolving credit lines	9,674	9,584
Multi-family	6,644	6,687
Commercial real estate	56,700	55,672
Construction	19,795	15,979
Commercial and industrial	3,789	3,001
Consumer	1,603	1,714

Total loans receivable	236,581	229,674
Net deferred loan origination fees	(448)	(518)
Allowance for loan losses	(2,997)	(3,130)

Net loans receivable	$233,136	$226,026

NOTE  4—ALLOWANCE FOR LOAN LOSSES AND CREDIT QUALITY OF FINANCING RECEIVABLES

The following table presents changes in the allowance for loan losses disaggregated by the class of loans receivable for the three ended March 31, 2017 and 2016:

(Dollars in thousands)	One-to-four family	Revolving Credit Lines	Multi- family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Unallocated	Total
Three Months Ended:
March 31, 2017
Beginning balance	$1,405	$62	$75	$984	$235	$92	$41	$236	$3,130
Provision	(3)	(1)	(35)	(11)	40	(31)	13	28	—
Charge offs	(172)	—	—	—	—	—	(16)	—	(188)
Recoveries	11	1	25	3	—	15	—	—	55

Ending balance	$1,241	$62	$65	$976	$275	$76	$38	$264	$2,997

March 31, 2016
Beginning balance	$1,492	$79	$98	$1,177	$391	$30	$39	$107	$3,413
Provision	69	(1)	(1)	88	(121)	94	63	(91)	100
Charge offs	(74)	—	—	(203)	—	(82)	(73)	—	(432)
Recoveries	4	—	—	—	—	—	1	—	5

Ending balance	$1,491	$78	$97	$1,062	$270	$42	$30	$16	$3,086

The following table presents the balance of the allowance of loan losses and loans receivable by class at March 31, 2017 and December 31, 2016 disaggregated on the basis of our impairment methodology.

	Allowance for Loan Losses			Loans Receivable
(Dollars in thousands)	Balance	Balance Loans Individually Evaluated for Impairment	Balance Related to Loans Collectively Evaluated for Impairment	Balance	Individually Evaluated for Impairment	Collectively Evaluated for Impairment
March 31, 2017
One-to-four family	$1,241	$—	$1,241	$138,376	$4,741	$133,635
Revolving credit lines	62	—	62	9,674	292	9,382
Multifamily	65	—	65	6,644	626	6,018
Commercial real estate	976	—	976	56,700	2,497	54,203
Construction	275	—	275	19,795	—	19,795
Commercial and industrial	76	—	76	3,789	—	3,789
Consumer	38	—	38	1,603	—	1,603
Unallocated	264	—	264	—	—	—

Total	$2,997	$—	$2,997	$236,581	$8,156	$228,425

December 31, 2016
One-to-four family	$1,405	$—	$1,405	$137,037	$4,083	$132,954
Revolving credit lines	62	—	62	9,584	340	9,244
Multifamily	75	—	75	6,687	382	6,305
Commercial real estate	984	—	984	55,672	2,446	53,226
Construction	235	—	235	15,979	—	15,979
Commercial and industrial	92	—	92	3,001	—	3,001
Consumer	41	—	41	1,714	—	1,714
Unallocated	236	—	236	—	—	—

Total	$3,130	$—	$3,130	$229,674	$7,251	$222,423

An age analysis of loans receivable, which were past due as of March 31, 2017 and December 31, 2016, is as follows:

(Dollars in thousands)	Current	30-59 Days Past Due	60-89 days Past Due	Greater Than 90 Days (a)	Total Loans Receivable	Non- accrual	Recorded Investment > 90 Days and Accruing
March 31, 2017
Residential:
One-to-four family	$134,212	$394	$448	$3,322	$138,376	$3,606	$—
Revolving credit lines	9,316	189	—	169	9,674	292	—
Multi-family	6,018	—	—	626	6,644	382	244
Commercial real estate	54,307	634	507	1,252	56,700	1,615	—
Construction	19,265	—	530	—	19,795	—	—
Commercial and industrial	3,789	—	—	—	3,789	—	—
Consumer	1,603	—	—	—	1,603	—	—

Total	$228,510	$1,217	$1,485	$5,369	$236,581	$5,895	$244

December 31, 2016
Residential:
One-to-four family	$133,180	$954	$305	$2,598	$137,037	$2,399	$487
Revolving credit lines	9,360	55	—	169	9,584	295	—
Multi-family	6,061	245	—	381	6,687	381	—
Commercial real estate	53,156	439	823	1,254	55,672	1,619	—
Construction	15,979	—	—	—	15,979	—	—
Commercial and industrial	3,001	—	—	—	3,001	—	—
Consumer	1,675	39	—	—	1,714	—	—

Total	$222,412	$1,732	$1,128	$4,402	$229,674	$4,694	$487

(a)	includes loans greater than 90 days past due and still accruing and non-accrual loans.

The following table presents the classes of the loan portfolio summarized by the pass category (pass and bankable with care) and the criticized and classified categories of special mention, substandard and doubtful within the internal risk system as of March 31, 2017 and December 31, 2016:

(Dollars in thousands)	Pass	Special Mention	Substandard	Total
March 31, 2017
Residential:
One-to-four family	$135,534	$2,035	$807	$138,376
Revolving credit lines	9,189	257	228	9,674
Multi-family	5,704	559	381	6,644
Commercial real estate	46,832	4,208	5,660	56,700
Construction	17,611	2,184	—	19,795
Commercial and industrial	3,134	125	530	3,789
Consumer	1,368	235	—	1,603

	$219,372	$9,603	$7,606	$236,581

December 31, 2016
Residential:
One-to-four family	$134,160	$2,067	$810	$137,037
Revolving credit lines	9,089	266	229	9,584
Multi-family	5,744	561	382	6,687
Commercial real estate	45,909	4,054	5,709	55,672
Construction	14,451	1,528	—	15,979
Commercial and industrial	2,342	129	530	3,001
Consumer	1,429	285	—	1,714

	$213,124	$8,890	$7,660	$229,674

The following table reflects information about the Bank’s impaired loans by loan class as of March 31, 2017 and December 31, 2016:

	March 31, 2017			December 31, 2016
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Residential:
One-to-four family	$4,741	$5,464	$—	$4,083	$4,678	$—
Revolving credit lines	292	299	—	340	347	—
Multi-family	626	626	—	382	382	—
Commercial real estate	2,497	2,879	—	2,446	2,827	—
With an allowance recorded:	—	—	—	—	—	—

Total:
Residential:
One-to-four family	4,741	5,464	—	4,083	4,678	—
Revolving credit lines	292	299	—	340	347	—
Multi-family	626	626	—	382	382	—
Commercial real estate	2,497	2,879	—	2,446	2,827	—

	$8,156	$9,268	$—	$7,251	$8,234	$—

The following table presents the average recorded investment of impaired loans and income recognized for the three months ended March 31, 2017 and 2016:

	For the Three Months Ended March 31, 2017		For the Three Months Ended March 31, 2016
(Dollars in thousands)	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Residential
One-to-four family	$4,313	$9	$5,033	$47
Revolving credit lines	309	2	407	1
Multi-family	472	—	—	—
Commercial real estate	2,824	14	2,671	110

Total impaired loans without a related allowance	7,918	25	8,111	158

With an allowance recorded:
Residential
One-to-four family	174	3	147	62

Total impaired loans with an allowance	174	3	147	62

Total impaired loans	$8,092	$28	$8,258	$220

The following table presents the recorded investment in troubled debt restructured loans, based on payment performance status:

(Dollars in thousands)	Total
March 31, 2017
Performing	$1,885
Non-performing	590

Total	$2,475

December 31, 2016
Performing	$2,069
Non-performing	541

Total	$2,610

Troubled debt restructured loans are considered impaired and are included in the previous impaired loans disclosures in this footnote. As of March 31, 2017, the Bank has not committed to lend additional amounts to customers with outstanding loans that are classified as troubled debt restructurings.

There were no troubled debt restructurings that occurred during the three months ended March 31, 2017 and 2016.

There were no loans modified in troubled debt restructurings during the previous twelve months for which there was a subsequent default during the three months ended March 31, 2017 and 2016.

The Bank may obtain physical possession of residential real estate collateralizing a consumer mortgage loan via foreclosure on an in-substance repossession. As of March 31, 2017 and December 31, 2016, the Bank held $410 thousand and $1.5 million, respectively, of foreclosed residential real estate properties. As of March 31, 2017 and December 31, 2016, respectively, the Bank had no consumer loans collateralized by residential real estate property for which formal foreclosure proceedings were in process.

NOTE 5—BORROWED FUNDS

Community had borrowings which consist of short term advances from the FHLB outstanding of $4.0 million at March 31, 2017 and December 31, 2016, at a weighted average interest rate of 1.17%.

At March 31, 2017 and December 31, 2016, the $4.0 million of outstanding short term advances with the FHLB consisted of two $2.0 million advances. $2.0 million of short term advances at the FHLB have a maturity date of July 21, 2017, at the rate of 1.12%. The remaining $2.0 million of short term advances at the FHLB have a maturity date of January 16, 2018, at the rate of 1.22%.

NOTE 6—EARNINGS PER SHARE

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
(In thousands, except share and per share data)	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Shares Outstanding (weighted average)		1,918,144			1,918,144

Basic earnings per share:
Net earnings applicable to common stockholders	$400	1,918,144	$0.21	$401	1,918,144	$0.21

Effect of dilutive securities:
Nonvested stock awards	—	—		—	—

Diluted earnings per share:
Net income applicable to common stockholders and assumed conversions	$400	1,918,144	$0.21	$401	1,918,144	$0.21

There were options outstanding during the periods ended March 31, 2017 and 2016, respectively, that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented.

NOTE 7—BENEFIT PLANS

Retirement Savings Plan (401k Plan)

The Bank maintains a retirement savings plan (the “401k” Plan). Employees are eligible to participate in the plan at age 21 after one thousand hours of services. Employees may elect to save up to 15% of their compensation subject to a limitation. The Bank makes contributions to the 401k Plan on a discretionary basis. The 401k Plan expenses amounted to approximately $28 thousand and $27 thousand for the three months ended March 31, 2017 and 2016, respectively, and is included in compensation and benefits on the accompanying consolidated statements of income.

Post Retirement Healthcare Plan

The Bank maintains a Post Retirement Healthcare Plan (the “Plan”) to provide retirement benefits to employees of the Bank. Any employee who has satisfied the eligibility requirements shall be a participant in the Plan, and payments under the Plan commence once the employee retires. The Plan provides a retirement benefit based on the number of years of service to the Bank. Eligibility for the Plan is limited to employees hired prior to September 15, 1994 who have provided 25 or more years of service to the Bank and had attained 60 years of age and retired before reaching 65 years of age, or has provided 25 or more years of service to the Bank and has attained 65 years of age and retired.

The components of the net periodic plan benefit were as follows:

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Net periodic plan benefit:
Service costs	$4	$3
Interest cost	9	10
Amortization of:
Past service credit	(35)	(37)
Net loss	—	1

Net periodic plan benefit included in compensation and benefits	$(22)	$(23)

NOTE 8—STOCK-BASED COMPENSATION

2002 Stock Option Plan

The Bank applies FASB ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values.

ASC718 requires companies to estimate the fair value of share-based payment awards on the date of grant. The Bank utilized a Black-Scholes option pricing model to measure the fair value of stock options granted to employees. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Bank’s consolidated statements of income. The Bank’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Bank’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Bank’s expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behaviors.

In 2001, the Bank adopted a 2002 Stock Option Plan pursuant to which an aggregate of 72,000 shares of common stock have been reserved for issuance to employees and directors of the Bank. Under this plan, the options are granted at the fair market value of the Bank’s common stock on the date of grant, and at 110% of the fair market value for any director who owns more than 10% of the common stock. These options expire in not more than ten (10) years after the date of grant, except for the directors who own more than 10% of the Bank’s common stock, whose options expire in not more than five (5) years after the date of grant. Options granted to employees and directors become exercisable at a rate of 25% per year over a four-year period. As of March 31, 2017 and 2016, there are no shares available for grant under the 2002 Stock Option Plan, as the plan expired in February 2011.

The following table summarizes options granted, exercised, forfeited or expired under the 2002 Stock Option Plan and the range of exercise prices for the three months ended March 31, 2017.

	Number of Shares	Weighted Average Exercise Price per Share
Balance, December 31, 2016	26,771	$14.54
Forfeited	(1,271)	$13.69
Expired	(578)	$25.69

Balance, March 31, 2017	24,922	$14.32

Options exercisable, March 31, 2017	24,922	$14.32

At March 31, 2017, stock options outstanding and exercisable had no intrinsic value. There was no compensation expense recognized for stock options for the three months ended March 31, 2017 and 2016. The 24,922 options outstanding as of March 31, 2017 are fully vested. There is no unrecognized compensation expense related to these options as of March 31, 2017.

2011 Executive Retirement Incentive Plan

The 2011 Executive Retirement Incentive Plan provides retirement benefits to individuals designed by the Bank’s board of directors to participate in the said plan. The Bank recognized compensation expense in the amount of approximately $19 thousand and $9 thousand for the three months ended March 31, 2017 and 2016, respectively.

NOTE 9—GUARANTEES

The Bank does not issue any guarantees that would require liability recognition or disclosure, other than standby letters of credit. Standby letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued, have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Generally, the Bank holds collateral and/or personal guarantees supporting these commitments. As of March 31, 2017, the Bank had $290 thousand of outstanding letters of credit. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The amount of the liability as of March 31, 2017, for guarantees under standby letters of credit issued is not material.

NOTE 10—FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial assets and financial liabilities recorded at fair value in the consolidated statement of financial condition are categorized based upon the level of judgment associated with the inputs used to measure their fair value. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy are described below:

•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2—Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market;

•	Level 3—Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Bank’s financial assets and financial liabilities carried at fair value. The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Investment securities classified as available for sale are reported at fair value utilizing Level II inputs. For these investment securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the investment security’s terms and conditions, among other things.

The following table summarizes financial assets measured at fair value on a recurring basis as of March 31, 2017 and December 31, 2016, segregated by the level of valuation inputs within the fair value hierarchy utilized to measure fair value:

(Dollars in thousands)	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)
March 31, 2017
U.S. government agencies	$42,752	$—	$42,752	$—
Mortgage backed securities	34,516	—	34,516	—
Corporate bonds	1,005	—	1,005	—
Municipal bonds	5,619	—	5,619	—
December 31, 2016
U.S. government agencies	$37,577	$—	$37,577	$—
Mortgage backed securities	34,003	—	34,003	—
Corporate bonds	998	—	998	—
Municipal bonds	6,530	—	6,530	—

Certain financial and non-financial assets are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Bank’s financial assets measured at fair value on a nonrecurring basis at March 31, 2017 and December 31, 2016 are as follows:

(Dollars in thousands)	Fair Value Measurements	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)
March 31, 2017
Impaired loans	$355	$—	$—	$355
Other real estate owned	207	—	—	207
December 31, 2016
Impaired loans	$1,184	$—	$—	$1,184

The Bank’s impaired loans are generally collateral dependent and, as such are carried at the estimated fair value of the collateral less estimated selling cost, if such value is lower than its cost basis. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Other real estate owned is carried at the lower of cost or fair value less estimated selling costs. The fair value of other real estate is determined based upon independent third-party appraisals of the properties. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

The following table presents additional qualitative information about assets measured at fair value on a nonrecurring basis and for which Level III inputs were used to determine fair value:

	Qualitative Information about Level III Fair Value Measurements
(Dollars in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
March 31, 2017
Impaired loans	$355	Appraisal of	Appraisal	10%
		collateral	adjustments (1)
Other real estate owned	207	Appraisal of	Selling	-7.0% (-7.0%)
		collateral	expenses
December 31, 2016
Impaired loans	$1,184	Appraisal of	Appraisal	10% to - 30.1%
		collateral	adjustments (1)	(16.4%)

(1)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated selling expenses. The range and weighted average of selling expenses and other appraisal adjustments are presented as a percentage of the appraisal.

The following table summarizes the carrying amounts and fair values of financial instruments and placement in the fair value hierarchy at March 31, 2017 and December 31, 2016 which are carried on the statements of financial condition at cost and are not measured or recorded at fair value on a recurring basis. This table excludes financial instruments for which carrying amounts approximate fair value, which includes cash and cash equivalents, interest bearing time deposits, accrued interest receivable, investments in restricted stock and accrued interest payable.

	March 31, 2017		Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)
(Dollars in thousands)	Carrying Amount	Fair Value
Financial assets:
Loans receivable, net of allowance	$233,136	$235,305	$—	$—	$235,305
Financial liabilities:
Deposits	318,084	319,284	235,527	83,757	—
Borrowed funds	4,000	3,999	—	3,999	—

	December 31, 2016		Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level II)	Significant Unobservable Inputs (Level III)
(Dollars in thousands)	Carrying Amount	FairValue
Financial assets:
Loans receivable, net of allowance	$226,026	$229,495	$—	$—	229,495
Financial liabilities:
Deposits	304,088	305,207	223,877	81,330	—
Borrowed funds	4,000	3,999	—	3,999	—

The following methods and assumptions were used to estimate the fair value of the Bank’s financial instruments at March 31, 2017 and December 31, 2016:

Cash and Cash Equivalents and Interest Bearing Time Deposits

The carrying amounts of cash and short-term instruments approximate their fair value.

Loans Receivable

The fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Accrued Interest Receivable

The carrying amount of accrued interest approximates its fair value.

Investment in Restricted Stock

The carrying amounts of investments in restricted stock approximate fair value considering the limited marketability of such securities.

Deposits

The fair value of demand deposits, savings deposits and money market accounts were the amounts payable on demand. The fair values of certificates of deposit were based on the discounted value of contractual cash flows. The discount rate was estimated using the rate currently offered for deposits of similar remaining maturities.

Accrued Interest Payable

The carrying amount of accrued interest approximates its fair value.

Borrowed Funds

Fair values of Federal Home Loan Bank (“FHLB”) advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Off-Balance-Sheet Instruments

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded. Their fair value would approximate fees currently charged to enter into similar agreements.

Limitations

The fair value estimates are made at discrete points in time based on relevant market information and information about the financial instruments. Fair value estimates are based on judgment regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Furthermore, the foregoing estimates may not reflect the actual amount that could be realized if all or substantially all of the financial instruments were offered for sale. This is due to the fact that no market exists for a sizable portion of the loan, deposit and off-balance-sheet financial instruments portfolios.

In addition, the fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

NOTE 12—SUBSEQUENT EVENT

On April 11, 2017, the Bank announced the signing of a definitive merger agreement to be acquired by Sussex Bank and its parent company, Sussex Bancorp, in an all-stock transaction (the “Merger”). Pursuant to the terms of the plan of bank merger to be entered into by Sussex Bank and the Bank, the Bank will be merged with and into Sussex Bank, with Sussex Bank surviving. Under the terms of the merger agreement, each outstanding share of the Bank’s common stock will be converted into the right to receive 0.97 shares of Sussex Bancorp’s common stock. The transaction is expected to close in the third quarter of 2017, subject to customary closing conditions, including receipt of regulatory approvals and the approvals of the shareholders of Sussex Bancorp and the Bank.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) against reasonable costs (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, a “corporate agent” means any person who is or was a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation or enterprise.

Subsection (3) of Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) incurred by him in connection therewith.

Subsection (5) of Section 3-5 provides that a corporation may indemnify a corporate agent in a specific case if it is determined that indemnification is proper because the corporate agent met the applicable standard of conduct, and such determination is made by any of the following: (a) the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (b) independent legal counsel, if there is no quorum of disinterested directors or if the disinterested directors empower counsel to make the determination; or (c) the shareholders.

Subsection (8) of Section 3-5 provides that the indemnification provisions in the law shall not exclude any other rights to indemnification that a director or officer may be entitled to under a provision of the certificate of incorporation, a by-law, an agreement, a vote of shareholders, or otherwise. That subsection explicitly permits indemnification for liabilities and expenses incurred in proceedings brought by or in the right of the corporation (derivative proceedings). The only limit on indemnification of directors and officers imposed by that subsection is that a corporation may not indemnify a director or officer if a judgment has established that the director’s or officer’s acts or omissions were a breach of his or her duty of loyalty, not in good faith, involved a knowing violation of the law, or resulted in receipt by the corporate agent of an improper personal benefit.

Subsection (9) of Section 3-5 provides that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any expenses or liabilities incurred in any proceeding by reason of that person being or having been a director or officer, whether or not the corporation would have the power to indemnify that person against expenses and liabilities under other provisions of the law.

The Registrant’s Restated Certificate of Incorporation, as amended, contains the following provision:

“Subject to the following, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to this Certificate of Incorporation, or change in law which authorizes this paragraph, shall not adversely affect any then existing right or protection of a director or officer of the Corporation.”

The Registrant currently maintains directors’ and officers’ liability coverage which will insure the Registrant’s directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 21. Exhibits and Financial Statement Schedules.

The exhibits required by this item are set forth on the Exhibit Index attached hereto and are incorporated herein by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockaway, New Jersey, on July 24, 2017.

SUSSEX BANCORP

By:	/s/ Anthony Labozzetta
Anthony Labozzetta
President and Chief Executive Officer

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Anthony Labozzetta and Steven M. Fusco as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Anthony Labozzetta Anthony Labozzetta	President, Chief Executive Officer and Director (Principal Executive Officer)	July 24, 2017

/s/ Steven M. Fusco Steven M. Fusco	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 24, 2017

/s/ Edward J. Leppert Edward J. Leppert	Chairman of the Board	July 24, 2017

/s/ Mark J. Hontz Mark J. Hontz	Director	July 24, 2017

/s/ Patrick E. Brady Patrick E. Brady	Director	July 24, 2017

/s/ Richard Branca Richard Branca	Director	July 24, 2017

/s/ Katherine H. Caristia Katherine H. Caristia	Director	July 24, 2017

/s/ Timothy Marvil Timothy Marvil	Director	July 24, 2017

/s/ Michael X. McBride Michael X. McBride	Director	July 24, 2017

/s/ Robert McNerney Robert McNerney	Director	July 24, 2017

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of April 10, 2017, by and between Sussex Bancorp, Sussex Bank and Community Bank of Bergen County, NJ (incorporated by reference to Annex A of the joint proxy statement/prospectus included in this registration statement).

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed with the SEC on August 15, 2011).

3.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.II to the Current Report on Form 8-K filed with the SEC on June 3, 2014).

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed with the SEC on June 3, 2013).

5.1	Opinion of Hogan Lovells US LLP as to the validity of the shares being registered.

8.1	Opinion of Hogan Lovells US LLP as to certain federal income tax matters.

8.2	Opinion of Stevens & Lee as to certain federal income tax matters.

10.1	Employment Agreement by and between Peter A. Michelotti, Sussex Bancorp and Sussex Bank (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on April 11, 2017).

10.2	Voting Agreement, dated as of April 10, 2017, by and between certain shareholders of Community Bank of Bergen County, NJ, and Sussex Bancorp (incorporated by reference to Annex A of the joint proxy statement/prospectus included in this registration statement).

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 8.1).

23.3	Consent of Stevens & Lee (included in Exhibit 8.2).

23.4	Consent of BDO USA, LLP, with respect to Sussex Bancorp

23.5	Consent of BDO USA, LLP, with respect to Community Bank of Bergen County, NJ

24.1	Power of Attorney (included on signature page).

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2	Consent of FinPro Capital Advisors, Inc.

99.3	Consent of Director Nominee.

99.4*	Form of Proxy Card of Sussex Bancorp

99.5*	Form of Proxy Card of Community Bank of Bergen County, NJ

*	To be filed by amendment.